As filed with the Securities and Exchange Commission on April 2, 2019

Registration No. 333-229749

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

To

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Tesla, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3711	91-2197729
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3500 Deer Creek Road

Palo Alto, California 94304

(650) 681-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Elon Musk

Chief Executive Officer

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

(650) 681-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mark B. Baudler Michael S. Ringler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Jonathan A. Chang M. Yun Huh Rakhi I. Patel Tesla, Inc. 3500 Deer Creek Road Palo Alto, California 94304 (650) 681-5000	Larry W. Nishnick Patrick J. O’Malley DLA Piper LLP 4365 Executive Drive, Suite 1100 San Diego, California 92121 (858) 677-1400

Approximate date of commencement of proposed sale of the securities to the public: February 20, 2019, the date on which the preliminary prospectus and tender offer materials are filed and sent to securityholders. The offer cannot, however, be completed prior to the time this Registration Statement becomes effective. Accordingly, any actual sale or purchase of securities pursuant to the offer will occur only after this Registration Statement is effective, subject to the conditions to the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an  ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities, in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED APRIL 2, 2019

Offer by

CAMBRIA ACQUISITION CORP.

a direct wholly-owned subsidiary of

TESLA, INC.

to Exchange Each Outstanding Share of Common Stock of

MAXWELL TECHNOLOGIES, INC.

for

$4.75 in Fair Market Value of Shares of Common Stock of Tesla

(subject to the minimum as described in this

prospectus/offer to exchange and the related letter of transmittal)

THE OFFER COMMENCED ON WEDNESDAY, FEBRUARY 20, 2019. THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, AT THE END OF APRIL 10, 2019, UNLESS EXTENDED OR TERMINATED.

Tesla, Inc. (“Tesla”), a Delaware corporation, through its direct wholly-owned subsidiary Cambria Acquisition Corp., a Delaware corporation (the “Offeror”), is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange each outstanding share of common stock of Maxwell Technologies, Inc., a Delaware corporation (“Maxwell”), par value $0.10 per share (“Maxwell common stock” and such shares of Maxwell common stock, “Maxwell shares”), that has been validly tendered and not validly withdrawn in the offer for a fraction of a share of Tesla’s common stock, par value $0.001 per share (“Tesla common stock” and such shares of Tesla common stock, “Tesla shares”) equal to the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the second trading day prior to the date of the expiration of the offer, subject to the minimum, plus cash in lieu of any fractional shares of Tesla common stock, without interest and less any applicable withholding taxes. In the event that the Tesla common stock price is equal to or less than $245.90, the minimum will apply and each share of Maxwell common stock validly tendered and not validly withdrawn in the offer will be exchanged for 0.0193 of a share of Tesla common stock. For the avoidance of doubt, if the offer were to expire at 11:59 p.m., Eastern time on a Tuesday, then the five (5) consecutive trading days would be the preceding Monday through Friday assuming each day prior to the Tuesday expiration date was a trading day (other than Saturday or Sunday).

We refer to this as the “offer consideration.”

The Offeror’s obligation to accept for exchange Maxwell shares validly tendered (and not validly withdrawn) pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of Maxwell shares that, upon the consummation of the offer, together with Maxwell shares then owned by Tesla and the Offeror (if any), would represent at least a majority of the aggregate voting power of the Maxwell shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”), as more fully described under the section entitled “The Offer—Conditions of the Offer.”

The offer is being made pursuant to an Agreement and Plan of Merger (which we refer to as the “merger agreement”), dated as of February 3, 2019, among Tesla, the Offeror and Maxwell. A copy of the merger agreement is attached to this document as Annex A.

The purpose of the offer is for Tesla to acquire control of, and ultimately the entire equity interest in, Maxwell. The offer is the first step in Tesla’s plan to acquire all of the outstanding Maxwell shares. If the offer is completed and as a second step in such plan, Tesla intends to promptly consummate a merger of the Offeror with and into Maxwell, with Maxwell surviving the merger (the “merger”), subject to the terms and conditions of the merger agreement. The purpose of the merger is for Tesla to acquire all Maxwell shares that it did not acquire in the offer. In the merger, each outstanding Maxwell share that was not acquired by Tesla or the Offeror will be converted into the right to receive the offer consideration. Upon the consummation of the merger, the Maxwell business will be held in a wholly-owned subsidiary of Tesla, and the former Maxwell stockholders will no longer have any direct ownership interest in the surviving corporation. If the offer is completed, the merger will be consummated pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and accordingly no stockholder vote will be required to complete the merger. The board of directors of Maxwell unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Tesla shares in connection therewith, are fair to, and in the best interests of, Maxwell and its stockholders; (ii) determined that it is in the best interests of Maxwell and its stockholders and declared it advisable to enter into the merger agreement; and (iii) approved the execution and delivery by Maxwell of the merger agreement, the performance by Maxwell of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement. The board of directors of Maxwell has also resolved to recommend that the stockholders of Maxwell accept the offer and tender their shares of Maxwell common stock to the Offeror pursuant to the offer.

The Tesla board of directors also determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger and the issuance of Tesla shares in the offer and merger, are advisable and fair to, and in the best interests of, Tesla and its stockholders, and approved the execution and delivery by Tesla of the merger agreement.

Tesla common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA” and Maxwell common stock is listed on the Nasdaq Global Market under the symbol “MXWL”.

The offer and the merger, taken together, are intended to qualify as a reorganization for U.S. federal income tax purposes. Holders of Maxwell shares should read the section entitled “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of certain U.S. federal income tax consequences of the offer and the merger to holders of Maxwell shares.

For a discussion of certain factors that Maxwell stockholders should consider in connection with the offer, please read the section of this document entitled “Risk Factors” beginning on page 24.

You are encouraged to read this entire document and the related letter of transmittal carefully, including the annexes and information referred to or incorporated by reference in this document.

Neither Tesla nor the Offeror has authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Tesla or the Offeror.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is April 2, 2019.

i

ii

This document incorporates by reference important business and financial information about Tesla, Maxwell and their respective subsidiaries from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See the section entitled “Where to Obtain More Information.”

You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone at the following address and telephone number:

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Attention: Investor Relations

(650) 681-5000

In addition, if you have questions about the offer or the merger, or if you need to obtain copies of this document and the letter of transmittal or other documents incorporated by reference in this document, you may contact the information agent for this transaction. You will not be charged for any of the documents you request.

The Information Agent for the offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders Call Toll Free: (888) 643-8150

If you would like to request documents, please do so by April 3, 2019, in order to receive them before the expiration of the offer.

Information included in this document relating to Maxwell, including but not limited to the descriptions of Maxwell and its business and the information in the sections entitled “The Offer—Maxwell’s Reasons for the Offer and the Merger; Recommendation of the Maxwell Board of Directors,” “The Offer—Opinion of Maxwell’s Financial Advisor” and “The Offer—Interests of Certain Persons in the Offer and the Merger,” also appears in the Solicitation/Recommendation Statement on Schedule 14D-9 dated the date of this document and filed by Maxwell with the SEC (the “Schedule 14D-9”). The Schedule 14D-9 is being mailed to holders of Maxwell shares as of the date of this document.

QUESTIONS AND ANSWERS ABOUT THE OFFER AND THE MERGER

Below are some of the questions that you as a holder of Maxwell shares may have regarding the offer and the merger and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See the section entitled “Where to Obtain More Information.” As used in this document, unless otherwise indicated or the context requires, “Tesla” or “we” refers to Tesla, and its consolidated subsidiaries; the “Offeror” refers to Cambria Acquisition Corp., a direct wholly-owned subsidiary of Tesla; and “Maxwell” refers to Maxwell and its consolidated subsidiaries.

Who is offering to buy my Maxwell shares?

Tesla, through the Offeror, its direct wholly-owned subsidiary, is making this offer to exchange Tesla common stock for Maxwell shares. Tesla’s mission is to accelerate the world’s transition to sustainable energy. Tesla designs, develops, manufactures, leases and sells high-performance fully electric vehicles, solar energy generation systems and energy storage products. Tesla also offers maintenance, installation, operation and other services related to its products. Tesla’s production vehicle fleet includes its Model S premium sedan and its Model X sport utility vehicle, which are its highest-performance vehicles, and its Model 3, a lower priced sedan designed for the mass market. Tesla continues to enhance its vehicle offerings with enhanced Autopilot options, Internet connectivity and free over-the-air software updates to provide additional safety, convenience and performance features. In addition, Tesla also has several future electric vehicles in its product pipeline, including Model Y, Tesla Semi, a pickup truck and a new version of the Tesla Roadster. Tesla leases and sells retrofit solar energy systems and sells renewable energy and energy storage products to its customers, and is ramping its Solar Roof product that combines solar energy generation with attractive, integrated styling. Tesla’s energy storage products, which it manufactures at Gigafactory 1, consist of Powerwall, mostly for residential applications, and Powerpack, for commercial, industrial and utility-scale applications.

On February 3, 2019, Tesla, the Offeror and Maxwell entered into an Agreement and Plan of Merger (the “merger agreement”).

What are the classes and amounts of Maxwell securities that Tesla is offering to acquire?

Tesla is seeking to acquire all issued and outstanding shares of Maxwell common stock, par value $0.10 per share.

What will I receive for my Maxwell shares?

Tesla, through the Offeror, is offering to exchange each outstanding share of Maxwell common stock that has been validly tendered and not validly withdrawn in the offer for a fraction of a share of Tesla common stock, par value $0.001 per share, equal to the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the second trading day prior to the date of the expiration of the offer (the “Tesla trading price”), subject to the minimum, plus cash in lieu of any fractional shares of Tesla common stock, without interest and less any applicable withholding taxes (referred to herein as the “offer consideration”). For the avoidance of doubt, if the offer were to expire at 11:59 p.m., Eastern time on a Tuesday, then the five (5) consecutive trading days would be the preceding Monday through Friday assuming each day prior to the Tuesday expiration date was a trading day (other than Saturday or Sunday). In the event that the Tesla common stock price is equal to or less than $245.90, the minimum will apply and each share of Maxwell common stock validly tendered and not validly withdrawn in the offer will be exchanged for 0.0193 of a share of Tesla common stock and may result in less than $4.75 in value. Accordingly, the actual number of shares and the value of Tesla common stock delivered to Maxwell will depend on the Tesla stock price, and the value of the shares of Tesla common stock delivered for each such share of Maxwell common stock may be less than $4.75. If you do not tender your shares into the offer but the merger is completed (pursuant to Section 251(h) of the DGCL without a stockholder vote), you will also receive the offer consideration in exchange for your shares of Maxwell common stock.

What will happen to my Maxwell stock options?

Any option to purchase shares of Maxwell common stock granted under Maxwell’s 2005 Omnibus Equity Incentive Plan (the “2005 Plan”) or Maxwell’s 2013 Omnibus Equity Incentive Plan (the “2013 Plan”) that remains outstanding as of the effective time of the merger (the “effective time”) will be treated in accordance with the merger agreement.

Pursuant to the merger agreement, at the effective time, each Maxwell option that is outstanding, unexercised and unexpired as of immediately prior to the effective time (other than former service provider options (defined below)) shall be assumed by Tesla and converted into and become an option to acquire shares of Tesla common stock (each, an “adjusted option”), on the same terms and conditions as were applicable under the Maxwell option as of immediately prior to the effective time, except that: (x) the number of shares of Tesla common stock subject to the adjusted option as of the effective time will be determined by multiplying the number of shares of Maxwell common stock subject to the corresponding Maxwell option immediately prior to the effective time, by the offer consideration, with any fractional shares in the resulting product rounded down to the nearest whole share, and (y) the per share exercise price for each share of Tesla common stock that may be acquired upon exercise of the adjusted option as of the effective time will be determined by dividing the per share exercise price of the Maxwell option as in effect immediately prior to the effective time, by the offer consideration, with any fractional cent in the resulting quotient rounded up to the nearest whole cent. Each adjusted option otherwise shall be subject to the same terms and conditions applicable to the corresponding Maxwell option under the applicable Maxwell Equity Plan (defined below in the immediately following question and answer) and the agreements evidencing the Maxwell options thereunder, including vesting terms.

Each Maxwell option that (i) is outstanding, unexercised and unexpired as of immediately prior to the effective time, (ii) either is vested as of immediately prior to the effective time or by its terms accelerates vesting as a result of the merger and (iii) is held by a former service provider of Maxwell or any Maxwell subsidiary as of immediately prior to the effective time (each, a “former service provider option”) shall not be treated in the same manner. At the effective time, without any action on the part of Tesla, Maxwell or the holder of the former service provider option, each former service provider option shall be cancelled and converted into the right to receive a number of shares of Tesla common stock determined as: (i) (A) the number of shares of Maxwell common stock subject to the former service provider option immediately prior to the effective time, multiplied by (B) the offer consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Maxwell common stock subject to such former service provider option divided by (B) the Tesla trading price, with any resulting fractional share rounded down to the nearest whole share.

See the section entitled “Merger Agreement—Treatment of Maxwell Equity Awards.”

What will happen to my Maxwell restricted stock units?

Any restricted stock unit award granted under the 2005 Plan and 2013 Plan (together, the “Maxwell Equity Plans”), whether vesting thereof is based on service, performance, stock performance or other conditions (each such restricted stock unit award and any Inducement RSUs, as defined further below, a “Maxwell RSU award”) that remains outstanding as of the effective time of the merger will be treated in accordance with the merger agreement.

At the effective time, each Maxwell RSU award (other than any former service provider RSUs (defined below)) that is outstanding immediately prior to the effective time, without any action on the part of Tesla, Maxwell or the holder thereof, shall be assumed by Tesla and converted automatically into and become a restricted stock unit covering shares of Tesla common stock (each, an “adjusted RSU”), on the same terms and conditions as were applicable under the Maxwell RSU award as of immediately prior to the effective time, except that the number of shares of Tesla common stock subject to the adjusted RSU as of the effective time will be determined by multiplying the number of shares of Maxwell common stock subject to the corresponding Maxwell RSU award immediately prior to the effective time, by the offer consideration, with any fractional shares in the resulting product rounded down to the nearest whole share. Each adjusted RSU otherwise shall be subject to the same terms and conditions applicable to the corresponding Maxwell RSU award under the applicable Maxwell Equity Plan and any agreements evidencing the Maxwell RSU awards thereunder, including vesting terms.

Each Maxwell RSU award that (i) is outstanding, unexercised, and unexpired as of immediately prior to the effective time, (ii) either is vested as of immediately prior to the effective time or by its terms accelerates vesting as a result of the merger and (ii) is held by a former service provider of Maxwell or any Maxwell subsidiary as of immediately prior to the effective time (each, a “former service provider RSU, and together with a former service provider option, a “former service provider award”) shall not be treated in the same manner. At the effective time, without any action on the part of Tesla, Maxwell or the holder of the former service provider RSU, each former service provider RSU shall be cancelled and converted into the right to receive a number of shares of Tesla common stock determined as: (i) (A) the number of shares of Maxwell common stock subject to the former service provider RSU immediately prior to the effective time, multiplied by (B) the offer consideration, with any resulting fractional share rounded down to the nearest whole share.

See the section entitled “Merger Agreement—Treatment of Maxwell Equity Awards.”

What will happen to the Maxwell Employee Stock Purchase Plan?

Maxwell shall take all actions with respect to the Maxwell 2004 Employee Stock Purchase Plan (the “ESPP”) that are necessary to provide that: (i) with respect to any offering periods in effect as of February 3, 2019 (the “Current ESPP Offering Period”), no employee who is not a participant in the ESPP as of the date hereof may become a participant in the ESPP and no participant may increase his or her contributions or payroll deductions under the ESPP after the date hereof; (ii) subject to the consummation of the merger, the ESPP shall terminate effective immediately prior to the effective time; (iii) if the Current ESPP Offering Period terminates prior to the effective time, then the ESPP shall be suspended and no new offering period shall be commenced under the ESPP prior to the termination of the merger agreement; and (iv) if any Current ESPP Offering Period is still in effect at the effective time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the effective date as specified by the Maxwell board of directors or its designated committee.

See the section entitled “Merger Agreement—Treatment of Maxwell Equity Awards.”

Will I have to pay any fee or commission to exchange my shares of Maxwell common stock?

If you are the record owner of your shares of Maxwell common stock and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares of Maxwell common stock through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Maxwell shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Tesla making this offer?

The purpose of the offer is for Tesla to acquire control of, and ultimately the entire equity interest in, Maxwell. The offer is the first step in Tesla’s plan to acquire all of the outstanding Maxwell shares, and the merger is the second step in such plan.

In the offer, if a sufficient number of Maxwell shares are tendered into the offer prior to the expiration time of the offer such that Tesla and the Offeror will own at least a majority of the aggregate voting power of the Maxwell shares outstanding immediately after the consummation of the offer, subject to the satisfaction or waiver of the other conditions to the offer, Tesla and the Offeror will accept for exchange, and exchange, the shares tendered in the offer. Then, thereafter and as the second step in Tesla’s plan to acquire all of the outstanding Maxwell shares, Tesla intends to promptly consummate a merger of the Offeror with and into Maxwell, with Maxwell surviving the merger (the “merger”), subject to the terms and conditions of the merger agreement. The purpose of the merger is for Tesla to acquire all remaining Maxwell shares that it did not acquire in the offer. Upon consummation of the merger, the Maxwell business will be held in a wholly-owned subsidiary of Tesla, and the former stockholders of Maxwell will no longer have any direct ownership interest in the surviving corporation. If the offer is completed, the merger will be consummated pursuant to Section 251(h) of the DGCL, and accordingly no stockholder vote will be required to consummate the merger.

What does the Maxwell board of directors recommend?

The board of directors of Maxwell unanimously: (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the offer, the merger and the issuance of Tesla shares in connection therewith, are fair to, and in the best interests of, Maxwell and its stockholders; (ii) determined that it is in the best interests of Maxwell and its stockholders and declared it advisable to enter into the merger agreement; and (iii) approved the execution and delivery by Maxwell of the merger agreement, the performance by Maxwell of its covenants and agreements contained in the merger agreement and the consummation of the offer, the merger and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained in the merger agreement. The board of directors of Maxwell has also resolved to recommend that the stockholders of Maxwell accept the offer and tender their shares of Maxwell common stock to the Offeror pursuant to the offer.

See the section entitled “The Offer—Maxwell’s Reasons for the Offer and the Merger; Recommendation of the Maxwell Board of Directors” for more information. A description of the reasons for this recommendation is also set forth in Maxwell’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is being mailed to you and other stockholders of Maxwell together with this document.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

•

Minimum Tender Condition—Maxwell stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Maxwell common stock that, upon the consummation of the offer, together with any shares of Maxwell common stock then owned by Tesla and the Offeror, would represent at least a majority of the aggregate voting power of the Maxwell shares outstanding immediately after the consummation of the offer (the “minimum tender condition”);

•

Regulatory Approvals—Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the approval of the competition authority of the Federal Republic of Germany (the “Bundeskartellamt”) having been granted or the relevant waiting period having expired;

•

Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the Securities Act of 1933, as amended (the “Securities Act”), and not being the subject of any stop order or proceeding seeking a stop order;

•

No Legal Prohibition—No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the offer or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the offer, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger;

•	Listing of Tesla Shares—The Tesla shares to be issued in the offer and the merger having been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•

No Maxwell Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of Maxwell and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described in the section entitled “Merger Agreement—Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•

Accuracy of Maxwell’s Representations and Warranties—The representations and warranties of Maxwell contained in the merger agreement being true and correct as of the expiration date of the offer, subject to specified materiality standards; and

•

Maxwell’s Compliance with Covenants—Maxwell having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement prior to the expiration of the offer.

The offer is subject to certain other conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of Tesla and the Offeror and may be asserted by Tesla or the Offeror regardless of the circumstances giving rise to any such condition or may be waived by Tesla or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case, prior to the expiration of the offer. However, certain specified conditions (including all the conditions noted above other than the conditions related to a material adverse effect of Maxwell, accuracy of Maxwell’s representations and Maxwell’s compliance with covenants) may not be waived by Tesla or the Offeror without the consent of Maxwell (which may be granted or withheld in its sole discretion). There is no financing condition to the offer.

How long will it take to complete the proposed transaction?

The transaction is expected to be completed in the second quarter of Tesla’s fiscal year 2019, ending June 30, 2019, subject to the satisfaction or waiver of the conditions described in the sections entitled “The Offer—Conditions of the Offer” and “Merger Agreement—Conditions of the Merger.”

How long do I have to decide whether to tender my Maxwell shares in the offer?

The offer is scheduled to expire at 11:59 p.m., Eastern time, at the end of April 10, 2019, unless extended or terminated in accordance with the merger agreement. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. During any such extension, all Maxwell shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means 11:59 p.m., Eastern time, at the end of April 10, 2019, unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Under the merger agreement, unless Maxwell consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is terminated:

•	the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market LLC (“Nasdaq”)

applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Tesla and Maxwell) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before July 3, 2019, then the Offeror may not extend the offer beyond 11:59 p.m., Eastern time, on July 3, 2019; and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Maxwell must, extend the offer for up to four successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Tesla) (or for such longer period as may be agreed by Tesla and Maxwell); however, in no event will the Offeror be required to extend the expiration of the offer for more than 40 business days in the aggregate for these reasons, or July 3, 2019, whichever is earlier.

The Offeror is not required to extend the offer beyond July 3, 2019, which we refer to as the “outside date.”

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for payment, and will pay for, all Maxwell shares validly tendered and not validly withdrawn prior to the expiration of the offer.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under the section entitled “The Offer—Extension, Termination and Amendment of Offer.”

How do I tender my Maxwell shares?

To validly tender your Maxwell shares represented by physical certificates into the offer, stockholders must deliver the certificates representing such shares, together with a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents for Maxwell shares, to Computershare Trust Company, N.A., the depositary and exchange agent (the “exchange agent”) for the offer and the merger, not later than the expiration date. The letter of transmittal is enclosed with this document.

To validly tender Maxwell shares in electronic book-entry form, Maxwell stockholders must deliver an agent’s message in connection with a book-entry transfer and any other required documents for tendered Maxwell shares to the exchange agent, not later than the expiration date.

If your shares of Maxwell common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares of Maxwell common stock may be tendered by your nominee by book-entry transfer through The Depository Trust Company. To validly tender such shares held in street name, Maxwell stockholders should instruct such nominee to do so prior to the expiration of the offer.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered Maxwell shares only after timely receipt by the exchange agent of certificates for such Maxwell shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal, together with any other required documents.

For a complete discussion of the procedures for tendering your Maxwell shares, see the section entitled “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered Maxwell shares?

You may withdraw your previously tendered Maxwell shares at any time until the offer has expired and, if the Offeror has not accepted your Maxwell shares for payment by April 10, 2019, you may withdraw them at any time on or after that date until the Offeror accepts shares for payment. If you validly withdraw your previously tendered Maxwell shares, you will receive shares of the same class of Maxwell common stock that you tendered. Once the Offeror accepts your tendered Maxwell shares for payment upon or after expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your Maxwell shares, see the section entitled “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered Maxwell shares?

To withdraw previously tendered Maxwell shares, you must deliver a written notice of withdrawal with the required information to the exchange agent at any time at which you have the right to withdraw shares. If you tendered Maxwell shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Maxwell shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Maxwell shares at any time at which you have the right to withdraw shares. If you validly withdraw your previously tendered Maxwell shares, you will receive shares of the same class of Maxwell common stock that you tendered. For a discussion of the procedures for withdrawing your Maxwell shares, including the applicable deadlines for effecting withdrawals, see the section entitled “The Offer—Withdrawal Rights.”

When and how will I receive the offer consideration in exchange for my tendered Maxwell shares?

The Offeror will exchange all validly tendered and not validly withdrawn Maxwell shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in the section entitled “The Offer—Conditions of the Offer.” The Offeror will deliver the consideration for your validly tendered and not validly withdrawn shares through the exchange agent, which will act as your agent for the purpose of receiving the offer consideration from the Offeror and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered Maxwell shares only after timely receipt by the exchange agent of certificates for such Maxwell shares (or of a confirmation of a book-entry transfer of such shares) (as described in the section entitled “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal, together with any other required documents.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. Tesla and the Offeror cannot, however, accept for exchange any Maxwell shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived (subject to the terms and conditions of the merger agreement).

What happens if I do not tender my Maxwell shares?

If, after consummation of the offer, Tesla and the Offeror own a majority of the aggregate voting power of the outstanding Maxwell shares, Tesla intends to promptly complete the merger after the consummation of the offer, subject to the terms and conditions of the merger agreement.

Upon consummation of the merger, each Maxwell share that has not been tendered and accepted for exchange in the offer will be converted in the merger into the right to receive the offer consideration. See the section entitled “Merger Agreement—Exchange of Maxwell Certificates or Book-Entry Shares for the Offer Consideration.”

Does Tesla have the financial resources to complete the offer and the merger?

Yes. The offer consideration will consist of Tesla shares. Tesla will pay cash for any fractional shares from cash on-hand and currently available to Tesla. The offer and the merger are not conditioned upon any financing arrangements or contingencies.

If the offer is completed, will Maxwell continue as a public company?

No. Tesla is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger promptly following the acceptance of Maxwell shares in the offer. If the merger takes place, Maxwell will no longer be publicly traded. Even if for some reason the merger does not take place, if Tesla and the Offeror purchase all Maxwell shares validly tendered and not validly withdrawn, there may be so few remaining stockholders and publicly held shares that Maxwell shares will no longer be eligible to be traded through the Nasdaq Global Market or other securities exchanges, there may not be an active public trading market for Maxwell shares and Maxwell may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Will the offer be followed by a merger if all Maxwell shares are not tendered in the offer?

Yes, unless the conditions to the merger are not satisfied or waived in accordance with the merger agreement. If the Offeror accepts for payment all Maxwell shares validly tendered and not validly withdrawn pursuant to the offer, and the other conditions to the merger are satisfied or waived in accordance with the merger agreement, the merger will take place promptly thereafter. If the merger takes place, Tesla will own 100% of the equity of Maxwell, and all of the remaining Maxwell stockholders, will have the right to receive the offer consideration.

Since the merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the merger in the event that the offer is consummated. Tesla is required, on the terms and subject to the satisfaction or waiver of the conditions set forth in the merger agreement, to consummate the merger as promptly as practicable following the consummation of the offer. As such, Tesla does not expect there to be a significant period of time between the consummation of the offer and the consummation of the merger.

Have any stockholders of Maxwell already agreed to tender their shares in the Offer?

Yes, concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough ((i)-(ii) collectively the “supporting stockholders”) entered into a tender and support agreements with Tesla and the Offeror (the “support agreement”). Subject to the terms and conditions of the support agreement, the supporting stockholders agreed, among other things, to:

•

cause all of such supporting stockholder’s Maxwell shares to be validly and irrevocably tendered into the offer as promptly as practicable, but in no event later than five (5) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the offer, or, where permissible, waived by the Offeror, assuming that all Maxwell shares to be tendered by the supporting stockholders are in fact validly tendered and not validly withdrawn in the offer; and

•	certain restrictions on encumbering or transferring such Maxwell shares.

The support agreement terminates upon certain events, including the termination of the merger agreement in accordance with its terms.

The shares of Maxwell common stock subject to the support agreement represent approximately 7.65% of the shares of Maxwell common stock outstanding as of February 3, 2019.

For more information regarding the support agreement, see the section entitled “Other Transaction Agreements—Support Agreement,” and the support agreement, which is filed as Exhibit 99.6 to this document.

Do the officers and directors of Maxwell have interests in the offer and the merger that are different from stockholders generally?

You should be aware that some of the officers and directors of Maxwell may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Maxwell stockholder. These interests may include, among others, Maxwell option agreements and Maxwell RSU award agreements that certain officers and directors have entered into with Maxwell under the applicable Maxwell Equity Plan that provide for vesting acceleration in connection with the completion of the merger, agreements that certain officers have entered into with Maxwell that provide for the vesting acceleration of Maxwell options and Maxwell RSU awards in the event the executive officer experiences a qualifying termination of employment within a specified period in connection with a change in control of Maxwell, payments of severance benefits to certain officers under Maxwell’s Severance and Change in Control Plan or pursuant to employment agreements that certain officers have entered into with Maxwell, and certain indemnification obligations. See the sections entitled “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of February 11, 2019, the directors and executive officers of Maxwell and their affiliates beneficially owned approximately 3,897,048 Maxwell shares, representing approximately 8.41% of the aggregate voting power of the Maxwell shares outstanding as of February 11, 2019.

Concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough, entered into a tender and support agreement with Tesla and the Offeror, solely in their capacities as stockholders of Maxwell. For more information regarding the support agreement, see the section entitled “Other Transaction Agreements—Support Agreement,” and such support agreement, which is filed as Exhibit 99.6 to this document.

See also the section entitled “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Maxwell together with this document.

What are the U.S. federal income tax consequences of receiving Tesla stock in exchange for my Maxwell shares in the offer or the merger?

Each of Tesla and Maxwell intends the offer and the merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, completion of the offer and the merger is not conditioned upon receipt of an opinion from counsel that the offer and the merger qualify as a reorganization, and the offer and merger will occur even if they do not so qualify.

Assuming the offer and the merger, taken together, qualify as a reorganization, in general, the material U.S. federal income tax consequences to U.S. Holders (as defined herein) of Maxwell shares are expected to be as follows:

•

Each Maxwell stockholder should not generally recognize gain or loss upon the exchange of Maxwell shares for Tesla shares pursuant to the offer and merger, except to the extent of cash received in lieu of a fractional share of Tesla common stock as described below;

•

The holding period of the shares of Tesla common stock received by Maxwell stockholders in the offer and merger will include the holding period of the Maxwell shares surrendered in exchange therefor; and

•	Each Maxwell stockholder should recognize gain or loss to the extent any cash received in lieu of a fractional share of Tesla common stock exceeds or is less than the basis of such fractional share.

Tax matters are very complicated, and the tax consequences of the offer and merger to a particular Maxwell stockholder will depend on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the offer and merger to you, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 127.

Whom should I call if I have questions about the offer?

You may call Georgeson LLC, the information agent, toll free at (888) 643-8150.

Where can I find more information about Tesla and Maxwell?

You can find more information about Tesla and Maxwell from various sources described in the section entitled “Where to Obtain More Information.”

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to Maxwell stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal, the annexes to this document and the other information referred to or incorporated by reference in this document because the information in this section and in the section entitled “Questions and Answers About the Offer and the Merger” section is not complete. See the section entitled “Where to Obtain More Information.”

The Offer (Page 30)

Tesla, through the Offeror, which is a direct wholly-owned subsidiary of Tesla, is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange each outstanding share of Maxwell common stock that has been validly tendered and not validly withdrawn in the offer for a fraction of a share of Tesla common stock equal to the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the second trading day prior to the date of the expiration of the offer (the “Tesla trading price”), subject to the minimum. For the avoidance of doubt, if the offer were to expire at 11:59 p.m., Eastern time on a Tuesday, then the five (5) consecutive trading days would be the preceding Monday through Friday assuming each day prior to the Tuesday expiration date was a trading day (other than Saturday or Sunday). In the event that the Tesla trading price is equal to or less than $245.90, the minimum will apply and each share of Maxwell common stock validly tendered and not validly withdrawn in the offer will be exchanged for 0.0193 of a share of Tesla common stock.

Maxwell stockholders will not receive any fractional shares of Tesla common stock in the offer or the merger, and each Maxwell stockholder who otherwise would be entitled to receive a fraction of a share of Tesla common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Tesla common stock multiplied by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days ending on and including the second trading day immediately preceding the expiration of the offer. See the section entitled “Merger Agreement—Fractional Shares.”

The initial expiration date for the offer was March 19, 2019. On March 15, 2019, the Offeror extended the expiration date to April 2, 2019 and on March 28, 2019, the Offeror further extended the expiration date to April 10, 2019. In certain circumstances, the Offeror is required to or may extend the offer beyond this date.

Purpose of the Offer and the Merger (Page 52)

The purpose of the offer is for Tesla to acquire control of, and ultimately the entire equity interest in, Maxwell. The offer is the first step in Tesla’s plan to acquire all of the outstanding Maxwell shares, and the merger is the second step in such plan. If the offer is completed, tendered Maxwell shares will be exchanged for the offer consideration, and if the merger is completed, any remaining Maxwell shares that were not tendered in the offer will be converted into the right to receive the offer consideration. The purpose of the merger is for Tesla to acquire all Maxwell shares that it did not acquire in the offer.

Upon the consummation of the merger, the Maxwell business will be held in a wholly-owned subsidiary of Tesla, and the former Maxwell stockholders will no longer have any direct ownership interest in such entity.

Tesla expects to consummate the merger promptly after the consummation of the offer in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the merger agreement or any other action by the

Maxwell stockholders will be required in connection with the merger. See the section entitled “The Offer—Purpose of the Offer and the Merger.”

Support Agreement (Page 93)

Concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough ((i)-(ii) collectively, the “supporting stockholders”) entered into a tender and support agreement with Tesla and the Offeror (the “support agreement”). Subject to the terms and conditions of the support agreement, the supporting stockholders agreed, among other things, to:

•

cause all of such supporting stockholder’s Maxwell shares to be validly and irrevocably tendered into the offer as promptly as practicable, but in no event later than five (5) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the offer, or, where permissible, waived by the Offeror, assuming that all Maxwell shares to be tendered by the supporting stockholders are in fact validly tendered and not validly withdrawn in the offer; and

•	certain restrictions on encumbering or transferring such Maxwell shares.

The support agreement terminates upon certain events, including the termination of the merger agreement in accordance with its terms.

The shares of Maxwell common stock subject to the support agreement represent approximately 7.65% of the shares of Maxwell common stock outstanding as of February 11, 2019.

For more information regarding the support agreement, see the section entitled “Other Transaction Agreements—Support Agreement,” and the support agreement, which is filed as Exhibit 99.6 to this document.

The Companies (Page 29)

Tesla, Inc.

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Tesla’s mission is to accelerate the world’s transition to sustainable energy. Tesla designs, develops, manufactures, leases and sells high-performance fully electric vehicles, solar energy generation systems and energy storage products. Tesla also offers maintenance, installation, operation and other services related to its products. Tesla’s production vehicle fleet includes its Model S premium sedan and its Model X sport utility vehicle, which are its highest-performance vehicles, and its Model 3, a lower priced sedan designed for the mass market. Tesla continues to enhance its vehicle offerings with enhanced Autopilot options, Internet connectivity and free over-the-air software updates to provide additional safety, convenience and performance features. In addition, Tesla has several future electric vehicles in its product pipeline, including Model Y, Tesla Semi, a pickup truck and a new version of the Tesla Roadster. Tesla leases and sells retrofit solar energy systems and sells renewable energy and energy storage products to its customers, and is ramping its Solar Roof product that combines solar energy generation with attractive, integrated styling. Tesla’s energy storage products, which it manufactures at Gigafactory 1, consist of Powerwall, mostly for residential applications, and Powerpack, for commercial, industrial and utility-scale applications.

The Offeror

Cambria Acquisition Corp.

c/o Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

The Offeror, a Delaware corporation, is a direct wholly-owned subsidiary of Tesla. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those that are incidental to its formation and that are those incurred in connection with the offer and the merger. The Offeror’s address is c/o Tesla, 3500 Deer Creek Road, California 94304.

Maxwell Technologies, Inc.

Maxwell Technologies, Inc.

3888 Calle Fortunada

San Diego, California 92123

Maxwell Technologies, Inc., a Delaware corporation, is a global leader in developing, manufacturing and marketing energy storage and power delivery products for transportation, industrial and other applications. Maxwell’s products are designed and manufactured to perform reliably with minimal maintenance for the life of the applications into which they are integrated, which Maxwell believes gives its products a key competitive advantage. Maxwell has one commercialized product line: energy storage, which consists primarily of ultracapacitors, with applications in multiple industries, including transportation and grid energy storage. In addition to Maxwell’s existing energy storage product line, Maxwell is focused on developing its dry battery electrode technology, which leverages its core dry electrode process technology that it has used to manufacture its ultracapacitors for many years, and which Maxwell believes could be a ground breaking technology for lithium-ion batteries, particularly in the electric vehicle market.

Tesla’s Reasons for the Offer and the Merger (Page 37)

The purpose of the offer is for Tesla to acquire control of, and ultimately the entire equity interest in, Maxwell. The Offeror is making the offer and Tesla plans to complete the merger because it believes that the acquisition of Maxwell by Tesla will provide significant long-term growth prospects and increased stockholder value for the combined company, including as a result of the substantial anticipated synergies resulting from the acquisition.

Opinion of Maxwell’s Financial Advisor (Page 38)

Maxwell retained Barclays Capital Inc. (“Barclays”), to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Barclays delivered its oral opinion to the Maxwell board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the offer consideration per share to be paid to the holders (other than Tesla and its affiliates) of Maxwell shares, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Barclays, dated February 3, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document and is incorporated into this document by reference. You should read the opinion carefully in its entirety.

The Barclays opinion was provided to the Maxwell board of directors and addresses only, as of the date of the opinion, based upon and subject to the factors and assumptions set forth therein, the fairness from a financial point of view of the offer consideration per share to be paid to the Maxwell stockholders (other than Tesla and its affiliates), taken in the aggregate, pursuant to the merger agreement. The Barclays opinion does not constitute a recommendation as to whether or not any holder of Maxwell shares should tender such Maxwell shares in connection with the offer or any other matter.

Barclays provided advisory services and its opinion for the information and assistance of the Maxwell board of directors in connection with its consideration of the transactions contemplated by the merger agreement. Pursuant to an engagement letter between Maxwell and Barclays, Maxwell has paid Barclays an opinion fee of $500,000 and has agreed to pay Barclays an additional transaction fee, currently estimated at approximately $4.37 million, which will be payable by Maxwell upon consummation of the transactions contemplated by the merger agreement.

Expiration of the Offer (Page 46)

The offer commenced on February 20, 2019 and is scheduled to expire at 11:59 p.m., Eastern time, at the end of April 10, 2019, unless extended or terminated in accordance with the merger agreement. “Expiration date” means 11:59 p.m., Eastern time, at the end of April 10, 2019 unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment of Offer (Page 46)

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Maxwell consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•

the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Tesla and Maxwell) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before July 3, 2019, then the Offeror may not extend the offer beyond 11:59 p.m., Eastern time, on July 3, 2019 (subject to the six-business day maximum extension in certain circumstances described under “—Termination of the Merger Agreement”); and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Maxwell must, extend the offer for up to four successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Tesla) (or for such longer period as may be agreed by Tesla and Maxwell); however, in no event will the Offeror be required to extend the expiration of the offer for more than 40 business days in the aggregate for these reasons or July 3, 2019, whichever is earlier.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Tesla or Maxwell if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Tesla or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Maxwell shares pursuant to the offer, or if the acceptance for exchange of Maxwell shares tendered in the offer has not occurred on or before July 3, 2019, which we refer to as the “outside date.” See the section entitled “Merger Agreement—Termination of the Merger Agreement.”

The Offeror will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter as described under the section entitled “The Offer—Extension, Termination and Amendment of Offer.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing (or having Tesla issue) a press release. During any extension, Maxwell shares previously tendered and not validly withdrawn will remain subject to the offer, subject to the right of each Maxwell stockholder to withdraw previously tendered Maxwell shares.

No subsequent offering period will be available following the expiration of the offer without the prior written consent of Maxwell, other than in accordance with the extension provisions set forth in the merger agreement.

Conditions of the Offer (Page 55)

The offer is subject to certain conditions, including, among others:

•

satisfaction of the minimum tender condition (which requires that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of Maxwell shares that, upon the consummation of the offer, would represent at least a majority of the aggregate voting power of the Maxwell shares outstanding immediately after the consummation of the offer);

•

expiration or termination of the waiting period applicable to the transactions contemplated by the merger agreement under the HSR Act and the approval of the competition authority of the Federal Republic of Germany (the “Bundeskartellamt”) or the expiration of the waiting period under German competition law;

•	lack of legal prohibitions;

•	the effectiveness of the registration statement on Form S-4 of which this document is a part;

•	the listing of the Tesla shares to be issued in the offer and the merger on the Nasdaq Global Select Market, subject to official notice of issuance;

•	the accuracy of Maxwell’s representations and warranties made in the merger agreement, subject to specified materiality standards;

•	Maxwell being in compliance in all material respects with its covenants under the merger agreement;

•

no material adverse effect (as described in the section entitled “Merger Agreement—Material Adverse Effect”) having occurred with respect to Maxwell since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer;

•

the delivery of a certificate to Tesla and the Offeror, signed by Maxwell’s chief executive officer or chief financial officer, certifying the satisfaction of the conditions set forth in the three bullet points immediately above; and

•	the merger agreement not having been terminated in accordance with its terms.

The offer is subject to certain other conditions set forth in the section below entitled “The Offer—Conditions of the Offer.” Subject to applicable SEC rules and regulations, the Offeror also reserves the right prior to the expiration of the offer, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in the section entitled “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the exchange agent. However, certain specified conditions (including the first five conditions in the immediately preceding list) may only be waived by Tesla or the Offeror with the prior written consent of Maxwell (which may be granted or withheld in its sole discretion).

Withdrawal Rights (Page 48)

Tendered Maxwell shares may be withdrawn at any time prior to the expiration of the offer. Additionally, if the Offeror has not agreed to accept the shares for exchange on or prior to April 10, 2019, Maxwell stockholders may thereafter withdraw their shares from the offer at any time after such date until the Offeror accepts the shares for exchange. Any Maxwell stockholder that validly withdraws previously tendered Maxwell shares will receive shares of the same class of Maxwell common stock that were tendered. Once the Offeror accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (Page 49)

To validly tender Maxwell shares pursuant to the offer, Maxwell stockholders must:

•

if such shares are in certificated form or direct registration form, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered Maxwell shares to the exchange agent at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration of the offer; or

•

if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent, at its address set forth elsewhere in this document, and follow the other procedures for book-entry tender set forth herein (and a confirmation of receipt of that tender received), all of which must be received by the exchange agent prior to the expiration of the offer.

Maxwell stockholders who hold shares of Maxwell common stock in “street name” through a bank, broker or other nominee holder, and desire to tender their shares of Maxwell common stock pursuant to the offer, should instruct the nominee holder to do so prior to the expiration of the offer.

Exchange of Shares; Delivery of Tesla Shares (Page 48)

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the expiration of the offer, the Offeror will accept for exchange, and will exchange, all Maxwell shares validly tendered and not validly withdrawn prior to the expiration of the offer.

Certain Legal Proceedings; Regulatory Approvals (Page 56)

The completion of the offer is subject to the expiration or termination of the applicable waiting periods under the HSR Act and the approval of the competition authority of the Bundeskartellamt or the expiration of the waiting period under German competition law. On February 14, 2019, the FTC notified Tesla and Maxwell that early termination of the 30-day waiting period had been granted. On March 7, 2019, the Bundeskartellamt notified Tesla and Maxwell that the offer had been approved. This requirement is discussed under the section entitled “The Offer—Certain Legal Proceedings; Regulatory Approvals.”

Interests of Certain Persons in the Offer and the Merger (Page 58)

You should be aware that some of the officers and directors of Maxwell may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Maxwell stockholder. These interests may include, among others, Maxwell option agreements and Maxwell RSU award agreements that certain officers and directors have entered into with Maxwell under the applicable Maxwell Equity Plan that provide for vesting acceleration in connection with the completion of the merger, agreements that certain officers have entered into with Maxwell that provide for the vesting acceleration of Maxwell options and Maxwell RSU awards in the event the executive officer experiences a qualifying termination of employment within a specified period in connection with a change in control of Maxwell, payments of severance benefits to certain officers under Maxwell’s Severance and Change in Control Plan or pursuant to employment agreements that certain officers have entered into with Maxwell, and certain indemnification obligations. See the sections entitled “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information. As of February 11, 2019, the directors and executive officers of Maxwell and their affiliates beneficially owned approximately 3,897,048 Maxwell shares, representing approximately 8.41% of the aggregate voting power of the Maxwell shares outstanding as of February 11, 2019.

Concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy, Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough, entered into a tender and support agreement with Tesla and the Offeror, solely in their capacities as stockholders of Maxwell. For more information regarding the support agreement, see the section entitled “Other Transaction Agreements—Support Agreement,” and such support agreement, which is filed as Exhibit 99.6 to this document.

See also the section entitled “Item 3—Past Contacts, Transactions, Negotiations and Agreements” in the Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Maxwell together with this document.

Comparative Market Price (Page 95)

Tesla common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA” and Maxwell common stock is listed on the Nasdaq Global Market under the symbol “MXWL”.

The parties announced the execution of the merger agreement prior to the commencement of trading on February 4, 2019. On February 1, 2019, the trading day before the public announcement of the execution of the merger agreement, the trading price per share of Maxwell common stock on the Nasdaq Global Market was $3.07, and the trading price per share of Tesla common stock on the Nasdaq Global Select Market was $312.21. On March 27, 2019, the most recent practicable trading date prior to the filing of this document, the trading price per share of Maxwell common stock on the Nasdaq Global Market was $4.61, and the trading price per share of Tesla common stock on the Nasdaq Global Select Market was $274.83.

Maxwell stockholders should obtain current market quotations for Maxwell shares and Tesla shares before deciding whether to tender their Maxwell shares in the offer. See the section entitled “Comparative Market Price.”

Ownership of Tesla Shares After the Offer and the Merger (Page 53)

Tesla estimates that former Maxwell stockholders would own, in the aggregate, approximately 0.47% of the outstanding Tesla shares immediately following the completion of the offer and the merger based upon the number of outstanding Maxwell shares as of March 22, 2019.

For a detailed discussion of the assumptions on which this estimate is based, see the section entitled “The Offer—Ownership of Tesla Shares After the Offer and the Merger.”

Comparison of Stockholders’ Rights (Page 134)

The rights of Tesla stockholders are different in some respects from the rights of Maxwell stockholders. Therefore, Maxwell stockholders will have different rights as stockholders once they become Tesla stockholders. The differences are described in more detail under the section entitled “Comparison of Stockholders’ Rights.”

Material U.S. Federal Income Tax Consequences (Page 127)

Each of Tesla and Maxwell intends the offer and the merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, in which case a Maxwell stockholder should not generally recognize gain or loss upon the exchange of Maxwell shares for Tesla shares pursuant to the offer and merger, except to the extent of cash received in lieu of a fractional share of Tesla common stock. Each Maxwell stockholder should read the discussion under the section entitled “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the offer and the merger. Tax matters can be complicated, and the tax consequences of the offer and the merger to a particular Maxwell stockholder will depend on such stockholder’s particular facts and circumstances. Maxwell stockholders should consult their own tax advisors to determine the specific consequences to them of exchanging their shares of Maxwell common stock for the offer consideration pursuant to the offer or the merger.

Accounting Treatment (Page 72)

In accordance with United States generally accepted accounting principles (as “GAAP”), Tesla will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Questions about the Offer and the Merger

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Maxwell stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders Call Toll Free: (888) 643-8150

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TESLA

The following table sets forth summary consolidated financial data for Tesla as of and for each of the five years ended December 31, 2018, 2017, 2016, 2015 and 2014. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year.

The summary consolidated financial data as of December 31, 2018 and 2017, and for the years ended December 31, 2018, 2017 and 2016, were derived from Tesla’s audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2018, previously filed with the SEC on February 19, 2019 and incorporated by reference into this document. The summary consolidated financial data as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, were derived from Tesla’s audited consolidated financial statements not included or incorporated by reference into this document.

Such financial data should be read together with, and is qualified in its entirety by reference to, Tesla’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Tesla’s Annual Report on Form 10-K for the period ended December 31, 2018, previously filed with the SEC on February 19, 2019 and incorporated by reference into this document.

	Year Ended December 31,
	2018(2)	2017	2016(1)	2015	2014
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Total revenues	$21,461,268	$11,758,751	$7,000,132	$4,046,025	$3,198,356
Gross profit	$4,042,021	$2,222,487	$1,599,257	$923,503	$881,671
Loss from operations	$(388,073)	$(1,632,086)	$(667,340)	$(716,629)	$(186,689)
Net loss	$(1,062,582)	$(2,240,578)	$(773,046)	$(888,663)	$(294,040)
Net loss attributable to common stockholders	$(976,091)	$(1,961,400)	$(674,914)	$(888,663)	$(294,040)
Net loss per share of common stock from continuing operations to common stockholders, basic and diluted(3)	$(5.72)	$(11.83)	$(4.68)	$(6.93)	$(2.36)
Net loss per share of common stock attributable to common stockholders, basic and diluted	$(5.72)	$(11.83)	$(4.68)	$(6.93)	$(2.36)
Weighted average shares used in computing net loss per share of common stock, basic and diluted	170,525	165,758	144,212	128,202	124,539

	As of December 31,
	2018(2)	2017	2016(1)	2015	2014
	(in thousands, except Book value per share)
Consolidated Balance Sheet Data:
Working (deficit) capital	$(1,685,828)	$(1,104,150)	$432,791	$(29,029)	$1,072,907
Current assets	8,306,308	6,570,520	6,259,796	2,782,006	3,180,073
Noncurrent assets	21,433,306	22,084,852	16,404,280	5,285,933	2,650,594
Total assets	29,739,614	28,655,372	22,664,076	8,067,939	5,830,667
Current liabilities	9,992,136	7,674,670	5,827,005	2,811,035	2,107,166
Noncurrent liabilities	13,433,874	15,348,310	10,923,162	4,125,915	2,753,595
Book value per share	28.52	25.10	29.42	8.25	7.25
Noncontrolling interests in subsidiaries	834,397	997,346	785,175	—	—

(1)

We acquired SolarCity Corporation (“SolarCity”) on November 21, 2016. SolarCity’s financial positions have been included in our financial positions from the acquisition date. See Note 3, Business Combinations, of the notes to the consolidated financial statements for additional information regarding this transaction.

(2)

Includes the impact of the adoption of the new revenue recognition accounting standard in 2018. Prior periods have not been revised. See Note 2, Summary of Significant Accounting Policies, of the notes to the consolidated financial statements for further details.

(3)	We did not have discontinued operations for the periods presented.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MAXWELL

The following table sets forth summary consolidated financial data for Maxwell as of and for each of the years ended December 31, 2018 and 2017. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year.

The summary consolidated financial data as of December 31, 2018 and 2017 were derived from Maxwell’s audited consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 2018, previously filed with the SEC on February 14, 2019 and incorporated by reference into this document.

Such financial data should be read together with, and is qualified in its entirety by reference to, Maxwell’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in the Annual Report on Form 10-K for the period ended December 31, 2018, previously filed with the SEC on February 14, 2019 and incorporated by reference into this document.

	Years Ended December 31,
	2018	2017
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$90,459	$87,709
Loss from operations from continuing operations	$(40,717)	$(51,698)
Net loss from continuing operations	$(44,442)	$(53,862)
Net loss per share from continuing operations:
Basic	$(1.08)	$(1.52)
Diluted	$(1.08)	$(1.52)

	As of December 31,
	2018	2017
	(in thousands, except shares)
Consolidated Balance Sheet Data:
Total assets	$163,731	$205,379
Cash and cash equivalents	$58,028	$46,192
Short-term borrowings and current portion of long-term debt	$438	—
Long-term debt, excluding current portion	$37,969	$35,042
Stockholders’ equity	$90,591	$106,101
Shares outstanding	45,996,186	37,199,519

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table reflects historical information about basic and diluted earnings per share, cash dividends per share and book value per share for Tesla and Maxwell for the fiscal year ended December 31, 2018 on a historical basis, and on an unaudited pro forma combined basis after giving effect to the offer and the merger.

This information is only a summary and should be read in conjunction with the historical consolidated financial statements and accompanying notes of Tesla and Maxwell contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2018 and other information that each company has filed with the SEC which is incorporated by reference into this prospectus. See the section entitled “Where to Obtain More Information.”

The unaudited pro forma combined financial data presented below is based upon available information and certain assumptions that Tesla and Maxwell management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, debt refinancing or restructuring, among other factors, nor the impact of possible business model changes. As a result, the unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Tesla and Maxwell may have performed differently had they always been combined. You should not rely on this information as indicating the historical results that would have been achieved had Tesla and Maxwell always been combined or the future results that the combined company will experience after the merger. Upon completion of the merger, the operating results of Maxwell will be reflected in the consolidated financial statements of Tesla on a prospective basis.

This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Tesla Historical	Maxwell Historical	Pro Forma Combined	Pro Forma Equivalent Maxwell Share(1)
Net loss per share attributable to common stockholders for the fiscal year ended December 31, 2018, basic and diluted:	$5.72	$1.08	$6.08	$0.11
Cash dividends declared per share for the fiscal year ended December 31, 2018:	—	—	—	—
Book value per share as of December 31, 2018:	$28.35	$1.95	$29.99	$0.53

(1)	The Maxwell pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the assumed exchange ratio of 0.0176.

RISK FACTORS

Maxwell stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender Maxwell shares pursuant to the offer.

Risk Factors Relating to the Offer and the Merger

The offer remains subject to conditions that Tesla cannot control.

The offer is subject to conditions, including the minimum tender condition, receipt of required regulatory approvals, lack of legal prohibitions, no material adverse effect (as described in the section entitled “Merger Agreement—Material Adverse Effect”) having occurred with respect to Maxwell since the date of the merger agreement that is continuing as of immediately prior to the expiration of the offer, the accuracy of Maxwell’s representations and warranties made in the merger agreement (subject to specified materiality standards), Maxwell being in compliance in all material respects with its covenants under the merger agreement, the listing of the Tesla shares to be issued in the offer and the merger being authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, the registration statement on Form S-4 of which this document is a part becoming effective, and the merger agreement not having been terminated in accordance with its terms. There are no assurances that all of the conditions to the offer will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the offer are not met, then Tesla may, subject to the terms and conditions of the merger agreement, allow the offer to expire, or amend or extend the offer. See the section entitled “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

The value of the Tesla common stock issuable in the offer and the merger is subject to change based on fluctuations in the value of Tesla common stock, and Maxwell’s stockholders may, in certain circumstances, receive stock consideration with a value that, is less than $4.75 per share of Maxwell common stock.

The market value of Tesla common stock will fluctuate during the offer period as well as thereafter. The consideration issuable in the offer and the merger is calculated by reference to the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the second trading day prior to the date of the expiration of the offer (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) and subject to a minimum as described below. For the avoidance of doubt, if the offer were to expire at 11:59 p.m., Eastern time on a Tuesday, then the five (5) consecutive trading days would be the preceding Monday through Friday assuming each day prior to the Tuesday expiration date was a trading day (other than Saturday or Sunday). If the Tesla common stock price is greater than $245.90, the exchange ratio will be equal to the quotient obtained by dividing (1) $4.75 by (2) the Tesla trading price as calculated above. However, if the Tesla common stock price is equal to or less than $245.90, the minimum will apply and the exchange ratio will be fixed at 0.0193 and may result in less than $4.75 in value. Accordingly, the actual number of shares and the value of Tesla common stock delivered to participating Maxwell stockholders will depend on the Tesla stock price, and the value of the shares of Tesla common stock delivered for each such share of Maxwell common stock may be less than $4.75.

It is impossible to accurately predict the market price of Tesla common stock at the completion of the merger or during the 5-trading day period over which the Tesla common stock price is calculated and, therefore, impossible to accurately predict the number or value of the shares of Tesla common stock that Maxwell stockholders will receive in the merger. The market price for Tesla common stock may fluctuate both prior to completion of the merger and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for Tesla’s or Maxwell’s products and services, changes in laws and regulations, other changes in Tesla’s and Maxwell’s respective businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the merger will be completed, and the expected timing of the merger. Many of these factors are beyond Tesla’s and Maxwell’s control.

If the transactions are completed, Maxwell stockholders will receive Tesla shares as part of the offer consideration and will accordingly become Tesla stockholders. Tesla common stock may be affected by different factors than Maxwell common stock, and Tesla stockholders will have different rights than Maxwell stockholders.

Upon consummation of the transactions, Maxwell stockholders will receive Tesla shares and will accordingly become Tesla stockholders. Tesla’s business differs from that of Maxwell, and Tesla’s results of operations and stock price may be adversely affected by factors different from those that would affect Maxwell’s results of operations and stock price.

In addition, holders of shares of Tesla common stock will have rights as Tesla stockholders that differ from the rights they had as Maxwell stockholders before the transactions. For a comparison of the rights of Tesla stockholders to the rights of Maxwell stockholders, see the section entitled “Comparison of Stockholders’ Rights.”

Maxwell stockholders who participate in the offer will be forfeiting all rights with respect to their Maxwell shares other than the right to receive the offer consideration, including the right to participate directly in any earnings or future growth of Maxwell.

If the offer and the merger are completed, Maxwell stockholders will cease to have any equity interest in Maxwell and will not participate in its earnings or any future growth, except indirectly through ownership of Tesla shares received in the offer and the merger.

Consummation of the offer may adversely affect the liquidity of the Maxwell shares not tendered in the offer.

If the offer is completed, you should expect the number of Maxwell stockholders and the number of publicly-traded Maxwell shares to be significantly reduced. As a result, the closing of the offer can be expected to adversely affect, in a material way, the liquidity of the remaining Maxwell shares held by the public pending the consummation of the merger. While Tesla currently expects the merger to occur on the day after the offer is completed, Tesla cannot assure you that all conditions to the merger will be satisfied at that time or at all.

Maxwell directors and officers potentially have interests in the transaction that differ from, or are in addition to the interests of the Maxwell stockholders generally.

You should be aware that some of the officers and directors of Maxwell may be deemed to have interests in the offer and the merger that are different from, or in addition to, your interests as a Maxwell stockholder. These interests may include, among others, agreements that certain officers have entered into with Maxwell that provide for the acceleration of stock options and restricted stock units in the event the officer experiences a qualifying termination of employment within 12 months following a change of control of Maxwell, payments of severance benefits under Maxwell’s broad-based severance plan to executive officers and certain indemnification obligations. See the sections entitled “The Offer—Interests of Certain Persons in the Offer and the Merger” and “Merger Agreement—Employee Matters” below for more information.

As of February 11, 2019, the directors and executive officers of Maxwell and their affiliates beneficially owned approximately 3,897,048 Maxwell shares, representing approximately 8.41% of the aggregate voting power of the Maxwell shares outstanding as of February 11, 2019.

Concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough, entered into a tender and support agreement with Tesla and the Offeror, solely in their capacities as stockholders of Maxwell. For more information regarding the support agreement, see the section entitled “Other Transaction Agreements—Support Agreement,” and such support agreement, which is filed as Exhibit 99.6 to this document.

Maxwell stockholders will have a reduced ownership and voting interest in Tesla as compared to their ownership and voting interest in Maxwell.

After consummation of the offer and merger, Maxwell stockholders will own approximately 0.47% of the outstanding Tesla shares, based upon the number of outstanding Maxwell shares as of March 22, 2019, disregarding stock options, restricted stock units and other rights to acquire shares that may be issued by Tesla or Maxwell pursuant to any employee stock plan. Consequently, former Maxwell stockholders will have less influence on the management and policies of the combined company than they currently exercise over Maxwell.

Sales of substantial amounts of Tesla shares in the open market by former Maxwell stockholders could depress its stock price.

Other than shares held by persons who will be affiliates of Tesla after the offer and the merger, Tesla shares that are issued to Maxwell stockholders, including those shares issued upon the exercise of outstanding stock options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the offer and the merger are completed and if former Maxwell stockholders and Maxwell employees sell substantial amounts of Tesla common stock in the public market following consummation of the offer and the merger, the market price of Tesla common stock may decrease.

Litigation relating to the offer or the merger could require Tesla to incur significant costs and suffer management distraction, as well as could delay and/or enjoin the merger.

In connection with the merger agreement and the transactions contemplated thereby, eight purported class action lawsuits have been filed. Five complaints, captioned Kip Leggett v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00377 (filed February 26, 2019), Shiva Stein v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00395 (filed February 26, 2019), Joel Rosenfeld IRA v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00413 (filed March 1, 2019), Franck Prissert v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00429 (filed March 4, 2019) and Jonathan Mantak v. Maxwell Technologies, Inc., et. al., Case No. 3:19-cv-00451 (filed March 7, 2019) were filed in the United States District Court for the Southern District of California. One complaint, captioned John Solak v. Maxwell Technologies, Inc., et al., Case No. 1:19-cv-00448 (filed March 4, 2019), was filed in the United States District Court District of Delaware. One complaint, captioned Davis Rodden v. Steven Bilodeau, et al., Case No. 2019-0176 (filed March 4, 2019), was filed in the Delaware Chancery Court. One complaint, captioned Jack Phillipps v. Maxwell Technologies, Inc., et al., Case No. 1:19-cv-01927 (filed February 28, 2019), was filed in the United States District Court for the Southern District of New York.

In general, the complaints assert claims against Maxwell and the Maxwell board of directors, with Tesla and the Offeror as additional defendants in the Kip Leggett v. Maxwell Technologies, Inc., et al. and John Solak v. Maxwell Technologies, Inc., et al. complaints. The complaints allege, among other things, that the defendants failed to make adequate disclosures in the Schedule 14D-9 filed by Maxwell on February 20, 2019. The complaints seek, among other things, to enjoin the proposed transaction, rescission of the proposed transaction should it be completed, and other equitable relief. Tesla and Maxwell believe the respective allegations in these complaints lack merit, and Tesla and Maxwell intend to vigorously defend the actions.

Tesla and Maxwell could be subject to additional demands or litigation related to the offer and the merger. Such actions may create uncertainty relating to the offer and the merger, and responding to such demands and defending such actions may be costly and distracting to management.

If the offer and the merger do not qualify as a tax-free reorganization, the receipt of Tesla common stock pursuant to the offer or merger could be fully taxable to all Maxwell stockholders.

Each of Tesla and Maxwell intends the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, completion of the offer and merger are not conditioned upon receipt of an opinion from counsel dated as of the closing date that the offer and merger, taken together, qualify as a reorganization. The tax opinions received by Tesla and Maxwell as of the effective date of the registration statement are based on representation letters delivered as of such date by Tesla, the Offeror and Maxwell pertaining to factual matters and on certain factual assumptions. If any of these assumptions or representations proves incorrect, for example, if there is a change in applicable law, the offer and the merger could be fully taxable to all Maxwell stockholders. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 127. Maxwell stockholders should consult their tax advisors to determine the specific tax consequences to them of the transactions contemplated by the merger agreement, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to Tesla and the Combined Company

Tesla may fail to realize all of the anticipated benefits of the offer and the merger or those benefits may take longer to realize than expected.

Tesla believes there are benefits that may be realized through leveraging the products and technology of Maxwell. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the transaction may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect Tesla’s results of operations or cash flows, cause dilution to the earnings per share of Tesla, decrease or delay any accretive effect of the transactions and negatively impact the price of Tesla common stock.

In addition, Tesla and Maxwell will be required to devote attention and resources prior to closing to prepare for the post-closing integration and operation of the combined company, and Tesla will be required post-closing to devote attention and resources to successfully align the business practices and operations of Tesla and Maxwell. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the transactions.

Tesla and Maxwell will incur direct and indirect costs as a result of the offer and the merger.

Tesla and Maxwell will incur expenses in connection with and as a result of completing the offer and the merger and, following the completion of the merger, Tesla expects to incur additional expenses in connection with combining the businesses and operations of Tesla and Maxwell. Factors beyond Tesla’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the offer and the merger are completed.

Risks Related to Tesla’s Business

You should read and consider the risk factors specific to Tesla’s business that will also affect the combined company after the offer and the merger. These risks are described in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See the section entitled “Where to Obtain More Information” for the location of information incorporated by reference in this document.

Risks Related to Maxwell’s Business

You should read and consider the risk factors specific to Maxwell’s business that will also affect the combined company after the offer and the merger. These risks are described in Maxwell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this document, and in other documents that are incorporated by reference into this document. See the section entitled “Where to Obtain More Information” for the location of information incorporated by reference in this document.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this document may contain forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, profitability, expected cost reductions, capital adequacy, expectations regarding demand and acceptance for our technologies, growth opportunities and trends in the market in which we operate, prospects and plans and objectives of management. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates and forecasts, as well as the beliefs and assumptions of Tesla’s management, and are subject to risks and uncertainties that are difficult to predict, including:

•	Tesla’s ability to consummate the proposed transaction on a timely basis or at all;

•

the satisfaction of the conditions precedent to consummation of the proposed transaction, including having a sufficient number of Maxwell shares being validly tendered into the offer to meet the minimum tender condition;

•	the parties’ ability to secure regulatory approvals on the terms expected, in a timely manner or at all;

•	Tesla’s ability to successfully integrate Maxwell operations;

•	Tesla’s ability to implement Tesla’s plans, forecasts and other expectations with respect to Maxwell business after the completion of the transaction and to realize expected synergies;

•

Tesla’s ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits from the transaction will not be realized or will not be realized within the expected time period;

•	disruption from the transaction making it more difficult to maintain business and operational relationships;

•	the negative effects of the announcement or the consummation of the transaction on the market price of Tesla common stock or on Tesla’s operating results;

•	the amount of the costs, fees, expenses and charges related to the offer and the merger;

•	unknown liabilities, including potential Superfund liability;

•	the risk of litigation or regulatory actions related to the transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and

•	other risks detailed in Tesla’s filings with the SEC (see the section entitled “Where to Obtain More Information”).

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth in the section entitled “Risk Factors” and in our other filings with the SEC. We do not assume any obligation to update any forward-looking statements.

THE COMPANIES

Tesla, Inc.

Tesla’s mission is to accelerate the world’s transition to sustainable energy. Tesla designs, develops, manufactures, leases and sells high-performance fully electric vehicles, solar energy generation systems and energy storage products. Tesla also offers maintenance, installation, operation and other services related to its products. Tesla’s production vehicle fleet includes its Model S premium sedan and its Model X sport utility vehicle, which are its highest-performance vehicles, and its Model 3, a lower priced sedan designed for the mass market. Tesla continues to enhance its vehicle offerings with enhanced Autopilot options, Internet connectivity and free over-the-air software updates to provide additional safety, convenience and performance features. In addition, Tesla has several future electric vehicles in its product pipeline, including Model Y, Tesla Semi, a pickup truck and a new version of the Tesla Roadster. Tesla leases and sells retrofit solar energy systems and sells renewable energy and energy storage products to its customers, and is ramping its Solar Roof product that combines solar energy generation with attractive, integrated styling. Tesla’s energy storage products, which it manufactures at Gigafactory 1, consist of Powerwall, mostly for residential applications, and Powerpack, for commercial, industrial and utility-scale applications. Tesla common stock is traded on the Nasdaq Global Select Market under the ticker symbol “TSLA”.

The address of Tesla’s principal executive offices is 3500 Deer Creek Road, Palo Alto, California 94304. Tesla’s telephone number is (650) 681-5000. Tesla also maintains an Internet site at www.tesla.com. Tesla’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

The Offeror

The Offeror, a Delaware corporation, is a direct wholly-owned subsidiary of Tesla. The Offeror is newly formed, and was organized for the purpose of making the offer and consummating the merger. The Offeror has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and those incurred in connection with the offer and the merger. The Offeror’s address is c/o Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304.

Maxwell Technologies, Inc.

Maxwell Technologies, Inc., a Delaware corporation, is a global leader in developing, manufacturing and marketing energy storage and power delivery products for transportation, industrial and other applications. Maxwell’s products are designed and manufactured to perform reliably with minimal maintenance for the life of the applications into which they are integrated, which Maxwell believes gives its products a key competitive advantage. Maxwell has one commercialized product line: energy storage, which consists primarily of ultracapacitors, with applications in multiple industries, including transportation and grid energy storage. In addition to Maxwell’s existing energy storage product line, Maxwell is focused on developing its dry battery electrode technology, which leverages its core dry electrode process technology that it has used to manufacture its ultracapacitors for many years, and which Maxwell believes could be a ground breaking technology for lithium-ion batteries, particularly in the electric vehicle market.

Maxwell common stock is listed on the Nasdaq Global Market under the ticker symbol “MXWL”.

The address of Maxwell’s principal executive offices is 3888 Calle Fortunada, San Diego, California 92123. Maxwell’s telephone number is (858) 503-3300. Maxwell also maintains an Internet site at www.maxwell.com. Maxwell’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

THE OFFER

General

Tesla, through the Offeror, which is a direct wholly-owned subsidiary of Tesla is offering, upon the terms and subject to the conditions set forth in this document and in the accompanying letter of transmittal, to exchange each outstanding share of Maxwell common stock that has been validly tendered and not validly withdrawn in the offer for a fraction of a share of Tesla common stock equal to the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the second trading day prior to the date of the expiration of the offer (the “Tesla trading price”), subject to the minimum. For the avoidance of doubt, if the offer were to expire at 11:59 p.m., Eastern time on a Tuesday, then the five (5) consecutive trading days would be the preceding Monday through Friday assuming each day prior to the Tuesday expiration date was a trading day (other than Saturday or Sunday). In the event that the Tesla trading price is equal to or less than $245.90, the minimum will apply and the exchange ratio will be fixed at 0.0193. Such shares of Tesla common stock plus cash in lieu of any fractional shares of Tesla common stock is referred to herein as the “offer consideration,” and the offer consideration will be paid without interest and less any applicable withholding taxes.

Maxwell stockholders will not receive any fractional shares of Tesla common stock in the offer or the merger, and each Maxwell stockholder who otherwise would be entitled to receive a fraction of a share of Tesla common stock pursuant to the offer or the merger will be paid an amount in cash (without interest) equal to such fractional part of a share of Tesla common stock multiplied by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days ending on and including the second trading day immediately preceding the expiration of the offer. See the section entitled “Merger Agreement—Fractional Shares.”

The purpose of the offer is for Tesla to acquire control of, and ultimately the entire equity interest in, Maxwell. The offer is the first step in Tesla’s plan to acquire all of the outstanding Maxwell shares, and the merger is the second step in such plan. If the offer is completed, validly tendered (and not validly withdrawn) Maxwell shares will be exchanged for the offer consideration, and if the merger is completed, any remaining Maxwell shares that were not tendered into the offer will be converted into the right to receive the offer consideration. If the offer is completed, Tesla intends to promptly consummate the merger as the second step in such plan, subject to the terms and conditions of the merger agreement. The purpose of the merger is for Tesla to acquire all Maxwell shares that it did not acquire in the offer. Upon consummation of the merger, the Maxwell business will be held in a wholly-owned subsidiary of Tesla, and the former Maxwell stockholders will no longer have any direct ownership interest in the surviving corporation.

Background of the Offer and the Merger

The Schedule 14D-9 includes additional information on the background, deliberations and other activities involving Maxwell (see the section entitled “Background of the Offer and the Merger” in the Schedule 14 D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Maxwell together with this document). You are encouraged to read that section in its entirety.

Over the past several years, Tesla and Maxwell have had periodic commercial related discussions in connection with potential opportunities between the two companies. In mid-2018, Tesla and Maxwell began a series of discussions in connection with a potential strategic commercial relationship. As part of their discussions regarding a potential strategic commercial relationship, Dr. Franz Fink, the President and Chief Executive Officer, and other representatives of Maxwell, on the one hand, and representatives of Tesla, on the other hand, have had discussions from time to time to better understand each other’s respective businesses, platforms and products, and to explore various ways in which they could collaborate in order to advance their shared business objectives. These discussions were related to commercial transactions and, at this time, did not involve discussions related to a potential acquisition of Maxwell by Tesla. No commercial agreement was entered into between the parties, and Maxwell never received any revenue from Tesla related to any commercial arrangements.

On December 12, 2018, Brian Scelfo of Tesla contacted Dr. Fink to convey Tesla’s interest in a potential acquisition of Maxwell rather than pursuing a strategic commercial relationship. Prior to December 12, 2018, none of the discussions between representatives of Maxwell and Tesla involved the possibility of an acquisition of Maxwell. Mr. Scelfo explained to Dr. Fink Tesla’s strategic rationale for a potential acquisition of Maxwell. Dr. Fink informed Mr. Scelfo that while Maxwell was not actively looking to sell the company, he would inform the Maxwell board of directors of Tesla’s current interest in a potential acquisition of Maxwell.

On December 13, 2018, Dr. Fink received a call from Mr. Scelfo, who called Dr. Fink as a follow up to his December 12 call, to express Tesla’s interest in conducting due diligence for a potential transaction. Following the call, Mr. Scelfo sent a mutual nondisclosure agreement to Dr. Fink so the parties could begin discussions and for preliminary diligence in connection with a potential transaction. On December 14, 2018, Tesla and Maxwell entered into the mutual nondisclosure agreement related to a possible negotiated transaction between Tesla and Maxwell.

On December 14, 2018, Tesla delivered a non-binding letter of intent to Dr. Fink proposing to acquire 100% of the outstanding shares of capital stock of Maxwell for a per share purchase price of $2.35, which represented a premium of 15.2% from the closing price of Maxwell’s stock on December 14, 2018. The purchase price would be paid in shares of Tesla stock based on an exchange ratio to be fixed at the time of signing definitive transaction documents. In addition, Mr. Scelfo requested that Maxwell enter into an exclusivity agreement as it related to a proposed acquisition and delivered a draft to Dr. Fink. Dr. Fink then promptly informed the Maxwell board of directors of the letter of intent and interest from Tesla.

On December 16, 2018, Dr. Fink called Mr. Scelfo to inform him that the Maxwell board of directors would be holding a telephonic meeting on December 18, 2018, primarily for the purpose of approving a transaction unrelated to the Tesla non-binding letter of intent, and the Maxwell board of directors would also likely consider the Tesla offer at this meeting, but that based on Maxwell’s standalone plan and the moderate proposed premium to the Maxwell trading price represented by Tesla’s initial offer, the offer presented by Tesla would likely not be accepted by the Maxwell board of directors. Dr. Fink and Mr. Scelfo agreed that an in-person meeting between representatives of Tesla and Maxwell would be helpful for Tesla to further understand Maxwell’s products, technology and operations and the benefits of a potential acquisition transaction and allowing it to offer a higher valuation.

Between December 17 and December 19, 2018, Dr. Fink had numerous calls and email correspondence with Mr. Scelfo in order to prepare for an in-person meeting on December 20, 2018. Dr. Fink also informed Mr. Scelfo that the Maxwell board of directors declined Tesla’s offer, and that Tesla would need to increase its offer price to interest the Maxwell Board in a sale transaction.

On December 20, 2018, senior business development and engineering personnel and other members of Tesla management met with the CEO, CFO, senior operations personnel and other members of Maxwell management at Maxwell’s headquarters. Maxwell provided Tesla with further information regarding Maxwell’s products, technology and operations for the purpose of assisting Tesla with further analyzing the benefits of a potential acquisition transaction. Representatives of Tesla also provided information regarding Tesla’s programs and particular interest in Maxwell’s business, product lines and operations.

Following the meeting on December 20, 2018, Mr. Scelfo, on behalf of Tesla, delivered a revised non-binding letter of intent to Dr. Fink to acquire 100% of the outstanding shares of capital stock of Maxwell for a per share purchase price of $3.10, which represented a premium of 56% from the closing price of Maxwell’s stock on

December 20, 2018. Other terms of the offer remained the same as the initial letter of intent. Mr. Scelfo also indicated that a decision regarding a potential acquisition of Maxwell by Tesla would have to be reached quickly in order to not delay other important investment decisions at Tesla. Dr. Fink promptly provided the revised letter of intent to the Maxwell board of directors along with an update of his discussions with Mr. Scelfo.

After the December 22, 2018 Maxwell board of directors meeting, Dr. Fink informed Mr. Scelfo that Tesla’s revised offer was not accepted by the Maxwell board of directors and that the Maxwell board of directors would need a higher price in order to support a sale transaction with Tesla. Dr. Fink informed Mr. Scelfo, however, that he and his team were willing to work with Tesla through the holidays to help Tesla better understand the value that Tesla could realize through an acquisition of the company and further explain why the Maxwell board of directors was seeking a higher valuation.

Between December 23 and December 28, 2018, Dr. Fink had numerous email correspondences with Mr. Scelfo in order to conduct further diligence and discuss the benefits of a potential transaction. During this period, Mr. Scelfo also conveyed that Tesla was no longer interested in a potential strategic commercial arrangement with Maxwell and it would move in a different direction should Maxwell and Tesla be unable to reach an agreement regarding a potential acquisition of the entire capital stock of Maxwell.

After the December 28, 2018 Maxwell board of directors meeting, Dr. Fink contacted Mr. Scelfo via e-mail to discuss why the Maxwell board of directors felt a higher valuation was justified. Dr. Fink also provided Mr. Scelfo with a high-level summary of management’s net present value analysis, as reviewed by the Maxwell board of directors at the meeting earlier in the day. Dr. Fink also provided Mr. Scelfo with buy-in analysis of Maxwell’s larger institutional investors as previously previewed by the Maxwell board of directors. In addition, Dr. Fink reiterated that it was the view of the Maxwell board of directors that a higher value would likely be needed to gain the support of Maxwell’s largest institutional investors. At such time, Dr. Fink indicated to Mr. Scelfo that it was the Maxwell board of directors’ view that it would likely require at least $5.75—$6.00 per share to gain the support of Maxwell’s largest institutional investors.

Between January 3 and January 7, 2019, Dr. Fink had additional email and telephone correspondence with Mr. Scelfo.

On January 7, 2019, Mr. Scelfo, on behalf of Tesla, delivered a revised non-binding letter of intent to Dr. Fink to acquire 100% of the outstanding shares of capital stock of Maxwell for a per share purchase price of $4.35, which represented a premium of 75% from the closing price of Maxwell’s stock on January 7, 2019. The other terms of the offer remained the same as Tesla’s initial letter of intent. Dr. Fink shared the revised non-binding letter of intent with Maxwell’s Strategic Transaction Committee on the morning of January 8, 2019.

In connection with the revised offer, Dr. Fink and Mr. Scelfo agreed to arrange an additional in-person meeting pursuant to which Tesla could meet additional members of the Maxwell team and learn more about Maxwell’s operations, technology and products.

Dr. Fink and Mr. Scelfo continued to communicate via email in between January 7, 2019 and January 10, 2019, and Dr. Fink indicated that Tesla’s latest offer was unlikely to be accepted by the Maxwell board of directors.

On January 11, 2019, senior business development and engineering personnel and other members of Tesla management met with the CEO, CFO, senior operations personnel and other members of Maxwell management and personnel at Maxwell’s headquarters in San Diego. During the meetings, Tesla indicated that members of its management team would be having a technical and business review on the following Monday and an update on negotiations with Maxwell would be provided to Tesla’s Chief Executive Officer and Audit Committee. Tesla made it clear that their latest offer was at the high end of the range in which approval from its Audit Committee had been given. Moreover, Mr. Scelfo indicated that, while Tesla may consider any counter-proposal from Maxwell, any higher proposal from Maxwell may cause Tesla to discontinue discussions and explore any and all alternative solutions available to Tesla, including alternatives that were simultaneously being considered or in development at Tesla.

On January 18, 2019, Mr. Scelfo, on behalf of Tesla, delivered a revised non-binding letter of intent to Dr. Fink. The offer continued to be an acquisition of 100% of the outstanding shares of capital stock of Maxwell. In the non-binding letter of intent, Tesla indicated a new per share purchase price of $4.75. While this was still lower than Maxwell’s initial request of $5.75—$6.00 per share that was discussed with Mr. Scelfo in December, it represented a premium of 66% from the closing price of Maxwell’s stock on January 17, 2019. Tesla indicated it would be amenable to discussing a fixed value construct, subject to a potential mutually agreed to price collar should Tesla share price move outside a certain percentage between signing and closing.

On January 20, 2019, Maxwell received a priority due diligence list from Tesla.

On January 23, 2019, Maxwell provided certain employees of Tesla with access to a virtual data room that contained materials regarding Maxwell’s business that were responsive to Tesla’s priority due diligence request list. Throughout the negotiation period, Maxwell continued to provide materials and Tesla continued to conduct due diligence on Maxwell.

From January 19 through January 22, 2019, Tesla and Maxwell continued to exchange revised drafts of the non-binding letter of intent and exclusivity agreement.

On January 23, 2019, Maxwell and Tesla entered into the non-binding letter of intent and an exclusivity and non-solicitation agreement with Tesla providing for exclusive negotiations through February 21, 2019. Later on January 23, 2019, Wilson Sonsini Goodrich and Rosati, Tesla’s outside legal advisors (“WSGR”), sent a draft of a proposed definitive merger agreement to representatives of DLA Piper LLP (US), Maxwell’s outside legal advisor (“DLA”). Neither the non-binding letter of intent nor the exclusivity and non-solicitation agreement included any standstill-related obligations on the part of Tesla relating to the potential acquisition or control of Maxwell.

Between January 23, 2019 and February 1, 2019, representatives of Maxwell held a number of lengthy management meetings in person and by conference call with various representatives of Tesla, during which in-depth financial, technological, legal and other due diligence was conducted, including meetings at Tesla’s offices on January 24 and 25, 2019, between members of Maxwell’s management and other employees of Tesla.

On January 24, 2019, representatives of DLA provided a revised draft of the definitive merger agreement to representatives of WSGR. Significant areas of negotiation included the scope and terms of the interim operating covenants, the timing of the closing and the outside date for the transaction, the structure of the transaction, the calculation of the Tesla trading price and collar terms, the terms upon which Maxwell could consider an alternative acquisition proposal and the process for dealing with any such proposal, and triggers for the possible payment of a termination fee and/or possible expense reimbursement.

On January 26, 2019, WSGR sent an initial draft of a form tender and support agreement in line with Tesla’s request to have certain Maxwell executive officers and all directors and their affiliated funds sign such an agreement. On January 27, 2019, representatives of DLA provided a revised draft of the form of tender and support agreement to representatives of WSGR, which was finalized over the course of the next several days.

On January 26, 2019, Tesla delivered a more extensive due diligence request list to Maxwell that supplemented the initial high priority due diligence request list. Maxwell continued to provide materials to Tesla in response to the due diligence request lists.

Between January 25 and February 2, 2019, representatives of DLA and representatives of WSGR exchanged drafts of the merger agreement and ancillary transaction documents and held telephonic discussions to progress negotiations between the parties on transaction terms.

On January 31, 2019, members of Maxwell management, along with representatives of DLA, held a conference call with members of Tesla management regarding reverse legal and financial due diligence by Maxwell of Tesla and Tesla Common Stock.

After the close of market trading on February 1, 2019, representatives of Tesla visited Maxwell’s facility in Peoria, Arizona, to view the commercial production facility. Members of Maxwell’s senior management and engineering personnel were also present.

On February 3, 2019, the Tesla board of directors held a special meeting and approved the terms of the merger agreement and the transactions contemplated thereby.

Following the meeting, on February 3, 2019, Maxwell and Tesla signed the definitive merger agreement and, before the open of markets on February 4, 2019, Maxwell issued a press release announcing the transaction.

Maxwell’s Reasons for the Offer and the Merger; Recommendation of the Maxwell Board of Directors

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, the Maxwell board of directors consulted with Maxwell’s management, as well as Barclays, its external financial advisor, and DLA, its external legal counsel. In the course of reaching its determination that the offer and the merger are fair to, and in the best interests of Maxwell stockholders, and its recommendation that Maxwell stockholders accept the offer and tender their shares of Maxwell common stock in the offer, the Maxwell board of directors considered numerous reasons, including the following material reasons and benefits of the offer and merger, each of which the Maxwell board of directors believed supported its unanimous determination and recommendation:

•

Offer Price. The Maxwell board of directors considered the fact that the per share offer price of $4.75 per share of Maxwell common stock represents a significant premium over the market prices at which the Maxwell common stock had been trading, including representing a (i) 55% premium over the closing price of $3.07 per share of Maxwell common stock on the day before the date of the merger agreement and (ii) 74% premium over the volume weighted average trading price of $2.73 per share of Maxwell common stock during the one-month period prior to the date of the merger agreement.

•

Certainty of Value. The Maxwell board of directors considered the fact that the per share offer price of $4.75 per share of Maxwell common stock represented a fixed per share value, that would only decrease if Tesla’s stock price suffered a significant decrease.

•

Implied Valuation. The Maxwell board of directors considered the fact that the valuation of Maxwell implied by the offer price was at a premium to the comparable company and precedent transaction multiples identified by Maxwell and its advisors.

•

Combined Resources, Complementary Products, Execution Risks in Remaining Independent, Partnership with Tesla and Future Success. The Maxwell board of directors carefully considered the current and historical financial condition, results of operations, business, competitive position and prospects of Maxwell. Additionally, the Maxwell board of directors also considered a number of other reasons, including:

•	Combined Resources. The Maxwell board of directors’ belief that the transaction would provide Maxwell with the substantial resources necessary to develop and commercialize its technology.

•

Execution Risks in Remaining Independent. The Maxwell board of directors considered a number of the business challenges that Maxwell was facing, including the operational and business risks of operating as an independent company, liquidity, cash position and forecasted capital requirements, the current competitive environment in Maxwell’s industry as well as general uncertainty surrounding forecasted economic conditions, both in the near-term and long-term.

•

Future Success. Given the consideration payable to Maxwell stockholders is Tesla common stock, Maxwell stockholders will continue to be able to meaningfully participate in the future growth of Tesla and, indirectly, Maxwell.

•

Opinion of Maxwell’s Financial Advisor. The Maxwell board of directors considered Barclays’ oral opinion and analysis as of February 3, 2019, subsequently confirmed in writing, to the Maxwell board of directors to the effect that, subject to the reasons and assumptions set forth therein, from a financial point of view, the offer consideration to be offered to the holders (other than Tesla and its affiliates) of shares of Maxwell common stock pursuant to the merger agreement was fair to such holders. The Maxwell board of directors was aware that Barclays became entitled to certain fees upon the announcement of the merger agreement and delivery of their written opinion and will become entitled to additional fees upon consummation of the merger. See “—Opinion of Maxwell’s Financial Advisor.”

•

Certainty of Liquidity; Potential Participation in Growth. The Maxwell board of directors considered the form of the consideration payable to Maxwell stockholders. The stock consideration will offer the ability to participate in the future growth of Tesla and, indirectly, Maxwell and to benefit from any potential appreciation that may be reflected in the value of Tesla common stock (which future earnings growth rate may represent a different growth rate than Maxwell’s business on a standalone basis), as well as the ability to attain liquidity should any of the Maxwell stockholders choose not to retain their shares of Tesla common stock.

•	Likelihood of Completion. The Maxwell board of directors considered its belief that the offer and the merger will likely be consummated, based on, among other reasons:

•	the absence of any financing condition to consummation of the offer or the merger;

•	the reputation and financial condition of Tesla; and

•

Maxwell’s ability to request the Delaware Court of Chancery to specifically enforce the merger agreement, including the consummation of the offer and the merger, subject to the terms and conditions therein.

•

Certain Management Projections. The Maxwell board of directors considered certain financial projections for Maxwell prepared by Maxwell management, which reflected certain assumptions of Maxwell’s senior management. The financial projections are set forth in “Item 4—The Solicitation or Recommendation” in the Schedule 14D-9.

•

Competing Offers. The Maxwell board of directors considered the fact that Maxwell, together with management and its financial advisor, contacted several potential acquirors regarding a sale of Maxwell and did not receive a more compelling offer. In fact, neither Maxwell not its advisors received any formal offers or indications of interest from any third party that it would be interested in acquiring the company.

•

Other Terms of the Merger Agreement. The Maxwell board of directors considered other terms of the merger agreement, which are more fully described in the section entitled “Merger Agreement.” Certain provisions of the merger agreement that the Maxwell board of directors considered important included:

•

Ability to Respond to Certain Unsolicited Acquisition Proposals. The merger agreement permits the Maxwell board of directors, in furtherance of the exercise of its fiduciary duties under Delaware law, to consider and engage in negotiations or discussions with third parties regarding alternative transactions under certain circumstances (see the section entitled “Merger Agreement—No Solicitation of Other Offers by Maxwell”);

•

Fiduciary Termination Right. The Maxwell board of directors may terminate the merger agreement to accept a superior proposal if certain conditions are met, including providing Tesla an opportunity to match such proposal and the payment of the termination fee to Tesla (see the section entitled “Merger Agreement—Termination of the Merger Agreement—Termination by Maxwell”);

•

Termination Fee. Although Maxwell must pay a termination fee as a condition to terminating the merger agreement to accept a superior proposal in the circumstances described above, the termination fee of 3.5% of the equity value of the transaction is comparable to other selected transactions;

•

Conditions to Consummation of the Offer and the Merger; Likelihood of Closing. The fact that the Offeror’s obligations to purchase (and Tesla’s obligation to cause the Offeror to purchase) shares of Maxwell common stock in the offer and to close the merger are subject to limited and customary conditions, and the resulting belief of the Maxwell board of directors that the offer and the merger are reasonably likely to be consummated; and

•

Extension of Offer Period. The fact that in the event that the conditions of the offer, with the exception of certain conditions, have not been satisfied or waived at the scheduled expiration of the offer, the Offeror must extend the offer for up to four (4) successive extension periods of up to ten (10) business days each until such conditions have been satisfied or waived, subject to the outside date provided in the merger agreement and the other terms and conditions of the merger agreement.

•

Tax Consequences of the Receipt of Tesla Common Stock. The Maxwell board of directors considered the fact that each of Maxwell and Tesla intends that the receipt of shares of Tesla common stock in exchange for the shares of Maxwell common stock pursuant to the offer and the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, to the Maxwell stockholders for U.S. federal income tax purposes.

In reaching its determinations and recommendations described above, the Maxwell board of directors also considered the following potentially negative reasons:

•

Announcement. The Maxwell board of directors considered the fact that the announcement of the offer could result in a disruption of Maxwell’s business and relationships with certain customers, suppliers, vendors and employees.

•

Interim Operating Covenants. The Maxwell board of directors considered that the merger agreement imposes certain restrictions on the conduct of Maxwell’s business prior to the consummation of the merger (see the section entitled “Merger Agreement—Conduct of Business Before Completion of the Merger—Restrictions on Maxwell’s Operations”).

•

Risks the Offer and the Merger May Not Be Completed. The Maxwell board of directors considered the risk that the conditions to the offer may not be satisfied and that, therefore, the offer and the merger may not be consummated. The Maxwell board of directors also considered the impact on Maxwell if the offer and the merger were not consummated, including the likely negative impact on Maxwell’s near-term stock price, potential loss of net operating loss based on the change of ownership of stock after announcement, diversion of management and employee attention, potential employee attrition and the potential negative effect on business relationships.

•

Interests of Directors and Executive Officers. The Maxwell board of directors considered the potential conflict of interest created by the fact that Maxwell’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the offer and the merger. See the section entitled “The Offer—Interests of Certain Persons in the Offer and the Merger.”

•	No Appraisal Rights. The Maxwell board of directors considered the absence of statutory appraisal rights under Delaware law in connection with the merger for Maxwell stockholders.

The foregoing discussion of the reasons considered by the Maxwell board of directors is intended to be a summary and is not intended to be exhaustive, but rather includes the material reasons considered by the

Maxwell board of directors. After considering these reasons, the Maxwell board of directors concluded that the positive reasons relating to the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, substantially outweighed the potential negative reasons. The Maxwell board of directors collectively reached the unanimous conclusion to approve the merger agreement and the related transactions, including the offer and the merger, in light of the various reasons described above and other reasons that the members of the Maxwell board of directors believed were appropriate. In view of the wide variety of reasons considered by the Maxwell board of directors in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and the complexity of these matters, the Maxwell board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific reasons it considered in reaching its decision, and it did not undertake to make any specific determination as to whether any reasons, or any particular aspect of any reasons, supported or did not support its ultimate determination. Rather, the Maxwell board of directors made its recommendation based on the totality of information it received and the investigation it conducted. In considering the reasons discussed above, individual directors may have given different weights to different factors.

Tesla’s Reasons for the Offer and the Merger

In reaching its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, Tesla’s board of directors consulted with Tesla’s management, as well as Tesla’s legal advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement (not in any relative order of importance):

•	the view that the merger will generate cost savings and improvements;

•	the strength of Maxwell’s management team, engineering and manufacturing teams, and the cultural similarities between the two companies;

•

the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transactions;

•

the anticipated short time period from announcement to completion achievable through the exchange offer structure and the expectation that the conditions to the consummation of the offer and the merger will be satisfied on a timely basis;

•

the amount and form of consideration to be paid in the transaction, including the fact that there is a floor on the exchange ratio favorable to Tesla, and the other financial terms of the transactions;

•	current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Tesla common stock and Maxwell common stock;

•

the Tesla’s board of directors and Tesla’s management’s familiarity with the business operations, strategy, earnings and prospects of each of Tesla and Maxwell and the scope and results of the due diligence investigation of Maxwell conducted by Tesla;

•

the entry into the support agreements by certain of Maxwell’s directors, officers and largest stockholders, whose shares in the aggregate represent approximately 7.65% of the voting power of all outstanding Maxwell shares as of February 11, 2019; and

•	Maxwell’s management’s recommendation in favor of the offer and the merger.

Tesla’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

•	the risk that the potential benefits of the acquisition may not be fully or even partially achieved, or may not be achieved within the expected timeframe;

•	costs associated with the transactions;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed;

•

the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Maxwell and its subsidiaries, which may not entitle Tesla to terminate the merger agreement;

•	the challenges and difficulties relating to combining the operations of Tesla and Maxwell;

•

the risk of diverting Tesla’s management focus and resources from other strategic opportunities and from operational matters while working to implement the acquisition of Maxwell, and other potential disruption associated with combining the two companies;

•	the effects of general competitive, economic, political and market conditions and fluctuations on Tesla, Maxwell or the combined company; and

•	various other risks associated with the acquisition and the businesses of Tesla, Maxwell and the combined company, some of which are described under the section entitled “Risk Factors.”

Tesla’s board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits of completing the offer and the merger. Accordingly, Tesla’s board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Tesla board of directors is not intended to be exhaustive, but includes the material positive and negative factors considered. The Tesla board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Tesla board of directors based its determination on the totality of the information presented.

The financial projections prepared by Maxwell’s management referred to herein are set forth in “Item 4—The Solicitation or Recommendation” in the Schedule 14D-9.

Opinion of Maxwell’s Financial Advisor

Maxwell engaged Barclays Capital Inc. (“Barclays”) to act as its financial advisor with respect to pursuing strategic alternatives for Maxwell, including a possible sale of Maxwell, pursuant to an engagement letter dated January 24, 2017. On February 3, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to Maxwell’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the holders of Maxwell common stock (other than holders of cancelled shares and converted awards following the merger) pursuant to the merger agreement is fair, from a financial point of view, to such stockholders.

The full text of Barclays’ written opinion, dated as of February 3, 2019, is attached as Annex B. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the board of directors of Maxwell, addresses only the fairness, from a financial point of view, of the consideration to be offered to the holders of Maxwell common stock (other than holders of converted awards and cancelled shares following the merger) pursuant to the merger agreement and does not constitute a recommendation to any stockholder of Maxwell as to whether or not such stockholder should tender the shares of Maxwell common stock pursuant to the offer or how such stockholder should vote or act with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Maxwell and Tesla and were unanimously approved by Maxwell’s board of directors. Barclays did not recommend any specific form of consideration to Maxwell or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, Maxwell’s underlying business decision to proceed with or effect the proposed transaction, the likelihood of the consummation of the proposed transaction, or the relative merits of the proposed transaction as compared to any other transaction in which Maxwell may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of Maxwell in the proposed transaction. No limitations were imposed by Maxwell’s board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, dated as of February 3, 2019, and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning Maxwell that Barclays believed to be relevant to its analysis, including Maxwell’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2016 and December 31, 2017 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Maxwell furnished to Barclays by Maxwell, including financial projections prepared by Maxwell’s management;

•	reviewed and analyzed a trading history of Maxwell common stock from January 31, 2016 to January 31, 2019;

•

reviewed and analyzed a comparison of the historical financial results and present financial condition of Maxwell and certain multiples of financial metrics based on financial metrics of Maxwell with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	the results of Barclays’ efforts to solicit indications of interest from third parties with respect to a sale of Maxwell;

•	had discussions with the management of Maxwell concerning its business, operations, assets, liabilities, financial condition and prospects; and

•	has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Maxwell that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Maxwell, upon advice of Maxwell, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Maxwell as to Maxwell’s future financial performance and that Maxwell will perform substantially in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Maxwell and did not make or obtain any evaluations or appraisals of the assets or liabilities of Maxwell. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, February 3, 2019. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after February 3, 2019. Barclays expressed no opinion as to the: (i) prices at which shares of Maxwell common stock would trade following the announcement or consummation of the proposed transaction or (ii) prices at which Tesla common stock would trade following the announcement or consummation of the proposed transaction, including whether the price of Tesla common stock will trade at a level at or below the floor price or any adjustment to the offer consideration resulting therefrom. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Tesla common stock to be held by the stockholders of Maxwell after the consummation of the proposed transaction will be in excess of the market value of Maxwell common stock owned by such stockholders at any time prior to the announcement or consummation of the proposed transaction.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. Additionally, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all the agreements related thereto. Barclays also assumed, upon the advice of Maxwell, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood Maxwell had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Maxwell common stock but rather made its determination as to fairness, from a financial point of view, to the holders of Maxwell common stock (other than holders of cancelled shares and converted awards following the merger) of the consideration to be offered to such stockholders pursuant to the merger agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to Maxwell’s board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Maxwell or any other parties to the proposed transaction. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Maxwell, Tesla, the Offeror or the proposed transaction, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Maxwell, Tesla, the Offeror, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

In connection with its analysis described below, per the instructions of Maxwell management, Barclays assumed (i) Maxwell total indebtedness of approximately $46 million, (ii) Maxwell total cash and investments of approximately $58 million, (iii) Maxwell shares of common stock of 46,008,549 outstanding on a fully diluted basis using the treasury stock method, (iv) Maxwell options of 356,117 outstanding with exercise prices ranging from $4.72 per share to $17.71 per share and (v) Maxwell restricted share units of 3,887,884.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Maxwell by reference to those companies, which could then be used to calculate implied equity value per share ranges, Barclays reviewed and compared specific financial and operating data relating to Maxwell with selected companies that Barclays, based on its experience in the energy storage and related industries, deemed comparable to Maxwell. The selected comparable companies were:

•	Arotech Corporation

•	Camel Group Co. Ltd.

•	EnerSys

•	FuelCell Energy Inc.

•	GS Yuasa Corporation

•	Highpower International, Inc.

•	Plug Power Inc.

•	Ultralife Corporation

Barclays calculated and compared various financial multiples and ratios of Maxwell and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its enterprise value to its 2018, 2019 and 2020 estimated revenue. Revenue estimates were not available for Highpower International, Inc. or Ultralife Corporation. The enterprise value (“EV”) of each company was calculated as (i) the sum of (a) the market value of its fully diluted equity value, using the treasury stock method, based on closing stock prices on February 1, 2019, (b) the amount of its short- and long-term debt, (c) the value of any preferred stock (at liquidation value), (d) the value of any pension liabilities and (e) the book value of any minority interest, less (ii) the value of its cash, cash equivalents and short and long-term liquid investments. All of these calculations for the comparable companies were performed, and, in the case of Maxwell were based on the financial and operating information and financial projections provided to Barclays by Maxwell management, and in the case of the selected comparable companies were based on publicly available financial data and closing prices, as of February 1, 2019, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable company analysis are summarized below:

EV/Revenue Multiples
Comparable Companies	2018E	2019E	2020E
Arotech Corporation	1.02x	0.93x	0.85x
Camel Group Co. Ltd.	1.02x	0.75x	0.62x
EnerSys*	1.64x	1.39x	1.29x
FuelCell Energy Inc.**	2.20x	2.03x	1.45x
GS Yuasa Corporation	0.55x	0.53x	0.52x
Highpower International, Inc.	N/A	N/A	N/A
Plug Power Inc.	3.31x	2.55x	1.98x
Ultralife Corporation	N/A	N/A	N/A

Low	0.55x	0.53x	0.52x
Median	1.33x	1.16x	1.07x
High	3.31x	2.55x	1.98x

*	EnerSys pro forma for acquisition of Alpha Technologies for $750mm completed 12/10/2018.
**	FuelCell pro forma for acquisition of Bridgeport Fuel Cell Park for $36.6mm expected to close by early 2019.

Barclays selected the comparable companies listed above because of similarities in one or more business or operating characteristics with Maxwell. However, because of the inherent differences between the business, operations and prospects of Maxwell and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Maxwell and the selected comparable companies that could affect its public trading values in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Maxwell and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 1.25x to 1.75x to 2018 estimated EV / Revenue, 1.00x to 1.50x to 2019 estimated EV / Revenue, 1.00x to 1.50x to 2020 estimated EV / Revenue for Maxwell and applied such ranges to the management projections to calculate a range of implied equity values per share of Maxwell. The following summarizes the result of these calculations:

	Multiple Range	Indicative Equity Values Per Share of Maxwell Common Stock
EV / 2018E Revenue	1.25x – 1.75x	$2.51 – $3.41
EV / 2019E Revenue	1.00x – 1.50x	$2.26 – $3.28
EV / 2020E Revenue	1.00x – 1.50x	$2.95 – $4.30

Barclays noted that on the basis of the selected comparable company analysis, the offer consideration of $4.75 per share, payable in Tesla common stock, based on the closing prices of Tesla and Maxwell common stock on February 1, 2019, was above the range of implied equity values per share calculated pursuant to the foregoing analysis.

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices paid and implied financial multiples in selected other transactions that Barclays, based on its experience with merger and acquisition transactions in the energy storage and battery industry, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Maxwell with respect to the size, mix, margins and other characteristics of their businesses. Using publicly available information, Barclays calculated and analyzed multiples of the EV to Revenue for the last twelve-months (“LTM Revenue”) implied by the prices paid in the selected precedent transactions.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis ($ in millions):

Selected Precedent Transactions

Date Announced	Date Closed	Acquiror	Target	Enterprise Value	EV/LTM Revenue Multiples
11/13/2018	Pending	Brookfield Business Partners	Johnson Controls International Plc (Power Solutions)	$13,200	1.65x
8/3/2018	Pending	Envision Energy USA Ltd.	Nissan Motor Co., Ltd (Electric Battery Operations)	$1,000	N/A
2/28/2017	4/28/2017	Maxwell	Nesscap Energy, Inc.	$25	1.27x
2/23/2017	4/19/2017	KEMET Corp.	NEC TOKIN Corp.	$522	1.74x
5/9/2016	7/21/2016	Total SA	Saft Groupe SA	$1,171	1.35x
1/13/2016	1/13/2016	Ultralife Corporation	Accutronics Ltd.	$11	0.88x
10/28/2013	11/1/2013	EnerSys	Quallion LLC	$30	3.00x
6/14/2011	6/13/2011	KEMET Corp.	Cornell Dubilier Foil LLC	$15	N/A
12/23/2009	2/1/2010	OM Group, Inc.	EaglePicher Technologies LLC	$172	1.38x
7/27/2009	7/27/2009	TransDigm Group, Inc.	Acme Aerospace, Inc.	$40	2.22x

				High	3.00x

				Mean	1.69x

				Median	1.51x

				Low	0.88x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Maxwell and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and Maxwell.

Based upon these judgments, Barclays selected a range of 1.25x to 2.00x to EV / LTM Revenue and applied such range to the LTM Revenue (for the 12-months period ending on December 31, 2018), per Maxwell management’s financial projections for Maxwell, to calculate a range of implied prices per share of Maxwell. Barclays’ selected precedent transactions analysis yielded a reference equity value range for Maxwell common stock of $2.51 to $3.87 per share.

Barclays noted that on the basis of the selected precedent transaction analysis, the offer consideration of $4.75 per share, payable in Tesla common stock, based on the closing prices of Tesla and Maxwell common stock on February 1, 2019, was above the range of implied equity values per share calculated pursuant to the foregoing analysis.

Discounted Cash Flow Analysis

In order to estimate the present value of Maxwell common stock, Barclays performed a discounted cash flow analysis of Maxwell. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated EV of Maxwell using the discounted cash flow method, Barclays assessed (i) Maxwell’s projected after-tax unlevered free cash flows for calendar years 2019 through 2025 based on management projections (see the section entitled “Item 4—The Solicitation or Recommendation” in the Schedule 14D-9) and (ii) the “terminal value” of Maxwell as of December 31, 2025, their present values assuming a mid-year convention for free cash flows for 2019—2025 and applying 6% tax rate (per Maxwell’s management) to the 2025 cash flow for the “terminal value” calculation purpose and using a range of selected discount rates and added such discounted amounts together. The after-tax unlevered free cash flows were calculated by taking the tax-effected EBIT (see the discussion in the section entitled “Item 4—The Solicitation or Recommendation” in the Schedule 14D-9), adding depreciation and subtracting capital expenditures and adjusting for changes in net working capital. The residual value of Maxwell at the end of the forecast period, or “terminal value,” was estimated by selecting a range of perpetuity growth rates of 3% to 5%, which was derived by Barclays utilizing its professional judgment and experience, taking into account Maxwell’s financial forecasts and market expectations and applying such range to Maxwell’s projections for the calendar year ending December 31, 2025.

Barclays analyzed the weighted average cost of capital for Maxwell, utilizing a risk-free rate of return based on the twenty year government bond yield as of February 1, 2019, a 5-year unadjusted beta for each of Maxwell and such selected comparable companies (outlined in the “Selected Comparable Companies Analysis”) per Bloomberg, normalized statutory tax rates, size premium for Maxwell based on the companies with $88 million - $166 million in equity value per Duff and Phelps, and historical long term equity risk premium per Duff and Phelps. This analysis indicated an approximately 18.41% weighted average cost of capital for Maxwell based on its current capital structure, a weighted average cost of capital for Maxwell of approximately 18.38% assuming Maxwell’s capital structure was comparable to the median of the comparable companies described above and a weighted average cost of capital of 15.33% for Maxwell based on the median of the unlevered beta and the median of the capital structure for such selected comparable companies. Based on the foregoing analysis, Barclays selected a range of discount rates of 14.0% to 18.0% was selected based on an analysis of the weighted average cost of capital of Maxwell and the selected comparable companies used in the “Selected Comparable Companies Analysis” described above. Barclays then calculated a range of implied prices per share of Maxwell by subtracting estimated net debt (including assumed make-whole payments under Maxwell’s convertible debt) as of December 31, 2018 from Maxwell’s estimated EV calculated using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Maxwell, calculated using the treasury stock method, and using the number of Maxwell shares, options to purchase Maxwell shares and Maxwell restricted units outstanding as of January 31, 2019, per Maxwell management. The range of implied equity values per share of Maxwell common stock resulting from Barclays’ discounted cash flow analysis was $2.78—$5.74.

Barclays noted that on the basis of the discounted cash flow analysis, the offer consideration of $4.75 per share, payable in Tesla common stock, based on the closing prices of Tesla and Maxwell common stock on February 1, 2019, was within the range of implied equity values per share calculated pursuant to the foregoing analysis.

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were reviewed and provided for the Maxwell board of directors for informational purposes, including, among other things, the Historical Share Price Analysis and Transaction Premium Analysis described below.

Historical Share Price Analysis

In order to provide background information and perspective to the Maxwell board of directors with respect to, and to illustrate the trend in the historical trading prices of Maxwell common stock, Barclays considered historical data with regard to the trading prices of Maxwell common stock for the period from February 1, 2018 to February 1, 2019. Barclays noted that during the 52-week period preceding the date of Barclays’ fairness opinion, the closing price of Maxwell common stock ranged from $1.80 to $6.14.

Transaction Premium Analysis

In order to provide background information and perspective to the Maxwell board of directors with respect to, and to assess the implied premium offered to the holders of Maxwell common stock in the proposed transaction relative to the premiums offered to stockholders in other transactions, Barclays reviewed the 1-day and 30-day premiums paid in 280 global public technology M&A transactions greater than $25 million in value from February 1, 2016 to February 1, 2019 using publicly available information. The results of this transaction premium analysis are summarized below:

	Public Technology M&A Premiums
	1st Quartile	Median	Mean	3rd Quartile
1-Day Premium	12%	24%	35%	43%
30-Day Premium	15%	28%	37%	44%

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Maxwell’s board of directors selected Barclays because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Maxwell in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, Maxwell has paid Barclays an opinion fee of $500,000 and has agreed to pay Barclays an additional transaction fee, currently estimated at approximately $4.37 million, which will be payable by Maxwell upon consummation of the transactions contemplated by the merger agreement. In addition, Maxwell has agreed to reimburse Barclays for its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Maxwell and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Maxwell, Tesla and their affiliates in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. During the past two years, Barclays has received fees for investment banking and financial services unrelated to the transaction contemplated by the merger agreement of approximately $4.9 million from Maxwell. In the past two years, Barclays has performed the following investment banking and financial services: (i) acted as bookrunner in connection with Tesla’s offering of $1.0 billion convertible notes in March 2017; (ii) acted as an underwriter in connection with Tesla’s $402.5 million follow-on offering in March 2017; (iii) acted as financial advisor in connection with Maxwell’s Defense Advisory Settlement entered into in April 2017; (iv) acted as joint bookrunner in connection with Tesla’s inaugural high yield offering of $1.80 billion senior notes due 2025 in August 2017; (v) acted as an underwriter in connection with the Maxwell’s $46.0 million senior unsecured convertible notes offering in October 2017; (vi) acted as an underwriter in connection with the Maxwell’s $23.0 million follow-on offering in August 2018; and (vii) acted as financial advisor in connection with the Maxwell’s divestiture of its high voltage capacitors business in December 2018. In addition, (i) Barclays is currently engaged by the Maxwell to advise on certain corporate defensive advisory matters should they arise and we would receive customary fees in connection therewith; (ii) an affiliate of Barclays acts as a lender under Tesla’s $1.2 billion revolving credit facility which expires in June 2020; (iii) in addition to the lending relationship with Tesla specified in the preceding clause, an affiliate of Barclays also acts as a lender in connection with two other facilities with different entities affiliated with Tesla, both of which expire in August 2019; and (iv) Barclays remains in contact with Tesla concerning the possible future provision of investment banking and financial services.

Barclays, its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Maxwell and Tesla and their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of Maxwell shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Maxwell’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of Maxwell shares.

Expiration of the Offer

The offer commenced on February 20, 2019 and is scheduled to expire at 11:59 p.m., Eastern time, at the end of April 10, 2019, unless extended or terminated in accordance with the merger agreement. “Expiration date” means 11:59 p.m., Eastern time, at the end of April 10, 2019 unless and until the Offeror has extended the period during which the offer is open, subject to the terms and conditions of the merger agreement, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the Offeror, will expire.

Extension, Termination and Amendment of Offer

Subject to the provisions of the merger agreement and the applicable rules and regulations of the SEC, and unless Maxwell consents otherwise (which may be granted or withheld in its sole discretion) or the merger agreement is otherwise terminated:

•

the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Tesla and Maxwell) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, if any then-scheduled expiration of the offer occurs on or before July 3, 2019, then the Offeror may not extend the offer beyond 11:59 p.m., Eastern time, on July 3, 2019; and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Maxwell must, extend the offer for up to four successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Tesla) (or for such longer period as may be agreed by Tesla and Maxwell); however, in no event will the Offeror be required to extend the expiration of the offer for more than 40 business days in the aggregate for these reasons or July 3, 2019, whichever is earlier.

No extension will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Tesla or Maxwell if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Tesla or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Maxwell shares pursuant to the offer, or if the acceptance for exchange of Maxwell shares tendered in the offer has not occurred on or before July 3, 2019, which we refer to as the “outside date.” See the section entitled “Merger Agreement—Termination of the Merger Agreement.”

The Offeror expressly reserves the right to waive any offer condition or modify the terms of the offer, except that the Offeror may not make certain changes to the offer or waive certain conditions to the offer without the prior written consent of Maxwell (which may be granted or withheld in its sole discretion). Changes to the offer that require the prior written consent of Maxwell include changes (i) that change the form of consideration to be paid in the offer, (ii) that decrease the consideration in the offer or the number of Maxwell shares sought in the offer, (iii) that extend the offer (other than in a manner required or permitted by the merger agreement), (iv) that impose conditions to the offer not included in the merger agreement, (v) that amend or modify any of the conditions to the offer or (vi) that amend or modify any other term of or condition to the offer in any manner that is adverse to the holders of Maxwell shares.

Conditions to the offer that the Offeror and Tesla may not amend, modify or waive without the prior written consent of Maxwell (which may be granted or withheld in its sole discretion) include (i) the minimum tender condition, (ii) the receipt of required regulatory approvals, (iii) lack of legal prohibitions, (iv) the effectiveness of the registration statement on Form S-4 of which this document is a part and (v) the approval for listing on the Nasdaq Global Select Market of the Tesla shares to be issued in the offer and the merger.

The Offeror will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If the Offeror materially changes the terms of the offer or the information concerning the offer, or if the Offeror waives a material condition of the offer, in each case, subject to the terms and conditions of the merger agreement, the Offeror will extend the offer to the extent legally required under the Exchange Act.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of California or New York or is a day on which banking institutions located in such states are authorized or required by applicable law or other governmental action to close.

No subsequent offering period will be available following the expiration of the offer without the prior written consent of Maxwell, other than in accordance with the extension provisions set forth in the merger agreement.

Exchange of Shares; Delivery of Tesla Shares

Tesla has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the offer and the merger (the “exchange agent”) to handle the exchange of Maxwell shares for the offer consideration in the offer and the merger.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment), the Offeror will accept for exchange, and will exchange, Maxwell shares validly tendered and not validly withdrawn in the offer, promptly after the expiration of the offer. In all cases, a Maxwell stockholder will receive consideration for Maxwell shares tendered in the offer only after timely receipt by the exchange agent of certificates for those shares (or of a confirmation of a book-entry transfer of such shares into the exchange agent’s account at The Depository Trust Company (“DTC”)) (as described in “—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer), together with any other required documents.

For purposes of the offer, the Offeror will be deemed to have accepted for exchange Maxwell shares validly tendered and not validly withdrawn if and when it notifies the exchange agent of its acceptance of those Maxwell shares pursuant to the offer. The exchange agent will deliver to the applicable Maxwell stockholders any Tesla shares issuable in exchange for Maxwell shares validly tendered and accepted pursuant to the offer promptly after receipt of such notice. The exchange agent will act as the agent for tendering Maxwell stockholders for the purpose of receiving Tesla shares from the Offeror and transmitting such Tesla shares to the tendering Maxwell stockholders.

If the Offeror does not accept any tendered Maxwell shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, the Offeror will cause to be returned certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the Maxwell shares to be returned will be credited to an account maintained with DTC or otherwise credited to the tendering stockholder as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

Maxwell stockholders can withdraw tendered Maxwell shares at any time until the expiration of the offer and, if the Offeror has not agreed to accept the shares for exchange on or prior to April 10, 2019, Maxwell stockholders can thereafter withdraw their shares from tender at any time after such date until the Offeror accepts shares for exchange. Any Maxwell stockholder that validly withdraws previously validly tendered Maxwell shares will receive shares of the same class of Maxwell common stock that were tendered.

For the withdrawal of Maxwell shares to be effective, the exchange agent must receive a written notice of withdrawal from the Maxwell stockholder at one of the addresses set forth elsewhere in this document prior to the expiration of the offer. The notice must include the Maxwell stockholder’s name, address, social security number (or tax identification number in the case of entities), the certificate number(s), if any, the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates.

The Offeror will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding, subject to any judgment of any court of competent jurisdiction. None of the Offeror, Tesla, Maxwell, the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares validly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a Maxwell stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration of the offer.

Procedure for Tendering

To validly tender Maxwell shares held of record, Maxwell stockholders must:

•

if such shares are in certificated form or direct registration form, deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates, for tendered Maxwell shares to the exchange agent, at its address set forth elsewhere in this document, all of which must be received by the exchange agent prior to the expiration of the offer; or

•

if such shares are in electronic book-entry form, deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the exchange agent, at its address set forth elsewhere in this document, and follow the other procedures for book-entry tender set forth herein (and a confirmation of receipt of that tender received), all of which must be received by the exchange agent prior to the expiration of the offer.

If Maxwell shares of common stock are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), those shares of common stock may be tendered by the nominee holding such shares by book-entry transfer through DTC. To validly tender such shares held in street name, Maxwell stockholders should instruct such nominee to do so prior to the expiration of the offer.

The exchange agent has established an account with respect to the Maxwell shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of Maxwell shares by causing DTC to transfer such shares prior to the expiration date into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Maxwell shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at its address set forth elsewhere in this document prior to the expiration date. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that the Offeror may enforce that agreement against such participant.

The Offeror is not providing for guaranteed delivery procedures and therefore Maxwell stockholders who hold their shares through a DTC participant must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of Maxwell shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the Maxwell certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if payment is to be made or delivered to, or a share certificate not accepted for exchange or not tendered (including any certificate for unexchanged shares) is to be issued in the name of, a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature or signatures on the stock powers guaranteed by an eligible institution.

The method of delivery of Maxwell certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering Maxwell stockholder, and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, the Offeror recommends registered mail with return receipt requested and properly insured. In all cases, Maxwell stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal backup withholding, each Maxwell stockholder that is a U.S. person (as defined in the Code), other than a stockholder exempt from backup withholding as described elsewhere in this document, must provide the exchange agent with its correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by timely completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding requirements. In order for a Maxwell stockholder that is a foreign person to qualify as an exempt recipient for purposes of U.S. federal backup withholding, the stockholder must timely submit an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, signed under penalty of perjury, attesting to such person’s exempt status.

The acceptance for payment by the Offeror of Maxwell shares pursuant to any of the procedures described above will constitute a binding agreement between the Offeror and the tendering Maxwell stockholder upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended in accordance with the merger agreement, the terms and conditions of any such extension or amendment).

No Guaranteed Delivery

The Offeror is not providing for guaranteed delivery procedures, and therefore Maxwell stockholders must allow sufficient time for the necessary tender procedures to be completed prior to the expiration date. If Maxwell stockholders hold shares through a DTC participant, such stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Maxwell stockholders must tender their Maxwell shares in accordance with the procedures set forth in this document. In all cases, the Offeror will exchange Maxwell shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the exchange agent’s account at DTC (as described in “—Procedure for Tendering”), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer), together with any other required documents.

Grant of Proxy

By executing a letter of transmittal, subject to and effective upon acceptance for exchange of Maxwell shares tendered thereby, a Maxwell stockholder will irrevocably appoint the Offeror’s designees as such Maxwell stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to exercise to the full extent such stockholder’s rights with respect to its Maxwell shares tendered and accepted for exchange by the Offeror and with respect to any and all other shares and other securities issued or issuable in respect of those Maxwell shares. That appointment is effective, and voting rights will be effected, when and only to the extent that the Offeror accepts tendered Maxwell shares for exchange pursuant to the offer and deposits with the exchange agent the offer consideration for such Maxwell shares. Furthermore, the letter of transmittal will not constitute a binding agreement between the signatory thereto and the Offeror until the Offeror accepts tendered Maxwell shares for exchange pursuant to the offer and deposits with the exchange agent the offer consideration for such Maxwell shares.

All such proxies, when effective, will be considered coupled with an interest in the tendered Maxwell shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that the Maxwell stockholder has given will be revoked, and such stockholder may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). The Offeror’s designees will, with respect to the Maxwell shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Maxwell’s stockholders or otherwise.

The Offeror reserves the right to require that, in order for Maxwell shares to be deemed validly tendered, immediately upon the Offeror’s acceptance of such shares for exchange, the Offeror must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by the Offeror in accordance with terms of the offer, the appointment will not be effective, and the Offeror will have no voting rights as a result of the tender of Maxwell shares.

Fees and Commissions

Tendering registered Maxwell stockholders who tender Maxwell shares directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Tendering Maxwell stockholders who hold Maxwell shares through a broker, dealer, commercial bank, trust company or other nominee should consult that institution as to whether or not such institution will charge the Maxwell stockholder any service fees in connection with tendering Maxwell shares pursuant to the offer.

Matters Concerning Validity and Eligibility

The Offeror will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Maxwell shares, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law, subject to any judgment of any court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders of Maxwell shares that it determines is not in the proper form or the acceptance of or exchange for which may be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Maxwell shares. No tender of Maxwell shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of the Offeror, Tesla, Maxwell or any of their affiliates or assigns, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Maxwell shares or will incur any liability for failure to give any such notification. The Offeror’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law, subject to any judgment of any court of competent jurisdiction.

Maxwell stockholders who have any questions about the procedure for tendering Maxwell shares in the offer should contact the information agent at the address and telephone number set forth elsewhere in this document.

Announcement of Results of the Offer

The exchange ratio will be fixed at the close of business on the second trading day prior to the expiration date of the offer. Tesla will announce the number of shares of Tesla common stock to be exchanged for each Maxwell share by issuing a press release no later than 9:00 a.m., Eastern time, on the trading day prior to the final expiration date. If the offer is extended, Tesla will recalculate this information based on the later expected final expiration date and announce the new exchange ratio in a similar manner. Maxwell stockholders can call Georgeson LLC, the information agent, at (888) 643-8150 for answers to questions regarding the calculation of the exchange ratio.

Tesla will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether the Offeror will accept the tendered Maxwell shares for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable securities laws and stock exchange requirements.

Purpose of the Offer and the Merger

The purpose of the offer is for Tesla to acquire control of, and ultimately the entire equity interest in, Maxwell. The offer, as the first step in the acquisition of Maxwell, is intended to facilitate the acquisition of Maxwell. Accordingly, if the offer is completed and as a second step in such plan, pursuant to the terms and subject to the conditions of the merger agreement, Tesla intends to promptly consummate a merger of the Offeror with and into Maxwell, with Maxwell surviving the merger, subject to the terms and conditions of the merger agreement. The purpose of the merger is for Tesla to acquire all Maxwell shares that it did not acquire in the offer. In the merger, each outstanding Maxwell share that was not acquired by Tesla or the Offeror in the offer will be converted into the right to receive the offer consideration. Upon consummation of the merger, the Maxwell business will be held in a wholly-owned subsidiary of Tesla, and the former stockholders of Maxwell will no longer have any direct ownership interest in the surviving corporation.

No Stockholder Approval

If the offer is consummated, Tesla is not required to and will not seek the approval of Maxwell’s remaining public stockholders before effecting the merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the offer is completed, it will mean that the minimum tender condition has been satisfied, and if the minimum tender condition has been satisfied, it will mean that the merger will be subject to Section 251(h) of the DGCL. Accordingly, if the offer is completed, Tesla intends to effect the closing of the merger without a vote of the Maxwell stockholders in accordance with Section 251(h) of the DGCL.

Non-Applicability of Rules Regarding “Going Private” Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the merger or another business combination following the acceptance of shares pursuant to the offer in which the Offeror seeks to acquire the remaining shares not held by it. The Offeror believes that Rule 13e-3 will not be applicable to the merger because it is anticipated that the merger will be effected within one year following the consummation of the offer and, in the merger, stockholders will receive the same consideration as that paid in the offer.

Plans for Maxwell

In connection with the offer, Tesla has reviewed and will continue to review various possible business strategies that it might consider in the event that the Offeror acquires control of Maxwell, whether pursuant to the offer, the merger or otherwise. Following a review of additional information regarding Maxwell, these changes could include, among other things, changes in Maxwell’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management. See also the section entitled “The Offer—Tesla’s Reasons for the Offer and the Merger.”

Delisting and Termination of Registration

Following consummation of the transactions, shares of Maxwell common stock will no longer be eligible for inclusion on the Nasdaq Global Market and will be withdrawn from listing. Assuming that Maxwell qualifies for termination of registration under the Exchange Act after the transactions are consummated, Tesla also intends to seek to terminate the registration of shares of Maxwell common stock under the Exchange Act. See “—Effect of the Offer on the Market for Maxwell Shares; Nasdaq Listing; Registration Under the Exchange Act; Margin Regulations.”

Board of Directors and Management; Organizational Documents

Upon consummation of the merger, the directors of the Offeror immediately prior to the consummation of the merger will be the directors of Maxwell, as the surviving corporation in the merger, and the officers of Maxwell immediately prior to the consummation of the merger will be the officers of Maxwell, as the surviving corporation in the merger. Upon consummation of the merger, the certificate of incorporation and bylaws of the Offeror as in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of Maxwell, as the surviving corporation in the merger. Upon closing and after completion of Tesla’s review of Maxwell and its corporate structure, management and personnel, Tesla will determine what changes, if any, are desirable.

Ownership of Tesla Shares after the Offer and the Merger

Tesla estimates that former Maxwell stockholders would own, in the aggregate, approximately 0.47% of the outstanding Tesla shares immediately following consummation of the offer and the merger, assuming that:

•	Tesla acquires through the offer and the merger 100% of the outstanding Maxwell shares;

•

in the offer and the merger, Tesla issues 818,427 Tesla shares as offer consideration (disregarding for this purpose stock options, restricted stock units and other rights to acquire shares that may be issued by Tesla or Maxwell pursuant to any employee stock plan) based on an assumed exchange ratio of 0.0176; and

•

immediately following completion of the transactions, there are 174,479,024 Tesla shares outstanding (calculated by adding 173,660,597, the number of Tesla shares outstanding as of February 12, 2019 (excluding treasury shares), plus 818,427, the number of Tesla shares estimated to be issued as part of the offer consideration).

Each Tesla share has one vote.

Effect of the Offer on the Market for Maxwell Shares; Nasdaq Listing; Registration under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for Maxwell Shares

The purchase of shares of Maxwell common stock by the Offeror pursuant to the offer will reduce the number of holders of shares of Maxwell common stock and the number of shares of Maxwell common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Maxwell common stock held by the public. The extent of the public market for shares of Maxwell common stock after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding shares of Maxwell common stock, the aggregate market value of the shares of Maxwell common stock held by the public at such time, the interest of maintaining a market in the shares of Maxwell common stock, analyst coverage of Maxwell on the part of any securities firms and other factors. However, under the merger agreement, the closing of the merger must occur promptly, and in any case no later than the second business day, after the acceptance of tendered Maxwell shares in the offer and the satisfaction of the other condition to the merger, unless the parties agree otherwise in writing (see the section entitled “Merger Agreement—Conditions to the Merger”). If the merger is completed, shares of Maxwell common stock will no longer qualify for inclusion on the Nasdaq Global Market and will be withdrawn from listing.

Nasdaq Listing

Shares of Maxwell common stock are currently listed on the Nasdaq Global Market. However, the rules of Nasdaq establish certain criteria that, if not met, could lead to the discontinuance of listing of shares of Maxwell common stock from Nasdaq. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of shares of Maxwell common stock pursuant to the offer or otherwise, shares of Maxwell common stock no longer meet the requirements of Nasdaq for continued listing and the shares of Maxwell common stock are delisted, the market for such shares would be adversely affected.

Following the consummation of the offer, if the merger is for some reason not consummated, it is possible that shares of Maxwell common stock could be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for such shares would, however, depend upon the number of Maxwell stockholders and the aggregate market value of shares of Maxwell common stock remaining at such time, the interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of shares of Maxwell common stock under the Exchange Act and other factors. If the merger is completed, shares of Maxwell common stock will no longer qualify for inclusion on Nasdaq and will be withdrawn from listing.

Registration under the Exchange Act

Shares of Maxwell common stock are currently registered under the Exchange Act. Such registration may be terminated upon application by Maxwell to the SEC if shares of Maxwell common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Maxwell common stock under the Exchange Act would substantially reduce the information required to be furnished by Maxwell to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Maxwell, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Maxwell and persons holding “restricted securities” of Maxwell to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired. If registration of shares of Maxwell common stock under the Exchange Act were terminated, such shares would no longer be “margin securities” or be eligible for quotation on Nasdaq. After consummation of the offer, Tesla and the Offeror currently intend to cause Maxwell to terminate the registration of shares of Maxwell common stock under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

Notwithstanding any other provisions of the offer and in addition to Tesla’s and the Offeror’s rights to extend, amend or terminate the offer in accordance with the terms and conditions of the merger agreement and applicable law, and in addition to the obligations of the Offeror to extend the offer pursuant to the terms and conditions of the merger agreement and applicable law, the Offeror and Tesla are not required to accept for exchange or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), exchange the offer consideration for any Maxwell shares validly tendered in the offer and not validly withdrawn prior to the expiration of the offer, if at the expiration of the offer any of the following conditions have not been satisfied or waived in accordance with the merger agreement:

•

Minimum Tender Condition—Maxwell stockholders having validly tendered and not validly withdrawn in accordance with the terms of the offer and prior to the expiration of the offer a number of shares of Maxwell common stock that upon the consummation of the offer, together with any shares of Maxwell common stock then owned by Tesla and the Offeror, would represent at least a majority of the aggregate voting power of the Maxwell shares outstanding immediately after the consummation of the offer (which we refer to as the “minimum tender condition”);

•

Regulatory Approvals—Any applicable waiting period under the HSR Act having expired or been terminated and the approval of the competition authority of the Federal Republic of Germany (the “Bundeskartellamt”) or the expiration of the waiting period under German competition law;

•

Effectiveness of Form S-4—The registration statement on Form S-4, of which this document is a part, having become effective under the Securities Act, and not being the subject of any stop order or proceeding seeking a stop order;

•

No Legal Prohibition—No governmental entity of competent jurisdiction having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the expiration of the offer or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the offer, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the offer or the merger;

•	Listing of Tesla Shares—The Tesla shares to be issued in the offer and the merger having been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance;

•

No Maxwell Material Adverse Effect—There not having occurred any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence since the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of Maxwell and its subsidiaries, taken as a whole (with such term as defined in the merger agreement and described under “Merger Agreement—Material Adverse Effect”), and that is continuing as of immediately prior to the expiration of the offer;

•

Accuracy of Maxwell’s Representations and Warranties—The representations and warranties of Maxwell in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of February 3, 2019 and as of the expiration of the offer as though made on and as of the expiration of the offer (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Maxwell (with such term as defined in the merger agreement and described in the section entitled “Merger Agreement—Material Adverse Effect”), except that (1) certain of Maxwell’s representations and warranties related to its qualification, organization and subsidiaries, its authority to enter into the merger agreement, the enforceability of the merger agreement, the opinion of Maxwell’s financial advisor, anti-takeover laws and finders and brokers fees must be true and correct in all material respects, (2) Maxwell’s representation and warranty that no material adverse effect on Maxwell (with such term as defined in the merger agreement and described in the section entitled “Merger Agreement—Material Adverse Effect”) has occurred from December 31, 2018 through February 3, 2019 (the date of the merger agreement) must be true and correct in all respects and (3) Maxwell’s representations and warranties related to its capitalization and voting agreements must be true and correct in all respects, except for any de minimis inaccuracies;

•

Maxwell’s Compliance with Covenants—Maxwell having performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the merger agreement at or prior to the expiration of the offer;

•

Receipt of Maxwell Officer’s Certificate—Tesla and the Offeror having received from Maxwell a certificate, dated the date of the expiration of the offer and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in the three bullet points immediately above have been satisfied; or

•	No Termination of the Merger Agreement—The merger agreement not having been terminated in accordance with its terms.

Except as expressly set forth in the merger agreement, the foregoing conditions to the offer are for the sole benefit of Tesla and the Offeror and may be asserted by Tesla or the Offeror regardless of the circumstances giving rise to any such conditions or may be waived by Tesla or the Offeror, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case, prior to the expiration of the offer. However, certain specified conditions may only be waived by Tesla or the Offeror with the prior written consent of Maxwell (which may be granted or withheld in its sole discretion). These conditions are the minimum tender condition, the receipt of required regulatory approvals, lack of legal prohibitions, the Tesla shares to be issued in the offer and the merger having been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, and the registration statement on Form S-4, of which this document is a part, having become effective. There is no financing condition to the offer.

Certain Legal Proceedings; Regulatory Approvals

General

Tesla is not aware of any governmental license or regulatory permit that appears to be material to Maxwell’s business that might be adversely affected by the acquisition of Maxwell shares pursuant to the offer or the merger or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Maxwell shares pursuant to the offer or the merger. Should any of these approvals or other actions be required, Tesla and the Offeror currently contemplate that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken, adverse consequences would not result to Maxwell’s business or (c) certain parts of Maxwell’s or any of its subsidiaries’ businesses would not have to be disposed of or held separate. The Offeror’s obligation under the offer to accept for exchange and pay for shares is subject to certain conditions. See the section entitled “The Offer—Conditions of the Offer.”

Subject to the terms and conditions of the merger agreement, Tesla and Maxwell have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the offer and the merger as soon as practicable after the date of the merger agreement. Notwithstanding the foregoing, none of Tesla, the Offeror or any of their respective subsidiaries is required to, and Maxwell may not and may not permit any of its subsidiaries to, without the prior written consent of Tesla, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Maxwell, Tesla or their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Maxwell, Tesla or their respective subsidiaries or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Maxwell, Tesla or their respective subsidiaries. However, if requested by Tesla, Maxwell or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Maxwell or its subsidiaries in the event the merger is completed.

HSR Act

Under the HSR Act and the rules that have been promulgated thereunder, the offer may not be completed until Tesla files a Notification and Report Form with the Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act, and the applicable waiting period has expired or been terminated, which is also a condition to the consummation of the Offer. The HSR Act also requires Maxwell to file a Notification and Report Form with the FTC and DOJ.

Pursuant to the requirements of the HSR Act, Tesla and Maxwell each filed a Notification and Report Form with respect to the offer and the merger with the Antitrust Division of the DOJ and the FTC on February 4, 2019. The 30-day waiting period under the HSR Act would have expired at 11:59 p.m., Eastern time, on March 6, 2019, unless terminated early or extended by a request for additional information and documentary materials. On February 14, 2019, the FTC notified Tesla and Maxwell that early termination of the 30-day waiting period had been granted.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the offer or the merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the offer or the merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See the section entitled “The Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to the HSR Act.

German ARC

The German Act Against Restraints of Competition of 1958 (the “German ARC”) imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds, which the merger meets. Accordingly, consummation of the merger is conditional upon the merger being cleared by the Bundeskartellamt. Clearance can be granted explicitly or is also considered granted if, after a transaction has been notified, the applicable waiting periods expire without any decision by the Bundeskartellamt. Tesla notified the Bundeskartellamt of the proposed transaction to on February 7, 2019, and the Bundeskartellamt notified Tesla and Maxwell that clearance of the offer had been approved on March 7, 2019.

Certain Legal Proceedings

In connection with the merger agreement and the transactions contemplated thereby, eight purported class action lawsuits have been filed. Five complaints, captioned Kip Leggett v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00377 (filed February 26, 2019), Shiva Stein v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00395 (filed February 26, 2019), Joel Rosenfeld IRA v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00413 (filed March 1, 2019), Franck Prissert v. Maxwell Technologies, Inc., et al., Case No. 3:19-cv-00429 (filed March 4, 2019) and Jonathan Mantak v. Maxwell Technologies, Inc., et. al., Case No. 3:19-cv-00451 (filed March 7, 2019) were filed in the United States District Court for the Southern District of California. One complaint, captioned John Solak v. Maxwell Technologies, Inc., et al., Case No. 1:19-cv-00448 (filed March 4, 2019), was filed in the United States District Court District of Delaware. One complaint, captioned Davis Rodden v. Steven Bilodeau, et al., Case No. 2019-0176 (filed March 4, 2019), was filed in the Delaware Chancery Court. One complaint, captioned Jack Phillipps v. Maxwell Technologies, Inc., et al., Case No. 1:19-cv-01927 (filed February 28, 2019), was filed in the United States District Court for the Southern District of New York.

In general, the complaints assert claims against Maxwell and the Maxwell board of directors, with Tesla and the Offeror as additional defendants in the Kip Leggett v. Maxwell Technologies, Inc., et al. and John Solak v. Maxwell Technologies, Inc., et al. complaints. The complaints allege, among other things, that the defendants failed to make adequate disclosures in the Schedule 14D-9 filed by Maxwell on February 20, 2019. The complaints seek, among other things, to enjoin the proposed transaction, rescission of the proposed transaction should it be completed, and other equitable relief.

Tesla and Maxwell believe the respective allegations in these complaints lack merit, and Tesla and Maxwell intend to vigorously defend the actions.

Interests of Certain Persons in the Offer and the Merger

Maxwell’s directors and executive officers may have interests in the offer, the merger, and the other transactions contemplated by the merger agreement that are different from, or in addition to, the interests of the Maxwell stockholders generally. These interests may create potential conflicts of interest. The Maxwell board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement, as more fully discussed in the section entitled “The Offer—Maxwell’s Reasons for the Offer and Merger; Recommendation of the Maxwell Board of Directors.”

Current Executive Officers and Directors

Maxwell’s current directors and executive officers are:

Name	Position
Richard Bergman	Director
Steve Bilodeau	Chairman of the Board
Jörg Buchheim	Director
Dr. Franz J. Fink	President, Chief Executive Officer, and Director
Burkhard Goeschel	Director
Ilya Golubovich	Director
Emily Lough	Vice President, General Counsel and Secretary
David Lyle	Senior Vice President, Chief Financial Officer and Treasurer
John Mutch	Director
Everett Wiggins	Vice President, Operations

Arrangements with Tesla

As of the date of this document, none of Maxwell’s executive officers has entered into any agreement with Tesla or any of its subsidiaries or affiliates regarding employment with Tesla or any of its subsidiaries or affiliates. Prior to and following the closing of the merger, however, certain of our executive officers may have discussions, and following the closing of the merger, may enter into agreements with, Tesla or its subsidiaries or affiliates regarding employment with Tesla or its subsidiaries or affiliates.

Effect of the Offer and the Merger on Maxwell Common Stock and Equity Awards

Consideration for Maxwell Common Stock in the Merger

The following table sets forth the number of shares of Maxwell common stock beneficially owned as of February 11, 2019 by each of our executive officers and directors, excluding shares issuable upon exercise of stock options, Maxwell Time-based RSU Awards (as defined below) not vesting within 60 days of February 11, 2019, or Maxwell MSUs (as defined below) or Maxwell PSUs (as defined below) and the aggregate offer consideration payable for such shares. Each holder of shares of Maxwell common stock who otherwise would be entitled to receive a fraction of a share of Tesla common stock under the merger agreement will receive cash, without interest, in an amount equal to such fractional part of a share of Tesla common stock multiplied by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days immediately preceding the second trading day prior to the date of the expiration of the offer (the “Tesla trading price”), subject to the minimum. For the avoidance of doubt, if the offer were to expire at 11:59 p.m., Eastern time on a Tuesday, then the five (5) consecutive trading days would be the preceding Monday through Friday assuming each day prior to the Tuesday expiration date was a trading day (other than Saturday or Sunday). In the event that the Tesla trading price is equal to or less than $245.90, the minimum will apply and each share of Maxwell common stock validly tendered and not validly withdrawn will be exchanged for 0.0193 of a share of Tesla common stock. The amounts in this table assume the merger occurred on February 11, 2019, and that the offer consideration was 0.0152 shares of Tesla common stock for each share of Maxwell common stock which is calculated by dividing $4.75 by $312.84 (which is the closing price of Tesla common stock on February 11, 2019). This information is based on the number of shares of Maxwell common stock held by Maxwell’s directors and executive officers as of February 11, 2019 (and includes the deferred, fully vested restricted stock units pursuant to Maxwell’s non-employee director deferred compensation program, which will be settled immediately prior to the merger as described below, restricted stock units vesting within 60 days of February 11, 2019 and the shares payable pursuant to Maxwell’s 2018 annual incentive bonus plan described in footnote 1 to the table below). The amounts set forth in the table below are as calculated before any taxes that may be due on such amounts are paid.

Name	Number of Shares of Maxwell Common Stock Beneficially Owned(1)		Number of Shares of Tesla Common Stock for Shares	Total Value of Shares(2)
Richard Bergman	72,918		1,107	346,361
Steve Bilodeau	46,990		713	223,203
Jörg Buchheim	534,870		8,121	2,540,633
Dr. Franz J. Fink	1,226,256	(3)	18,148	5,677,609
Burkhard Goeschel	204,150		3,099	969,713
Ilya Golubovich	1,491,891		22,652	7,086,482
Emily Lough	36,938	(4)	560	175,456
David Lyle	264,754	(5)	4,019	1,257,582
John Mutch	15,370		233	73,008
Everett Wiggins	36,201	(6)	549	171,955

(1)

Includes shares payable to executive officers related to amounts earned under Maxwell’s 2018 annual incentive bonus plan, which Maxwell intends to settle with shares of Maxwell common stock in February 2019 after certification by the Compensation Committee of the Maxwell board of directors. The number of shares of Maxwell common stock calculated for purposes of the payouts under the 2018 annual incentive bonus plan is based on a price per share equal to $4.69 (which is the closing price of Maxwell common stock on February 11, 2019).

(2)	Includes cash for fractional shares of Tesla common stock, calculated based on the Tesla trading price.
(3)	Includes 78,277 shares of Maxwell common stock subject to Maxwell Time-based RSU Awards and 30,970 shares of Maxwell common stock subject to Maxwell PSUs settling within 60 days of February 11, 2019.
(4)	Includes 9,326 shares of Maxwell common stock subject to Maxwell Time-based RSU Awards settling within 60 days of February 11, 2019.
(5)	Includes 67,130 shares of Maxwell common stock subject to Maxwell Time-based RSU Awards settling within 60 days of February 11, 2019.
(6)	Includes 18,531 shares of Maxwell common stock subject to Maxwell Time-based RSU Awards settling within 60 days of February 11, 2019.

Consideration for Maxwell Options in the Merger—Generally

At the effective time of the merger, each option to purchase shares of Maxwell common stock that was granted under the 2005 Plan or the 2013 Plan (each such option or any Inducement Option (as defined below), a “Maxwell option”), that is outstanding, unexercised and unexpired as of immediately prior to the effective time (other than any Former Service Provider Options) shall be automatically assumed by Tesla and converted into and become an option to acquire Tesla common stock, on the same terms and conditions as were applicable to such Maxwell option as of immediately prior to the effective time (a “Converted Option”), except that: (x) the number of shares of Tesla common stock subject to the Converted Option will be determined by multiplying the number of shares of Maxwell common stock subject to the corresponding Maxwell option by the offer consideration and (y) the per share exercise price for each share of Tesla common stock that may be acquired upon exercise of the Maxwell option will be determined by dividing the per share exercise price of the Maxwell option by the offer consideration, with any fractional cent in the resulting quotient rounded up to the nearest whole cent. Each Converted Option otherwise shall be subject to the same terms and conditions applicable to the corresponding Maxwell option and the agreement evidencing the Maxwell option thereunder, including vesting terms.

Each Former Service Provider Option shall not be treated in the same manner. At the effective time, without any action on the part of Tesla, Maxwell or the holder of the Former Service Provider Option, each Former Service Provider Option shall be cancelled and converted into the right to receive a number of shares of Tesla common stock determined as: (i) (A) the number of shares of Maxwell common stock subject to the Former Service Provider Option immediately prior to the effective time, multiplied by (B) the offer consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Maxwell common stock subject to such Former Service Provider Option divided by (B) the Tesla trading price, with any resulting fractional share rounded down to the nearest whole share.

In addition, the option to purchase shares of Maxwell common stock granted pursuant to the non-plan stock option agreement by and between Maxwell and David Lyle dated May 11, 2015 (the “Inducement Option”), will be treated in the same manner as a Maxwell option at the effective time, as described above.

Consideration for Maxwell Restricted Stock Units in the Merger—Generally

At the effective time, each Maxwell RSU award that was granted under the 2005 Plan or 2013 Plan, whether vesting thereof is based on service, performance, stock performance or other conditions, or any Inducement RSU (as defined below) that is outstanding immediately prior to the effective time (other than any Former Service Provider RSUs), shall be assumed by Tesla and converted automatically into and become a restricted stock unit covering shares of Tesla common stock, on the same terms and conditions as were applicable under the Maxwell RSU award as of immediately prior to the effective time, except that the number of shares of Tesla common stock subject to such converted Maxwell RSU award will be determined by multiplying the number of shares of Maxwell common stock subject to the corresponding Maxwell RSU award immediately prior to the effective time, by the offer consideration, with any fractional shares in the resulting product rounded down to the nearest whole share (the “Converted RSUs” and, together with the Converted Options, the “Converted Awards”). Each Converted RSU otherwise shall be subject to the same terms and conditions applicable to the corresponding Maxwell RSU award under the applicable Maxwell Equity Plan and any agreement evidencing the Maxwell RSU award thereunder, including vesting terms.

Each Former Service Provider RSU shall not be treated in the same manner. At the effective time, without any action on the part of Tesla, Maxwell or the holder of the Former Service Provider RSU, each Former Service Provider RSU shall be cancelled and converted into the right to receive a number of shares of Tesla common stock determined as: (i) (A) the number of shares of Maxwell common stock subject to the Former Service Provider RSU immediately prior to the effective time, multiplied by (B) the offer consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Maxwell common stock subject to such Former Service Provider RSU divided by (B) the Tesla trading price, with any resulting fractional share rounded down to the nearest whole share.

In addition, the RSU awards granted pursuant to the non-plan restricted stock unit award by and between Maxwell and David Lyle dated May 11, 2015 (the “Inducement RSUs”) will be treated in the same manner as a Maxwell RSU award at the effective time, as described above.

Consideration for Maxwell Options and Maxwell RSU Awards Held by Directors and Executive Officers in the Merger

Treatment of Director Equity Awards

As of February 11, 2019, Maxwell’s non-employee directors held Maxwell options to purchase an aggregate of 60,000 shares of Maxwell common stock, with per share exercise prices ranging from $5.37 to $5.33. As of the same date, Maxwell’s non-employee directors held Maxwell RSU awards covering an aggregate of 234,241 shares. Of these awards, 115,531 were vested Maxwell RSU awards with deferred settlement (“Deferred RSUs”). The unvested Maxwell RSU awards held by non-employee directors vest based solely on continued service with Maxwell through the applicable vesting dates (“Maxwell Time-based RSU Awards”).

At the effective time, each Maxwell option and Maxwell Time-based RSU Award that is outstanding and held by a current or former non-employee director of Maxwell will vest and be cancelled and converted into the right to receive a number of shares of Tesla common stock determined as: (i) (A) the number of shares of Maxwell common stock subject to the Maxwell option immediately prior to the effective time, multiplied by (B) the offer consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Maxwell common stock subject per share to such Maxwell option divided by (B) the Tesla trading price, with any resulting fractional share rounded down to the nearest whole share.

In early 2017, the Maxwell board of directors approved a non-employee director deferred compensation program pursuant to which participating non-employee directors may make irrevocable elections on an annual basis to take fully vested restricted stock units in lieu of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Maxwell board of directors) and to defer the settlement upon the vesting of all or a portion of their equity awards granted in the applicable calendar year. In the event that a director makes such an election, Maxwell will grant fully vested restricted stock units in lieu of cash, with an initial value equal to the cash fees, which will be settled immediately after grant or at a future date elected by the respective non-employee director through the issuance of Maxwell common stock. This program was implemented with the intention of further aligning the interests of directors with those of Maxwell’s stockholders by enabling non-employee directors a vehicle to increase their equity stake by receiving payment in the form of equity instead of cash. The participation in this program is optional for non-employee directors. In 2017, the first year of the program, non-employee directors were able to make elections regarding their compensation for the second through the fourth quarter. With the program fully implemented prior to the end of the calendar year, all non-employee directors were able to make elections for 2018 and 2019 compensation for the entirety of the calendar year.

The non-employee director compensation program provides that, in the event of our change in control, each outstanding award of Deferred RSUs held by a non-employee director will be settled in shares of Maxwell common stock as of immediately prior to the effective time. Accordingly, shares of Maxwell common stock issued pursuant to Deferred RSUs will be treated in the same manner as other shares of Maxwell common stock outstanding immediately prior to the effective time, as described further above. Under the non-employee director deferred compensation program, “change in control” will include the merger and generally has the meaning set forth below with respect to the other Maxwell RSU awards described below.

Please see “—Table of Estimated Consideration for Equity Awards” below for additional information.

Treatment of Executive Officer Equity Awards

As of February 11, 2019, Maxwell’s executive officers held Maxwell options to purchase an aggregate of 150,599 shares of Maxwell common stock, with per share exercise prices ranging from $6.03 to $15.71. As of the same date, Maxwell’s executive officers held Maxwell RSU awards covering 990,969 shares of Maxwell common stock. Of these awards, an aggregate of 361,955 shares of Maxwell common stock are subject to Maxwell RSU awards that were granted with service-based vesting. Maxwell RSU awards that were granted with vesting contingent in part on achievement of performance goals based on relative total stockholder return (“Maxwell MSUs”) cover an aggregate of 558,044 shares of Maxwell common stock (based on target achievement of the applicable performance goals). Maxwell RSU awards that were granted with vesting contingent in part on achievement of performance goals relating other than to relative total stockholder return (“Maxwell PSUs”) cover an aggregate of 70,970 shares of Maxwell common stock (based on target achievement of the applicable performance goals).

Assuming continued employment through the effective time, all Maxwell options and Maxwell RSU awards that are outstanding as of immediately prior to the effective time held by Maxwell’s executive officers will be assumed and converted into awards covering shares of Tesla common stock, as discussed above.

Pursuant to the terms of the equity award agreements governing each of the Maxwell options and Maxwell RSU awards held by each of the executive officers, if, within thirty (30) days prior to or two years following the date of a change in control of Maxwell, which will include the merger, the executive officer’s employment is terminated by Maxwell without cause (as such term is defined in the applicable equity award agreement) or the executive officer resigns for good reason (as such term is defined in the applicable equity award agreement), then vesting with respect to 100% of the then unvested shares subject to the Maxwell option or Maxwell Time-based RSU Award will accelerate. With respect to Dr. Fink’s Maxwell PSUs granted on February 18, 2016, this grant will vest based on actual achievement of applicable performance conditions in connection with the signing of the merger agreement on February 3, 2019, which certification is expected to occur prior to the merger. With respect to Mr. Lyle’s Maxwell PSUs granted on February 18, 2016, this grant will be treated in the same manner as his outstanding Maxwell options and Maxwell RSU awards but is subject to earlier vesting based on actual achievement of applicable performance conditions as of December 31, 2018, which certification is expected to occur prior to the merger. With respect to the Maxwell MSUs, up to 100% of the Maxwell MSUs will vest based on target levels on the effective date of the change in control, provided that such acceleration will not result in the cumulative vesting of more than 100% of such Maxwell MSUs.

For purposes of the Maxwell Time-based RSU Awards, Maxwell PSUs and Maxwell MSUs, “cause” generally means a grantee’s unauthorized use or disclosure of the Maxwell’s confidential information or trade secrets; breach of any agreement between the grantee and Maxwell; grantee’s material failure to comply with Maxwell’s written policies or rules; grantee’s conviction of, or your plea of “guilty” or “no contest” to, a felony; grantee’s gross negligence or willful misconduct; grantee’s continuing failure to perform assigned duties after receiving written notification from Maxwell; or grantee’s failure to cooperate in good faith with a governmental or internal investigation.

For purposes of the Maxwell Time-based RSU Awards, Maxwell PSUs and Maxwell MSUs, “change in control” will include the merger and generally means any person acquiring beneficial ownership of more than 50% of Maxwell’s total voting power; the sale or disposition of all or substantially all of Maxwell’s assets; or any merger or consolidation of Maxwell where Maxwell’s voting securities represent 50% or less of the total voting power of the surviving entity or its parent.

For purposes of the Maxwell Time-based RSU Awards, Maxwell PSUs, and Maxwell MSUs “good reason” generally means a change in grantee’s position that materially reduces his or her level of authority or responsibility or the assignment of reduced authority and responsibilities; a reduction in grantee’s base salary or target bonus by more than 10%; or a workplace relocation of more than 50 miles from grantee’s then-present work location, all subject to a notice requirement by the executive officer to Maxwell and a cure period by Maxwell.

Please see “—Table of Estimated Consideration for Equity Awards” below for additional information.

Table of Estimated Consideration for Equity Awards

Directors

The table below sets forth, for each of our non-employee directors, the aggregate number of shares of Maxwell common stock subject to Maxwell options and Maxwell Time-based RSU Awards that are held by our non-employee directors as of February 11, 2019.

Name	Vested Maxwell Options (#)(1)	Unvested Maxwell Options (#)(2)	Value of Maxwell Options ($)(3)	Maxwell Unvested RSU Awards (#)(4)	Value of Unvested Maxwell RSU Awards ($)(5)	Maxwell Vested and Deferred RSU Awards (#)	Value of Maxwell Vested and Deferred RSU Awards ($)(5)	Total ($)
Richard Bergman	5,000	5,000	—	19,785	93,979	44,923	213,384	307,363
Steve Bilodeau	5,000	5,000	—	19,785	93,979	30,421	144,500	238,479
Jörg Buchheim	5,000	5,000	—	19,785	93,979	—	—	93,979
Burkhard Goeschel	5,000	5,000	—	19,785	93,979	—	—	93,979
Ilya Golubovich	5,000	5,000	—	19,785	93,979	40,187	190,888	284,867
John Mutch	5,000	5,000	—	19,785	93,979	—	—	93,979

(1)

Represents the number of shares of Maxwell common stock subject to Maxwell options that are outstanding and vested in accordance with their terms as of February 11, 2019, assuming that the effective time occurs on February 11, 2019, but without giving effect to any vesting acceleration that may occur in connection with a change in control or a qualifying termination of employment.

(2)

Represents the number of shares of Maxwell common stock subject to Maxwell options that will vest immediately prior to the effective time in accordance with the terms of the applicable equity award agreement governing the terms of the Maxwell option, assuming the effective time occurs on February 11, 2019.

(3)

Equals (i) the number of shares of Maxwell common stock subject to outstanding Maxwell options as of February 11, 2019 (that is, the sum of the number of shares shown in the “Vested Maxwell Options” and the “Unvested Maxwell Options” columns), multiplied by (ii) (a) $4.75 reduced by (b) the exercise price of the Maxwell option. These Maxwell options are all underwater based on a price of $4.75 per share of Maxwell common stock.

(4)

Represents the number of shares of Maxwell common stock subject to unvested Maxwell RSU awards that will vest immediately prior to the effective time in accordance with the terms of the applicable equity award agreement governing the terms of the Maxwell RSU award, assuming the effective time occurs on February 11, 2019.

(5)	Equals (i) the number of Maxwell RSU awards, multiplied by (ii) $4.75.

Executive Officers

The table below sets forth, for each of our executive officers, the aggregate number of shares of Maxwell common stock subject to vested Maxwell options that are held by our executive officers as of February 11, 2019, and the aggregate number of shares of Maxwell common stock subject to unvested Maxwell options and unvested Maxwell Time-based RSU Awards, Maxwell MSUs, and Maxwell PSUs held by our executive officers as of February 11, 2019, that would accelerate upon a qualifying termination (which includes a termination without cause and other than due to the executive officer’s death or disability, or a resignation by the executive officer for good reason during a specified period, as discussed under “—Golden Parachute Compensation” further below).

Name	Vested Maxwell Options (#)(1)	Value of Vested Maxwell Options ($)(2)	Accelerated Unvested Maxwell Options Upon a Qualifying Termination (#)(3)	Value of Accelerated Unvested Maxwell Options Upon a Qualifying Termination ($)(4)	Accelerated Maxwell RSU Awards Upon a Qualifying Termination (#)(5)	Value of Accelerated Maxwell RSU Awards Upon a Qualifying Termination ($)(6)	Total ($)(7)
Dr. Franz J. Fink	73,626	—	24,541	—	551,189	2,618,148	2,618,148
David Lyle	25,160	—	8,386	—	243,328	1,155,808	1,155,808
Everett Wiggins	10,602	—	3,534	—	113,003	536,764	536,764
Emily Lough	4,750	—	—	—	83,449	396,383	396,383

(1)	Represents the number of Maxwell options that are outstanding and vested in accordance with their terms as of February 11, 2019, assuming such date occurs prior to the effective time.
(2)

Equals (i) the number of shares of Maxwell common stock shown in the “Vested Maxwell Options” column, multiplied by (ii) (a) $4.75 reduced by (b) the exercise price of the Maxwell option. These Maxwell options are all underwater based on a price of $4.75 per share of Maxwell common stock.

(3)

Represents the number of shares of Maxwell common stock subject to Maxwell options that would vest upon a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on February 11, 2019. For each executive officer, this number represents 100% of the unvested shares subject to the executive officer’s Maxwell options.

(4)

Equals (i) the number of shares of Maxwell common stock shown in the “Accelerated Unvested Maxwell Options Upon a Qualifying Termination” column, multiplied by (ii) (a) $4.75 reduced by (b) the exercise price of the Maxwell option. These Maxwell options are all underwater based on a price of $4.75 per share of Maxwell common stock.

(5)

Represents the number of Maxwell Time-based RSU Awards, Maxwell MSUs and Maxwell PSUs that would vest upon a qualifying termination of employment immediately following the effective time, assuming the termination and effective time occurs on February 11, 2019. For executive officers, this number represents 100% of the unvested shares subject to the executive officer’s Maxwell RSU awards. The table below sets forth, for each of our executive officers, the aggregate number of unvested Maxwell Time-

based RSU Awards, Maxwell MSUs, and Maxwell PSUs held by our executive officers as of February 11, 2019 that would accelerate vesting upon a qualifying termination.

	Maxwell RSU Awards Subject Only to Service-based Vesting That Accelerate Vesting Upon Qualifying Termination	Value of Maxwell RSUs Subject Only to Service-based Vesting That Accelerate Vesting Upon Qualifying Termination	Maxwell MSUs That Remain Subject to Performance Achievement That Accelerate Vesting Upon Qualifying Termination	Value of Maxwell MSUs That Remain Subject to Performance Achievement That Accelerate Vesting Upon Qualifying Termination	Maxwell PSUs That Remains Subject to Performance Achievement That Accelerate Vesting Upon Qualifying Termination		Value of Maxwell PSUs That Remain Subject to Performance Achievement That Accelerate Vesting Upon Qualifying Termination	Total Value of Maxwell RSU Awards That Accelerate Vesting Upon Qualifying Termination
Name	(#)	($)	(#)(a)	($)	(#)		($)	($)(6)
Dr. Franz J. Fink	182,402	866,410	337,817	1,604,631	30,970	(b)	147,108	2,618,148
David Lyle	82,633	392,507	120,695	573,301	40,000	(c)	190,000	1,155,808
Everett Wiggins	47,906	227,554	65,097	309,211	—		—	536,764
Emily Lough	49,014	232,817	34,435	163,566	—		—	396,383

(a)

Includes 90,467, 37,695, 18,847 and 11,309 shares of Maxwell common stock subject to Maxwell MSUs for Dr. Fink, Messrs. Lyle and Wiggins and Ms. Lough, respectively, for which performance criteria was not achieved and are expected to be cancelled prior to the effective time.

(b)	Represents Maxwell PSUs subject to vesting based on actual achievement of applicable performance conditions as of February 3, 2019, which certification is expected to occur prior to the merger.
(c)

Represents Maxwell PSUs subject to earlier vesting based on actual achievement of applicable performance conditions as of December 31, 2018, which certification is expected to occur prior to the merger.

(6)	Equals (i) the number of shares of Maxwell common stock subject to Maxwell RSU awards shown in the “Accelerated Maxwell RSU Awards Upon a Qualifying Termination” column, multiplied by (ii) $4.75.
(7)

Equals the sum of amounts shown in the “Value of Vested Maxwell Options,” “Value of Accelerated Unvested Maxwell Options Upon a Qualifying Termination” and the “Value of Accelerated Maxwell RSU Awards Upon a Qualifying Termination” columns.

Maxwell Severance

Employment Agreements

In connection with each of Dr. Fink and Mr. Lyle joining Maxwell in 2014 and 2015, respectively, we entered into an employment agreement with each of them that provides for certain benefits in the event of certain qualifying terminations of employment. Each of the employment agreements were amended in January 2016. Pursuant to their employment agreements, as amended, upon a termination of employment without cause other than within 30 days prior to a change in control or within 24 months after a change in control, Dr. Fink is entitled to 18 months, and Mr. Lyle to 12 months, of base salary and target bonus (payable in equal monthly installments), and each is entitled to a prorated annual incentive bonus based on actual performance, payable at the same time as similar bonuses paid to other executive officers, and to 12 months of health, dental and vision insurance of continued monthly premium reimbursements. Upon a termination of employment without cause or a resignation for good reason in each case either within 30 days prior to a change in control or within 24 months after a change in control, subject to certain notice and cure periods, Dr. Fink is entitled to a lump sum payment of 24 months, and Mr. Lyle to a lump sum payment of 18 months, of base salary and target bonus, Dr. Fink is entitled to 24 months, and Mr. Lyle to 12 months, of health, dental and vision of continued monthly premium reimbursements, and each is entitled to a prorated annual incentive bonus paid at target levels. The severance benefits under the employment agreements are conditioned on the executive officer’s agreement to a release of claims in favor of Maxwell. With respect to outstanding equity awards, each employment agreement provides for pro rata vesting of service-based awards in the event of an involuntary termination outside of the change in control period described above, and 100% vesting of the then unvested service and performance-based awards (at target) in the event of an involuntary termination during the change in control period described above. Dr. Fink’s employment agreement includes a so-called “better of” provision with respect to payments upon a change in control meaning that if any of the payments or benefits provided to him would not be deductible to Maxwell pursuant to Section 280G, then the payments will be reduced by the amount required to avoid the excise tax imposed under Section 4999, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

For purposes of Dr. Fink’s and Mr. Lyle’s employment agreements, “cause” generally means the executive’s (a) unauthorized use or disclosure of confidential information or trade secrets, (b) breach of any agreement between him and Maxwell, (c) material failure to comply with Maxwell’s written policies or rules that have been provided, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) gross negligence or willful misconduct in connection with his duties and responsibilities, (f) willful continuing failure to perform assigned duties after receiving written notification of the failure from the Maxwell board of directors or (g) failure to cooperate in good faith with a governmental or internal investigation of the Maxwell or its directors, officers or employees, subject to certain notice and cure periods.

For purposes of Dr. Fink’s and Mr. Lyle’s employment agreements, “good reason” generally means (a) a change in the executive’s position with Maxwell that materially reduces his level of authority or responsibility or the assignment reduced authority and responsibilities; (b) a reduction in the executive’s base salary or target bonus level in effect immediately prior to such reduction (unless such reduction is in connection with a general across the board reduction in the compensation of the Maxwell’s management team and in such case not to exceed 10%); or (c) a relocation of the executive’s office to a location more than 50 miles from his then-present work location, subject to certain notice and cure periods.

For purposes of Dr. Fink’s and Mr. Lyle’s employment agreements, “change in control” will include the merger and generally means any person acquiring beneficial ownership of more than 50% of Maxwell’s total voting power; the sale or disposition of all or substantially all of Maxwell’s assets; or any merger or consolidation of Maxwell where Maxwell’s voting securities represent 50% or less of the total voting power of the surviving entity or its parent.

Severance and Change in Control Plan

Mr. Wiggins and Ms. Lough, who do not have an employment agreement providing similar benefits, are entitled to severance payments and benefits under the Maxwell Severance and Change in Control Plan adopted in January 2016, which provides for severance arrangements for executive officers who do not otherwise have severance arrangements. Maxwell’s Severance and Change in Control Plan provides severance payments and benefits to eligible employees who do not have employment agreements, if such employees have a termination of employment without cause or a resignation for good reason (in each case as defined in the Maxwell Severance and Change in Control Plan and which definition is summarized below), subject to certain notice and cure periods, and enhanced severance payments and benefits if such a qualifying termination of employment occurs within 30 days prior to or within 24 months following the effective date of a change in control. Upon a termination of employment without cause or a resignation for good reason during such a change in control period, an executive is entitled to a lump sum payment equal to one year of base salary and target bonus, prorated annual incentive bonus paid at target achievement, if any, for the year of termination, and 12 months of health, dental and vision insurance coverage reimbursements, and outplacement services. Upon termination of employment without cause outside of such a change in control period, the executive is entitled to 6 months of base salary and target bonus payable in monthly installments, payment of prorated annual incentive bonus based on actual performance, 12 months of health, dental and vision insurance coverage reimbursement, and outplacement services. The severance benefits under the Maxwell Severance and Change in Control Plan are conditioned on the executive officer’s agreement to a release of claims in favor of Maxwell and nondisparagement obligations in favor of Maxwell.

For purposes of the Maxwell Severance and Change in Control Plan, “cause” and “good reason” generally have the same meanings as “cause” and “good reason” as set forth in Dr. Fink’s and Mr. Lyle’s employment agreements.

For purposes of the Maxwell Severance and Change in Control Plan, “change in control” will include the merger and generally means any merger or consolidation in which we are not the surviving entity; the sale of all or substantially all of our assets to any other person or entity; the acquisition of beneficial ownership of a controlling (more than 50%) interest in the outstanding shares of our common stock by any person or entity; or an election of Maxwell directors as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of the Maxwell board of directors.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that will or may become payable to each of Dr. Fink, Mr. Lyle, and Mr. Wiggins, who constitute Maxwell’s named executive officers, in connection with the merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below are estimates of the amounts that would be payable assuming, solely for purposes of this table, that (1) the merger is consummated on March 31, 2019; (2) the employment of each of the named executive officers is terminated other than for “cause” or the named executive officer resigns for “good reason” at the effective time (as such terms are defined in his applicable employment agreement or applicable equity award agreement, in each case on that date); (3) the price per share of consideration that holders of shares of Maxwell common stock would receive in the merger is equal to $4.75, (4) the named executive officer’s base salary rate and performance bonus target amount remain unchanged from that in effect as of February 11, 2019; (5) no named executive officer receives any additional equity grants on or prior to the effective time that will vest on or prior to the effective time; and (6) no named executive officer enters into a new agreement or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. All of the payments in the table below are “double trigger” payments that require the named executive offers to terminate employment except as noted.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the preceding subsections. The amounts shown in the table do not include the payments or benefits that would have been earned on or prior to the effective time; or the value of payments or benefits that are not based on or otherwise related to the merger. In the footnotes to the table below, we refer to payments that are conditioned on the occurrence of both the merger as well as the termination of the named executive officer’s employment without “cause” or on account of “good reason”, if applicable, as being payable on a “double-trigger” basis.

Maxwell’s executive officers will not receive pension payments, nonqualified deferred compensation benefits or tax reimbursements in connection with the merger.

In addition to the assumptions regarding the date of completion of the merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Dr. Franz J. Fink	$2,123,288	$1,779,289	$33,898	—	$3,936,475
David Lyle	$955,479	$703,633	$18,506	—	$1,677,618
Everett Wiggins	$413,938	$382,091	$22,847	$30,000	$818,876

(1)

The amount listed in this column represents the pre-tax value of the cash severance payments that would be paid pursuant to a termination of employment without “cause” or on account of “good reason”, if applicable, under Dr. Fink or Mr. Lyle’s employment agreement or Maxwell’s Severance and Change in Control Plan with respect to Mr. Wiggins as described in more detail above under “—Employment Agreements.” These amounts reflect the amounts and benefits that would be paid on a “double trigger” basis. For purposes of valuing the severance payments in the table above, the computation is based on each executive’s base salary in effect as of February 11, 2019. If Dr. Fink’s employment is terminated without cause or should Dr. Fink resign his employment for good reason, in each case either within 30 days prior to a change in control or within 24 months after a change in control, he will receive a lump sum payment equal to two times his base salary (equal to $500,000) and target bonus (equal to $500,000). If Mr. Lyle’s employment is terminated without cause or should Mr. Lyle resign his employment for good reason, in each case either within 30 days prior to a change in control or within 24 months after a change in control, he will receive a lump sum payment equal to 150% times his base salary (equal to $375,000) and target bonus (equal to $225,000). If Mr. Wiggins’s employment is terminated without cause or should Mr. Wiggins resign his employment for good reason, in each case either within 30 days prior to a change in control or within 24 months after a change in control, he will receive a lump sum payment equal to 100% times his base salary (equal to $255,000) and target bonus (equal to $127,500) in connection with his participation in the Maxwell Severance and Change in Control Plan. All named executive officers would also be entitled to a lump sum payment of prorated bonus in the year of termination, at target amounts, in connection with the merger (equal to $123,288, $55,479 and $31,438 for Dr. Fink, Mr. Lyle and Mr. Wiggins, respectively) pursuant to his employment agreement or the Maxwell Severance and Change in Control Plan, as applicable, if a termination without cause or on account of a good reason termination occurs within the change in control period. With respect to Dr. Fink’s cash severance amount, such amount may be subject to reduction based on the Section 280G cutback provision in his employment agreement, as described above under “—Employment Arrangements.” A good faith, estimated amount of such cutback assuming his termination without cause or for good reason occurred at the effective time would be approximately $645,717 assuming a combined effective tax rate of 52.65%.
(2)

This amount reflects the value of the Maxwell MSUs and Maxwell Time-based RSU Awards to each executive based on an estimated merger consideration price of $4.75 and accelerated vesting of all awards. This amount for Dr. Fink includes (i) “single trigger” vesting of his Maxwell MSUs with a full value of $1,174,913 for the accelerated shares (equal to 247,350 shares), and (ii) Maxwell Time-based RSU Awards valued at $604,376 at full value for the accelerated shares (equal to 127,237 shares), which accelerate on a “double trigger” basis. The amount reflected for Mr. Lyle includes (i) Maxwell MSUs with a full value of $394,250 for the accelerated shares (equal to 83,000 shares) and (ii) Maxwell Time-based RSU Awards with a full value of $309,382 for the accelerated shares (equal to 65,133 shares). The amount for Mr. Wiggins includes Maxwell MSUs with a full value of $219,688 for the accelerated shares (equal to 46,250 shares) and Time-based RSU Awards with a full value of $162,403 for the accelerated shares (equal to 34,190 shares). With respect to Mr. Lyle’s and Mr. Wiggins’ Maxwell MSUs, 100% of the Maxwell MSUs outstanding as of immediately prior to the effective time will vest 100% on a “single trigger” basis, on the date of the merger. Their Maxwell Time-based RSU Awards vest on a “double-trigger” basis. All Maxwell options are underwater based on the merger consideration set forth above.

(3)

The amount reflects the 2018 COBRA rate (cost to Maxwell) of the individual’s group health/welfare benefits multiplied by the applicable multiple pursuant to either the individual’s employment agreement or the Maxwell Severance and Change in Control Plan, as applicable, each as described in more detail above. These benefits are “double trigger” in that they require both the occurrence of the merger and a termination of employment in order to be payable.

(4)	The amount listed represents the value of up to nine months of outplacement services that Maxwell may provide upon involuntary termination on a “double trigger” basis.

Employee Stock Purchase Plan

Any Maxwell employee who is not a participant in Maxwell’s 2004 Employee Stock Purchase Plan (the “ESPP”) as of the date of the merger agreement may not become a participant in any offering periods in effect under the ESPP as of the date of the merger agreement. No participant may increase his or her contributions or payroll deductions under the ESPP after the date of the merger agreement. If the offering periods in effect as of the date of the merger agreement terminate prior to the effective time, then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If any current ESPP offering period is still in effect at the effective time, then the last day of such current ESPP offering period will be accelerated to a date before the closing date as specified by the Maxwell board of directors or its designated committee. Subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time.

Rule 14d-10(d) Matters

The merger agreement provides that, prior to the acceptance time (as defined below), the compensation committee of the Maxwell board of directors will take certain actions with respect to compensation matters. The compensation committee of the Maxwell board of directors duly adopted at a meeting of the Maxwell board of directors on February 14, 2019, resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each arrangement related to certain payments made or to be made and certain benefits granted or to be granted according to employment compensation, severance and other employee benefit plans of Maxwell, including the Maxwell Equity Plans, to certain holders of Maxwell shares, Maxwell options, Maxwell RSU awards, (ii) the treatment of Maxwell options, Maxwell RSU awards in accordance with the terms of the merger agreement and (iii) certain provisions of the merger agreement relating to indemnification, insurance and other compensation and benefits provided to Maxwell’s directors, executive officers and employees. In addition, the compensation committee of the Maxwell board of directors will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Indemnification and Insurance

Under the merger agreement, for a period of not less than six years after the effective time of the merger, Tesla must, and must cause the surviving corporation in the merger to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Maxwell or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Tesla, each current and former director and executive officer of Maxwell and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such person serving as an executive officer, director, employee or other fiduciary of Maxwell, any of its subsidiaries or any other person if such service was at the request or for the benefit of Maxwell or any of its subsidiaries.

In addition, for a period of six years following the effective time of the merger, Tesla is required to maintain in effect the provisions in the organizational documents of Maxwell and any indemnification agreements in existence as of the date of the merger agreement that were provided to Tesla (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of executive officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time of the merger, Maxwell is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to matters arising at or prior to the effective time of the merger, with a one-time cost not in excess of 250% of the last aggregate annual premium paid by Maxwell for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Maxwell may purchase as much coverage as reasonably practicable for such amount. See the section entitled “Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Section 16 Matters

Pursuant to the merger agreement, prior to the effective time of the merger, Maxwell and Tesla have agreed to, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of equity securities of Maxwell (including derivative securities) and acquisitions of equity securities of Tesla pursuant to the transactions contemplated by the merger agreement by each individual who is a director or executive officer of Maxwell subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Maxwell to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Maxwell Shares Held by Maxwell Officers and Directors

As of February 11, 2019, the directors and executive officers of Maxwell and their affiliates beneficially owned approximately 3,897,048 Maxwell shares, representing approximately 8.41% of the aggregate voting power of the Maxwell shares outstanding as of February 11, 2019.

Concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough, entered into a tender and support agreement with Tesla and the Offeror, solely in their capacities as stockholders of Maxwell. For more information regarding the support agreement, see the section entitled “Other Transaction Agreements—Support Agreement,” and such support agreement, which is filed as Exhibit 99.6 to this document.

Certain Relationships with Maxwell

As of the date of this document, Tesla does not own any shares of Maxwell common stock. Neither Tesla nor the Offeror has effected any transaction in securities of Maxwell in the past 60 days. To the best of Tesla’s and the Offeror’s knowledge, after reasonable inquiry, none of the persons listed on Annex C hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Maxwell or has effected any transaction in securities of Maxwell during the past 60 days.

Tesla and Maxwell entered into a confidentiality agreement, dated December 14, 2018, in connection with their consideration of the possible negotiated transaction that resulted in the execution of the merger agreement. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Tesla and Maxwell agreed to keep confidential all non-public information received from the other party. Tesla and Maxwell also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating, negotiating, executing and implementing the possible negotiated transaction. See the section entitled “Other Transaction Agreements—Confidentiality Agreement” and the confidentiality agreement, which is filed as Exhibit 99.7 to this document.

Tesla and Maxwell entered into an exclusivity and non-solicitation agreement, dated January 22, 2019, in connection with their evaluation of the potential business combination that resulted in the execution of the merger agreement. The exclusivity and non-solicitation agreement set forth certain terms on which Tesla and Maxwell would conduct negotiations regarding the potential business combination that resulted in the execution of the merger agreement. See “Other Transaction Agreements—Exclusivity and Non-Solicitation Agreement” and the exclusivity and non-solicitation agreement, which is filed as Exhibit 99.8 to this document.

Fees and Expenses

Tesla has retained Georgeson LLC as information agent in connection with the offer and the merger. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer and the merger to beneficial owners of shares. Tesla will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Tesla agreed to indemnify the information agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

In addition, Tesla has retained Computershare Trust Company, N.A. as exchange agent in connection with the offer and the merger. Tesla will pay the exchange agent reasonable and customary compensation for its services in connection with the offer and the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Tesla will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary and reasonable clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, neither Tesla nor the Offeror will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Maxwell shares pursuant to the offer.

Accounting Treatment

In accordance with U.S. generally accepted accounting principles, Tesla will account for the acquisition of shares through the offer and the merger under the acquisition method of accounting for business combinations.

Stock Exchange Listing

Tesla shares are listed on the Nasdaq Global Select Market under the symbol “TSLA”. Tesla intends to submit a listing of additional shares notification form to list on the Nasdaq Global Select Market the Tesla shares that Tesla will issue in the offer and merger as part of the offer consideration. Such listing is a condition to completion of the offer.

Resale of Tesla Common Stock

All Tesla shares received by Maxwell stockholders as part of the offer consideration in the offer and the merger will be freely tradable for purposes of the Securities Act, except for Tesla shares received by any person who is deemed an “affiliate” of Tesla at the time of the closing of the merger. Tesla shares held by an affiliate of Tesla may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Tesla shares received upon completion of the offer or the merger by any person, and no person is authorized to make any use of this document in connection with any such resale.

Exchange Agent Contact Information

The contact information for the exchange agent for the offer and the merger is:

By Mail:	By Express Mail or Overnight Delivery:

Computershare	Computershare
C/O Voluntary Corporate Actions	C/O Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into by Tesla, the Offeror and Maxwell, a copy of which is attached hereto as Annex A. This summary may not contain all of the information about the merger agreement that is important to Maxwell stockholders, and Maxwell stockholders are encouraged to read the merger agreement carefully in its entirety. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Offer

The Offeror is offering to exchange each outstanding share of Maxwell common stock that has been validly tendered and not validly withdrawn in the offer for a fraction of a share of Tesla common stock equal to the quotient obtained by dividing $4.75 by the Tesla trading price, subject to the minimum. In the event that the Tesla trading price is equal to or less than $245.90, then each share of Maxwell common stock validly tendered and not validly withdrawn in the offer will be exchanged for 0.0193 of a share of Tesla common stock. Such shares of Tesla common stock plus cash in lieu of any fractional shares of Tesla common stock is referred to herein as the “offer consideration,” and the offer consideration will be paid without interest and less any applicable withholding taxes.

The Offeror’s obligation to accept for exchange Maxwell shares validly tendered (and not validly withdrawn) pursuant to the offer is subject to the satisfaction or waiver by the Offeror of certain conditions, including the condition that, prior to the expiration of the offer, there have been validly tendered and not validly withdrawn a number of Maxwell shares that, upon the consummation of the offer, together with Maxwell shares then owned by Tesla and the Offeror (if any), would represent at least a majority of the aggregate voting power of the Maxwell shares outstanding immediately after the consummation of the offer (the “minimum tender condition”), as more fully described under “The Offer—Conditions of the Offer.”

Under the merger agreement, unless Maxwell consents otherwise or the merger agreement is terminated:

•

the Offeror must extend the offer for any period required by any law, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the offer or the offer documents or the registration statement on Form S-4 of which this document is a part;

•

in the event that any of the conditions to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer) have not been satisfied or waived in accordance with the merger agreement as of any then-scheduled expiration of the offer, the Offeror must extend the offer for up to four successive extension periods of up to 10 business days each (or for such longer period as may be agreed by Tesla and Maxwell) in order to permit the satisfaction or valid waiver of the conditions to the offer (other than the minimum tender condition); however, the Offeror will not be required (and Tesla will not be required to cause the Offeror) to extend the offer beyond 11:59 p.m., Eastern time, on July 3, 2019; and

•

if as of any then-scheduled expiration of the offer each condition to the offer (other than the minimum tender condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the offer (if such conditions would be satisfied or validly waived were the expiration of the offer to occur at such time)) has been satisfied or waived in accordance with the merger agreement and the minimum tender condition has not been satisfied, the Offeror may, and at the request in writing of Maxwell must, extend the offer for successive extension periods of up to 10 business days each (with the length of each such period being determined in good faith by Tesla) (or for such longer period as may be agreed by Tesla and Maxwell); however, in no event will the Offeror be required to extend the expiration of the offer for more than 40 business days in the aggregate for these reasons; however, the Offeror will not be required (and Tesla will not be required to cause the Offeror) to extend the offer beyond 11:59 p.m., Eastern time, on July 3, 2019.

No extension will impair, limit or otherwise restrict the right of the parties to terminate the merger agreement pursuant to its terms.

The Offeror may not terminate or withdraw the offer prior to the then-scheduled expiration of the offer unless the merger agreement is validly terminated in accordance with its terms, in which case the Offeror will terminate the offer promptly (but in no event more than one business day) after such termination. Among other circumstances, the merger agreement may be terminated by either Tesla or Maxwell if the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Tesla and the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Maxwell shares pursuant to the offer, or if the acceptance for exchange of Maxwell shares tendered in the offer has not occurred on or before July 3, 2019 (subject to the six-business day maximum extension in certain circumstances described under “—Termination of the Merger Agreement”), which we refer to as the “outside date.” See “—Termination of the Merger Agreement.”

For a more complete description of the offer, see the section entitled “The Offer.”

The Merger

The merger agreement provides that, if the offer is completed, the parties will effect the merger of the Offeror with and into Maxwell, with Maxwell continuing as the surviving corporation in the merger, and the former Maxwell stockholders will not have any direct equity ownership interest in the surviving corporation.

Completion and Effectiveness of the Merger

Under the merger agreement, the closing of the merger must occur promptly, and in any case no later than the second business day, after the acceptance of tendered Maxwell shares in the offer and the satisfaction of the other condition to the merger, unless the parties agree otherwise in writing (see “—Conditions to the Merger”). The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware unless a later date is specified therein.

Offer Consideration Payable Pursuant to the Merger

In the merger, except as provided below, each outstanding Maxwell share that was not acquired by the Offeror in the offer will be converted into the right to receive the offer consideration, without interest and less any applicable withholding taxes.

In the merger, Maxwell shares that are owned or held in treasury by Maxwell or owned by Tesla or the Offeror will be cancelled without any consideration being delivered. In the merger, Maxwell shares that are owned by any wholly-owned subsidiary of Tesla (other than the Offeror) or of Maxwell will be converted into shares of common stock of the surviving corporation based on a formula described in the merger agreement.

Fractional Shares

Tesla will not issue fractional shares of Tesla common stock in the offer or the merger. Instead, each holder of Maxwell shares who otherwise would be entitled to receive fractional shares of Tesla common stock will be entitled to an amount of cash (without interest) equal to such fractional part of a share of Tesla common stock multiplied by the Tesla trading price, rounded down to the nearest cent; however, if the Tesla trading price is equal to or less than $245.90, each holder of Maxwell common stock who otherwise would be entitled to receive fractional shares of Tesla common stock will be entitled to an amount of cash (without interest) equal to such fractional part of a share of Tesla common stock multiplied by $245.90. rounded down to the nearest cent.

Exchange of Maxwell Stock Certificates or Book-Entry Shares for the Offer Consideration

Tesla has retained Computershare Trust Company, N.A. as the depositary and exchange agent for the offer and the merger to handle the exchange of Maxwell shares for the offer consideration.

To effect the exchange of Maxwell shares that were converted into the right to receive the offer consideration, within two business days after the effective time of the merger, the exchange agent will mail to each record holder of Maxwell shares a form of transmittal and instructions for surrendering the stock certificates or book-entry shares that formerly represented Maxwell shares for the offer consideration. No holder of book-entry Maxwell shares will be required to deliver a certificate or letter of transmittal or surrender such book-entry Maxwell shares to the exchange agent to receive the offer consideration in the merger. Each record holder of Maxwell shares will be entitled to receive the offer consideration (including cash in lieu of any fractional shares of Tesla common stock), and the payment of any dividends or other distributions, without interest,

•

if such shares are in certificated form, only after surrender to the exchange agent of certificates, together with a duly completed and validly executed letter of transmittal, and any other documents as may customarily be required by the exchange agent, or

•

if such shares are in electronic book-entry form, automatically on the completion of the merger, and Tesla will cause the exchange agent to pay and deliver in exchange therefor as promptly as reasonably practicable, but no later than two business days, after the effective time of the merger, in each case, which prior to proper exchange of such Maxwell shares had become payable with respect to the Tesla common stock issuable as stock consideration in respect of such Maxwell shares.

No interest will be paid or will accrue on any portion of the offer consideration payable in respect of any Maxwell share.

After the effective time of the merger, each stock certificate or book-entry share formerly representing shares of Maxwell common stock that has not been surrendered will represent only the right to receive upon such surrender the offer consideration to which such holder is entitled by virtue of the merger and any dividends or other distributions payable to such holder upon such surrender.

Conditions to the Merger

If the offer is completed, the respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following two conditions:

•	Completion of Offer—The Offeror has accepted for payment all of the Maxwell shares validly tendered in the offer and not validly withdrawn pursuant to the offer.

•

No Legal Prohibition—No governmental entity of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the effective time of the merger or (ii) issued or granted any order or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the effective time of the merger, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Maxwell with respect to:

•	qualification, organization, subsidiaries, etc.;

•	capitalization;

•	corporate authority relative to the merger agreement, and due execution, delivery and enforceability of the merger agreement;

•	governmental consents, and no violations;

•	SEC reports and financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws and permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation and orders;

•	intellectual property;

•	privacy and data protection;

•	real property and assets;

•	material contracts;

•	environmental matters;

•	customers and suppliers;

•	insurance;

•	information supplied for SEC filings;

•	opinion of the financial advisor to Maxwell;

•	state takeover statutes and anti-takeover laws;

•	related party transactions;

•	product warranties and recalls;

•	finders and brokers; and

•	the outstanding convertible notes of Maxwell.

The merger agreement also contains customary representations and warranties of Tesla and the Offeror, including among other things:

•	qualification, organization, etc.;

•	capitalization;

•	corporate authority relative to the merger agreement, and due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals, no violations;

•	SEC reports and financial statements;

•	internal controls and procedures;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	litigation and orders;

•	information supplied for SEC filings;

•	valid issuance of Tesla common stock in the offer and the merger;

•	finders and brokers;

•	stock ownership; and

•	absence of activity of the Offeror.

Certain of the representations and warranties contained in the merger agreement are qualified by “material adverse effect” (as defined in the merger agreement and described below). The representations and warranties contained in the merger agreement will expire at the effective time of the merger. The representations, warranties and covenants made by Maxwell in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Tesla in connection with the execution of the merger agreement and by filings that Maxwell has made with the SEC prior to the date of the merger agreement. The representations, warranties and covenants made by Tesla and the Offeror in the merger agreement are qualified by information contained in the confidential disclosure schedules delivered to Maxwell in connection with the execution of the merger agreement and by filings that Tesla has made with the SEC prior to the date of the merger agreement. Stockholders are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Maxwell or any of its affiliates or of Tesla or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to Tesla or Maxwell, means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of such party and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred or is reasonably expected to exist or occur:

(a)	any changes in general U.S. or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(b)	any changes in general conditions in any industry or industries in which such party and its subsidiaries operate;

(c)	any changes in general political conditions, including any prolonged federal government furlough, shutdown or lack of funding;

(d)	any changes after the date of the merger agreement in GAAP or the interpretation thereof;

(e)	any changes after the date of the merger agreement in applicable law or the interpretation thereof;

(f)

any failure by such party to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)

any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement;

(h)

the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, the identity of Tesla (in the case of Maxwell) or the identity of Maxwell (in the case of Tesla), departures of officers or employees, changes in relationships with suppliers or customers or other business relations, resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement (except that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the transactions contemplated by the merger agreement or to address the consequences of litigation); and

(i)

any action or failure to take any action which action or failure to act is requested in writing by the other party or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of the merger agreement;

provided that with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g) above, if such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence has had a disproportionate adverse impact on such party relative to other companies operating in the industry or industries in which such party operates, then the incremental disproportionate adverse impact of such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred.

No Solicitation of Other Offers by Maxwell

Under the terms of the merger agreement, subject to certain exceptions described below, Maxwell has agreed that, from the date of the merger agreement until the earlier of the acceptance time or the date (if any) the merger agreement is terminated, Maxwell and its board of directors (including any committee of its board of directors) will not and Maxwell will not and will cause its controlled affiliates not to, and Maxwell will not authorize or permit its and its controlled affiliates’ respective directors, officers, employees and other representatives to, directly or indirectly:

(a)

solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, in each case which constitutes or could be reasonably expected to lead to an acquisition proposal (as defined below);

(b)	participate in any negotiations regarding, or furnish to any person any non-public information relating to Maxwell or any subsidiary of Maxwell in connection with, an acquisition proposal;

(c)	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any acquisition proposal;

(d)

withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Tesla, the Maxwell board of directors’ recommendation that Maxwell stockholders accept the offer and tender their Maxwell shares into the offer, or commit or agree to take any such action;

(e)

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Tesla, such rejection of such acquisition proposal) and reaffirm the Maxwell board of directors’ recommendation that Maxwell stockholders accept the offer and tender their Maxwell shares into the offer within such 10 business day period (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed acquisition proposal that are publicly disclosed within the last five business days’ prior to the then-scheduled expiration of the offer, fail to take the actions referred to in this clause (e), with references to the applicable 10 business day period being replaced with three business days);

(f)	fail to include the Maxwell board of directors’ recommendation that Maxwell stockholders accept the offer and tender their Maxwell shares into the offer in the Schedule 14D-9;

(g)

approve, or authorize, or cause or permit Maxwell or any Maxwell subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements described in the merger agreement); or

(h)	commit or agree to do any of the foregoing.

We refer to the actions set forth in clauses (c), (d), (e), (f), (g) and (h) (to the extent related to the foregoing clauses (c), (d), (e), (f) or (g)) above as a “change of recommendation.”

In addition, under the merger agreement, Maxwell has agreed that:

•

it and its board of directors (including any committee of its board of directors) will and will cause its controlled affiliates to, and Maxwell will cause its and its controlled affiliates’ respective directors, officers, employees and other representatives to, immediately cease any and all existing solicitation, encouragement, discussions or negotiations with any persons, or provision of any non-public information to any persons, with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•

it will promptly (and in any event prior to February 6, 2019) request that each person (other than Tesla) that previously executed a confidentiality agreement with Maxwell in connection with its consideration of an acquisition proposal or a potential acquisition proposal promptly destroy or return to Maxwell all non-public information previously furnished by Maxwell or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•	it will terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by any such person and its representatives.

Under the merger agreement, Maxwell has agreed to enforce, and not waive, terminate or modify without Tesla’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Maxwell board of directors determines in good faith after consultation with Maxwell’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable law, Maxwell may, with prior written notice to Tesla, waive such standstill solely to the extent necessary to permit the applicable person (if Maxwell has not breached its non-solicitation obligations) to make, on a confidential basis to the Maxwell board of directors, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Tesla, in each case as contemplated by the merger agreement.

Notwithstanding the prohibitions described above, if Maxwell receives, prior to the acceptance time, a bona fide written acquisition proposal that did not result from a breach of Maxwell’s non-solicitation obligations, Maxwell is permitted to furnish non-public information to such person and engage in discussions or negotiations with such person and its representatives with respect to the acquisition proposal, as long as:

•

the Maxwell board of directors determines in good faith, after consulting with Maxwell’s outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to lead to, a superior proposal (as defined below);

•

the Maxwell board of directors determines in good faith, after consulting with Maxwell’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable law; and

•

prior to providing any such non-public information, (x) the person making the acquisition proposal enters into a confidentiality agreement after the date of the merger agreement that contains terms that are no less favorable in the aggregate to Maxwell than those contained in the confidentiality agreement between Tesla and Maxwell (provided that the confidentiality agreement is not required to include a standstill or similar provision) and that does not in any way restrict Maxwell or its representatives from complying with its disclosure obligations under the merger agreement), and (y) Maxwell also provides Tesla, prior to or substantially concurrently with the time such information is provided or made available to such person or its representatives, any non-public information furnished to such other person or its representatives that was not previously furnished to Tesla.

Under the merger agreement, Maxwell is obligated to notify Tesla promptly (and in any event within 24 hours) of any receipt by any director or officer of Maxwell or by any of Maxwell’s controlled affiliates or its or their respective representatives of any acquisition proposal or any proposals or inquiries that could reasonably be expected to lead to an acquisition proposal, or any inquiry or request for non-public information relating to Maxwell or any Maxwell subsidiary by any person who has made or could reasonably be expected to make any acquisition proposal (or of becoming aware of any of its or their other affiliates having received any such acquisition proposal, proposal, inquiry or request). The notice must include the identity of the person making the acquisition proposal, inquiry or request (unless prohibited by the terms of an existing confidentiality agreement), and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all written requests, proposals or offers (including any proposed agreements received by Maxwell) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (provided that Maxwell may withhold the identity of the person making the acquisition proposal if prohibited by the terms of an existing confidentiality agreement). Maxwell also must keep Tesla reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of Maxwell with respect thereto. Maxwell also has agreed to promptly provide (and in any event within the earlier of 48 hours and one business day) Tesla with any material non-public information concerning Maxwell provided to any other person in connection with any acquisition proposal that was not previously provided to Tesla. Without limiting the foregoing, Maxwell has agreed to promptly (and in any event within 24 hours after such determination) inform Tesla in writing if Maxwell determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement.

The “acceptance time” for purposes of the merger agreement is the time that the Offeror accepts for payment all Maxwell shares that are validly tendered and not validly withdrawn pursuant to the offer promptly after the expiration of the offer (as it may be extended pursuant to the terms of the merger agreement) or, at Tesla’s election, concurrently with the expiration of the offer if all conditions to the offer have been satisfied or waived in accordance with the merger agreement.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or group (as defined in Section 13(d) of the Exchange Act), other than a proposal or offer by Tesla or a subsidiary of Tesla, at any time relating to any transaction or series of related transactions involving:

•	any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding Maxwell voting or equity securities (whether by voting power or number of shares);

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding Maxwell voting or equity securities (whether by voting power or number of shares);

•

any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving Maxwell and any other person or group, pursuant to which the Maxwell stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares); or

•	any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of Maxwell and its subsidiaries (measured by fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party which the Maxwell board of directors determines in good faith (after consultation with Maxwell’s outside legal counsel and financial advisors) to be more favorable to Maxwell’s stockholders from a financial point of view than the offer and the merger, taking into account all relevant factors, including all the terms and conditions of such proposal or offer (including conditionality, offer consideration, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement, as well as any changes to the terms of the merger agreement proposed by Tesla in response to any acquisition proposal. However, in determining whether an acquisition proposal constitutes a superior proposal, the Maxwell board of directors is not entitled to take into account the difference, in and of itself, of the form of consideration between Tesla common stock and any cash offered in any such acquisition proposal, but may take into account the difference in value between Tesla common stock and any cash offered in any such acquisition proposal. When determining whether an offer constitutes a superior proposal, references in the term “acquisition proposal” to “15%” or “85%” will be replaced with references to “100%” and “0%”, respectively.

Change of Recommendation; Match Rights

The merger agreement requires the Maxwell board of directors to recommend that Maxwell stockholders accept the offer and tender their Maxwell shares into the offer. However, prior to the acceptance time:

•

the Maxwell board of directors may make certain types of a change of recommendation in response to an intervening event (as defined below) if the Maxwell board of directors has determined in good faith, after consultation with Maxwell’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable law; or

•

the Maxwell board of directors may, so long as Maxwell has not breached its non-solicitation obligations, make a change of recommendation and cause Maxwell to terminate the merger agreement in order to enter into a definitive agreement providing for an acquisition proposal (subject to payment by Maxwell to Tesla of the termination fee described under “—Termination Fee and Expenses”) which the Maxwell board of directors has determined in good faith after consultation with Maxwell’s outside legal counsel and financial advisors is a superior proposal, but only if the Maxwell board of directors has determined in good faith after consultation with Maxwell’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Maxwell must provide Tesla five business days’ prior written notice advising Tesla that it intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an intervening event (as defined below), or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, Maxwell must cause its representatives (including its executive officers) to be available during such five business day period to negotiate in good faith (to the extent Tesla desires to negotiate) any proposal by Tesla to amend the merger agreement in a manner that would eliminate the need for the Maxwell board of directors to make a change of recommendation in the case of an intervening event or that would cause such acquisition proposal to no longer be a superior proposal in the case of a superior proposal, and the Maxwell board of directors must again make the required determination regarding its fiduciary duties at the end of such five business day negotiation period (after in good faith taking into account the amendments to the merger agreement proposed by Tesla). With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by Maxwell’s stockholders as a result of such superior proposal), Maxwell must again comply with the obligations described in this paragraph.

An “intervening event” for purposes of the merger agreement is any event, change or development first occurring or arising after the date of the merger agreement that is material to Maxwell and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to the Maxwell board of directors as of or prior to the date of the merger agreement, except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof; (b) changes in the market price or trading volume of the Maxwell common stock, the Tesla common stock or any other securities of Maxwell, Tesla or their respective subsidiaries, or any change in credit rating or the fact that Maxwell meets or exceeds (or that Tesla fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; (c) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (d) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof; (e) general changes or developments in any of the industries in which Maxwell or its subsidiaries operate; (f) natural disasters or calamities; (g) any outbreak or escalation of armed hostilities, any acts of war or terrorism; (h) the announcement or pendency of the merger agreement and the transactions contemplated thereby; or (i) any litigation brought by or on behalf of any current or former Maxwell stockholder (in its capacity as such) arising from allegations of any breach of fiduciary duty relating to the merger agreement (or the transactions contemplated thereby) or violation of securities law related to the Schedule TO, the other offer documents, the Schedule 14D-9 or any other document required to be filed with the SEC by the Maxwell or required to be distributed or otherwise disseminated to the Maxwell’s stockholders in connection with the offer and the merger.

Nothing in the merger agreement prohibits Maxwell or the Maxwell board of directors from disclosing to Maxwell’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any “stop, look and listen” communication to Maxwell’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed acquisition proposal, provided that any such “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Maxwell board of directors’ recommendation that Maxwell stockholders accept the offer and tender their Maxwell shares into the offer.

Conduct of Business Before Completion of the Merger

Restrictions on Maxwell’s Operations

The merger agreement provides for certain restrictions on Maxwell’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Tesla (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Maxwell and each of its subsidiaries is required to conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its and their present business organizations, goodwill and ongoing business, keep available the services of its and their present officers and other key employees (except other than where such termination is for cause) and preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or the rules and regulations of the SEC or Nasdaq or as consented to in writing by Tesla (which, in certain cases, may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Maxwell must not and must not permit any of its subsidiaries to, directly or indirectly:

•	amend, modify, waive, rescind or otherwise change Maxwell’s or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Maxwell or any of its subsidiaries), or enter into any agreement or arrangement with respect to the voting or registration of its capital stock or other equity interests or securities;

•

split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction involving only wholly-owned subsidiaries of Maxwell;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in Maxwell or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units other than (a) issuances of Maxwell common stock in respect of any exercise of Maxwell options, the vesting or settlement of Maxwell equity awards outstanding as of the date of the merger agreement, (b) the issuances of Maxwell common stock pursuant to the terms of the ESPP in respect of the current offering periods thereunder, (c) transactions solely between Maxwell and its wholly owned subsidiaries or solely between Maxwell wholly owned subsidiaries; (d) the grant of Maxwell equity awards in accordance with the terms agreed with Tesla or (e) as otherwise provided in the merger agreement;

•

(a) increase the compensation or benefits payable or to become payable to any directors, executive officers or employees; (b) grant to any directors, executive officers or employees any increase in severance or termination pay, subject to limited exceptions described in the merger agreement; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, subject to certain exceptions described in the merger agreement; (d) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Maxwell benefit plan, except for limited exceptions described in the merger agreement; (e) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Maxwell benefit plan; (f) terminate the employment of any employee at the level of vice president or above, other than for cause; (g) hire any new employees at the level of vice president or above; or (h) promote, demote, transfer, or change the title, job position, authority, responsibilities or pay grade of any directors, executive officers or employees or consultants of Maxwell or its affiliates; or (i) provide any funding for any rabbi trust or similar arrangement;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, (a) any equity interests in or assets of any person or any business or division thereof,

(b) any assets above the amount described in the merger agreement, or (c) otherwise engage in any mergers, consolidations or business combinations, except for transactions solely between Maxwell and its wholly-owned subsidiaries or between such wholly-owned subsidiaries or acquisitions of supplies or equipment in the ordinary course of business consistent with past practice;

•	enter into any new line of business outside of its existing business;

•

take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions not being satisfied, (ii) result in new or additional required approvals from any governmental entity in connection with the merger or (iii) materially delay or impair the ability of Tesla, the Offeror or Maxwell to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;

•

liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of Maxwell or any of its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for loans solely among Maxwell and its wholly-owned subsidiaries or solely among Maxwell’s wholly-owned subsidiaries or advances for reimbursable employee expenses in the ordinary course of business consistent with past practice;

•

sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its material properties, rights or assets (including shares in the capital of Maxwell or its subsidiaries), except (a) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (b) for transactions solely among Maxwell and its wholly-owned subsidiaries or solely among such wholly-owned subsidiaries, and (c) licenses to Maxwell’s intellectual property rights incidental to the sale of Maxwell’s products in the ordinary course of business;

•

enter into certain types of material contracts or materially modify, materially amend, extend or terminate certain types of material contract, or, other than in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims thereunder;

•

make or change any material tax election, adopt or change any tax accounting period or material method of tax accounting, file any amended tax return, settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions of the merger agreement), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding, other than the compromise or settlement of claims, litigations, investigations or proceedings that are not brought by governmental entities and that (a) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $1,500,000, (b) does not impose any injunctive relief on Maxwell or its subsidiaries and does not involve the admission of wrongdoing by Maxwell, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Tesla or any of its subsidiaries and (c) does not provide for the license of any material Maxwell intellectual property;

•

make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•	amend or modify any privacy statement;

•

redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness solely among Maxwell and its subsidiaries or solely among wholly owned subsidiaries, (B) guarantees by Maxwell of indebtedness of subsidiaries or guarantees by subsidiaries of indebtedness of Maxwell or any other subsidiary, which indebtedness is incurred in compliance with this clause, (C) any amendment, supplement, restatement, or modification to the Maxwell Loan Agreement (as defined below) provided that such agreement remains terminable at the election of Maxwell, and (D) as may be required by the Maxwell Convertible Notes (defined below);

•	enter into any transactions or contracts with any affiliates or other person that would be required to be disclosed by Maxwell under Item 404 of Regulation S-K of the SEC;

•

cancel Maxwell’s insurance policies or fail to pay the premiums on Maxwell’s insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain in the ordinary course Maxwell’s insurance policies;

•

enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), materially modify or amend or exercise any right to renew any lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by Maxwell, or any interest therein or part thereof, commit any waste or nuisance on any such property or make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business consistent with past practice;

•	convene any special meeting (or any adjournment or postponement thereof) of Maxwell’s stockholders;

•	terminate or modify or waive in any material respect any right under any permit;

•

otherwise grant to any party any present, past or future license, covenant, waiver or other right under, or lien in respect of, any Company Intellectual Property or Company Technology (each, as defined in the merger agreement);

•	adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

•

take any action that would result in an adjustment (other than an adjustment as a result of the merger agreement or the transactions contemplated thereby) to the conversion rate of the Maxwell Convertible Notes as described in the merger agreement; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Tesla’s Operations

The merger agreement provides for certain restrictions on Tesla’s and its subsidiaries’ activities until the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated. Except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Maxwell (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Tesla must not and must not permit any of its subsidiaries to, directly or indirectly:

•

amend the organizational documents of Tesla in a manner that would be material and disproportionately adverse to the holders of Maxwell common stock relative to the treatment of existing holders of Tesla common stock except as may be required by law or the rules and regulations of the SEC or Nasdaq;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Tesla or any of its subsidiaries), except (a) dividends and distributions paid or made in the ordinary course of business by Tesla’s subsidiaries and (b) for transactions that would require an adjustment to the offer consideration as described in the merger agreement;

•

split, combine, subdivide, reduce or reclassify any of its capital stock, except for (a) any such transaction involving only wholly-owned subsidiaries of Tesla and (b) any transactions that would require an adjustment to the offer consideration as described in the merger agreement;

•	adopt a plan of complete or partial liquidation or dissolution with respect to Tesla; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Access

The merger agreement provides that during the period prior to the earlier of the effective time of the merger or the date (if any) the merger agreement is terminated, to the extent permitted by applicable law, Maxwell and its subsidiaries will give Tesla and its representatives reasonable access during normal business hours and upon reasonable advance notice to Maxwell’s and its subsidiaries’ offices, properties, contracts, personnel, books and records, and will furnish reasonably promptly to Tesla all information in existence concerning Maxwell’s business, properties and personnel available to Maxwell or its subsidiaries as Tesla reasonably requests. However, Maxwell is not required to disclose information that may not be disclosed pursuant to contractual or legal restrictions or that is subject to attorney-client, attorney work product or other legal privilege, provided that Maxwell will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or privileges.

Additional Agreements

Under the merger agreement, Tesla and Maxwell are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including:

•

preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the merger agreement; and

•

taking all steps as may be necessary, subject to the limitations in the merger agreement, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Under the merger agreement, Tesla and Maxwell are required to:

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within 3 business days after the date of the merger agreement, which filing was made on February 4, 2019, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, which early termination of the applicable waiting period was granted by the FTC on February 14, 2019;

•	make an appropriate filing with the Bundeskartellamt in the Federal Republic of Germany with respect to the transactions contemplated by the merger agreement as may be required and as promptly as practicable, and in any event within 3 business days after the date of the merger agreement, which filing was made on February 7, 2019, and such approval was granted by the Bundeskartellamt on March 7, 2019; and

•

make all other necessary filings as promptly as practicable after the date of the merger agreement and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under any applicable other supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States (“antitrust laws”).

Notwithstanding the foregoing, none of Tesla, the Offeror or any of their respective subsidiaries is required to, and Maxwell may not and may not permit any of its subsidiaries to, without the prior written consent of Tesla, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (a) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Maxwell, Tesla or their respective subsidiaries, (b) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Maxwell, Tesla or their respective subsidiaries or (c) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Maxwell, Tesla or their respective subsidiaries. However, if requested by Tesla, Maxwell or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Maxwell or its subsidiaries in the event the merger is completed.

Under the merger agreement, Tesla and Maxwell also agree to:

•

cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party in connection with the HSR Act or other antitrust laws;

•

promptly inform the other party of any communication with the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party; and

•

permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or any other governmental entity or other person.

Treatment of Maxwell Equity Awards

Pursuant to the merger agreement, at the effective time, each Maxwell option that is outstanding, unexercised and unexpired as of immediately prior to the effective time (other than any Former Service Provider Options), without any action on the part of Tesla, Maxwell or the holder thereof, will be assumed by Tesla and converted into and become an option covering shares of Tesla common stock (each, an “adjusted option”), on the same terms and conditions as were applicable under the Maxwell option as of immediately prior to the effective time, except that: (x) the number of shares of Tesla common stock subject to the adjusted option as of the effective time will be determined by multiplying the number of shares of Maxwell common stock subject to the corresponding Maxwell option immediately prior to the effective time, by the offer consideration, with any fractional shares in the resulting product rounded down to the nearest whole share, and (y) the per share exercise price for each share of Tesla common stock that may be acquired upon exercise of the adjusted option as of the effective time will be determined by dividing the per share exercise price of the Maxwell option as in effect immediately prior to the effective time, by the offer consideration, with any fractional cent in the resulting quotient rounded up to the nearest whole cent. Each adjusted option otherwise shall be subject to the same terms and conditions applicable to the corresponding Maxwell option under the applicable Maxwell Equity Plan and any agreement evidencing the Maxwell option thereunder, including vesting terms.

Pursuant to the merger agreement, at the effective time, each Maxwell RSU award (other than any Former Service Provider RSUs) that is outstanding immediately prior to the effective time, without any action on the part of Tesla, Maxwell or the holder thereof, shall be assumed by Tesla and converted automatically into and become a restricted stock unit covering shares of Tesla common stock (each, an “adjusted RSU”), on the same terms and conditions as were applicable under the Maxwell RSU award as of immediately prior to the effective time, except that the number of shares of Tesla common stock subject to the adjusted RSU as of the effective time will be determined by multiplying the number of shares of Maxwell common stock subject to the corresponding Maxwell RSU award immediately prior to the effective time, by the offer consideration, with any fractional shares in the resulting product rounded down to the nearest whole share. Each adjusted RSU otherwise shall be subject to the same terms and conditions applicable to the corresponding Maxwell RSU award under the applicable Maxwell Equity Plan and any agreement evidencing the Maxwell RSU award thereunder, including vesting terms.

Pursuant to the merger agreement, each former service provider award shall at the effective time, without any action on the part of Tesla, Maxwell or the holder thereof, be cancelled and converted into the right to receive a number of shares of Tesla common stock determined as: (i) (A) the number of shares of Maxwell common stock subject to the former service provider award immediately prior to the effective time, multiplied by (B) the offer consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Maxwell common stock subject to such former service provider award divided by (B) the Tesla trading price, with any resulting fractional share rounded down to the nearest whole share. For the avoidance of doubt (x) if the resulting difference between clause (i) minus clause (ii) in the immediately preceding sentence is less than or equal to zero, then the former service provider award will be terminated as of the effective time without any consideration therefor and (y) each Maxwell option or Maxwell RSU award held by a former service provider of Maxwell as of immediately prior to the effective time that does not constitute a former service provider award will be terminated as of the effective time without any consideration therefor.

Termination of the 2005 Plan, the 2013 Plan and the Maxwell’s 401(k) Plans

Maxwell shall terminate the 2005 Plan, the 2013 Plan and any and all 401(k) plans effective as of the day immediately preceding the day on which the effective time occurs. Maxwell shall provide Tesla with evidence reasonably satisfactory to Tesla that such 401(k) plan(s) have been terminated pursuant to resolution of the Maxwell board of directors at least two business days prior to the day on which the effective time occurs; provided that prior to terminating Maxwell’s 401(k) plans, Maxwell shall provide Tesla with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Prior to the date of termination of Maxwell’s 401(k) plans, Maxwell will take any and all actions with respect to the 401(k) plans as Tesla may reasonably request, including without limitation, making any amendments to Maxwell’s 401(k) plans or any loan policy or other arrangements under Maxwell’s 401(k) plans to provide for and enable appropriate in-kind rollover of outstanding participant loans under Maxwell’s 401(k) plans to Tesla’s 401(k) plans.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for a period of not less than six years after the effective time, Tesla must, and must cause the surviving corporation in the merger to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Maxwell or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Tesla, each current and former director and officer of Maxwell and its subsidiaries against any costs and expenses in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in connection with such person serving as an officer, director, employee or other fiduciary of Maxwell, any of its subsidiaries or any other person if such service was at the request or for the benefit of Maxwell or any of its subsidiaries.

In addition, for a period of six years following the effective time, Tesla is required to maintain in effect, and not amend, modify or repeal, the provisions in the organizational documents of Maxwell and any indemnification agreements in existence as of the date of the merger agreement that were provided to Tesla (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the effective time, Maxwell is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time of the merger with respect to matters arising at or prior to the effective time, with a one-time cost not in excess of 250% of the last aggregate annual premium paid by Maxwell for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Maxwell may purchase as much coverage as reasonably practicable for such amount.

Treatment of Existing Credit Agreement and Convertible Notes

Maxwell Loan Agreement

Maxwell is party to that certain Amended and Restated Loan and Security Agreement, dated as of May 8, 2018, by and between East West Bank and Maxwell (as amended, restated, supplemented or otherwise modified from time to time, the “Maxwell Loan Agreement”). The merger agreement requires Maxwell to (i) obtain and deliver to Tesla no later than five business days prior to the effective time of the merger a draft of a customary payoff letter with respect to (a) the satisfaction and discharge of all of Maxwell’s and its subsidiaries’ liabilities and obligations (other than contingent indemnification obligations and other obligations which survive termination pursuant to the terms thereof) under the Maxwell Loan Agreement and any documents related thereto (collectively, the “Credit Documents”), (b) the termination of the Credit Documents and (c) the release of all liens granted by Maxwell and/or its subsidiaries pursuant to or in connection with the Credit Documents, (ii) obtain and deliver to Tesla no later than two business days prior to the effective time of the merger an executed copy of such payoff letter, and (iii) take such other actions as Tesla may reasonably request to ensure the release of all liens granted by Maxwell and/or its subsidiaries pursuant to or in connection with the Credit Documents upon the payment in full of all payoff amounts set forth in such payoff letter. Tesla expects that all amounts, if any, under the Maxwell Loan Agreement will be repaid by Maxwell at or prior to the effective time.

Maxwell Convertible Notes

Maxwell previously issued $46 million aggregate principal amount of 5.50% Senior Convertible Notes due 2022 (the “Maxwell Convertible Notes”) pursuant to that certain Indenture, dated September 25, 2017 (the “Maxwell Indenture”), by and between Maxwell and Wilmington Trust, National Association, as trustee (the “Trustee”). Pursuant to the Maxwell Indenture, upon the effective time, the right to convert each $1,000 principal amount of Maxwell Convertible Notes will be changed into a right to convert such principal amount of Maxwell Convertible Notes into the number of shares of Tesla common stock that a holder of Maxwell common stock equal to the applicable conversion rate in effect immediately prior to such merger would have owned or been entitled to receive upon the consummation of the merger. The Maxwell Indenture further requires Maxwell, prior to or at the effective time, to execute with the Trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of Maxwell Convertible Notes.

The merger agreement requires Maxwell to (i) execute and deliver (or cause to be executed and delivered, as applicable) at the effective time, (a) a supplemental indenture to the Maxwell Indenture pursuant to Sections 14.07(a) and 10.01(g) of the Maxwell Indenture and (b) an officer’s certificate, opinion of counsel and any other documentation required to be provided pursuant to the Maxwell Indenture in connection with such supplemental indenture, in each case, in form and substance reasonably acceptable to Tesla and (ii) use its reasonable best efforts to cause the trustee under the Maxwell Indenture to execute such supplemental indenture at the effective time. The merger agreement also requires Maxwell and its subsidiaries, within the time periods required by the terms of the Maxwell Indenture, to take all other actions required by the Maxwell Indenture to be performed by Maxwell or any of its subsidiaries prior to the effective time of the merger as a result of the merger, the offer, or the execution and delivery of the merger agreement. Such additional actions include, without limitation, the giving of any notices that may be required prior to the effective time of the merger and the delivery to the Trustee or the holders of any Maxwell Convertible Notes of any documents or instruments required to be delivered prior to the effective time of the merger to such Trustee or the holders of any Maxwell Convertible Notes, in each case, in connection with such transactions or as otherwise required pursuant to the Maxwell Indenture. Maxwell is further required to deliver to Tesla a copy of any notices or other documents required to be executed or delivered pursuant to the Maxwell Indenture at least three business days prior to delivering or entering into such notice or other document.

Termination of the Merger Agreement

Termination by Tesla or Maxwell

The merger agreement may be terminated at any time before the acceptance time:

•	by mutual written consent of Tesla and Maxwell; or

•	by either Tesla or Maxwell, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

the offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Tesla or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Maxwell shares pursuant to the offer; except that this right to terminate the merger agreement will not be available to Tesla if Tesla or the Offeror has failed to comply in any material respect with its obligations under the merger agreement related to the extension of the offer; or

•

the acceptance time has not occurred by on or before July 3, 2019 (the “outside date”), unless the offer date is a date later than February 22, 2019, then the outside date will be automatically extended by the number of business days that equals the lesser of six and the actual number of business days elapsed between February 22, 2019 and the offer date, except that this right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure to close the offer and such action or failure to act constitutes a material breach of the merger agreement.

Termination by Maxwell

The merger agreement may be terminated at any time before the acceptance time by Maxwell if:

•

the Maxwell board of directors effects a change of recommendation and Maxwell substantially concurrently enters into a definitive agreement providing for a superior proposal, as long as (a) Maxwell has complied with its non-solicitation and related covenants contained in the merger agreement and as described under “—Change of Recommendation; Match Rights” and (b) immediately prior to or substantially concurrently with (and as a condition to) such termination, Maxwell pays to Tesla the $8.295 million termination fee described below; or

•

(1) Tesla and/or the Offeror has breached, failed to perform or violated in any material respect their respective covenants or agreements under the merger agreement or any of the representations and warranties of Tesla or the Offeror in the merger agreement have become inaccurate and such inaccuracy would reasonably be expected to have a material adverse effect on Tesla; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Maxwell of such breach, failure to perform, violation or inaccuracy; and (3) Maxwell is not then in material breach of the merger agreement.

Termination by Tesla

The merger agreement may be terminated at any time before the acceptance time by Tesla if:

•

the Maxwell board of directors has effected a change of recommendation or Maxwell has materially breached its non-solicitation and related covenants contained in the merger agreement and as described under “—No Solicitation of Other Offers by Maxwell” or “—Change of Recommendation; Match Rights”; or

•

(1) Maxwell has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of Maxwell in the merger agreement have become inaccurate, in either case in a manner that would give rise to the right of Tesla and the Offeror not to accept for payment and pay for any shares of Maxwell common stock pursuant to the failure of any of the conditions to the consummation of the offer related to Maxwell’s compliance with its covenants and agreements or the accuracy of Maxwell’s representations and warranties; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Tesla of such breach, failure to perform, violation or inaccuracy; and (3) neither Tesla nor the Offeror is then in material breach of the merger agreement.

Termination Fee and Expenses

Expenses

Except as otherwise expressly provided in the merger agreement (including the termination fee described below), all costs and expenses incurred in connection with the merger agreement, the offer, the merger and the other transactions contemplated thereby will be paid by the party incurring the cost or expense.

Termination Fee

The merger agreement provides that Maxwell will pay Tesla a termination fee of $8.295 million if:

•

Tesla terminates the merger agreement prior to the acceptance time because the Maxwell board of directors has effected a change of recommendation or Maxwell has materially breached its non-solicitation and related covenants contained in the merger agreement and as described under “—No Solicitation of Other Offers by Maxwell” or “—Change of Recommendation; Match Rights”;

•

Maxwell terminates the merger agreement in order for the Maxwell board of directors to effect a change of recommendation and substantially concurrently enter into a definitive agreement providing for a superior proposal; or

•

(a) either Tesla or Maxwell terminates the merger agreement as a result of (i) the offer having terminated or expired in accordance with its terms (subject to the rights and obligations of Tesla or the Offeror to extend the offer pursuant to the merger agreement) without the Offeror having accepted for payment any Maxwell shares pursuant to the offer or (ii) the outside date having occurred prior to the acceptance time; (b) after the date of the merger agreement an acquisition proposal has been made to Maxwell or the Maxwell stockholders or otherwise becomes publicly disclosed (whether by Maxwell or a third party) and not withdrawn (and publicly withdrawn for any acquisition proposal that was publicly disclosed) at least three business days prior to such termination; and (c) within 12 months of such termination, (x) an acquisition proposal is consummated or (y) a definitive agreement providing for an acquisition proposal is entered into and such acquisition proposal is subsequently consummated.

In no event will Maxwell be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Tesla, none of Maxwell, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach of the merger agreement. When determining whether Maxwell will pay Tesla a termination fee, the term “acquisition proposal” has the meaning assigned to such term above, except that all references to “15%” and “85%” will be replaced with references to “50%.”

Effect of Termination

In the event that the merger agreement is validly terminated in accordance with the terms of the merger agreement, the merger agreement will become null and void (except that provisions relating to the effect of termination, payment of the termination fee and certain other miscellaneous provisions, together with the confidentiality agreement between Maxwell and Tesla, will survive any such termination), and there will be no liability on the part of any of the parties, provided that no party will be relieved of liability for any fraud or willful breach of the merger agreement prior to such termination.

Amendments, Enforcements and Remedies, Extensions and Waivers

Amendments

The merger agreement may be amended by the parties at any time by written agreement of the parties.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that, prior to the termination of the merger agreement, each party will be entitled to:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief.

Extensions and Waivers

Under the merger agreement, at any time prior to the effective time of the merger, any party may, in writing:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•	waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

OTHER TRANSACTION AGREEMENTS

Support Agreement

Concurrently with the execution of the merger agreement, on February 3, 2019, (i) Maxwell board members Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch and I2BF Energy Limited and (ii) Maxwell officers Franz Fink, David Lyle and Emily Lough ((i)-(ii) collectively, the “supporting stockholders”) entered into a tender and support agreement with Tesla and the Offeror (the “support agreement”). Subject to the terms and conditions of the support agreement, the supporting stockholders agreed, among other things, to:

•

cause all of such supporting stockholder’s Maxwell shares to be validly and irrevocably tendered into the offer as promptly as practicable, but in no event later than five (5) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the offer, or, where permissible, waived by the Offeror, assuming that all Maxwell shares to be tendered by the supporting stockholders are in fact validly tendered and not validly withdrawn in the offer; and

•	certain restrictions on encumbering or transferring such Maxwell shares.

The support agreement terminates automatically upon the earliest to occur of the following: (a) the valid termination of the merger agreement in accordance with its terms, (b) the consummation of the merger, and (c) the date on which such supporting stockholder and Tesla mutually agree to terminate the support agreement.

The shares of Maxwell common stock subject to the support agreement represent approximately 7.65% of the shares of Maxwell common stock outstanding as of February 11, 2019.

The foregoing summary of the support agreement does not purport to be a complete description of the terms and conditions of the support agreement and is qualified in its entirety by reference to the support agreement, a copy of which has been filed as Exhibit 99.6 to this document, and incorporated herein by reference.

Confidentiality Agreement

Tesla and Maxwell entered into a confidentiality agreement, dated December 14, 2018, in connection with their evaluation of the possible negotiated transaction that resulted in the execution of the merger agreement. Pursuant to the confidentiality agreement, subject to certain customary exceptions, Tesla and Maxwell agreed to keep confidential all non-public information received from the other party. Tesla and Maxwell also agreed that the non-public information furnished by the other party pursuant to the confidentiality agreement would be used solely for the purpose of evaluating, negotiating, executing and implementing the possible negotiated transaction.

The above summary of the confidentiality agreement does not purport to be a complete description of the terms and conditions of the confidentiality agreement and is qualified in its entirety by reference to the confidentiality agreement, a copy of which has been filed as Exhibit 99.7 to this document, and incorporated herein by reference.

Exclusivity and Non-Solicitation Agreement

Tesla and Maxwell entered into an exclusivity and non-solicitation agreement, dated January 22, 2019, which set forth certain terms on which Tesla and Maxwell would conduct negotiations regarding the potential business combination that resulted in the execution of the merger agreement. The exclusivity and non-solicitation agreement provided for an exclusivity period that would terminate at 11:59 p.m. Pacific time on February 21, 2019. The exclusivity and non-solicitation agreement required that Maxwell not, and not permit any Maxwell representative to, initiate contact with, solicit, seek, encourage, promote or support any inquiry from any person or entity (other than Tesla and its representatives) relating to an “Alternative Transaction” (as defined in the exclusivity and non-solicitation agreement), participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any person or entity (other than Tesla and its representatives) relating to or in connection with a possible Alternative Transaction, or respond to, consider or accept any proposal or offer from any person or entity (other than Tesla and its representatives) relating to a possible Alternative Transaction.

The exclusivity and non-solicitation agreement provided that Maxwell would immediately terminate any ongoing discussions, communications or negotiations with other parties relating to any possible Alternative Transaction and provide Tesla with notice of any expression of interest, inquiry, proposal or offer relating to a possible Alternative Transaction received by a board member or executive officer of Maxwell or by any of Maxwell’s financial or legal advisors from any person or entity (other than Tesla or its representatives).

The exclusivity and non-solicitation agreement also provided for a non-solicitation period that would terminate on July 22, 2019 or, if Tesla in its sole discretion terminated negotiations, October 22, 2019. The exclusivity and non-solicitation agreement required that Tesla not solicit, or attempt to solicit, any Restricted Person (as defined in the exclusivity and non-solicitation agreement), other than general solicitations not specifically directed towards any Restricted Person.

The above summary of the exclusivity and non-solicitation agreement does not purport to be a complete description of the terms and conditions of the exclusivity and non-solicitation agreement and is qualified in its entirety by reference to the exclusivity and non-solicitation agreement, a copy of which has been filed as Exhibit 99.8 to this document, and incorporated herein by reference.

COMPARATIVE MARKET PRICE

Tesla common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA” and Maxwell common stock is listed on the Nasdaq Global Market under the symbol “MXWL”. The following table sets forth, for the periods indicated, as reported by Nasdaq, the per share high and low sales prices of Tesla common stock and Maxwell common stock.

	Tesla Common Stock			Maxwell Common Stock
	High	Low	Dividend	High	Low	Dividend
2016
First Calendar Quarter	$238.32	$143.67	$0.00	$7.39	$4.81	$0.00
Second Calendar Quarter	$265.42	$193.15	$0.00	$6.72	$4.75	$0.00
Third Calendar Quarter	$234.79	$194.47	$0.00	$5.67	$4.20	$0.00
Fourth Calendar Quarter	$219.74	$181.45	$0.00	$5.63	$4.39	$0.00
2017
First Calendar Quarter	$280.98	$216.99	$0.00	$5.88	$4.63	$0.00
Second Calendar Quarter	$383.45	$295.00	$0.00	$6.48	$5.34	$0.00
Third Calendar Quarter	$385.00	$308.83	$0.00	$6.61	$4.77	$0.00
Fourth Calendar Quarter	$359.65	$299.26	$0.00	$6.15	$4.29	$0.00
2018
First Calendar Quarter	$360.50	$248.21	$0.00	$6.27	$5.24	$0.00
Second Calendar Quarter	$373.73	$244.59	$0.00	$5.90	$5.07	$0.00
Third Calendar Quarter	$387.46	$252.25	$0.00	$5.35	$3.22	$0.00
Fourth Calendar Quarter	$379.49	$247.77	$0.00	$3.72	$1.77	$0.00

On February 1, 2019, the trading day before the public announcement of the execution of the merger agreement, the trading price per share of Maxwell common stock on the Nasdaq Global Market was $3.07, and the trading price per share of Tesla common stock on the Nasdaq Global Select Market was $312.21. On March 27, 2019, the most recent practicable trading date prior to the filing of this document, the trading price per share of Maxwell common stock on the Nasdaq Global Market was $4.61, and the trading price per share of Tesla common stock on the Nasdaq Global Select Market was $274.83.

Maxwell stockholders should obtain current market quotations for shares of Maxwell common stock and shares of Tesla common stock before deciding whether to tender their Maxwell shares in the offer.

MANAGEMENT OF TESLA

Information Regarding the Tesla Board of Directors

Background and Qualifications

The names of the members of the Board, their respective ages, their positions with Tesla and other biographical information as of March 28, 2019, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	47	Chief Executive Officer and Director
Brad Buss(1)(2)(3)(4)	55	Director
Robyn Denholm(1)(2)	55	Chair of the Board and Director
Ira Ehrenpreis(2)(3)	50	Director
Lawrence J. Ellison	74	Director
Antonio Gracias(1)(2)(3)(4)(5)	48	Director
Stephen Jurvetson(6)	52	Director
James Murdoch(1)(3)(4)	46	Director
Kimbal Musk	46	Director
Linda Johnson Rice(2)	61	Director
Kathleen Wilson-Thompson	51	Director

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Nominating and Corporate Governance Committee.
(4)	Member of Disclosure Controls Committee.
(5)

Mr. Gracias is continuing to serve as Lead Independent Director until Ms. Denholm transitions from her current employment with Telstra Corporation Limited (“Telstra”) and assumes her role of Chair of the Board on a full-time basis.

(6)	Mr. Jurvetson has been on a leave of absence from the Board since November 2017.

Elon Musk has served as our Chief Executive Officer since October 2008 and as a member of our Board since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation, a company which is developing and launching advanced rockets for satellite, and eventually human, transportation (“SpaceX”), since May 2002, and served as Chairman of the Board of SolarCity Corporation, a solar installation company (“SolarCity”), from July 2006 until its acquisition by us in November 2016. Mr. Musk is also a founder of The Boring Company, an infrastructure company, and Neuralink Corp, a company focused on developing brain-machine interfaces. Prior to SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to our Board.

Brad Buss has been a member of our Board since November 2009. From August 2014 until his retirement in February 2016, Mr. Buss served as the Chief Financial Officer of SolarCity. Prior to joining SolarCity, from August 2005 to June 2014, Mr. Buss was the Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company. Mr. Buss served as Vice President of Finance at Altera Corp., a semiconductor design and manufacturing company, from March 2000 to March 2001 and from October 2001 to August 2005. From March 2001 to October 2001, Mr. Buss served as the Chief Financial Officer of Zaffire, Inc., a developer and manufacturer of optical networking equipment. Mr. Buss also serves as a director of Advance Auto Parts, Inc. and Marvell Technology Group Ltd., and served as a director of CafePress Inc. from October 2007 to July 2016 and of Cavium, Inc. from July 2016 until its acquisition by Marvell in July 2018. Mr. Buss holds a B.A. in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor.

We believe that Mr. Buss possesses specific attributes that qualify him to serve as a member of our Board, including his executive experience and his financial and accounting expertise with both public and private companies in diverse industries.

Robyn Denholm has been a member of our Board since August 2014, including as the Chair of the Board since November 2018. Since October 2018, Ms. Denholm has been Chief Financial Officer and Head of Strategy of Telstra, a telecommunications company, where she also served as its Chief Operations Officer from January 2017 to October 2018. Ms. Denholm is currently transitioning from her employment at Telstra, after which she expects to serve full-time in her capacity as a member and the Chair of our Board. Prior to Telstra, from August 2007 to February 2016, Ms. Denholm was with Juniper Networks, Inc., a manufacturer of networking equipment, serving in executive roles including Executive Vice President, Chief Financial Officer and Chief Operations Officer. Prior to joining Juniper Networks, Ms. Denholm served in various executive roles at Sun Microsystems, Inc. from January 1996 to August 2007. Ms. Denholm also served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen & Company for five years in various finance assignments. Ms. Denholm previously served as a director of ABB Ltd. from 2016 to 2017 and of Echelon Corporation Inc. from 2008 to 2013. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelor’s degree in Economics from the University of Sydney and a Master’s degree in Commerce from the University of New South Wales.

We believe that Ms. Denholm possesses specific attributes that qualify her to serve as a member of our Board and as its Chair, such as her executive leadership experience and her financial and accounting expertise with international companies, including in the technology and automotive industries.

Ira Ehrenpreis has been a member of our Board since May 2007. Mr. Ehrenpreis has been a venture capitalist since 1996. He is founder and managing partner of DBL Partners, a leading impact investing venture capital firm formed in 2015, and previously led the Energy Innovation practice at Technology Partners. In the venture capital industry, Mr. Ehrenpreis has served on the Board, Executive Committee, and as Annual Meeting Chairman of the National Venture Capital Association (NVCA). Mr. Ehrenpreis currently serves as the President of the Western Association of Venture Capitalists (WAVC) and as the Chairman of the VCNetwork, the largest and most active California venture capital organization. In the Cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), as the Chairman of the Clean-Tech Investor Summit for nine years, and on the Stanford Precourt Institute for Energy (PIE) Advisory Council. Mr. Ehrenpreis also serves as Chairman of the World Energy Innovation Forum. Mr. Ehrenpreis was recently awarded the 2018 NACD Directorship 100 for his influential leadership in the boardroom and corporate governance community. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of our Board and to serve as chair of each of our Nominating and Corporate Governance Committee and our Compensation Committee, including his experience in the Cleantech and venture capital industries.

Lawrence J. Ellison has been a member of our Board since December 2018. Mr. Ellison is the founder of Oracle Corporation, a software and technology company, has served as its Chief Technical Officer since September 2014 and previously served as its Chief Executive Officer from June 1977 to September 2014. Mr. Ellison has also served on Oracle’s board of directors since June 1977, including as its Chairman since September 2014 and previously from May 1995 to January 2004.

We believe that Mr. Ellison possesses specific attributes that qualify him to serve as a member of our Board, including his long-term leadership of one of the most successful technology companies in the world and experience with technology product development and strategy.

Antonio Gracias has been a member of our Board since May 2007 and has served as our Lead Independent Director since September 2010. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management Corp., a private equity firm (“VMC”). Mr. Gracias is a director of SpaceX, and was a director of SolarCity until its acquisition by us in November 2016. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our Board, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Stephen Jurvetson has been a member of our Board since June 2009. Mr. Jurvetson has been on a leave of absence from the Board since November 2017. Mr. Jurvetson is a co-founder of Future Ventures, a venture capital firm, and previously was a Managing Director of Draper Fisher Jurvetson, a venture capital firm, from 1995 to 2017. Mr. Jurvetson is a director of SpaceX. Mr. Jurvetson holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Stanford Business School.

We believe that Mr. Jurvetson possesses specific attributes that qualify him to serve as a member of our Board, including his experience in the venture capital industry and his years of business and leadership experience.

James Murdoch has been a member of our Board since July 2017. Mr. Murdoch has been the Chief Executive Officer of Lupa Systems, a private investment company that he founded, since March 2019. Previously, Mr. Murdoch held a number of leadership roles at Twenty-First Century Fox, Inc., a media company (“21CF”), over two decades, including its Chief Executive Officer from 2015 to March 2019, its Co-Chief Operating Officer from 2014 to 2015, its Deputy Chief Operating Officer and Chairman and Chief Executive Officer, International from 2011 to 2014 and its Chairman and Chief Executive, Europe and Asia from 2007 to 2011. Previously, he served as the Chief Executive Officer of Sky plc from 2003 to 2007, and as the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of 21CF, from 2000 to 2003. Mr. Murdoch also serves on the board of News Corporation, and formerly served on the boards of 21CF from 2017 to March 2019, of Sky plc from 2016 to 2018, of GlaxoSmithKline plc from 2009 to 2012 and of Sotheby’s from 2010 to 2012.

We believe that Mr. Murdoch possesses specific attributes that qualify him to serve as a member of our Board, including his lengthy executive and board experience across numerous companies, extensive knowledge of international markets and strategies, and experience with the adoption of new technologies.

Kimbal Musk has been a member of our Board since April 2004. Mr. Musk is a co-founder of The Kitchen, a growing family of businesses with the goal of providing all Americans with access to real food, and has also served as its Chief Executive Officer since its founding in 2004. In 2010, Mr. Musk became the Executive Director of Big Green (formerly The Kitchen Community), a non-profit organization that creates learning gardens in schools across the United States. Mr. Musk also co-founded Square Roots, an urban farming incubator program, in 2016. Previously, Mr. Musk was a co-founder of Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. From 2012 to 2015, Mr. Musk was a director of the Anschutz Health and Wellness Center, a facility at the University of Colorado School of Medicine providing research, education and wellness services with the goal of achieving healthier lifestyles. Mr. Musk is a director of SpaceX. Mr. Musk is also a director of Chipotle Mexican Grill, Inc., for which he has decided not to stand for re-election upon the expiration of his current term in 2019. Mr. Musk holds a B. Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board, including his business experience in retail and consumer markets, his experience on our Board, and his experience with technology companies.

Linda Johnson Rice has been a member of our Board since July 2017. Ms. Rice is currently the Chairperson and Chief Executive Officer of Johnson Publishing Company, which owns Fashion Fair Cosmetics as well as extensive published works, where she has served in one or both capacities continuously since 1988 after joining in 1980. Ms. Rice is also a director and Chair Emeritus of EBONY Media Holdings, the parent company of EBONY Media Operations, which publishes EBONY and Jet magazines, and also served as Chief Executive Officer of EBONY Media Operations from March 2017 to March 2018. Ms. Rice also serves on the boards of the Omnicom Group and GrubHub Inc. Ms. Rice is a Trustee at the Art Institute of Chicago, President of the Chicago Public Library Board of Directors, Council Member of The Smithsonian’s National Museum of African American History and Culture, and board member of After School Matters and Northwestern Memorial Corporation. Ms. Rice holds a B.A. in Journalism from the University of Southern California’s Annenberg School of Communication and an M.B.A. from Northwestern University’s Kellogg School of Management.

We believe that Ms. Rice possesses specific attributes that qualify her to serve as a member of our Board, including her extensive corporate management and board experience and her understanding of consumer businesses.

Kathleen Wilson-Thompson has been a member of our Board since December 2018. Ms. Wilson-Thompson has served as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company, since December 2014, and previously served as Senior Vice President and Chief Human Resources Officer from January 2010 to December 2014. Prior to Walgreens, Ms. Wilson-Thompson held various legal and operational roles at The Kellogg Company, a food manufacturing company, from July 2005 to December 2009, including most recently as its Senior Vice President, Global Human Resources. Ms. Wilson-Thompson also serves on the boards of directors of Ashland Global Holdings Inc. and Vulcan Materials Company. Ms. Wilson-Thompson holds an A.B. in English Literature from the University of Michigan and a J.D. and L.L.M. (Corporate and Finance Law) from Wayne State University.

We believe that Ms. Wilson-Thompson possesses specific attributes that qualify her to serve as a member of our Board, including her executive and board experience with both consumer-focused and industrial companies, as well as her expertise in managing human resources and other operations at mature companies with large workforces.

Additional Information

On October 16, 2018, the U.S. District Court for the Southern District of New York entered a final judgment approving the terms of a settlement filed with the court on September 29, 2018, in connection with the actions taken by the SEC relating to Elon Musk’s August 7, 2018 Twitter post that he was considering taking Tesla private. Mr. Musk did not admit or deny any of the SEC’s allegations, and there is no restriction on Mr. Musk’s ability to serve as an officer or director on the Board (other than as its Chair).

Director Independence

Other than Elon Musk, no current director is or has ever been an employee of Tesla. In the course of determining whether each non-employee director is independent, the Board considers, among other things, the annual amount of Tesla’s sales to, or purchases from, any company where a non-employee director or his or her close family member serves as a partner, controlling stockholder or executive officer. In order to find that a director is independent, the Board must determine that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Tesla’s or the applicable company’s consolidated gross revenues for the applicable year. The Board undertook an analysis for each non-employee director and considered all other relevant facts and circumstances, including the director’s other commercial, accounting, legal, banking, consulting, charitable and familial relationships. The Board specifically reviewed the considerations described immediately below to the extent they were identified with respect to any of the non-employee directors. Pursuant to its review, the Board determined that with respect to each of its current members other than Elon Musk and Kimbal Musk, there are no disqualifying factors with respect to director independence enumerated in the listing standards of NASDAQ or any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such member is an “independent director” as defined in the listing standards of NASDAQ.

With respect to Robyn Denholm, the following was among the relevant considerations:

•

Ms. Denholm is Chief Financial Officer and Head of Strategy of Telstra, from which Tesla is a customer of connectivity services in Australia pursuant to an agreement that was fully negotiated through ordinary course contracting processes. During 2018, Tesla purchased approximately $608,110 in such services.

The Board has concluded that given that (i) Tesla is a customer of Telstra in the ordinary course of business pursuant to a business relationship in which Ms. Denholm was not involved in negotiating nor has any material interest, and (ii) Ms. Denholm does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Ms. Denholm.

With respect to Ira Ehrenpreis, the following were among the relevant considerations:

•

Mr. Ehrenpreis is a co-owner and manager of DBL Partners. Each of Mr. Ehrenpreis and DBL Partners is a minority investor in SpaceX. Tesla and certain Tesla directors have relationships with SpaceX as set forth in this section and below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions—SpaceX.”

•	Another co-owner of DBL Partners is a manager of DBL Investors, which is also an investor in SpaceX. Mr. Ehrenpreis has no direct or indirect investment control or pecuniary interest in DBL Investors.

The Board has concluded that given that (i) Mr. Ehrenpreis’ and DBL Partners’ interests in SpaceX are minority positions, (ii) Mr. Ehrenpreis has no direct or indirect interest in DBL Investors and (iii) Mr. Ehrenpreis does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Ehrenpreis.

With respect to Lawrence J. Ellison, the following were among the relevant considerations:

•

In March 2017, an entity of which Mr. Ellison is a significant shareholder purchased a Tesla Energy microgrid system from us for a greenhouse farming project in Lanai, Hawaii for approximately $1.9 million. Such purchase was completed pursuant to an agreement that was fully negotiated through ordinary course contracting processes.

•

Mr. Ellison is Executive Chairman and Chief Technology Officer of Oracle Corporation, from which Tesla is a customer of software and database services. During 2018, Tesla purchased approximately $667,139 in such services pursuant to agreements that were fully negotiated through ordinary course contracting processes.

The Board has concluded that given that (i) Mr. Ellison is neither a director nor officer of the entity which purchased a Tesla Energy system, such purchase was fully negotiated pursuant to ordinary course sales channels without Mr. Ellison’s involvement, and such purchase was entered into well before Mr. Ellison’s appointment to the Board,

(ii) Tesla has been since prior to Mr. Ellison’s appointment to the Board a customer of Oracle in the ordinary course of business pursuant to a business relationship in which Mr. Ellison was not involved in negotiating nor has any material interest, and (iii) Mr. Ellison does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Ellison.

With respect to Antonio Gracias, the following were among the relevant considerations:

•

Mr. Gracias is the Chief Executive Officer, director and majority owner of VMC. Certain VMC-advised funds are minority investors in SpaceX, and Mr. Gracias is a director of SpaceX. Tesla and certain Tesla directors have relationships with SpaceX as set forth in this section and below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions—SpaceX.”

•	VMC provided certain consulting services to Tesla relating to operational optimization in 2017 and costs of $34,347 were reimbursed to it as part of those services.

•	The Elon Musk Revocable Trust dated July 22, 2003, of which Elon Musk is the trustee, is a limited partner of Valor Equity Partners II, L.P., which is a fund advised by VMC.

•	Kimbal Musk is a limited partner of Valor Equity Partners II, L.P. and Valor Equity Partners III-A, L.P., which are funds advised by VMC.

•	Certain investment funds affiliated with Mr. Gracias are investors in the Kitchen Cafe, LLC, a business affiliated with Kimbal Musk.

The Board has concluded that given that (i) VMC funds’ interests in SpaceX are minority positions, (ii) Mr. Gracias has professional experience serving on the boards of and/or investing in multiple companies without conflict, (iii) VMC received only an immaterial amount of cost reimbursements in connection with the services that it provided in 2017 on an arm’s length basis to Tesla, (iv) investments in VMC funds by two other Tesla directors comprise small fractions of such funds, and (v) Mr. Gracias does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Gracias.

With respect to Stephen Jurvetson, the following were among the relevant considerations:

•

Mr. Jurvetson is a director of SpaceX, and participates in certain investment funds that are stockholders of SpaceX. Tesla and certain Tesla directors have relationships with SpaceX as set forth in this section and in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions—SpaceX” below.

•	Mr. Jurvetson is an investor in the Kitchen Cafe, LLC, a business affiliated with Kimbal Musk.

The Board has concluded that given that (i) Mr. Jurvetson has professional experience serving on the boards of and/or investing in multiple companies without conflict, (ii) Mr. Jurvetson is an indirect investor in SpaceX through funds that he does not manage, and (iii) Mr. Jurvetson does not have a direct or indirect material interest in any pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Jurvetson.

With respect to James Murdoch, the following was among the relevant considerations:

•

In January 2019, James Murdoch purchased a Tesla Energy product from us pursuant to an agreement that was fully negotiated through ordinary course contracting processes, as described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions—Other Transactions.”

The Board has concluded that given that (i) the Tesla Energy purchase was negotiated and completed through ordinary course sales processes, and (ii) Mr. Murdoch does not have a direct or indirect material interest in any other pertinent transaction or relationship described below in “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions,” there are no relationships that would impede the exercise of independent judgment by Mr. Murdoch.

Compensation Committee Interlocks and Insider Participation

Mr. Buss, Ms. Denholm, Mr. Ehrenpreis, Mr. Gracias and Ms. Johnson Rice served as members of the Compensation Committee during fiscal 2018. No member of the Compensation Committee is or was formerly an officer or an employee of Tesla. See “Management of Tesla—Director Independence” above and “Certain Relationships and Related Party Transactions of Tesla—Related Party Transactions” below for certain transactions involving Tesla in which members of the Compensation Committee may be deemed to have an indirect interest.

No interlocking relationships existed between any member of Tesla’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year.

Executive Officers

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of March 28, 2019, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	47	Chief Executive Officer
Zachary Kirkhorn	34	Chief Financial Officer
Jeffrey B. Straubel	43	Chief Technology Officer
Jerome Guillen	46	President, Automotive

Elon Musk. For a brief biography of Mr. Musk, please see “Management of Tesla—Information Regarding the Tesla Board of Directors—Background and Qualifications” above.

Zachary Kirkhorn has served as our Chief Financial Officer since March 2019. Previously, Mr. Kirkhorn served in various finance positions continuously since joining Tesla in March 2010, other than between August 2011 and June 2013 during which he attended business school, including most recently as Vice President, Finance, Financial Planning and Business Operations from December 2018 to March 2019. Mr. Kirkhorn holds dual B.S.E. degrees in economics and mechanical engineering and applied mechanics from the University of Pennsylvania and an M.B.A. from Harvard University.

Jeffrey B. Straubel has served as our Chief Technology Officer since May 2005 and previously served as our Principal Engineer, Drive Systems from March 2004 to May 2005. Prior to joining us, Mr. Straubel was the Chief Technical Officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from 2002 to 2004. Mr. Straubel holds a B.S. in energy systems engineering from Stanford University and a M.S. in engineering, with an emphasis on power electronics, microprocessor control and energy conversion, from Stanford University.

Jerome Guillen has served as our President of Automotive since September 2018 and previously served as our Vice President, Trucks and Other Programs from January 2016 to September 2018, our Vice President, Worldwide Sales & Service from April 2013 to August 2015 and our Model S Program Director from November 2010 to April 2013. Prior to joining us, Mr. Guillen served as Director, Business Innovation at Daimler AG, an automobile manufacturer, from September 2007 to November 2010. Mr. Guillen also served as Director, New Product Development at Freightliner LLC, a manufacturer of trucks and heavy duty vehicles, from September 2002 to September 2007. Mr. Guillen holds a PhD in mechanical engineering from the University of Michigan, in addition to a dual degree in energy technologies from Escuela Tecnica Superior de Ingenieros Industriales in Madrid and in mechanical engineering from Ecole Nationale Superieure de Techniques Avancees in Paris.

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2018 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for 2018 of (i) our principal executive officer, (ii) our former principal financial officer who served in such capacity during the entirety of 2018, and (iii) the two most highly compensated persons, other than our principal executive officer and former principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2018 (our “named executive officers”). We had no other executive officers serving at the end of our fiscal year ended December 31, 2018. Our named executive officers for fiscal year 2018 were:

Name	Position
Elon Musk	Chief Executive Officer
Jeffrey B. Straubel	Chief Technology Officer
Jerome Guillen	President, Automotive
Deepak Ahuja	Former Chief Financial Officer

Zachary Kirkhorn is not a named executive officer for fiscal year 2018, as he began his service as our principal financial officer in March 2019 and did not serve in such capacity during 2018.

Compensation Philosophy—Introduction

As the world’s first vertically integrated sustainable energy company, our mission is to accelerate the world’s transition to sustainable energy. We design, develop, manufacture and sell high-performance, fully electric vehicles and energy generation and storage systems, and also install and maintain such energy systems and sell solar electricity. To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified and committed executive officers who share our philosophy and desire to work toward these goals. We believe compensation incentives for such executive officers should promote the success of our company and motivate them to pursue corporate objectives, and there should be an emphasis on structuring them so as to reward clear, easily measured performance goals that closely align their incentives with the long-term interests of our stockholders. Further, we have sought to harmonize the compensation structures of our other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and equity awards. Consistent with our historical compensation philosophy, we do not currently provide our senior executive officers with any form of an annual cash bonus program or any severance provisions providing for continued cash payments or other benefits upon termination of an executive officer’s employment with us.

Additionally, as our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and, at a minimum, the Compensation Committee will review executive compensation annually. We may from time to time make new equity awards and adjustments to the components of our executive compensation program in connection with our periodic compensation review.

Fiscal Year 2018 Company Highlights and Compensation Overview

Our financial and business highlights for fiscal year 2018 include the following:

•	We achieved total production of 254,530 vehicles and delivered 245,506 vehicles, representing year-over-year increases of approximately 152% and 138%, respectively.

•	Model 3 was the best-selling premium vehicle in the United States in 2018.

•	We deployed 1.04 gigawatt hours of energy storage products, nearly tripling our 358 megawatt hours of energy storage deployments in 2017.

•	We deployed 326 megawatts of solar energy generation.

•	Our product deliveries and deployments contributed to total revenues of $21.5 billion, a year-over-year increase of approximately 83%.

•	We achieved consecutive profitable quarters for the first time during the third and fourth quarters of 2018, with net income of approximately $311.5 million and $139.5 million, respectively.

•	We reached another milestone in the maturity of our automotive operations, as we completed our inaugural issuances of automotive lease asset-backed notes.

As described in more detail below and in the compensation tables that follow this Compensation Discussion and Analysis, our compensation structure applicable to our named executive officers did not change significantly during 2018:

•	The base salary for Elon Musk, our Chief Executive Officer, continues to reflect the current minimum wage requirements under applicable California law, and Mr. Musk still does not accept this salary.

•	The base salary rates of our other named executive officers did not increase during 2018.

•	We have no annual cash bonus program for any of our named executive officers.

•

Our compensation opportunities for our named executive officers are still predominantly delivered in the form of equity-based awards, including performance-based awards, which are designed to promote incentives that are aligned with long-term stockholder interests.

•

None of our named executive officers has a compensation package that currently includes the right to payment or acceleration of any benefits upon a termination of employment or a change in control of Tesla, other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below for more details on the 2018 CEO Performance Award.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by our Board. Currently, the Compensation Committee consists of five members of our Board: Brad Buss, Robyn Denholm, Ira Ehrenpreis (Chair), Antonio Gracias and Linda Johnson Rice, none of whom is an executive officer of Tesla, and each of whom qualifies as an “independent director” under the NASDAQ Stock Market Rules. See “Management of Tesla—Director Independence” above.

Role of Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of Tesla’s compensation programs and philosophy. For example, the

Compensation Committee retained Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant in 2017 to advise the Compensation Committee with respect to the 2018 CEO Performance Award.

Role of Executive Officers in Compensation Decisions

Historically, for executive officers other than our Chief Executive Officer, the Compensation Committee has sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels for our senior personnel, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as Tesla’s performance. The Compensation Committee considers our Chief Executive Officer’s recommendations, but ultimately determines compensation in its judgment, and approves the specific compensation for all of our executive officers (other than for our Chief Executive Officer, which is approved by the Board). All such compensation determinations by our Compensation Committee are largely discretionary.

The Compensation Committee meets regularly in executive session. Our Chief Executive Officer is not present during Compensation Committee deliberations or votes on his compensation and also recuses himself from sessions of our Board where our Board acts on the Compensation Committee’s recommendations regarding his compensation. For example, this was the case with respect to the 2018 CEO Performance Award.

In addition, in December 2017, our Board established a management committee under the 2010 Plan (the “Equity Award Committee”) to grant and administer equity awards, subject to certain maximum limits on the seniority of personnel to whom the Equity Award Committee may grant awards and the value of any individual award. For example, the Equity Award Committee is not authorized to grant awards to executive officer-level employees. Moreover, pursuant to applicable law, the Equity Award Committee may not grant awards to its members, and the number of shares of our common stock underlying awards granted by it may not exceed amounts determined by our Board from time to time. Our Board has delegated to the Compensation Committee oversight authority over the Equity Award Committee.

The Role of Stockholder Say-on-Pay Votes

At the 2011, 2014 and 2017 annual meetings of our stockholders, we held triennial stockholder advisory (“say-on-pay”) votes on the compensation of our named executive officers for the 2010, 2013 and 2016 fiscal years, respectively. Each time, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 94% of our stockholder votes cast in favor of our compensation policies for our named executive officers. Given these results, and following consideration of them, the Compensation Committee decided to retain our overall approach to executive compensation. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our most recent such vote at the 2017 annual meeting of stockholders, at which our stockholders indicated a preference for a triennial vote. Consequently, our Board determined that we will hold a triennial stockholder advisory vote on the compensation of our named executive officers until they consider the results of our next say-on-pay frequency vote, which will be held at the 2023 annual meeting of stockholders. In addition, in accordance with this triennial frequency, we will again hold a say-on-pay advisory vote at the 2020 annual meeting of stockholders.

Clawback Policy

Our Corporate Governance Guidelines sets forth a compensation recovery (“clawback”) policy with respect to any annual incentive payment or long-term incentive payment that may be received by an executive officer, where such payment would be predicated upon achieving certain financial results that were subsequently the subject of a restatement of our financial statements, and a lower payment would have been made to the executive based upon the restated financial results. In such case, our Board has the authority to seek to recover from the executive officer the amount by which such officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Moreover, the terms of the 2018 CEO Performance Award include a clawback provision in the event of a restatement of our financial statements previously filed with the SEC, as described in more detail below.

Stock Ownership by Board and Management

To align the interests at the highest level of our management with those of our stockholders, the Board has instituted the following requirements relating to stock ownership under our Corporate Governance Guidelines.

Each member of the Board and our Chief Executive Officer is subject to the following minimum stock ownership requirements: (i) each director shall own shares of Tesla stock equal in value to at least five times the annual cash retainer for directors (exclusive of retainer amounts for service as Lead Independent Director or as a member or chair of a Board committee), and (ii) our Chief Executive Officer shall own shares of Tesla stock equal in value to at least six times his/her base salary. Each individual shall have five years from the later of March 3, 2015 and the date such person assumed his or her relevant role at Tesla to come into compliance with these ownership requirements. Each person’s compliance with the minimum stock ownership level will be determined on the date when this compliance grace period expires, and then annually on each December 31, by multiplying the number of shares held by such person and the average closing price of those shares during the preceding month. Our Chief Executive Officer and each of our directors are currently in the applicable period to come into compliance with these requirements.

Our Corporate Governance Guidelines also provide that no equity award as to which vesting or the lapse of a period of restriction occurs based solely on the passage of time that is granted to a named executive officer may vest, or have a period of restriction that lapses, earlier than six months from the date on which such vesting or lapse commences. Furthermore, our Corporate Governance Guidelines provide that no named executive officer may sell, transfer, pledge, assign, or otherwise dispose of any shares of Tesla stock acquired pursuant to any stock option, restricted stock unit or other equity award granted by Tesla earlier than the date that is six months after the date on which such award vests or the period of restriction with respect to such award lapses, as applicable.

Share Pledging

The Board has a policy that limits pledging of Company stock by our directors and executive officers. Pursuant to this policy, directors and executive officers may pledge their Company stock (exclusive of options, warrants, restricted stock units or other rights to purchase stock) as collateral for loans and investments, provided that the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed twenty-five percent (25%) of the total value of the pledged stock. Tesla management monitors compliance with this policy by reviewing and, if necessary, reporting to the Board or its committees the extent to which any officer or director has pledged shares of Company stock. Our Board believes this share pledging policy to be in the best interests of the Company and our stockholders by providing directors and executive officers flexibility in financial planning without having to rely on large cash compensation or the sale of Company shares, thus keeping their interests well aligned with those of our stockholders, while also mitigating risk exposure to the Company.

Chief Executive Officer Compensation

Overview

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future. Each of the 2012 CEO Performance Award (as defined below) and the 2018 CEO Performance Award is focused on this latter objective, as it solely rewards future performance.

In addition to serving as our Chief Executive Officer since October 2008, Mr. Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us, and raising public awareness of Tesla.

Cash Compensation

Mr. Musk’s base salary reflects the current applicable minimum wage requirements under applicable California law, and he is subject to income taxes based on such base salary. Mr. Musk, however, has never accepted and currently does not accept his salary.

Historical Equity Compensation

Prior to option grant awards made in December 2009, Mr. Musk did not receive any equity compensation for his services for a period of five years.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.

In August 2012, to create incentives for continued long-term success from the then-recently launched Model S program as well as from Tesla’s then-planned Model X and Model 3 programs, and to further align executive compensation with increases in stockholder value, the Board granted to Mr. Musk a stock option award to purchase 5,274,901 shares of Tesla’s common stock (the “2012 CEO Performance Award”), representing 5% of Tesla’s total issued and outstanding shares at the time of grant. The 2012 CEO Performance Award consists of 10 equal vesting tranches, each requiring that Tesla meet a combination of (i) the achievement of a specified operational milestone relating to development of Model X or Model 3, aggregate vehicle production, or a gross margin target, and (ii) a sustained incremental $4 billion increase in Tesla’s market capitalization from $3.2 billion, Tesla’s market capitalization at the time of grant. The market capitalization conditions for all of the 10 vesting tranches and 9 of the 10 operational milestones have been achieved, and therefore 9 of 10 tranches under the 2012 CEO Performance Award have vested. As of the date of this filing, only one operational milestone, requiring gross margin of 30% or more for four consecutive quarters, has not been achieved and remains outstanding.

Prior to 2018, the only additional equity awards received by Mr. Musk related to certain immaterial awards granted during 2013 pursuant to a patent incentive program that was available to our employees generally.

2018 CEO Performance Award

Early in 2017, with the 2012 CEO Performance Award heading to substantial completion after having helped Tesla grow its market capitalization to over $55 billion in just over five years, the independent members of the Board began preliminary discussions about how to continue to incentivize Mr. Musk to lead Tesla through the next phase of its development. In January 2018, following more than six months of careful analysis and development led by the Compensation Committee, with participation by every independent Board member, the help of Compensia, and engagement with and feedback from our largest institutional stockholders, the Board granted the 2018 CEO Performance Award to Mr. Musk, subject to approval by a majority of the total votes of Tesla common stock not owned by Mr. Musk or Kimbal Musk cast at a meeting of the stockholders to approve the 2018 CEO Performance Award. On March 21, 2018, such approval was obtained, with approximately 73% of the votes cast by such disinterested shares voting in favor of the 2018 CEO Performance Award.

The 2018 CEO Performance Award is comprised of a 10-year maximum term stock option to purchase 20,264,042 shares of Tesla’s common stock, divided equally among 12 separate tranches that are each equivalent to 1% of the issued and outstanding shares of Tesla’s common stock at the time of grant, at an exercise price of $350.02 per share. Each of the 12 vesting tranches of the 2018 CEO Performance Award will vest upon certification by the Board that both (i) the market capitalization milestone for such tranche, which begins at $100 billion for the first tranche and increases by increments of $50 billion thereafter, and (ii) any one of the following 8 operational milestones focused on revenue or 8 operational milestones focused on profitability, have been met:

Total Revenue* (in billions)	Adjusted EBITDA** (in billions)
$20.0	$1.5
$35.0	$3.0
$55.0	$4.5
$75.0	$6.0
$100.0	$8.0
$125.0	$10.0
$150.0	$12.0
$175.0	$14.0

*	“Revenue” means total revenues as reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.
**

“Adjusted EBITDA” means (i) net income (loss) attributable to common stockholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation, as each such item is reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Any single operational milestone may only satisfy the vesting requirement of one tranche, together with the corresponding market capitalization milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche. Meeting more than 12 of the 16 operational milestones will not result in any additional vesting or other compensation to Mr. Musk under the 2018 CEO Performance Award. Except in a change in control situation, measurement of the market capitalization milestones will be based on both (i) a six calendar month trailing average of Tesla’s stock price as well as (ii) a 30 calendar day trailing average of Tesla’s stock price, in each case based on trading days only. Upon the consummation of certain acquisitions or split-up, spin-off or divestiture transactions, each then-unachieved market capitalization milestone and/or operational milestone will be adjusted to offset the impact of such transactions to the extent they could be considered material to the achievement of those milestones.

In establishing the Revenue and Adjusted EBITDA milestones, the Board carefully considered a variety of factors, including Tesla’s growth trajectory and internal growth plans and the historical performance of other high-growth and high-multiples companies in the technology space that have invested in new businesses and tangible assets. These benchmarks provided revenue/EBITDA to market capitalization multiples, which were then used to inform the specific operational targets that aligned with Tesla’s plans for future growth. Nevertheless, the Board considers each of the market capitalization and operational milestones to be challenging hurdles. For example, in order to meet all 12 market capitalization milestones, Tesla will have to add approximately $600 billion to its market capitalization at the time of the grant of the 2018 CEO Performance Award, and in order to satisfy all eight revenue-based operational milestones, Tesla would have to increase revenue by more than $163 billion from its annual revenue of approximately $11.8 billion in 2017, the last fiscal year completed prior to the grant of the 2018 CEO Performance Award.

In addition, Mr. Musk must continue to lead Tesla as our Chief Executive Officer or, alternatively, as our Chief Product Officer and Executive Chairman (with any other Chief Executive Officer reporting directly to him), at the time each milestone is met in order for the corresponding tranche to vest. With limited exceptions, Mr. Musk must hold any shares that he acquires upon exercise of the 2018 CEO Performance Award for at least five years post-exercise. There will be no acceleration of vesting of the 2018 CEO Performance award upon Mr. Musk’s termination, death or disability, or a change in control of Tesla. However, in a change in control situation, the achievement of the milestones will be based solely on the market capitalization milestones, with the measurement of Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of the last closing price of a share of Tesla common stock before the effective time of the change in control or the per share price (plus the per share value of any other consideration) received by Tesla’s stockholders in the change in control.

In the event of a restatement of Tesla’s financial statements previously filed with the SEC, if a lesser portion of the 2018 CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the 2018 CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The 2018 CEO Performance Award also will be subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate solely against Mr. Musk except as required by applicable law.

As of the date of this filing, two operational milestones—relating to (i) $20.0 billion total revenue and (ii) $1.5 billion Adjusted EBITDA—have been achieved, subject to formal certification by our Board, and no market capitalization milestone has been achieved. Consequently, no shares subject to the 2018 CEO Performance Award have vested as of the date of this filing.

Realized Compensation

For purposes of the table in “Management of Tesla—Summary Compensation Table” below, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation” (“ASC Topic 718”). Moreover, we are required to report in “Management of Tesla—Pay Ratio Disclosure” below (i) Mr. Musk’s annual total compensation, (ii) the median of the annual total compensation of all Tesla employees, other than Mr. Musk, in each case calculated pursuant to the methodology used for the table in “Management of Tesla—Summary Compensation Table,” and (iii) the ratio of the former to the latter.

In addition, we are required to report in “Management of Tesla—2018 Option Exercises and Stock Vested” below an amount for the “value realized” upon: (i) any exercise by Mr. Musk of a stock option, which is based on the difference between the market price of the underlying shares at the time of exercise and the exercise price of the stock option, and (ii) any vesting of a restricted stock unit award, based on the market price of the award at the time of vesting. Such amount is required to be reported even if Mr. Musk does not actually receive any cash from such exercise or vesting, either because he does not also sell any shares or because he sells only a number of shares sufficient to cover the related tax liabilities resulting from the exercise or vesting.

As a result, there may be a significant disconnect between what is reported as compensation for Mr. Musk in a given year in such sections and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of compensation in respect of past stock option grants to Mr. Musk, including the 2012 CEO Performance Award and the 2018 CEO Performance Award, were incentives for future performance and their value is realizable only if the Company’s stock price appreciates compared to the dates of the grants, and the Company achieves applicable vesting requirements.

To supplement the disclosures in “Management of Tesla —Summary Compensation Table,” “Management of Tesla —Pay Ratio Disclosure” and “Management of Tesla —2018 Option Exercises and Stock Vested” below, we have included the following table, which shows the total realized compensation of Mr. Musk for the periods presented in “Management of Tesla —Summary Compensation Table,” as well as the ratio of Mr. Musk’s realized compensation to the median of the annual total compensation of all other Tesla employees as reported in “Management of Tesla —Pay Ratio Disclosure.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that Mr. Musk ultimately realizes is dependent on a number of additional factors, including: (i) the vesting of certain of his option awards only upon the successful achievement of a number of market capitalization increase and operational milestone targets, including milestones that have not yet been achieved under each of the 2012 CEO Performance Award and the 2018 CEO Performance Award; (ii) the fact that Mr. Musk does not receive any cash if he does not actually sell shares and thereby reduce his investment in us, and does not receive any cash to the extent that he sells only shares sufficient to cover income taxes with respect to his awards (including stock options exercised solely to avoid their expiration in accordance with their terms); and (iii) the then-current market value of our common stock at the times at which Mr. Musk may elect to actually sell his shares.

Year	“Total Compensation” of CEO, as Reported in Summary Compensation Table Below ($)		“Value Realized on Exercise or Vesting of Awards” of CEO, as Reported in Option Exercises and Stock Vested Table Below ($)		Median Annual Total Compensation of all Non-CEO Employees, as reported in Pay Ratio Disclosure Section Below ($)		Total CEO Realized Compensation ($)(1)(2)	Ratio of Total CEO Realized Compensation to Median Annual Total Compensation of all Non-CEO Employees
2018	2,284,044,884	(3)	—		56,163		56,380	1.00:1
2017	49,920		—		54,816		49,920	0.91:1
2016	45,936		1,340,103,920	(4)	—	(5)	45,999		(5)

(1)

“Total CEO realized compensation” for a given year is defined as (i) the amounts reported for Mr. Musk in “Management of Tesla —Summary Compensation Table” below under the columns “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation,” plus (ii) with respect to any stock option exercised by Mr. Musk in such year in connection with which shares of stock were also sold other than to satisfy the resulting tax liability, if any, the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option, plus (iii) with respect to any restricted stock unit vested by Mr. Musk in such year in connection with which shares of stock were also sold other than automatic sales to satisfy the Company’s withholding obligations related to the vesting of such restricted stock unit, if any, the market price of Tesla common stock at the time of vesting, plus (iv) any cash actually received by Mr. Musk in respect of any shares sold to cover tax liabilities as described in (ii) and (iii) above, following the payment of such amounts.

(2)	Of the amounts noted, Mr. Musk has not accepted his salary in the amounts of $56,380, $49,920 and $45,936 for 2018, 2017 and 2016, respectively.
(3)

Includes $2,283,988,504 attributed to the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than an operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, zero market capitalization milestones have been achieved and two operational milestones have been achieved (subject to Board certification) and consequently, no shares have vested under the 2018 CEO Performance Award. Following vesting, the actual receipt of any shares by Mr. Musk will further be subject to his payment of the exercise price of $350.02 per share. See “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.
(4)

Reflects the exercise of stock options with respect to an aggregate 6,711,972 shares, which were scheduled to expire in 2016. Of these, (i) the exercise with respect to an aggregate 1,208,000 shares were not accompanied by a related sales of shares, and (ii) the exercise with respect to an aggregate 5,503,972 shares was accompanied by a related sale of 2,782,670 shares solely in order to pay $593 million in income taxes related to such exercise. Accordingly, this reported amount was not actually received in cash upon these exercises, nor has Mr. Musk subsequently sold any of the remaining shares received.

(5)	Median annual total compensation values for non-CEO employees and the corresponding ratios based on them are provided only for periods for which we have reported “Pay Ratio Disclosure” information.

Elements of Executive Compensation

In addition to specific elements of our Chief Executive Officer’s compensation discussed above, our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of the following components:

•	base salary;

•	equity-based incentives; and

•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward achievement of financial, operational and strategic objectives and align the interests of our named executive officers with those of our stockholders.

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles, performance and the competitive market. The completion of key projects or technical milestones is also a factor in base salary determinations. Because we typically do not provide cash bonuses to our executive officers, we also view salary as a key motivation and reward for our executive officers’ overall performance. As of the date of this filing, the Compensation Committee has not increased the base salaries of our named executive officers in 2019, other than an increase to our Chief Executive Officer’s salary as required by applicable California minimum wage requirements, which he continues to decline to accept. Moreover, effective as of January 1, 2019, Jeffrey B. Straubel, our Chief Technical Officer, has requested that his base salary be reduced to reflect the applicable California minimum wage requirements.

We provide base salary to our named executive officers to compensate them for services rendered on a day-to-day basis during the fiscal year. The following table sets forth information regarding the annualized base salary amounts for fiscal 2019 and 2018 for our named executive officers, as well as the annualized base salary amount for fiscal 2019 for Zachary Kirkhorn, our current Chief Financial Officer:

Named Executive Officer	Fiscal 2018 Base Salary ($)(1)		Fiscal 2019 Base Salary ($)(1)
Elon Musk	56,160		62,400
Jeffrey B. Straubel	249,600		62,400
Jerome Guillen	300,000		300,000
Deepak Ahuja	500,000		—	(2)
Zachary Kirkhorn	—	(3)	275,000

(1)	Reflects an annualized rate assuming 52 weeks each comprised of five work days.

(2)	Mr. Ahuja transitioned from his role as Chief Financial Officer effective March 2019.
(3)	Mr. Kirkhorn commenced his service as our Chief Financial Officer in March 2019.

Equity-based incentives—Overview

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting, and we have granted to our named executive officers both awards that vest over a long-term period and awards that vest only upon the achievement of specified Tesla performance milestones, in each case, subject to continued service. We believe that equity awards more closely align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance and create an ownership culture. In addition, the vesting features of our equity awards contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the scheduled vesting period or until the achievement of the applicable performance milestones, which are expected to be achieved over the medium- to long-term. To date, we have not had an established set of criteria for granting equity awards; instead the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer and from time to time, a compensation consultant, and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer, to determine the level of equity awards that it approves. The Compensation Committee also considers such factors, among other things, in allocating among the types of equity awards to our executives from time to time. Accordingly, in 2018, the Compensation Committee decided to grant exclusively stock option awards to our named executive officers.

We do not have, nor do we plan to establish, any program, plan, or practice to time equity award grants in coordination with releasing material non-public information. The Compensation Committee meets periodically, including to approve equity award grants to our executives from time to time.

Equity award grants

We generally grant one-time new hire equity awards to our employees upon their commencement of employment with us, or upon their promotion to new positions. For example, we granted a promotion award to Jerome Guillen in October 2018 in connection with his promotion to President, Automotive, and will grant a promotion award to Zachary Kirkhorn in connection with his promotion to Chief Financial Officer.

Additionally, as part of our ongoing executive compensation review and alignment process, we periodically grant equity awards to our executives. In February 2018, we granted equity awards pursuant to our executive compensation review and alignment process to certain of our named executive officers. For details on such grants, see “Management of Tesla —Grants of Plan-Based Awards in 2018” below.

Severance and Change in Control Benefits

No named executive officer has a severance or change in control arrangement with Tesla, other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Management of Tesla—Potential Payments Upon Termination or Change in Control” below and “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

Bonus

We do not currently have or have planned, and we typically have not historically entered into, any specific arrangements with our named executive officers providing for cash-based bonus awards.

Non-Equity Incentive Plan Compensation

We did not provide any non-equity incentive plan compensation to any of our named executive officers in 2018, and we do not currently have or have planned any specific arrangements with our named executive officers providing for non-equity incentive plan compensation.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers except in certain limited circumstances.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a Section 401(k) plan for which no match by Tesla is provided;

•	an employee stock purchase plan;

•	short-and long-term disability insurance;

•	medical and dependent care flexible spending account; and

•	a health savings account.

Tax and Accounting Considerations

Sections 280G and 409A. We have not provided or committed to provide any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Tesla that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A.

Tax Deduction Limit. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1,000,000 paid in any fiscal year to certain executive officers. However, prior to the enactment of U.S. tax legislation in December 2017 (the “Tax Act”), certain types of performance-based compensation were excluded from the $1,000,000 deduction limit if specific requirements were met. Under the Tax Act, this exclusion for performance-based compensation is not available with respect to taxable years beginning after December 31, 2017, unless the compensation is pursuant to a written binding contract which was in effect on or before November 2, 2017, and which is not modified in any material respect on or after such date. Pursuant to the Tax Act, for taxable years beginning after December 31, 2017, Section 162(m) of the Code was expanded to cover additional executive officers and other employees, including the chief financial officer, so that the compensation of the chief executive officer and chief financial officer (at any time during the fiscal year), the three next most highly compensated executive officers during the taxable year and any other individual who was considered a “covered employee” for any prior taxable year that begins after 2016, will be subject to the $1,000,000 deductibility limit under Section 162(m) of the Code. Commencing with our 2018 fiscal year, to the extent that the aggregate amount of any covered officer’s salary, bonus, any amount realized from certain option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year, unless the compensation qualifies for the transition relief applicable to certain written binding contracts in effect on or before November 2, 2017. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.

Accounting Implications. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for each of the last three fiscal years. No disclosure is provided for fiscal years for which those persons were not named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Elon Musk	2018	56,380	—	—	2,283,988,504	(3)	—	—	2,284,044,884
Chief Executive Officer	2017	49,920	—	—	—		—	—	49,920
	2016	45,936	—	—	—		—	—	45,936
Jeffrey B. Straubel	2018	250,560	—	—	11,416,860		—	—	11,667,420
Chief Technology Officer	2017	249,600	—	—	—		—	—	249,600
	2016	250,560	—	—	7,677,023		—	—	7,927,583
Jerome Guillen	2018	301,154	—	—	17,450,897		—	—	17,752,051
President, Automotive
Deepak Ahuja	2018	501,923	—	—	5,708,430		—	—	6,210,353
Former Chief Financial Officer	2017	428,846	—	10,501,859	4,567,304		—	—	15,498,009

(1)

This column reflects the grant date fair value computed in accordance with ASC Topic 718 of the restricted stock unit awards granted to the named executive officers, which is measured on the grant date based on the closing fair market value of our common stock. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock.

(2)

This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the named executive officers. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 19, 2019. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

(3)

Reflects the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than an operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, zero market capitalization milestones have been achieved and two operational milestones have been achieved (subject to Board certification) and consequently, no shares have vested under the 2018 CEO Performance Award. Following vesting, the actual receipt of any shares by Mr. Musk will further be subject to his payment of the exercise price of $350.02 per share. See “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” and “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above.

Pay Ratio Disclosure

Tesla is committed to fair and competitive compensation for its employees. Moreover, Elon Musk, our Chief Executive Officer, has agreed to a compensation arrangement in the 2018 CEO Performance Award that is substantially tied to the appreciation of our market capitalization. Because all Tesla employees are provided equity awards, this also means that Mr. Musk’s compensation is tied to the success of all Tesla employees. We are providing a ratio of (i) Mr. Musk’s 2018 annual total compensation to (ii) the median of the 2018 annual total compensation of all Tesla employees, other than Mr. Musk, as if all of our employees were named executive officers, in each case calculated pursuant to the disclosure requirements of “Management of Tesla—Summary Compensation Table” above. However, these amounts rely on assumptions and projections made pursuant to accounting rules and which are not necessarily indicative of the actual value that was or may be realized. In particular, the vast majority of the 2018 annual total compensation for Mr. Musk reflects an accounting-driven valuation for the 2018 CEO Performance Award, as to which no shares have vested as of the date of this filing, and which is further subject to the payment of an exercise price of $350.02 per share following vesting. Please refer to “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above for additional supplemental information.

Mr. Musk’s 2018 annual total compensation, as reported in “Management of Tesla—Summary Compensation Table,” was $2,284,044,884, and the median 2018 annual total compensation of all other employees, as determined pursuant to the methodology set forth below, was $56,163. Consequently, the applicable ratio of such amounts for 2018 was 40,668.14:1. However, using the “Total CEO realized compensation” for 2018 of $56,380 as described in “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above, such ratio was 1.00:1.

Our methodology for identifying the median of the 2018 annual total compensation for each of our employees other than Mr. Musk was as follows:

•

We determined that as of December 31, 2018, Tesla and all of our subsidiaries had 42,992 qualifying individuals (full-time, part-time and temporary employees other than Mr. Musk), of which approximately 17% were based outside of the U.S. and approximately 32% were production line employees.

•	We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.

•	We applied the requirements and assumptions required for the table in “Management of Tesla—Summary Compensation Table” for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

•	We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for the month of December 2018.

•	We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

Grants of Plan-Based Awards in 2018

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2018 under any plan.

								All Other	All Other
								Stock	Option	Exercise or
								Awards:	Awards:	Base
					Estimated Future Payouts Under			Number of	Number of	Price of	Grant Date Fair
					Non-Equity Incentive Plan Awards			Shares of	Securities	Option	Value of Stock
Name	Grant Date(1)		Board Approval Date		Threshold ($)	Target ($)	Maximum ($)	Stocks or Units (#)	Underlying Options(#)	Awards ($/Sh)	and Option Awards ($)
Elon Musk	3/21/2018	(2)(3)	1/21/2018	(3)	—	—	—	—	20,264,042	350.02	2,283,988,504
Jeffrey B. Straubel	2/12/2018	(4)	—		—	—	—	—	90,000	315.73	11,416,860
Jerome Guillen	2/12/2018	(4)	—		—	—	—	—	45,000	315.73	5,708,430
	10/16/2018	(5)	—		—	—	—	—	103,395	276.59	11,742,467
Deepak Ahuja	2/12/2018	(4)	—		—	—	—	—	45,000	315.73	5,708,430

(1)	The vesting schedule applicable to each outstanding award is set forth in “Management of Tesla— Outstanding Equity Awards at 2018 Fiscal Year-End” below.
(2)

Reflects the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than an operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, zero market capitalization milestones have been achieved and two operational milestones have been achieved (subject to Board certification) and consequently, no shares have vested under the 2018 CEO Performance Award. Following vesting, the actual receipt of any shares by Mr. Musk will further be subject to his payment of the exercise price of $350.02 per share. See “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” and “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above.

(3)

The grant of the 2018 CEO Performance Award was approved by the Board on January 21, 2018 and subsequently approved by the stockholders of the Company on March 21, 2018, on which date it is deemed granted.

(4)	This award was granted as part of the 2018 executive compensation review and alignment process.
(5)	This award was granted in connection with Mr. Guillen’s promotion to President, Automotive.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each named executive officer outstanding as of the end of fiscal 2018.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	3/21/2018	(2)	—	—	20,264,042	350.02	1/20/2028	—	—
	6/10/2013	(3)	350	—	—	100.05	6/10/2023	—	—
	4/8/2013	(3)	350	—	—	41.83	4/8/2023	—	—
	8/13/2012	(4)	4,747,410	—	527,491	31.17	8/13/2022	—	—
Jeffrey B. Straubel	2/12/2018	(5)	15,000	75,000	—	315.73	2/12/2028	—	—
	4/11/2016	(6)	42,128	21,200	—	249.92	4/11/2026	—	—
	1/13/2014	(7)	165,000	—	55,000	139.34	1/13/2024	—	—
	7/8/2013	(3)	1,050	—	—	121.61	7/8/2023	—	—
	6/10/2013	(3)	700	—	—	100.05	6/10/2023	—	—
	5/13/2013	(3)	700	—	—	87.80	5/13/2023	—	—
	4/8/2013	(3)	350	—	—	41.83	4/8/2023	—	—
	3/11/2013	(3)	700	—	—	39.10	3/11/2023	—	—
	2/11/2013	(3)	350	—	—	38.42	2/11/2023	—	—
	2/13/2012	(8)	42,507	—	—	31.49	2/13/2022	—	—
	12/12/2011	(3)	350	—	—	30.41	12/12/2021	—	—
	1/10/2011	(8)	37,191	—	—	28.45	1/10/2021	—	—
Jerome Guillen	10/16/2018	(9)	—	103,395	—	276.59	10/16/2028	—	—
	2/12/2018	(10)	7,500	37,500	—	315.73	2/12/2028	—	—
	10/9/2017	(11)	—	—	11,621	342.94	10/9/2027	—	—
	8/14/2017	(8)	3,041	6,083	—	363.80	8/13/2027	—	—
	4/10/2017	(12)	—	—	—	—	—	2,422	806,042
	6/13/2016	(13)	6,823	—	20,470	217.87	6/13/2026	—	—
	6/13/2016	(14)	—	—	—	—	—	1,706	567,757
	1/13/2014	(7)	21,500	—	13,750	139.34	1/13/2024	—	—
Deepak Ahuja	2/12/2018	(5)	7,500	37,500	—	315.73	2/12/2028	—	—
	3/13/2017	(15)	19,553	23,108	—	246.17	3/13/2027	—	—
	3/13/2017	(16)	—	—	—	—	—	23,997	7,986,202

(1)

The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 31, 2018, which was $332.80.

(2)

1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than an operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO or as both Executive Chairman and Chief Product Officer, with the CEO reporting to him, at each such vesting event. See “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

(3)

Stock option awards granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.

(4)

1/10 of the total number of shares subject to the option became and will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of 10 specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, 10 market capitalization milestones and nine performance milestones have been achieved. See “Management of Tesla—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Historical Equity Compensation” above.

(5)

1/10 of the shares subject to the option became vested and exercisable on August 12, 2018 and 1/60 of the shares subject to the option shall become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(6)

1/8 of the shares subject to the option became vested and exercisable on October 11, 2016 and 1/48 of the shares subject to the option shall become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(7)

1/4 of the shares subject to the option became vested and exercisable upon each of the following, as determined by our Board: (i) the completion of the first Model X production vehicle; (ii) aggregate vehicle production of 100,000 vehicles in a trailing 12-month period; and (iii) completion of the first Model 3 production vehicle. 1/4 of the shares subject to this option will become vested and exercisable upon the determination by the Board that annualized gross margin of greater than 30.0% in any three years is achieved, subject to the grantee’s continued service to us on each such vesting date.

(8)

1/48 of the shares subject to the option vested or shall vest monthly starting on the one-month anniversary of the applicable grant date, subject to the grantee’s continued service to us on each such vesting date.

(9)

1/10 of the shares subject to the option shall become vested and exercisable on April 1, 2019 and 1/60 of the shares subject to the option shall become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(10)

1/60th of the shares subject to the option became vested and exercisable on March 12, 2018, and 1/60th of the shares subject to the option shall become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(11)

1/3 of the shares subject to the option will become vested and exercisable upon the achievement, as determined by our Board, of each of three specified performance goals relating to weekly or cumulative deliveries of certain of our current and future vehicles, subject to the grantee’s continued service to us on each such vesting date.

(12)	1/16 of this award vested on September 5, 2017 and 1/16 of this award will vest every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(13)

1/4 of the shares subject to the option became vested and exercisable, and 1/4 of the shares subject to the option will become vested and exercisable, upon the achievement, as determined by our Board, of each of four specified performance goals relating to the development, cumulative deliveries, and cumulative revenues for certain of our future vehicles, subject to the grantee’s continued service to us on each such vesting date.

(14)	1/16 of this award vested on September 5, 2016 and 1/16 of this award will vest every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(15)

1/4 of the shares subject to the option became vested and exercisable on February 22, 2018 and 1/48th of the shares subject to the option shall become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(16)	1/4 of this award vested on March 5, 2018 and 1/16 of this award will vest every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.

2018 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2018 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Elon Musk	—	—	—	—
Jeffrey B. Straubel	15,000	4,498,261	—	—
	15,000	4,915,725	—	—
Jerome Guillen	500	140,405	—	—
	500	159,500	—	—
	550	172,436	—	—
	1,000	220,660	—	—
	1,000	189,180	—	—
	1,000	165,660	—	—
	1,000	166,660	—	—
	1,000	198,920	—	—
	1,000	220,940	—	—
	—	—	527	175,675
	—	—	526	153,134
	—	—	526	147,669
	—	—	527	189,562
Deepak Ahuja	5,035	1,155,331	—	—
	—	—	10,666	3,555,511
	—	—	2,666	776,153
	—	—	2,666	748,453
	—	—	2,666	958,960

(1)

Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

We do not have an employment agreement for any specific term with any of our named executive officers. Moreover, we do not have any contract, agreement, plan or arrangement that would result in payments to a named executive officer at, following, or in connection with any termination of employment, including resignation, severance, retirement or a constructive termination of employment of a named executive officer, or a change in control of Tesla (other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla) or a change in the named executive officer’s responsibilities.

Compensation of Directors

2018 Director Compensation Table

The following table provides information concerning the compensation paid by us to each of our non-employee directors during fiscal year 2018. Elon Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)		All Other Compensation		Total ($)
Brad Buss	37,500	6,838,600	(4)	1,303	(9)	6,877,403
Robyn Denholm	42,670	6,838,600	(4)	9,812	(9)	6,891,082
Ira Ehrenpreis	37,500	9,872,745	(4)(5)	—		9,910,245
Lawrence J. Ellison	—	—		—		—
Antonio Gracias	37,500	13,286,158	(4)(5)	—		13,323,658
Stephen Jurvetson	—	—		—		—
James Murdoch	25,536	9,005,547	(4)(6)(7)	—		9,031,083
Kimbal Musk	20,000	6,838,600	(4)	1,924	(9)	6,860,524
Linda Johnson Rice	22,858	8,026,030	(4)(8)	—		8,048,888
Kathleen Wilson-Thompson	—	—		—		—

(1)	As of December 31, 2018, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Brad Buss	204,082
Robyn Denholm	180,165
Ira Ehrenpreis	156,492
Lawrence J. Ellison	—
Antonio Gracias	288,600
Stephen Jurvetson	17,223
James Murdoch	84,668
Kimbal Musk	100,000
Linda Johnson Rice	72,668
Kathleen Wilson-Thompson	—

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 19, 2019. These amounts do not necessarily correspond to the actual value that may be recognized by our non-employee directors, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

(3)

Consists of stock option grants for service on the Board, as members or chairs of Board committees or as the Lead Independent Director, which are automatically granted only once every three years pursuant to our non-employee director compensation policy and which vest monthly over three years, subject to continued service. Please see “Management of Tesla—Compensation of Directors—Non-Employee Director Compensation Arrangements” below for more detail.

(4)

Includes an automatic triennial stock option grant on June 18, 2018 for service on the Board (see footnote (3) above). Following vesting, the actual receipt of any shares by each recipient will further be subject to his or her payment of the applicable exercise price of $370.83 per share.

(5)

Includes an automatic triennial stock option grant on June 12, 2018 for service as members or chairs of Board committees or as the Lead Independent Director, as applicable (see footnote (3) above). Following vesting, the actual receipt of any shares by each recipient will further be subject to his payment of the applicable exercise price of $342.77 per share.

(6)

Includes an automatic triennial stock option grant on June 14, 2018 for service as a member of the Audit Committee (see footnote (3) above). Following vesting, the actual receipt of any shares by the recipient will further be subject to his payment of the applicable exercise price of $357.72 per share.

(7)

Includes an automatic triennial stock option grant on October 5, 2018 for service as a member of the Nominating and Corporate Governance Committee (see footnote (3) above). Following vesting, the actual receipt of any shares by each recipient will further be subject to his payment of the applicable exercise price of $261.95 per share.

(8)

Includes an automatic triennial stock option grant on November 14, 2018 for service as a member of the Compensation Committee (see footnote (3) above). Following vesting, the actual receipt of any shares by the recipient will further be subject to her payment of the applicable exercise price of $319.57 per share.

(9)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with Board service, including attendance at Board or Board committee meetings.

Non-Employee Director Compensation Arrangements

Our director compensation policy that is applicable to all of Tesla’s non-employee directors is designed to be consistent with our compensation philosophy for our employees, with an emphasis on equity-based compensation over cash in order to align the value of their compensation with the market value of our stock, and consequently, with the long-term interests of our stockholders. Moreover, while we offer to our employees restricted stock units, which tend to retain some value even if the market value of our stock decreases, the equity-based compensation to our directors is exclusively in the form of stock options, which have value only to the extent, if any, that our stock price increases following their grant. Consequently, a large portion of our non-employee directors’ compensation is entirely at risk.

Our current director compensation policy provides that each non-employee director will receive the following compensation for Board and Board committee services, as applicable:

•	an annual cash retainer for general Board service of $20,000;

•	no cash awards for attendance of general Board meetings;

•

an annual cash retainer for serving as the chair of the Audit Committee of $15,000, for serving as the chair of the Compensation Committee of $10,000 and for serving as the chair of the Nominating and Corporate Governance Committee of $7,500;

•

an annual cash retainer for serving on the Audit Committee of $7,500 per member, for serving on the Compensation Committee of $5,000 per member, and for serving on the Nominating and Corporate Governance Committee of $5,000 per member;

•

upon first joining the Board on or after July 13, 2017, an automatic initial grant of a stock option to purchase a number of shares of our common stock equal to 1,389 multiplied by the number of months (rounded up to a whole number) between the date on which such director joined the Board and the first June 18 following such date (the “Initial Triennial Award Grant Date”), vesting 100% on the Initial Triennial Award Grant Date (subject to continued service through such date);

•

(i) on June 18, 2015 or, with respect to a director who first joined the Board on or after July 13, 2017, on the Initial Triennial Award Grant Date for such director, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 50,000 shares of our common stock;

•

for serving as the lead independent director, (i) on the later of June 12, 2012 or shortly following appointment as the lead independent director, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 24,000 shares of our common stock;

•

for serving as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) on the later of June 12, 2012 or shortly following appointment as a member of such Committee, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 9,000 shares, or 6,000 shares, respectively, of our common stock; and

•

in addition to any applicable grant in the immediately preceding bullet, for serving as the chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) on the latter of June 12, 2012 or shortly following appointment as the chair of such Committee, and (ii) every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 6,000 shares, or 3,000 shares, respectively, of our common stock.

Each automatic triennial stock option grant and each stock option grant for service as lead independent director, member of a Board committee or chair of a Board committee, in each case as described above, will vest 1/36 per month for three years starting on the one month anniversary of the vesting commencement date, subject to continued service in the capacity for which such grant was made (except that if a director who was granted such an option ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date for that calendar year, vesting will accelerate with respect to the shares that would have vested if such director continued service through such anniversary date).

In addition, the Board has approved the following additional compensation arrangements for Robyn Denholm for her service as Chair of the Board, which she has been performing since November 2018 without compensation as she transitions from her current employment with Telstra:

•	commencing on the date on which Ms. Denholm departs from Telstra, an annual cash retainer of $300,000; and

•

on the seventh business day following the date on which Ms. Denholm departs from Telstra and every year thereafter, an automatic grant of a stock option to purchase 8,000 shares of our common stock, which will vest 1/12 per month for 12 months starting on the one month anniversary of the vesting commencement date, subject to Ms. Denholm’s continued service as Chair of the Board (except that if Ms. Denholm ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date, vesting will accelerate with respect to the shares that would have vested if she had continued service through such anniversary date).

If, following a change in control of Tesla, the service of a non-employee director is terminated, all stock options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors may also have their travel, lodging and related expenses associated with attending Board or Board committee meetings reimbursed by Tesla.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MAXWELL

The following table sets forth certain information with respect to the beneficial ownership of Maxwell’s capital stock as of February 11, 2019 for:

•	each person known by Maxwell to be the beneficial owner of more than 5% of the Maxwell common stock;

•	each of Maxwell’s named executive officers;

•	each of Maxwell’s directors; and

•	all of Maxwell’s current executive officers and directors as a group.

Maxwell has determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to Maxwell’s securities. Unless otherwise indicated below, to Maxwell’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all Maxwell shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123.

	Beneficial Ownership
Name and Address of 5% or Greater Beneficial Ownership	Number of Shares(1)		Percentage of Total(2)
BlackRock Inc.	2,448,336	(3)	5.32%
55 East 52nd Street, New York, NY 10055

	Beneficial Ownership
Beneficial Ownership of Directors and Officers	Number of Shares(1)		Percentage of Total(2)
Franz Fink	1,201,045	(4)	2.60%
David Lyle	249,101	(5)	*
Everett Wiggins	27,852	(6)	*
Rick Bergman	77,918	(7)	*
Steven Bilodeau	51,990	(8)	*
Jörg Buchheim	539,870	(9)	1.17%
Burkhard Goeschel, Ph.D.	209,150	(10)	*
Ilya Golubovich	1,496,891	(11)	3.25%
John Mutch	20,370	(12)	—
All current directors and executive officers as a group (10 persons)	3,897,048	(13)	8.41%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table or filings with the SEC. The Company understands that, except as footnoted, each person in the table has sole voting and investment power for shares beneficially owned by such person, subject to community property laws where applicable.

(2)

Shares of common stock subject to options that are currently exercisable or exercisable within 60 days and restricted stock units settling within 60 days of February 11, 2019 are deemed outstanding for computing the percentage of the person holding such options or awards but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 46,008,549 shares of common stock outstanding on February 11, 2019.
(3)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G/A filed with the SEC by BlackRock Inc. on February 6, 2019.
(4)

Consists of (a) 1,047,713 shares of common stock held directly; (b) options to purchase 98,167 shares of common stock currently exercisable or exercisable within 60 days of February 11, 2019; and (c) 55,165 restricted stock units settling within 60 days of February 11, 2019.

(5)

Consists of (a) 249,101 shares of common stock held directly; (b) options to purchase 25,160 shares of common stock currently exercisable; and (c) 57,500 restricted stock units settling within 60 days of February 11, 2019, which include 40,000 performance-based restricted stock units expected to settle but not yet certified by the Company’s compensation committee.

(6)

Consists of (a) options to purchase 14,136 shares of common stock currently exercisable or exercisable within 60 days of February 11, 2019; and (b) 13,716 restricted stock units settling within 60 days of February 11, 2019.

(7)

Consists of (a) 27,995 shares of common stock held directly; (b) options to purchase 5,000 shares of common stock currently exercisable; and (c) 44,923 vested restricted stock units with deferred settlement.

(8)

Consists of (a) 16,569 shares of common stock held directly; (b) options to purchase 5,000 shares of common stock currently exercisable; and (c) 30,421 vested restricted stock units with deferred settlement.

(9)	Consists of (a) 534,870 shares of common stock held directly; and (b) options to purchase 5,000 shares of common stock currently exercisable.
(10)	Consists of (a) 204,150 shares of common stock held directly; and (b) options to purchase 5,000 shares of common stock currently exercisable.
(11)

Consists of (a) 61,500 shares of common stock held directly; (b) 1,390,204 shares of common stock held directly by I2BF Energy Limited, a wholly-owned subsidiary of I2BF Venture Partners, Ltd. of which Mr. Golubovich is a director and exercises investment and dispositive control; (c) options to purchase 5,000 shares of common stock currently exercisable; and (d) 40,187 vested restricted stock units with deferred settlement. Arbat Capital Group Limited (“Arbat”) holds 1,947,302 shares of common stock. Mr. Golubovich is also a director of Arbat and a beneficiary of Global Vision Investments Foundation, which owns approximately 90% of the ownership interest in Arbat. Mr. Golubovich disclaims beneficial ownership of the common stock held by Arbat except to the extent of his pecuniary interest therein and such shares are excluded from the calculation of shares held by Mr. Golubovich in the table above.

(12)	Consists of (a)15,370 shares of common stock held directly; and (b) options to purchase 5,000 shares of common stock currently exercisable.
(13)

Includes (a) 2,086,282 shares of common stock held directly; (b) options to purchase 172,213 shares of common stock which are currently exercisable or are exercisable within 60 days of February 11, 2019; (c) 132,818 restricted stock units settling within 60 days of February 11, 2019; and (c) 115,531 vested restricted stock units with deferred settlement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF TESLA

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;

•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

SpaceX

Elon Musk is the Chief Executive Officer, Chief Technical Officer and a significant stockholder of SpaceX. Kimbal Musk, a member of our Board, is also a member of the board of directors of SpaceX. In addition, certain other members of our Board have interests in SpaceX as described in more detail above in “Management of Tesla—Director Independence,” and Jeffrey Brian Straubel, Tesla’s Chief Technology Officer, is a minority investor in SpaceX.

In March 2018, SpaceX entered into a framework agreement with Tesla for the potential purchase of certain battery components under purchase orders to be issued with pricing to be agreed upon from time to time. During 2018, Tesla sold to SpaceX such components under this agreement for an aggregate purchase price of approximately $420,026 pursuant to pricing that was negotiated in good faith. The applicable pricing for any purchases of components during 2019 or beyond will be subject to further good-faith negotiation between the parties.

Since April 2016, SpaceX has invoiced Tesla for our use of an aircraft owned and operated by SpaceX at rates determined by Tesla and SpaceX, subject to rules of the Federal Aviation Administration governing such arrangements. In 2018, Tesla incurred approximately $642,357 of expenses under this arrangement. In addition, SpaceX previously operated and incurred operating expenses on a separate aircraft that was owned by Elon Musk. Pursuant to an arrangement with SpaceX pursuant to which we were invoiced for Tesla’s use of such aircraft at rates that were determined by Tesla and SpaceX subject to rules of the Federal Aviation Administration governing such arrangements, Tesla incurred approximately $96,949 of expenses under this arrangement during 2018.

In March 2018, SpaceX and Tesla agreed to a change order relating to a 2017 purchase and installation agreement for a microgrid energy system sold by Tesla to SpaceX. The cost of such additional equipment and services was approximately $149,961 and fully negotiated pursuant to our standard sales processes.

SpaceX provides us, at no cost, with use of certain enterprise software developed by it.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement, which we have amended from time to time, with certain current or former holders of our common stock, including the Elon Musk Revocable Trust dated July 22, 2003, and entities affiliated with VMC, of which Antonio Gracias, a member of our Board, is the Chief Executive Officer, director and majority owner. This agreement provides for certain rights relating to the registration of their shares of common stock.

Other Transactions

In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

In August 2016, SolarCity issued $65 million in aggregate principal amount of 6.50% Solar Bonds due February 2018 to Elon Musk, upon the same terms and conditions offered to the public. In April 2017, Mr. Musk agreed to exchange the 6.50% Solar Bonds for a $65 million promissory note bearing interest at 6.5% issued by SolarCity on substantially identical terms, including the remaining maturity. In February 2018, Mr. Musk further exchanged such promissory note for a new $65 million promissory note bearing interest at 6.5% issued by SolarCity and due in August 2018, which was repaid in full at maturity.

Elon Musk is a co-founder and significant stockholder of The Boring Company, with which we entered into a January 2018 framework agreement to potentially sell to The Boring Company various powertrain and related components and/or provide related engineering assistance at rates to be agreed from time to time between the parties. Tesla has sold approximately $28,522 in components pursuant to work orders issued and received under such agreement to date pursuant to pricing that was negotiated in good faith.

In January 2019, our Board member James Murdoch purchased a Tesla Powerpack system from us, with approximately $570,947 and approximately $23,147 to be paid for the equipment and for commissioning and microgrid services, respectively, and approximately CAD 10,098 to be paid annually for maintenance. Such purchase was completed pursuant to an agreement that was fully negotiated through ordinary course contracting.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the offer and the merger applicable to U.S. Holders (as defined below) of Maxwell shares, but does not purport in any manner to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or foreign tax laws are not discussed. This discussion and the opinions of counsel referred to below are based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in effect as of the date of this document. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of Maxwell shares.

This discussion assumes and is limited to U.S. Holders who hold their Maxwell shares and will hold their Tesla shares received in exchange therefor, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of a Maxwell stockholder, and, in particular, does not address consequences relevant to holders of Maxwell shares that are subject to particular U.S. or foreign tax rules, including, without limitation:

•	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding Maxwell shares as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons who are not U.S. Holders;

•	banks, insurance companies, and other financial institutions;

•	mutual funds, real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities;

•	partnerships, other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and other pass-through entities (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell Maxwell shares under the constructive sale provisions of the Code;

•	persons who hold or receive Maxwell shares pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons who hold Maxwell shares as “qualified small business stock” pursuant to Section 1202 of the Code;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code; and

•	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Maxwell shares that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Holders of Maxwell shares that are not U.S. Holders may have different U.S. federal income tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment of the offer and merger to them under U.S. and non-U.S. tax laws.

If an entity treated as a partnership for U.S. federal income tax purposes holds Maxwell shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Maxwell shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

In addition, the following discussion does not address the tax consequences of the offer and merger under U.S. federal non-income, state, local and non-U.S. tax laws. The following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the offer and merger, whether or not they are in connection with the offer or merger, including, without limitation the tax consequences to holders of options, warrants or similar rights to purchase Maxwell shares.

MAXWELL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Considerations of the Offer and Merger

The offer and merger have been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this prospectus/offer to exchange is a part, DLA Piper LLP (US) will deliver to Maxwell and Wilson Sonsini Goodrich & Rosati, Professional Corporation will deliver to Tesla opinions that the statements under the caption “Material U.S. Federal Income Tax Consequences” constitute the opinions of DLA Piper LLP (US) and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, of the material U.S. federal income tax consequences of the offer and merger.

In rendering their opinions, counsel will assume that the statements and facts concerning the offer and the merger set forth in this prospectus/offer to exchange and in the merger agreement, are true and accurate in all respects, and that the offer and the merger will be completed in accordance with this prospectus/offer to exchange and the merger agreement. Counsels’ opinions will also assume the truth and accuracy at the effective time of the offer and merger of certain representations and covenants as to factual matters made by Tesla, Offeror and Maxwell in tax representation letters provided to counsel, which will be delivered on the effective date of this prospectus/offer to exchange. Moreover, counsels’ opinions will be based on certain factual assumptions. The tax opinions will be based on the law in effect on the date of the opinions and will assume that there will be no change in applicable law between such date and the effective time of the offer and merger. If any of these assumptions is inaccurate, the tax consequences of the offer and the merger could differ from those described in this prospectus/offer to exchange.

Completion of the offer and the merger are not conditioned upon the delivery of any additional opinions from counsel dated as of the effective date of the offer and merger, or any other determinations as of such date, that the offer and merger, taken together, will qualify as a “reorganization.” In addition, no ruling from the IRS has been or will be requested in connection with the offer or the merger with respect to the tax treatment. Opinions of counsel do not bind the courts or the IRS, nor will they preclude the IRS from adopting a position contrary to those expressed in the opinions. Subject to the qualifications and assumptions described in this prospectus/offer to exchange, the offer and the merger, taken together, will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the tax consequences to U.S. Holders of Maxwell common stock will be as follows:

•

a U.S. Holder will not recognize gain or loss upon the exchange of Maxwell shares for Tesla shares pursuant to the offer and the merger, except to the extent of cash received in lieu of a fractional share of Tesla common stock as described below;

•

a U.S. Holder’s aggregate tax basis for the Tesla shares received in the offer and the merger (including any fractional share interest for which cash is received) will equal the stockholder’s aggregate tax basis in the Maxwell shares surrendered upon completion of the offer and merger;

•	the holding period of the Tesla shares received by a U.S. Holder in the offer and the merger will include the holding period of the Maxwell shares surrendered in exchange therefor; and

•

a U.S. Holder who receives cash in lieu of a fractional share of Tesla common stock in the offer or the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received instead of a fractional share and the stockholder’s tax basis allocable to such fractional share.

Capital gains or losses recognized in the offer or the merger as described above generally will constitute long-term capital gain or loss if the U.S. Holder’s holding period in the Maxwell common stock surrendered in the offer or the merger is more than one year as of the effective date thereof. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are currently subject to taxation at preferential rates. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for Maxwell shares and Tesla shares, stockholders who acquired different blocks of Maxwell common stock at different times for different prices must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the offer or the merger.

A Maxwell stockholder will be required to retain records pertaining to the offer and the merger. Each U.S. Holder who owned, immediately before the offer and merger, at least five percent (by vote or value) of the total outstanding stock of Maxwell or holds Maxwell securities with a basis of $1,000,000 or more is required to attach a statement to such U.S. Holder’s federal income tax return for the year in which the offer and merger are consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the names and employer identification numbers of Tesla and Maxwell, the date of the offer and merger, the stockholder’s tax basis in, and the fair market value of, such stockholder’s Maxwell shares surrendered in the offer and merger.

If the offer and merger fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. Holder would recognize gain or loss upon the exchange of Maxwell shares for Tesla shares equal to the difference between the fair market value, at the time of the offer and merger, of the Tesla shares received in the offer and merger (including any cash received in lieu of a fractional share) and such U.S. Holder’s tax basis in the Maxwell shares surrendered in the offer and merger. Such gain or loss would be long-term capital gain or loss if the Maxwell shares were held for more than one year at the time of the offer and merger. In such event, the tax basis of Tesla shares received in the offer and merger would equal its fair market value at the effective time thereof, and the holding period of such Tesla shares would commence the day after the effective time of the offer and merger. Maxwell stockholders are urged to consult their own tax advisors regarding the possibility of the offer and merger failing to qualify as a reorganization and the tax consequences of such event.

Information Reporting and Backup Withholding

Certain U.S. Holders may be subject to information reporting and backup withholding (currently at a rate of 24%) in connection with the offer and merger. Certain persons, including corporations, are exempt from backup withholding but may be required to demonstrate such status by providing appropriate documentation. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against such stockholder’s U.S. federal income tax liability provided that the required information is properly furnished by the Maxwell stockholder in a timely manner to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX EFFECTS OF THE OFFER AND MERGER. U.S. HOLDERS OF MAXWELL STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS.

DESCRIPTION OF TESLA CAPITAL STOCK

The following is a summary of Tesla’s common stock and certain provisions of Tesla’s amended and restated certificate of incorporation and amended and restated bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of Tesla’s amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been previously filed with the SEC.

General

Tesla’s authorized capital stock consists of 2,100,000,000 shares, with a par value of $0.001 per share, of which 2,000,000,000 shares are designated as Tesla common stock. As of February 12, 2019, there were 172,721,487 shares of common stock outstanding and no shares of preferred stock outstanding.

The holders of Tesla common stock are entitled to one vote per share on all matters submitted to a vote of Tesla stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Tesla common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Tesla common stock are entitled to receive ratably any dividends declared by the Tesla board of directors out of assets legally available. Upon the liquidation, dissolution or winding up, holders of Tesla common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Tesla common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Tesla common stock.

Registration Rights

Certain holders of unregistered Tesla common stock purchased in private placements, or their permitted transferees (“Registration Rights Holders”) are entitled to rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an investors’ rights agreement between Tesla and the holders of these shares (the “investors’ rights agreement”), and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by Tesla and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

The registration rights terminate with respect to the registration rights of an individual holder after the date that is five years following such time when the holder can sell all of the holder’s shares in any three month period under Rule 144 or another similar exemption under the Securities Act, unless such holder holds at least 2% of our voting stock.

Demand Registration Rights

The Registration Rights Holders are currently entitled to demand registration rights. Under the terms of the investors’ rights agreement, Tesla is required, at its expense, upon the written request of holders of a majority of these shares, to use its best efforts to register all or a portion of these shares for public resale. Tesla is required to effect only two registrations pursuant to this provision of the investors’ rights agreement.

Short-Form Registration Rights

The Registration Rights Holders are also currently entitled to short-form registration rights. If Tesla is eligible to file a registration statement on Form S-3, these holders have the right, upon written request from the holders of at least 20% of these shares to have such shares registered by Tesla at its expense if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $1,000,000, subject to certain exceptions.

Piggyback Registration Rights

The Registration Rights Holders are currently entitled to piggyback registration rights. If Tesla registers any of its securities either for its own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration at Tesla’s expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Anti-Takeover Effects of Delaware Law and Tesla’s Certificate of Incorporation and Bylaws

Tesla’s amended and restated certificate of incorporation and its amended and restated bylaws contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of Tesla. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of Tesla to negotiate first with the Tesla board of directors. Tesla believes that the benefits of increased protection of its potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire it.

Limits on Ability of Tesla Stockholders to Act by Written Consent or Call as Special Meeting

Tesla’s amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of Tesla capital stock would not be able to amend Tesla’s amended and restated bylaws or remove directors without holding a meeting of Tesla stockholders called in accordance with its amended and restated bylaws.

In addition, Tesla’s amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the Tesla board of directors, the chief executive officer, the president (in the absence of a chief executive officer) or the Tesla board of directors. Tesla stockholders may not call a special meeting, which may delay the ability of Tesla stockholders to force consideration of a proposal or for holders controlling a majority of Tesla capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Tesla’s amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Tesla board of directors or any of its committees. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Tesla.

Board Classification

The Tesla board of directors is divided into three classes, one class of which is elected each year by Tesla stockholders. The directors in each class will serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of Tesla as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

Tesla’s amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the Tesla board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the Tesla board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the Tesla board of directors to influence its decision regarding a takeover.

Amendment of Charter Provisions

The amendment of the above provisions of Tesla’s amended and restated certificate of incorporation requires approval by holders of at least two-thirds of Tesla capital stock outstanding and entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

Tesla is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the Tesla board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by the Tesla board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. Tesla expects the existence of this provision to have an anti-takeover effect with respect to transactions the Tesla board of directors does not approve in advance. Tesla also anticipates that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of Tesla’s amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of Tesla common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in the management of Tesla. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for Tesla common stock is ComputerShare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 662-7232.

Listing

Tesla’s common stock is listed on the Nasdaq Global Select Market under the symbol “TSLA”.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer and the merger, holders of shares of Maxwell common stock will become holders of shares of Tesla common stock. Both Maxwell and Tesla are Delaware corporations and are governed by the DGCL, so many of the differences between the rights of Tesla stockholders and the current rights of Maxwell stockholders arise primarily from differences in their respective certificates of incorporation and bylaws.

The following is a summary of the material differences between the current rights of Maxwell stockholders and the current rights of Tesla stockholders under Delaware law and their respective certificates of incorporation and bylaws. It is not a complete statement of the provisions affecting, and the differences between, the rights of Tesla stockholders and Maxwell stockholders. This summary is qualified in its entirety by reference to Delaware law and Tesla’s and Maxwell’s respective certificates of incorporation and bylaws. To see where copies of these documents can be obtained, see the section entitled “Where to Obtain More Information.”

	Maxwell	Tesla
Authorized Capital Stock	The authorized capital stock of Maxwell currently consists of 80,000,000 shares of Maxwell common stock, par value $0.10 per share.	The authorized capital stock of Tesla currently consists of (1) 2,000,000,000 shares of Tesla common stock, par value $0.001 per share, and (2) 100,000,000 shares of Tesla preferred stock, par value $0.001 per share.

Voting Rights	The Maxwell amended and restated bylaws (the “Maxwell bylaws”) provide that each holder of Maxwell common stock is entitled to one vote for each share.	The Tesla amended and restated certificate of incorporation (the “Tesla charter”) provides that each holder of Tesla common stock is entitled to one vote for each share.

Quorum	Under the Maxwell bylaws, holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum, except as otherwise provided by statute or by the Maxwell composite certificate of incorporation (the “Maxwell charter”).	Under the Tesla amended and restated bylaws (the “Tesla bylaws”), holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum.

Mandatory Conversion	Not applicable.	Not applicable.

Conversion at Option of Holder	Not applicable.	Not applicable.

Number of Directors and Size of Board

The Maxwell bylaws provide that the number of directors shall be determined from time to time by resolution of the board of directors.

The Maxwell board of directors currently consists of seven directors.

The Tesla charter provides that the number of directors shall be determined by resolution of the board of directors, subject to the rights of holders of any series of preferred stock with respect to the election of directors.

The Tesla board of directors currently consists of eleven directors.

Term of Directors	The Maxwell board of directors consists of three classes of approximately equal size, with each class serving staggered	The Tesla board of directors consists of three classes of approximately equal size, with each class serving staggered

	Maxwell	Tesla
	three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.	three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Removal of Directors	The Maxwell charter provides that a director may be removed from office only for cause and only by the affirmative vote of the holders of at least eighty percent of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director, provided that where such removal is approved by a majority of the disinterested directors, a director may be removed by the affirmative vote of a majority of the voting power of all outstanding shares of voting stock entitled to vote in connection with the election of such director.	The Tesla charter provides that a director may only be removed from office by the stockholders for cause, subject to the rights of holders of any series of preferred stock with respect to the election of directors.

Vacancies	The Maxwell charter provides that newly created directorships resulting from any increase in the number of directors, or any vacancies on the board of directors, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office. A person so elected by the directors in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until such director’s death, resignation or removal, whichever occurs first.	The Tesla charter provides that, subject to the rights of holders of any series of preferred stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the board of directors, although less than a quorum, or by a sole remaining director, at any meeting of the board of directors. A person so elected by the board of directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the board of directors and until his or her successor shall be duly elected and qualified.

Special Stockholders’ Meetings	The Maxwell bylaws provide that special meetings of the stockholders, unless otherwise prescribed by statute or by the Maxwell charter, may be called by the board of directors, the chairman of the board, president or chief executive officer and shall be called by the chairman of the board or secretary at the request in writing of stockholders owning a majority in	The Tesla charter provides that special meetings of the stockholders may be called only by the board of directors, the chairperson of the board of directors, the chief executive officer or the president (in the absence of a chief executive offer), except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series of

	Maxwell	Tesla
	amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.	preferred stock to call a special meeting of the holders of such series.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Under the Maxwell bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder.

To be timely, a stockholder’s notice must be delivered to or mailed and received at Maxwell’s principal executive offices, not less than ninety calendar days nor more than one hundred and twenty calendar days prior to the date of Maxwell’s proxy statement delivered to stockholders in connection with the previous year’s annual meeting; provided however, that in the event that Maxwell did not hold an annual meeting in the previous year, or if the date of the meeting changed by more than thirty calendar days from the date of the previous year’s annual meeting, notice by the stockholder in order to be timely must be so received not less than sixty calendar days prior to the meeting date, or not more than ten calendar days after the public announcement of the meeting date if the public announcement is made less than sixty calendar days prior to the date of the meeting.

Under the Tesla bylaws, to be properly brought before an annual meeting, business must be brought: (A) pursuant to Tesla’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with Tesla’s notice procedures.

To be timely, a stockholder’s notice must be received by the secretary at Tesla’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

Stockholder Action by Written Consent	The Maxwell bylaws provide that whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if a consent in writing, setting forth the action so taken, shall be signed by the holders of	The Tesla bylaws provide that no action may be taken by the stockholders by written consent, subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent.

	Maxwell	Tesla
outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Maxwell by delivery to its registered office in Delaware, its principal place of business or an officer or agent of Maxwell having custody of the book in which proceedings of meetings of stockholders are recorded.

Amendment of Charter	The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Maxwell entitled to vote generally in the election of directors, voting together as a single class, has the power to amend the Maxwell charter, however, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Maxwell entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal specified provisions of the Maxwell charter.	The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Tesla entitled to vote generally in the election of directors, voting together as a single class, has the power to amend the charter, however, the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of the capital stock of Tesla entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal specified provisions of the Tesla charter.

Amendment of Bylaws	The board of directors shall have the power to make, adopt, alter, amend and repeal from time to time the Maxwell bylaws, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the board of directors, as specified in the Maxwell charter.	The Tesla bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, specified provisions of the Tesla bylaws. The board of directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

Exculpation of Directors	Under the Maxwell charter, a Maxwell director shall not be personally liable to Maxwell or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to	Under the Tesla charter, to the fullest extent permitted by the DGCL, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is

	Maxwell	Tesla
	Maxwell or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Maxwell, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.	amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers and Employees	Under the Maxwell bylaws, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Maxwell, is or was serving at the request of Maxwell as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor of Maxwell or of another enterprise at the request of such predecessor corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Maxwell to the fullest extent authorized by the DGCL, (but, in the case of any such amendment, only to the extent that such amendment permits Maxwell to provide broader indemnification rights than said law permitted Maxwell to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in

Under the Tesla bylaws, Tesla shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Tesla) by reason of the fact that such person is or was a director of Tesla or an officer of Tesla, or while a director of Tesla or officer of Tesla is or was serving at the request of Tesla as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Tesla, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Tesla shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Tesla to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Tesla, or while

	Maxwell	Tesla
	settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the Maxwell bylaws, Maxwell shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Maxwell board of directors.	a director or officer of Tesla is or was serving at the request of Tesla as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Tesla; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Exclusive Forum	Under the Maxwell bylaws, unless Maxwell consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Maxwell, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other Maxwell employee to Maxwell or Maxwell’s stockholders, (iii) any action asserting a claim against Maxwell, its directors, officers or employees arising pursuant to any provision of the DGCL or the Maxwell charter or Maxwell bylaws, or (iv) any action asserting a claim against Maxwell, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv), for any claim as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the	Under the Tesla bylaws, unless Tesla consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Tesla, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of Tesla to Tesla or Tesla’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Tesla or any current or former director or officer or other employee of Tesla arising pursuant to any provision of the DGCL or Tesla charter or Tesla bylaws, (iv) any action asserting a claim related to or involving the corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be a state court within the State of Delaware (or, if no state court located

Maxwell	Tesla
jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Delaware Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or for which the Delaware Court of Chancery does not have subject matter jurisdiction.	within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). This provision is not intended to apply to claims arising under the Securities Act and the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce the provision in such respect, and our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

LEGAL MATTERS

The validity of the Tesla shares offered by this document will be passed upon for Tesla by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Tesla, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Maxwell Technologies, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE TO OBTAIN MORE INFORMATION

Tesla and Maxwell file annual, quarterly and current reports, proxy statements and other information with the SEC. Tesla’s and Maxwell’s public filings are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

Tesla has filed a registration statement on Form S-4 with the SEC to register the offer and sale of Tesla shares to be issued in the offer and the merger. This document is a part of that registration statement. Tesla may also file amendments to such registration statement. In addition, on the date of the initial filing of the registration statement on Form S-4 of which this document is a part, Tesla and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) under the Exchange Act, together with exhibits, to furnish certain information about the offer. Tesla and the Offeror may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed elsewhere in this document.

The SEC allows Tesla to incorporate information into this document “by reference,” which means that Tesla and the Offeror may disclose important information to Maxwell stockholders by referring to another document or information filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information amended or superseded by information contained in, or incorporated by reference into, this document. This document incorporates by reference the documents and information set forth below that Tesla and Maxwell have previously filed with the SEC. These documents contain important information about Tesla and Maxwell and their financial conditions, businesses, operations and results.

Tesla Filings:

Tesla Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2018, as filed with the SEC on February 19, 2019

Current Reports on Form 8-K

Filed with the SEC on:

•  March 21, 2018 (only with respect to Item 5.02)

•  November 8, 2018

•  December 28, 2018 (only with respect to Item 5.02)

•  January 4, 2019

•  February 1, 2019

•  March 7, 2019

•  March 14, 2019

Maxwell Filings:

Maxwell Information Incorporated by Reference	Period Covered or Date of Filing
Annual Report on Form 10-K	Fiscal year ended December 31, 2018, as filed with the SEC on February 14, 2019

The description of Maxwell common stock set forth in its Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with SEC on November 18, 1999, including any subsequent amendments or reports filed for the purpose of updating such description.

Current Reports on Form 8-K	Filed with the SEC on: • February 4, 2019

Tesla also hereby incorporates by reference any additional documents that either it or Maxwell may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the termination of the offer. Such additional documents, however, are not automatically incorporated by reference into the Schedule TO. Tesla will file amendments to the Schedule TO, to the extent required, specifically to include information that is filed from the date of this document and incorporated by reference herein. Nothing in this document shall be deemed to incorporate information furnished but not filed with the SEC (including information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and the exhibits related thereto filed under Item 9.01 of Form 8-K) or the contents of Tesla’s website at: http://ir.tesla.com and Maxwell’s website at: http://investors.maxwell.com.

Maxwell stockholders may obtain any of these documents without charge upon request to the information agent, Georgeson LLC, toll free at (888) 643-8150, or from the SEC at the SEC’s website at www.sec.gov.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

TESLA, INC.,

CAMBRIA ACQUISITION CORP.,

and

MAXWELL TECHNOLOGIES, INC.,

dated as of

February 3, 2019

A-i

A-ii

Annex A	Certain Definitions

Annex B	Form of Tender and Support Agreement

Annex C	Conditions to the Offer

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February, 3 2019, is by and among Tesla, Inc., a Delaware corporation (“Parent”), Cambria Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Purchaser”), and Maxwell Technologies, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Purchaser and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Purchaser shall commence an exchange offer (the “Offer”) to acquire any (subject to the Minimum Condition) and all of the issued and outstanding shares of common stock, $0.10 par value per share, of the Company (the “Company Common Stock”) for the consideration and upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, the Parties wish to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company, with the Company being the surviving entity (the “Merger”);

WHEREAS, the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, certain Persons are entering into Tender and Support Agreements with Parent and Purchaser, the form of which is attached as Annex B (collectively, the “Tender and Support Agreements”);

WHEREAS, in connection with the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, Converted Shares or shares of Company Common Stock validly tendered and not validly withdrawn in accordance with the terms of the Offer) shall be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Offer and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Offer and the Merger and the issuance of shares of Parent Common Stock in connection therewith, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Purchaser, and the sole stockholder of Purchaser, have (i) approved the execution and delivery by each of Parent and Purchaser of this Agreement, the performance by each of Parent and Purchaser of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (ii) determined that this Agreement and the Transactions, including the Offer and the Merger and the issuance of Parent Common Stock in the Offer and the Merger, are advisable and fair to, and in the best interests of, Parent and Purchaser and their respective stockholder(s); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also prescribe various terms of and conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE OFFER

Section 1.1. The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement and provided that this Agreement shall not have been terminated pursuant to Article IX and that the Company shall have complied with its obligations under Section 1.2, as promptly as practicable after the date hereof (but in no event more than five (5) business days following the date on which Parent files its Annual Report on Form 10-K for the fiscal year ending December 31, 2018), Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to acquire the Company Common Stock for the Offer Consideration. In the Offer, each share of Company Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be cancelled in exchange for the right to receive a fractional share of Parent Common Stock determined by multiplying each share of Company Common Stock by such fractional share of Parent Common Stock, determined as follows (the “Offer Consideration”) and is subject to adjustment pursuant to Section 1.1(e):

(i) if the Parent Trading Price is greater than the Floor Price, each share of Company Common Stock accepted by Purchaser shall receive a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) $4.75 by (B) the Parent Trading Price, rounded to 4 decimal places; and

(ii) if the Parent Trading Price is equal to or less than $245.90 (the “Floor Price”), each share of Company Common Stock accepted by Purchaser shall receive a number of shares of Parent Common Stock equal to 0.0193.

For purposes of this Agreement, the term “Applicable Parent Trading Price” shall mean, if clause (i) above was used to set the Offer Consideration, the Parent Trading Price, and if clause (ii) above was used to set the Offer Consideration, the Floor Price.

(b) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Company Common Stock pursuant to the Exchange Act and contains the terms and conditions set forth in this Agreement (including Annex C). Each of Parent and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Annex C). The obligation of Purchaser to accept for exchange (and the obligation of Parent to cause Purchaser to accept for exchange) shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, upon the consummation of the Offer, together with the shares of Company Common Stock then owned by Parent and Purchaser (if any) (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the then-outstanding shares of Company Common Stock (the “Minimum Condition”); and

(ii) the other conditions set forth in Annex C.

(c) Other Terms of the Offer. Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company (which may be granted or withheld in its sole discretion), Purchaser may not (and Parent shall not permit Purchaser to) (i) amend, modify or waive the Minimum Condition, or waive any of the conditions set forth in clauses (B), (C), (D) or (E) of Annex C or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the consideration to be paid in the Offer or the number of shares of Company Common Stock sought in the Offer, (C) extends the Offer, other than in a manner required or permitted by the provisions of Section 1.1(f), (D) imposes conditions to the Offer other than those set forth in Annex C, (E) amends or modifies (for the avoidance of doubt, waivers shall be governed by clause (i) above) any of the conditions set forth in Annex C or (F) amends or modifies any other term of or condition to the Offer in any manner that is materially adverse to the holders of Company Common Stock in their capacities as such.

(d) Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to the Offer, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock who otherwise would be entitled to receive a fraction of a share of Parent Common Stock pursuant to the Offer (after aggregating all shares of Company Common Stock validly tendered in the Offer (and not validly withdrawn) by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Applicable Parent Trading Price, rounded to the nearest cent.

(e) Adjustments to Offer Consideration. The Offer Consideration (including, without limitation, the Floor Price) shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Acceptance Time. Nothing in this Section 1.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, eastern standard time, on the date that is the twentieth (20th) business day (for this purpose calculated in accordance with Section 14d-1(g) (3) and Rule 14e-1(a) promulgated under the Exchange Act) after the Offer Date. In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 1.1(f)(i) or anything to the contrary set forth in this Agreement, unless Parent receives the prior written consent of the Company (which may be granted or withheld in its sole discretion) to not take any of the following actions:

(A) Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for any period required by any Law, or any rule, regulation, interpretation or position of the SEC or its staff or of the NASDAQ, in any such case, which is applicable to the Offer or the Merger, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer, the Offer Documents or the Form S-4;

(B) if as of any then-scheduled expiration of the Offer any of the conditions to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (if such conditions would be satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or validly waived, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) business days each (or for such longer or shorter period as may be agreed by Parent and the Company) in order to permit the satisfaction or valid waiver of such conditions to the Offer; and

(C) if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (if such conditions would be satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or validly waived and the Minimum Condition has not been satisfied, Purchaser may, and, at the request in writing of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) business days each (with the length of each such period being determined in good faith by Parent) (or for such longer period or shorter as may be agreed by Parent and the Company); provided that in no event shall Purchaser or Parent be required to extend the expiration of the Offer for more than forty (40) business days in the aggregate for any extensions specifically provided by this Section 1.1(f)(ii)(C);

provided, however, that, notwithstanding anything to the contrary in this Agreement, (x) any such extension pursuant to this Section 1.1(f)(ii) shall not be deemed to impair, limit, or otherwise restrict in any manner the right of the Parties to terminate this Agreement pursuant to the terms of Article IX; and (y) Purchaser shall not be required (and Parent shall not be required to cause Purchaser) to extend the Offer beyond the Outside Date.

(iii) Neither Parent nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of Section 1.1(f)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article IX, in which case Purchaser shall (and Parent shall cause Purchaser to) terminate the Offer promptly (but in no event more than one (1) business day) after such termination of this Agreement.

(g) Payment for Company Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(f)(ii)) (or, at Parent’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Purchaser on a timely basis the shares of Parent Common Stock and funds for the Fractional Share Consideration necessary to pay for any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not accept for payment, or pay for, any shares of Company Common Stock if, as a result, Purchaser would acquire less than the shares of Company Common Stock necessary to satisfy the Minimum Condition. The consideration in the Offer payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid promptly following the Acceptance Time net to the holder thereof in shares of Parent Common Stock and cash for the Fractional Share Consideration, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(h) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the Offer Date, Parent and Purchaser shall:

(A) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(B) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(C) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(D) subject to the Company’s compliance with Section 1.2, cause the Offer Documents to be disseminated to holders of Company Common Stock as and to the extent required by the Exchange Act.

(ii) Concurrently with the filing of the Offer Documents, Parent shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) The Offer Documents and the Form S-4 may include a description of the determinations, approvals and recommendations of the Company Board of Directors set forth in Section 1.2(a) that relate to the Offer, unless the Company Board of Directors has made a Change of Recommendation in accordance with Section 6.3 hereof. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. The Company shall furnish in writing to Parent and Purchaser all information concerning the Company and the Company Subsidiaries that is required by applicable Law to be included in the Offer Documents and the Form S-4 so as to enable Parent and Purchaser to comply with their obligations under this Section 1.1(h). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents and the Form S-4 in order to satisfy applicable Law. Each of Parent, Purchaser and the Company shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Parent and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law, or by the SEC or its staff or the NASDAQ. Parent shall cause the Form S-4 to comply as to form in all material respects with requirements of applicable Law. Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and the Form S-4 prior to the filing thereof with the SEC, and Parent and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Purchaser shall provide in writing to the Company and its counsel any and all written comments or other material communications (and shall provide a summary of all substantive oral comments or material communications) that Parent, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Parent and Purchaser shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any substantive discussions with the SEC or its staff regarding any such comments. Each of Parent and Purchaser shall use reasonable best efforts to as promptly as practicable respond to any comments of the SEC or its staff regarding the Offer Documents. To the extent required by the applicable Law, (i) each of Parent, Purchaser and the Company shall use reasonable best efforts to correct promptly any information provided by it for use in the Form S-4 or the Offer Documents to the extent that it becomes aware that such information shall have become false or misleading in any material respect and (ii) Parent and Purchaser shall take all steps necessary to promptly cause the Form S-4 and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Stock. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Offer or the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

Section 1.2. Company Actions.

(a) The Company hereby approves and consents to the Offer and, unless the Company Board of Directors has made a Change of Recommendation in accordance with Section 6.3 hereof, to the inclusion of the Company Board Recommendation in the Offer Documents and the Form S-4.

(b) Schedule 14D-9. The Company shall (i) file with the SEC concurrently with the filing by Parent and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Company Common Stock promptly after commencement of the Offer. The Company shall cause the Schedule 14D-9 to comply in all material respects with requirements of applicable Law. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Company Common Stock (to the extent required by applicable Law) together with the Offer Documents. Each of Parent and Purchaser shall furnish in writing to the Company all information concerning Parent and Purchaser that is required by applicable Law to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Purchaser and the Company shall cooperate in good faith to determine the information regarding Parent and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Law. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22 and any information that may be required to be provided to holders of shares of Company Common Stock by the DGCL. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall provide Parent, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any reasonable comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Purchaser and their counsel any written comments or other material communications (and shall provide a summary of all substantive oral comments or material communications) that the Company or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Parent, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Purchaser and their counsel (it being understood that Parent, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable)) and to participate in any discussions with the SEC or its staff regarding any such comments. The Company shall use reasonable best efforts to as promptly as practicable respond to any comments of the SEC or its staff regarding the Schedule 14D-9. Unless the Company Board of Directors has effected a Change of Recommendation in accordance with the terms of Section 6.3, the Company shall include the Company Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of the Company’s financial advisor referenced in Section 4.22.

(c) Company Information. In connection with the Offer and the Merger, the Company shall, or shall cause its transfer agent to, promptly furnish Parent and Purchaser with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including lists of Company Stockholders, mailing labels, listings or files of securities positions), and shall promptly furnish Parent and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Company Common Stock, mailing labels and lists of security positions) as Parent and Purchaser or their Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Company Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Purchaser (and their respective agents) shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information solely in connection with the Offer and the Merger and (iii) upon any termination of the Agreement in accordance with Article IX, as promptly as reasonably practicable return to the Company or destroy all copies of such information then in their possession or control.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Merger, the Surviving Company will be, directly or indirectly, a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

Section 2.2. The Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Pacific Standard Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto,

California 94304 as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) business day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable following the Acceptance Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL.

Section 2.3. Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or on such other date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4. Governing Documents. At the Effective Time, subject to Section 7.4, the certificate of incorporation and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to the provisions of Section 7.4); provided that the name of the Surviving Company shall be “Maxwell Technologies, Inc.”

Section 2.5. Officers and Directors of the Surviving Company. Unless otherwise determined by Parent, the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Company. Unless otherwise determined by Parent, the directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the initial directors of the Surviving Company.

Section 2.6. Tax Treatment.

(a) Parent, the Company and Purchaser intend that the Offer and Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Except as specifically set forth in this Agreement or as otherwise required by applicable Law, no Party hereto shall take any action that would reasonably be expected to cause the Offer and Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and no Party shall take any Tax reporting position inconsistent with the treatment of the Offer and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code unless required to do so by applicable Law.

(c) The Company shall use commercially reasonable efforts to cause DLA Piper LLP (US) (“DLA”) to deliver to the Company, and Parent shall use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) to deliver to Parent, any opinions relating to the Tax treatment of the Offer and Merger that are required in connection with the Form S-4. In connection with such opinions, upon the request of DLA and/or WSGR, officers of each of the Company and Parent shall use commercially reasonable efforts to deliver to DLA and WSGR, as applicable, certificates, dated as of the necessary date, signed by such officer of the Company or Parent, as applicable, containing customary representations in connection with such opinions.

(d) Neither the Parent, the Company nor the Purchaser (i) has any knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent the Offer and Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) shall take any action to prevent or impede the Offer and Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1. Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Converted Shares) shall be automatically converted into the right to receive the Offer Consideration (the “Merger Consideration”), subject to the provisions of this Article III. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section 3.2, including the right to receive, pursuant to Section 3.5, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.2(f).

(b) Certain Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent or Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned by any direct or indirect wholly owned Subsidiary of Parent (other than Purchaser) or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Company (“Surviving Company Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Company Stock outstanding immediately after the consummation of the Merger.

(c) Treatment of Purchaser Shares. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into and become one (1) fully paid and nonassessable share of Surviving Company Stock. From and after the Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the number of shares of Surviving Company Stock into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 3.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the aggregate amount of shares of Parent Common Stock issuable pursuant to Section 3.1(a) in book-entry form to pay for the Merger Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration and any dividends or other distributions under Section 3.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event that the Exchange Fund shall be insufficient to pay the aggregate amount of Merger Consideration or Fractional Share Consideration, Parent shall promptly deposit additional Parent Common Stock or funds, as applicable, with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 3.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America as reasonably directed by Parent. To the extent that there are any losses with respect to any investments of the cash included in the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by this Section 3.2(a), Parent shall, or shall cause the Surviving Company to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments contemplated by this this Section 3.2(a).

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail within two (2) business days after the Effective Time to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as are customarily contained in such letters of transmittal and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company

Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section 3.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one (1) or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, but in any event no later than two (2) business days, the Merger Consideration pursuant to the provisions of this Article III, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f) for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, including any Fractional Share Consideration and any amounts that such holder has the right to receive in respect of dividends or other distributions, as contemplated by this Article III, except as otherwise provided in Section 3.3. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 3.2(e)) or Book-Entry Shares and compliance with the procedures in Section 3.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Parent, the Company, Purchaser, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any

Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the Merger Consideration payable in respect thereof pursuant to Section 3.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 3.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 3.2(f). The value of the indemnity bond shall be reasonably calculated by the Exchange Agent, based on the value of lost, stolen or destroyed Certificates.

(f) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 3.3. Treatment of Company Equity Awards.

(a) At the Effective Time, each Company Option that is outstanding, unexercised and unexpired as of immediately prior to the Effective Time (other than a Company Option covered by Section 3.3(c)), without any action on the part of Parent, the Company or the holder thereof, shall be assumed by Parent and converted into and become an option to acquire Parent Common Stock (each, an “Adjusted Option”), on the same terms and conditions as were applicable under the Company Option as of immediately prior to the Effective Time, except that: (x) the number of shares of Parent Common Stock subject to the Adjusted Option as of the Effective Time will be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Company Option immediately prior to the Effective Time, by the Offer Consideration, with any fractional shares in the resulting product rounded down to the nearest whole share, and (y) the per share exercise price for each Parent Common Stock that may be acquired upon exercise of the Adjusted Option as of the Effective Time will be determined by dividing the per share exercise price of the Company Option as in effect immediately prior to the Effective Time, by the Offer Consideration, with any fractional cent in the resulting quotient rounded up to the nearest whole cent. Each Adjusted Option otherwise shall be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(b) At the Effective Time, each Company RSU (other than any Company RSU covered by Section 3.3(c)) that is outstanding immediately prior to the Effective Time, without any action on the part of Parent, the Company or the holder thereof, shall be assumed by Parent and converted automatically into and become a restricted stock unit covering shares of Parent Common Stock (each, an “Adjusted RSU”), on the same terms and conditions as were applicable under the Company RSU as of immediately prior to the Effective Time, except that the number of shares of Parent Common Stock subject to the Adjusted RSU as of the Effective Time will be determined by multiplying the number of shares of Company Common Stock subject to the corresponding Company RSU immediately prior to the Effective Time, by the Offer Consideration, with any fractional shares in the resulting product rounded down to the nearest whole share. Each Adjusted RSU otherwise shall be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(c) Each Former Service Provider Award shall not be treated in the manner set forth in Section 3.3(a) through (b), and instead, at the Effective Time, without any action on the part of Parent, the Company or the holder thereof, shall be cancelled and converted into the right to receive a number of shares of Parent Common Stock determined as: (i) (A) the number of shares of Company Common Stock subject to the Former Service Provider Award immediately prior to the Effective Time, multiplied by (B) the Offer Consideration, minus (ii) (A) the aggregate exercise or purchase price for all shares of Company Common Stock subject to such Former Service Provider Award divided by (B) the Parent Trading Price, with any resulting fractional share rounded down to the nearest whole share. For the avoidance of doubt (x) if the resulting difference between clause (i) minus clause (ii) in the immediately preceding sentence is less than or equal to zero, then the Former Service Provider Award will be terminated as of the Effective Time without any consideration therefor and (y) each Company Equity Award held by a former service provider of the Company or Company Subsidiary as of immediately prior to the Effective Time that does not constitute a Former Service Provider Award will be terminated as of the Effective Time without any consideration therefor.

(d) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may increase his or her contributions or payroll deductions under the Company ESPP after the date hereof; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date before the Closing Date as specified by the Company Board of Directors or its designated committee.

(e) Prior to the Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 3.3.

(f) Parent shall file with the SEC, no later than five (5) business days after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding.

Section 3.4. Withholding. Each of the Company, Parent, Purchaser, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable Tax Law. Any such withholding may be effected by reduction in the number of shares of Parent Common Stock deliverable pursuant to this Agreement, with each share of Parent Common Stock valued for this purpose at the Parent Trading Price. To the extent that amounts are so deducted or withheld, and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.5. Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent

Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Applicable Parent Trading Price, rounded down to the nearest cent.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company’s Annual Report filed on Form 10-K on March 1, 2017 or any other Company SEC Documents filed or furnished by the Company with the SEC on or after March 1, 2017 and publicly available at least two (2) business days prior to the date hereof (including any exhibits and other information referenced therein which are publically available on EDGAR, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Purchaser as set forth below.

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents.

(b) Each Company Subsidiary is a legal entity duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens. Section 4.1(c) of the Company

Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity, economic or other interest (other than investments through a mutual fund or similar entity if the Company or such Company Subsidiary does not exercise control over the management or policies of such fund or entity or other passive money management activities), together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) the names and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary or in each such other Person and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, par value $0.10 per share (“Company Common Stock”). As of January 31, 2019 (the “Company Capitalization Date”), (i) (A) 46,008,549 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Common Stock were held in the Company’s treasury, (C) no shares of Company Common Stock were held by the Company Subsidiaries, (D) Company Options covering 356,117 shares of Company Common Stock were outstanding, and (E) Company RSUs covering 3,887,884 shares of Company Common Stock were outstanding; (ii) 7,262,356 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans; and (iii) an aggregate of 458,241 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. The Company has a sufficient number of shares reserved for the potential issuance of Company Common Stock upon conversion of the Convertible Senior Notes. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights. No shares of Company Common Stock are subject to rights of repurchase in favor of the Company or other similar vesting conditions.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c) Except as set forth in Section 4.2(a) and Section 4.2(b) and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 4.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. Except as set forth in Section 4.2(c) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of,

(2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Except for the Convertible Senior Notes, neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) There are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary.

Section 4.3. Corporate Authority.

(a) Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by the Company Board of Directors (including any committees thereof) and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement (including the agreement of merger, as such term is used in Section 251 of the DGCL), the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other Transactions upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the Company Stockholders accept the Offer and tender their shares of Company Common Stock to Purchaser pursuant to the Offer and (v) approved the execution and delivery of the Tender and Support Agreements by the Company Stockholders party thereto. None of the foregoing actions by the Company Board of Directors have been rescinded or modified in any way (unless such recession or modification has been effected after the date hereof in accordance with the terms of Section 6.3).

(b) Assuming the satisfaction of the Minimum Condition and assuming the accuracy of Parent’s representations and warranties in Section 5.14, no vote, consent or approval of the holders of Company Common Stock or other capital stock of the Company is necessary to adopt this Agreement and consummate the Merger under applicable Law or the Company Governing Documents.

(c) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Purchaser, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and other requisite clearances or approvals under other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 4.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Company Governing Documents or (B) the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.5. SEC Reports and Financial Statements.

(a) Since January 1, 2016 (the “Lookback Date”), the Company has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NASDAQ, and none of the Company SEC Documents contained (or, with respect to Company SEC Documents filed after the date hereof through the Closing, will contain) any untrue statement of a material fact or omitted (or, with respect to Company SEC Documents filed after the date hereof through the Closing, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the Lookback Date, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company, any Company Subsidiary nor any of their executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 4.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since the Lookback Date has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and which includes policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Lookback Date, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which (if any) have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Lookback Date, neither the Company nor any Company Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of September 30, 2018 included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since September 30, 2018 (other than any liability for any breaches of Contracts), (c) as expressly required by this Agreement and (d) for liabilities which have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section  4.8. Absence of Certain Changes or Events.

(a) From September 30, 2018 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From October 1, 2018 through the date hereof, (i) except for events giving rise to and the discussion and negotiation of this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 6.1(a).

Section 4.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since the Lookback Date in compliance with and are not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b) The Company and the Company Subsidiaries are and since the Lookback Date have been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) The Company and the Company Subsidiaries have in the past five (5) years been, and are currently in compliance with all applicable Anti-Corruption Laws. Neither the Company, nor any of its directors, officers, employees, agents or other Person acting on behalf of the Company has, directly or indirectly: (a) taken any action which would cause the Company to be in violation of the Anti-Corruption Laws; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, promised, offered or authorized any unlawful payment to foreign or domestic official or employee or other person acting in an official capacity on behalf of a Governmental Entity or to any political party or candidate for political office, or to any employee, official, or representative of a public international organization; or (d), whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, nor any of its directors or officers nor to the Company’s Knowledge, any of its employees, agents or other Person, acting on behalf of the Company, is aware of any: (a) allegation, whistleblower complaint, investigation (whether internal or external, past or present) or contact with any government or regulatory body related to the Company’s compliance with the Anti-Corruption Laws or (b) other fact or circumstance that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under Anti-Corruption Laws.

(d) In the past five (5) years, neither the Company nor any Company Subsidiary has (i) been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws or (ii) received any allegation, whistleblower complaint, or conducted any investigation regarding noncompliance with the Anti-Corruption Laws. The Company has established and maintains a compliance program and reasonable internal controls (including accounting, purchasing and billing systems) and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e) The Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since the Lookback Date, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as has not been and would not reasonably be expected to be, individually, or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since the Lookback Date and (iii) except pursuant to valid licenses, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g) Except as has not been and would not reasonably be expected to be, individually, or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is owned or controlled by, a Person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since the Lookback Date, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity, except, solely with respect to any such actions arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has, since the Lookback Date, received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since the Lookback Date, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary, except, solely with respect to any such notices received or voluntary disclosures made after the date hereof, has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ.

Section 4.10. Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth, as of the date hereof, each material Company Benefit Plan. Each offer letter for “at-will” employment shall not be deemed a material Company Benefit Plan provided that such offer letter: (x) contains no severance or other arrangements or obligations that would cause the offer letter to constitute a material Company Benefit Plan, other than provisions for base salary or wages and cash bonus or other cash incentive opportunity, in each case, that may be modified by the Company at any time and from time to time in its sole discretion and (y) may be terminated at any time without any liability of the Company, other than payment of any accrued and unpaid base salary or wages. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, consulting, change-in-control compensation, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may reasonably be expected to have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, and all written summaries with respect to any such unwritten Company Benefit Plan, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity within the past six years, and (v) all material related agreements, insurance contracts, and other material agreements which implement each such Company Benefit Plan. No employee of the Company, Company Subsidiaries, or their respective ERISA Affiliates set forth on Section 4.10(a) of the Company Disclosure Letter (the “Specified Employees”), to the Company’s Knowledge, has communicated his or her intention to terminate, or provided notice of termination of, his or her employment with the Company, Company Subsidiaries, or their respective ERISA Affiliates, as applicable.

(b) Each Company Benefit Plan has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder, in all material respects. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All contributions or other amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards in all material respects. As of the date hereof, there are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would reasonably be expected to result in a material liability.

(c) None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any material Controlled Group Liability that has not been satisfied in full.

(d) None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has maintained, established, sponsored, participated in, contributed to or agreed to contribute to, or otherwise be part of any (i) Multiemployer Plan, (ii) “multiple employer plan” as defined in ERISA or the Code, (iii) “funded welfare plan” within the meaning of Section 419 of the Code; or (iv) Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law and (ii) cash severance arrangements that have previously been made available to Parent and are set forth on Section 4.10(g) of the Company Disclosure Letter.

(f) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and, to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any current or former director, employee, or consultant of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase or decrease any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (v) increase the cost to the Company or any Company Subsidiary or impose a loss to any employee of the Company or a Company Subsidiary under any Company Benefit Plan (including as a result of the termination of any 401(k) Plans or other Company Benefit Plans prior to the Closing or in connection with the Transactions, excluding regular administrative costs reasonably expected to be incurred in the ordinary course of business as a result of the termination of any Company Benefit Plan following the Closing), or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Each Company Benefit Plan, if any, which is maintained for the benefit of any current or former employees, directors or consultants of the Company or Company Subsidiaries or any of their ERISA Affiliates outside of the United States (i) has been operated in conformance in all material respects with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment in all material respects, and (iii) that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(j) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except as has not been and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole if the allegations contained therein were true, there are no pending or, to the Knowledge of the Company, threatened claims or demands from or related to any employee, consultant, or independent contractor of the Company or any Company Subsidiary, whether such claim or demand has been made internally, through counsel, or before any Governmental Entity.

Section 4.12. Tax Matters.

(a) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all income, franchise and other material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(b) The Company and the Company Subsidiaries have timely paid all material Taxes required to be paid by any of them, and the financial statements of the Company and the Company Subsidiaries reflect a reserve in accordance with GAAP for all material Taxes accrued but not yet paid by the Company or any Company Subsidiary as of the date thereof;

(c) The Company and the Company Subsidiaries have timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Tax authority) and have otherwise complied in all material respects with applicable Law relating to the payment, withholding or collection of Taxes (including information reporting requirements);

(d) There is no claim, litigation, audit, examination, investigation or other proceeding pending or threatened in writing with respect to any material Taxes or Tax Returns of the Company or any Company Subsidiary;

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the collection or assessment of any material Taxes;

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(g) None of the Company or any Company Subsidiary is a party to or bound by any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise;

(h) There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(i) Within the last six (6) years, no claim has been made in writing by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, and neither the Company nor any Company Subsidiary is subject to material Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that other country;

(j) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other ruling or written agreement with a Tax authority, in each case, with respect to Taxes;

(k) The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to the Company or any Company Subsidiary are arm’s length prices for purposes of the applicable laws, including Treasury Regulations promulgated under Section 482 of the Code; and

(l) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

Section 4.13. Litigation; Orders. There are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective officers, directors, employees, properties, rights or assets by or before any Governmental Entity that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity, except (i) as have not been, and would not reasonably be expected to be, individually or in the aggregate material to the Company and the Company Subsidiaries, taken as a whole, and (ii) as would not materially delay or impair the ability of Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement.

Section 4.14. Intellectual Property.

(a) Company Intellectual Property.

(i) Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all of the Registered Intellectual Property that, as of the date hereof is owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any Company Subsidiary, whether wholly or jointly owned by the Company or any Company Subsidiary (the “Company Registered Intellectual Property”), including any Registered Intellectual Property that has expired or lapsed or has been abandoned or cancelled by the Company or any Company Subsidiary.

(ii) Section 4.14(a) of the Company Disclosure Letter further lists for each item of Company Registered Intellectual Property listed therein: (A) the application or issuance number and title of such item and the jurisdiction in which each has been filed or applied for; (B) whether such item is currently subject to an application or has been issued; (C) any proceedings or actions before any court, tribunal (including the United Stated Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto (other than regular proceeding associated with the prosecution of an application for Company Registered Intellectual Property); (D) the registered owner of such Company Registered Intellectual Property and whether it is co-owned with another Person, and if so, the name of such Person; and (E) any action known to the Company as of the date hereof that must be taken within ninety (90) days following the date hereof (including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions of the PTO or any equivalent authority anywhere in the world, documents, applications or certificates) for the purposes of obtaining, maintaining, perfecting or preserving or renewing any such Company Registered Intellectual Property.

(iii) Each item of Company Registered Intellectual Property listed in Section 4.14(a) of the Company Disclosure Letter is, as of the date hereof, in compliance with all formal legal requirements with respect to such registration (including payment of filing, examination and maintenance fees, and proofs of use, and recordations of assignments) and, to the extent issued, is subsisting. The Company has not knowingly taken or knowingly failed to take any action (including failure to disclose any information) that would materially limit the validity, scope or enforceability, as applicable, of any Patents or Patent Applications that are (or would be but for such action or failure to take action) Company Registered Intellectual Property, and to the Company’s Knowledge has prosecuted all such Company Registered Intellectual Property in accordance with all applicable rules and requirements, including disclosure of all pertinent and applicable information. All necessary documents and certificates currently due for filing as of the date hereof in connection with such Company Registered Intellectual Property have to the Company’s Knowledge been filed with the relevant patent, copyright, or trademark office or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. None of the Company Registered Intellectual Property currently claims “small entity status” in the application for or registration of such Company Registered Intellectual Property. The Company has not abandoned or allowed to lapse any Patents or Patent Applications that claims or covers (or would, but for such abandonment or lapse) any aspect or feature of the Company Dry Electrode Technology except to the extent that such aspect or feature is adequately covered by other Patents or Patent Applications, as determined within the Company’s reasonable discretion. The Company solely owns each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. To the Company’s Knowledge, no Proceeding (other than office actions and similar items in connection with the prosecution of applications) is pending or threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b) Except for Intellectual Property Rights which may not be assigned under applicable Law and co-owned Intellectual Property listed in Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person, or permitted (or is obligated to permit) any Person to retain, an ownership interest, including any joint ownership interest, or any exclusive rights in any Intellectual Property Rights that are or were Company Intellectual Property Rights.

(c) Infringement Proceedings.

(i) No Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is or was at any time infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, individually or in the aggregate, and no such Proceeding has been brought or threatened in the three (3) years prior to the date hereof that has not fully and finally resolved.

(ii) Each Company Product (when used by or as authorized by the Company) and the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any Person or constitute unfair competition or unfair trade practices (and as conducted during the three (3) years prior to the date hereof, has not infringed, violated, constituted, or misappropriated any Intellectual Property Rights of any Person or constituted unfair competition or unfair trade practices), provided that the foregoing warranties in this Section 4.14(d)(ii) are qualified to the Company’s Knowledge with respect to Trademarks, Patents and Patent Applications.

(iii) Since January 1, 2017, neither the Company nor any Company Subsidiary has instituted or threatened in writing to institute any Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property Rights.

(d) Employees and Contractors.

(i) In each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Company Registered Intellectual Property or other Intellectual Property Rights that are material to the business of the Company or any Company Subsidiary, the Company or such Company Subsidiary has obtained an assignment or transfer of all such Intellectual Property Rights to the Company or such Company Subsidiary other than such Intellectual Property Rights which are not assignable under applicable Law. The Company and each Company Subsidiary have taken reasonable actions to maintain and protect all Company Technology that derives independent economic value, actual or potential, from not being known to other Persons, except (x) for such Company Technology that the Company, in its reasonable business judgement, determined that it no longer wanted to maintain as confidential, or (y) as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, there has been no unauthorized disclosure of such Company Technology, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Technology. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and take reasonable steps to enforce, a policy requiring employees, consultants and independent contractors that have access to any such Technology to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof.

(ii) No employee, consultant or contractor has retained or is entitled to any rights in any Company Intellectual Property, other than such rights which the employee, consultant or contractor is prohibited from assigning under applicable Law. To the Knowledge of the Company, no current employee, consultant or contractor of the Company, or Person engaged through a third party agency, in all cases of the foregoing whose duties or responsibilities are material to the Company’s business is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any Proceeding or any other restriction that would materially interfere with its, his or her duties for the Company or any Company Subsidiary.

(e) Other than Non-Scheduled Licenses, the Company has made available to Parent prior to the date hereof true and in every material respect complete copies of all material Contracts in effect as of the date hereof pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any Company Intellectual Property Rights (including under or to any Patent or Patent Application), or (ii) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property Rights (the foregoing, together with the Non-Scheduled Licenses, the “IP Contracts”).

(f) The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products that were offered for sale, sold, licensed, provided or distributed by the Company or any Company Subsidiary during the twelve (12) month period prior to the date hereof.

(g) The consummation of the transactions contemplated hereby will not result in (i) except as set forth in Section 4.4(b) of the Company Disclosure Letter, a material breach or violation, or a modification, cancellation, termination, or suspension of any IP Contract (other than any IP Contract that is a Non-Scheduled License), (ii) the release of any Source Code that is Company Technology or other material proprietary or confidential Company Technology pursuant to any Contract to which the Company or a Company Subsidiary is a party, or (iii) the grant, loss, or acceleration of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, option, or other immunity or right to any Company Intellectual Property Rights (except for any such grants that may be contained in a Non-Scheduled License) to any Person. The consummation of the transactions contemplated hereby will not result, as a result of any Contract to which the Company or any Company Subsidiary is a party as of the Closing Date, (1) in the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Intellectual Property Rights of Parent to any Person or (2) Parent being subject to any non-compete, non-solicit, or other restriction on the operation or scope of its business. Except as set forth in Section 4.4(b) of the Company Disclosure Letter, (1) all IP Contracts that are material to the business of the Company individually and in the aggregate shall remain in full force and effect following the Closing in accordance with their terms (other than terminations or expirations occurring in the ordinary course of business), and, (2) as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts and to the Company Intellectual Property to the same extent as prior to the Closing.

(h) Except as would not reasonably be expected to be material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, or that alone or in the aggregate would be reasonably be expected to exceed the applicable warranty reserve, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice at any time during the three (3) years before the Closing Date with respect to any warranty or indemnity claim relating to any Company Products or with respect to the material breach of any IP Contract under which such Company Products have been made available, in each case, which remains unresolved as of the date hereof.

(i) Standards Bodies Membership. Except as listed on Section 4.14(i) of the Company Disclosure Letter (the “Standards Body Agreements”): (i) the Company is not a member of, and has not actively participated in, any organization, body or group that is engaged in or which has, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights will be licensed (each, a “Standards Body”), which requires the Company to license any Company Intellectual Property Rights to any third Person, and (ii) the Company is not committed to or obligated or bound, pursuant to any Standards Body to license or disclose the existence of any existing or future Company Intellectual Property Rights to any third Person.

(j) Technology Systems. The communications technology infrastructure and systems (including software, hardware, firmware, networks and websites that support the same) used in the business of the Company and in the business of any Company Subsidiary as of the Closing Date (collectively, the “ICT Infrastructure”) is (A) in good working order in all material respects and during the six (6) month period prior to the date hereof, there have been no material failures of the ICT Infrastructure that have had a material adverse impact on the conduct of the business and (B) maintained, supported and otherwise protected in accordance with practices that are industry standard and, in any event, no less than reasonable (including with respect to security, application and installation of patches, and procedures for preventing unauthorized access to, and use of, the ICT Infrastructure). There have been no unauthorized intrusions or breaches of the security of material information and communications technology infrastructure and systems used in the business of the Company and of any Company Subsidiary.

(k) Disclosure of Company Dry Electrode Technology. Company has made available to Parent a complete and accurate list of any Person to whom Company has disclosed or made available any tangible embodiments of, or granted any license related to, the Company Dry Electrode Technology, or agreed (contingent or otherwise) to disclose, provide, or license such materials to, in each case, together with (i) a complete and accurate list of all such materials disclosed, provided, or licensed to each such Person, and (ii) a complete and accurate description of the nature of the rights such Person has with respect to such materials. Company has not shared with any Person other than those identified in such lists, any confidential information or trade secrets regarding the Company Dry Electrode Technology, or any related formulation or manufacturing process, other than to Representatives of the Company, suppliers, vendors, subcontractors, distributors, and manufacturers, in each case only to the extent necessary for such Person’s to perform services on behalf of the Company and who are subject to written confidentiality agreements sufficient to protect such information or otherwise bound to duties of confidentiality to the Company with respect to such disclosure.

Section 4.15. Privacy and Data Protection.

(a) Since the Lookback Date, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Protected Information and to the Company’s Knowledge, any such activity performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, has complied in all material respects with (i) any Material Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) all applicable policies and procedures adopted by the Company or a Company Subsidiary relating to Protected Information, including the Privacy Statements and (iv) all consents and authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have all material rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. When required by applicable Information Privacy and Security Laws, the Company and each Company Subsidiary have posted Privacy Statements on their websites made available by the Company and each Company Subsidiary, and since the Lookback Date, the Company and each Company Subsidiary have complied in all material respects with their current and former Privacy Statements.

(b) There has been no material security breach of any Company Products or of any material systems, networks or information technology that transmits or maintains Protected Information for or on behalf of the Company or any Company Subsidiary or other material incidents involving unauthorized, unlawful, or unauthorized access to, or acquisition, destruction, loss, alteration, use or disclosure of, any Protected Information owned, used, processed, maintained, or controlled by or on behalf of the Company or the Company Subsidiaries (any such security breach or other incident, a “Security Breach”), including any such Security Breach that would constitute a breach for which notification to Persons and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Material Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors, or the Company or the Company Subsidiaries, have (i) suffered any Security Breach affecting Protected Information of, or processed by or on behalf of, the Company or any Company Subsidiary, (ii) materially breached any obligations relating to Protected Information in Material Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Laws in connection with maintaining, securing, or otherwise processing Protected Information for the Company or any Company Subsidiary.

(c) Since the Lookback Date, the Company has implemented and maintained an appropriate written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of Protected Information maintained or processed by or for the Company or any Company Subsidiaries, and (ii) implement, monitor and improve adequate and effective administrative, technical and physical safeguards to control these risks. The Company and each Company Subsidiary, as applicable, has used reasonable efforts to remediate all critical or high risk threats and deficiencies identified in any security risk assessments performed by, or with respect to, the Company or any Company Subsidiary or the ICT Infrastructure

(d) Since the Lookback Date, no Person has (i) provided an audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or a Company Subsidiary or (iii) to the Company’s Knowledge, commenced any investigation, litigation or proceeding by or before any Governmental Entity against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company or any Company Subsidiary or any service providers of the Company or any Company Subsidiary (in the case of service providers, in connection with maintaining, securing, or otherwise processing Company or Company Subsidiary Protected Information) in connection with the collection, maintenance, storage, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the execution, delivery, and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Information Privacy and Security Laws or any contractual obligation of the Company and/or the Company Subsidiaries relating to Protected Information.

(e) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that are reasonable for the business and operations of the Company and the Company Subsidiaries and that in all material respects satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Material Contracts with all customers of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

(f) To the Company’s Knowledge, no Software included in any Company Product that was developed by the Company, any Company Subsidiary or any Person, containing any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines has resulted in (i) any Person accessing without authorization or disabling or erasing the Company Product, (ii) a significant adverse effect on the functionality of the Company Products or (iii) unauthorized acquisition of or access to Protected Information created, received, maintained or transmitted through those Company Products, except as would not reasonably be expected to be material to the conduct of the business of the Company and Company Subsidiaries, taken as a whole.

Section 4.16. Real Property; Assets.

(a) Neither the Company nor any Company Subsidiary owns or has within the past ten (10) years owned any real property, nor is either party to any agreement to purchase or sell any real property.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property, together with all amendments and modifications thereof (“Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease (the “Company Facilities”) or any material portion thereof, and (i) each Company Lease is valid, binding against the Company or the Company Subsidiary and in full force and effect, subject to the Enforceability Limitations, (ii) no uncured default (subject to applicable notice or cure periods) on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge,

the landlord thereunder exists with respect to any Company Lease, (iii) the Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases, free and clear of all Liens, other than Permitted Liens, and (v) neither the Company nor any Company Subsidiary is party to any agreement or subject to any claim that will require the payment of any real estate brokerage commissions after the date hereof, and no such commission is owed with respect to any of the Company Facilities. The Company has performed all of its obligations under any termination agreements pursuant to which they have terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing liability with respect to such terminated agreements.

(c) The Company has no information or knowledge that there are any Laws, ordinances or restrictions, or any change contemplated therein, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon any Company Facilities, including unperformed or deferred repairs, replacements or improvements, or any other facts, or conditions, which would reasonably be expected to have an adverse effect upon any Company Facilities or the operation thereof. Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company Facilities are good operating condition and repair, free from material structural, physical and mechanical defects, are maintained in a manner consistent with standards generally followed with respect to similar properties, and are structurally sufficient in all material respects and otherwise suitable for the conduct of the Company’s business, (ii) neither the operations of the Company nor any Company Subsidiary on the Company Facilities nor, to the Company’s Knowledge, such Company Facilities, violate any Law relating to such property or operations thereon or Lien encumbering such property.

(d) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received written notice of any pending or, to Company’s Knowledge, it is not aware of any threatened in writing condemnation or similar proceeding affecting any Company Facilities or any portion thereof.

Section 4.17. Material Contracts.

(a) Except for this Agreement, Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described in this Section 4.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof, other than Company Benefit Plans listed on Section 4.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 4.17(a), together with the IP Contracts (other than any IP Contract that is a Non-Scheduled License), whether or not set forth on Section 4.17 of the Company Disclosure Letter, being referred to herein as the “Material Contracts”):

(i) each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service related to Company Dry Electrode Technology or other line of business that is material to the Company, or that otherwise has the effect of restricting the Company, the Company Subsidiaries or affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of Company Dry Electrode Technology or any other Company Technology that is material to the business of the Company and its Subsidiaries, in each case, in any geographic area;

(ii) any joint venture, partnership, strategic alliance or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar Contract;

(iii) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $500,000;

(iv) any Contract to provide or disclose Source Code that is included in any Company Technology to any Person, including any Contract to put such Source Code in escrow with a third party on behalf or for the benefit of any Person other than the Company or any Company Subsidiary;

(v) other than in the ordinary course of business consistent with past practice (including ordinary course commitments to purchase goods, products and off-the-shelf Technology), each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary after the date hereof with consideration of more than $500,000;

(vi) any settlement or similar Contract (A) with a Governmental Entity or (B) restricting in any material respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time);

(vii) each Contract (x) containing any future obligation that cannot be cancelled without penalty with ninety-day notice or (y) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $1,000,000 in the twelve (12)-month period following the date hereof;

(viii) any Contract not otherwise described in any other subsection of this Section 4.17(a) that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000;

(ix) each Contract pursuant to which the Company or any Company Subsidiary has agreed to assume or guarantee any liability of any Person or of the Company and the Company Subsidiaries, other than customary indemnity and warranty obligations provided in the ordinary course of business and where the aggregate and total liability of the Company under such Contract does not exceed at any point in time twelve months’ worth of the revenue received by the Company under such Contract prior to such point in time (if any);

(x) each Contract, excluding any purchase orders that do not contain material terms and have not been superseded by the Contract to which such purchase order relates, that is a (1) Material Customer Agreement, (2) Material Supplier Agreement, or (3) Material Reseller Agreement;

(xi) except where the exercise of any such right or imposition of such limitation does not relate to Company Dry Electrode Technology and has not otherwise been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each Contract that grants any right of first refusal or right of first offer or that, other than with respect to non-exclusive licenses or other non-exclusive grants of rights to its products and services in, to or under Company Intellectual Property, limits the ability of the Company, any Company Subsidiary or any of its affiliates (including Parent or any of its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or assets;

(xii) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use or supply requirements that are material in any respect to the Company or its affiliates (including Parent or its affiliates after the Effective Time);

(xiii) each Company Government Contract (A) with a Material Customer or (B) that is otherwise material to the Company and its Subsidiaries, taken as a whole;

(xiv) each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 including, without limitation, the Existing Credit Agreement and the Convertible Notes Indenture;

(xv) each Contract involving derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and Non-Scheduled Licenses agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $500,000 or with a notional value in excess of $500,000;

(xvi) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, or family member;

(xvii) each Contract the performance of which requires any material commitment of research, development, engineering or manufacturing personnel or resources of the Company or any Company Subsidiary, which is not terminable at will by the Company upon 30 days or less prior notice;

(xviii) each Company Lease; and

(xix) any Contract not otherwise described in any other subsection of this Section 4.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and in every material respect complete copies of each Material Contract in effect as of the date hereof has been made available to Parent or publicly filed with the SEC prior to the date hereof. Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) Government Contracts.

(i) No Governmental Entity funding or facilities, or resources of a university, college, or other educational institution or research center, was used in the development of any Company Product or Company Intellectual Property and (ii) no Governmental Entity, university, college, or other educational institution or research center has any claim or right in or to any Company Intellectual Property Rights. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company, or Person engaged by the Company through a third party agency, who was involved in, or who contributed to, the authorship, invention, creation or development of any Company Product or Company Intellectual Property, performed services for any Governmental Entity, university, college or other educational institution or research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company, where such performance would limit Company’s ownership of or rights in the Company Intellectual Property Rights, in any material respect.

(d) Each Company Government Contract was legally awarded, and, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, no Company Government Contract or proposal for the award of a Company Government Contract is currently the subject of bid or award protest proceedings. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, neither any Governmental Entity nor any prime contractor or higher-tier subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, no material costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been deemed finally disallowed in writing by a Governmental Entity or, to the Company’s Knowledge, proposed for disallowance, and no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor, to the Company’s Knowledge, has any claim been made to withhold or set off any such material payment.

Section 4.18. Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (a) neither the Company nor any Company Subsidiary is, or has been since January 1, 2015, in violation of any Environmental Law, (b) neither the Company nor any Company Subsidiary has emitted, discharged, handled, stored, distributed, transported, released, disposed of, or arranged for the disposal of, any Hazardous Substance or Company Products containing Hazardous Substances, or exposed any employee or other Person to any Hazardous Substance, in each case so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws, (c) neither the Company nor any Company Subsidiary has assumed by operation of Law or entered into any agreement that requires it to defend, hold harmless or provide an indemnity with respect to liabilities of any other Person relating to or arising out of Environmental Laws or Hazardous Substances, (d) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (e) since January 1, 2015, the Company and the Company Subsidiaries have obtained and maintained all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened in writing, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary. The Company has delivered to Parent copies of all environmental permits, and all environmental reports, assessments, audits, and other non-privileged material records in the Company’s or its Subsidiaries’ possession or control.

Section 4.19. Customers; Suppliers; Resellers.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a list of the customers of the Company and the Company Subsidiaries that have a Contract with the Company or a Company Subsidiary pursuant to which the Company or any Company Subsidiary received revenue during the fiscal year ended December 31, 2018 in excess of $500,000 (each, a “Material Customer” and each such contract, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate existing Contracts with the Company or the Company Subsidiaries.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries (x) spent at least $1,500,000 during the fiscal year ended December 31, 2018 or (y) provide products or services (or components thereof) to the Company that are incorporated in or necessary to the manufacture, use, distribution, maintenance, or support of any aspect of the Company Dry Electrode Technology (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier to the Company or that such Material Supplier intends to terminate, or with respect to Company Dry Electrode Technology modify, existing Contracts with the Company or the Company Subsidiaries.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a list of any Person that acted as a reseller, distributer, referrer, sales agent or in another similar capacity for the Company or any Company Subsidiary, and with whom the Company and the Company Subsidiaries spent at least $1,500,000 during the fiscal year ended December 31, 2018 (each, a “Material Reseller” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue its relationship with the Company or that such Material Reseller intends to terminate existing Contracts with the Company or the Company Subsidiaries.

Section 4.20. Insurance. Except would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Form S-4 and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Form S-4 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.

Section 4.22. Opinion of Financial Advisor. The Company Board of Directors has received an opinion of Barclays Capital Inc. (“Barclays”) to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, limitations and other matters set forth therein, from a financial point of view, the Offer Consideration to be offered to the holders of Company Common Stock (other than holders of Cancelled Shares and Converted Shares), pursuant to this Agreement is fair to such holders.

Section 4.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s representations and warranties in Section 5.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.24. Related Party Transactions. Except as set forth in the Company SEC Documents, or any compensation or other employment arrangements entered into between the Company or any Company Subsidiary, on the one hand, and any director or officer thereof, on the other hand, in the ordinary course of business and set forth on Section 4.10(a) of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section  4.25. Product Warranties; Recalls. Neither the Company nor any Company Subsidiary has made any material express warranties or guarantees with respect to the products marketed and/or sold or services rendered by it, other than in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each product sold or delivered and each service rendered by the Company or any Company Subsidiary has been in conformity with all material contractual commitments applicable thereto and all applicable express and implied warranties. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, no products manufactured and/or sold by the Company or any Company Subsidiary have been the subject of any recall, and there are no pending voluntary recalls and no pending or, to the Knowledge of the Company, threatened claims seeking the recall, withdrawal, suspension, or seizure of any such products. All of the Company’s and the Company Subsidiaries’ products have materially complied, and, to the Company’s Knowledge, will continue to comply during the twelve (12) months after the date hereof, with material specifications and government safety standards applicable thereto, and have been substantially free from material deficiencies or defects.

Section 4.26. Finders and Brokers. Other than Barclays, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement, the Tender and Support Agreements, any of the Transactions contemplated by this Agreement, any of the any of the Transactions contemplated by the Tender and Support Agreements or upon consummation of the Offer and the Merger. A true and complete copy of the engagement letter with Barclays has been made available to Parent prior to the date hereof.

Section 4.27. Convertible Notes; Indebtedness. The aggregate outstanding principal amount of the Convertible Notes is $46,000,000. No event or circumstance has occurred that has resulted in an adjustment (other than an adjustment as a result of this Agreement or the transactions contemplated hereby) to the Conversion Rate (as defined in the Convertible Notes Indenture) from 157.5101 shares of Common Stock (as defined in the Convertible Notes Indenture) per $1,000 principal amount of Convertible Notes. The Convertible Notes Indenture has not been amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND PURCHASER

Except as disclosed in (x) Parent’s Annual Report filed on Form 10-K on February 23, 2018 or any other Parent SEC Documents filed or furnished by Parent with the SEC on or after February 23, 2018 and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Purchaser represent and warrant to the Company as set forth below.

Section 5.1. Qualification, Organization, etc. Each of Parent and Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Purchaser is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date hereof, a complete and accurate copy of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 5.2. Capitalization.

(a) The authorized capital stock of Parent consists of 2,000,000,000 shares of common stock, par value $0.001 per share (“Parent Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of December 31, 2019 (the “Parent Capitalization Date”): (i) (A) 172,602,628 shares of Parent Common Stock were issued and outstanding, (B) zero shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 31,207,854 shares of Parent Common Stock were outstanding, and (D) restricted stock unit awards granted under Parent Equity Plans covering 4,658,914 shares of Parent Common Stock were outstanding; (ii) 9,089,194 shares of Parent Common Stock were reserved for issuance pursuant to the Parent Equity Plans; and (iii) no shares of Parent Preferred Stock were issued and outstanding. From the Parent Capitalization Date through the date hereof, Parent has not issued any shares of Parent Common Stock (or any rights convertible into or exchangeable for shares of Parent Common Stock), except as would not be material to Parent. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 5.2(a), as of the Parent Capitalization Date: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 5.2(a) and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments for the issuance of, or that correspond to, capital stock to which Parent is a party obligating Parent to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Parent has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements, commitments or understandings to which Parent is a party with respect to the voting of the capital stock or other equity interests of Parent.

Section 5.3. Corporate Authority.

(a) Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Offer and the Merger. The execution and delivery of this Agreement and the Tender and Support Agreements and the consummation of the Transactions and the transactions contemplated by the Tender and Support Agreements have been duly and validly authorized by all necessary corporate action of Parent and Purchaser and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent or Purchaser are necessary to authorize the consummation of, and to consummate, the Transactions or the transactions contemplated by the Tender and Support Agreements, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Section 5.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the filing of the Offer Documents, the Schedule 14D-9 and the Form S-4 with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Form S-4, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Antitrust Laws and (vii) any applicable requirements of the NASDAQ, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Purchaser of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Purchaser of this Agreement do not, and, except as described in Section 5.4(a), the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any material Contract binding upon Parent or Purchaser or to which either of them is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or Purchaser, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of (A) the Parent Governing Documents or (B) the organizational documents of Purchaser or (iii) conflict with or violate any Laws applicable to Parent or Purchaser or any of their respective properties, rights or assets, other than in the case of clauses (i), (ii)(B) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5. SEC Reports and Financial Statements.

(a) Since January 1, 2018, Parent has filed or furnished all forms, statements, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, documents and reports, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (including amendments) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NASDAQ, and none of the Parent SEC Documents contained (or with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2018, Parent has not received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or as of the date hereof has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents when filed complied in all material respects with the applicable accounting requirements and complied as to form with the other published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments, to any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Parent is not a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent in the Parent’s published financial statements or any Parent SEC Documents.

Section 5.6. Internal Controls and Procedures. Parent has established and maintains, and at all times since the Lookback Date has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2015, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since the Lookback Date, neither Parent nor any Parent Subsidiary has received any material, unresolved, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 5.7. No Undisclosed Liabilities. Parent has no liabilities of any nature, whether or not accrued, contingent or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2018 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case in the ordinary course of business consistent with past practice since September 30, 2018 (other than any liability for any breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.8. Absence of Certain Changes or Events. From September 30, 2018 through the date hereof, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9. Compliance with Law.

(a) Parent is and has been since the Lookback Date in compliance with and are not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent or its properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is and since the Lookback Date has been in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent to own, lease and operate its properties and assets or to carry on their businesses as it is now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ.

Section 5.10. Litigation; Orders. There are no Proceedings pending or, to Parent’s Knowledge, threatened in writing against Parent or any of its officers, directors, employees, properties, rights or assets by or before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date. There are no orders, judgments or decrees of or settlement agreements with any Governmental Entity, that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions, including the Offer and the Merger, prior to the Outside Date.

Section 5.11. Information Supplied. The information relating to Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 14D-9 and the Form S-4 (and any amendment or supplement thereto) will not, on the date the Offer Documents and the Schedule 14D-9 are first mailed to the Company Stockholders or at the time the Form S-4 (and any amendment or supplement thereto) is filed with the SEC, is declared effective by the SEC, is first mailed to Company Stockholders or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 5.11, no representation or warranty is made by Parent or Purchaser with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Form S-4, which information or statements were not supplied by or on behalf of Parent or Purchaser.

Section 5.12. Valid Issuance. The Parent Common Stock to be issued to the Company Stockholders pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by such Company Stockholder) will be free of restrictions on transfer.

Section  5.13. Finders and Brokers. Neither Parent nor Purchaser has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon consummation of the Offer and the Merger.

Section 5.14. Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, and at all times for the past three (3) years through the date hereof, neither Parent or any Parent Subsidiary has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 5.15. No Purchaser Activity. Purchaser is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of effecting the Transactions. Since its date of formation, Purchaser has not engaged in any activities other than in connection with this Agreement and the Transactions.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 6.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (which, solely in the case of for clauses (iv), (v), (vi)(A)(z), and (xii) below, shall not be unreasonably withheld, conditioned or delayed), the Company (a) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (1) preserve intact its and their present business organizations, goodwill and ongoing businesses, (2) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (3) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations; and (b) except as (i) expressly required or permitted by this Agreement, (ii) required by applicable Law or (ii) set forth in Section 6.1(b) of the Company Disclosure Letter, shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(i) amend, modify, waive, rescind or otherwise change the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents, except as may be required by Law or the rules and regulations of the SEC or the NASDAQ;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration of its capital stock or other equity interests or securities;

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests or any rights, warrants or options to acquire any such shares of capital stock or other equity interests, except for any such transaction involving only wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, restricted stock, restricted stock units, performance-based or service-based equity awards, stock appreciation rights, stock-based performance units or equity-related awards whether payable in cash, stock or otherwise, or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any Company Equity Plan as in existence as of the date hereof (except as otherwise provided by the express terms of any Company Equity Award as in existence as of the date hereof), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options, the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, (B) the issuances of Company Common Stock pursuant to the terms of the Company ESPP in respect of the Current ESPP Offering Periods (C) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries; (D) the grant of Company Equity Awards in accordance with the terms set forth in Section 6.1(b)(iv)(D) of the Company Disclosure Letter or (E) as provided in clause (C) of subsection (xvii) of this Section 6.1(b);

(v) (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers, employees or consultants of the Company, Company Subsidiaries or their respective ERISA Affiliates, except as set forth in Section 6.1(b)(v)(A) of the Company Disclosure Letter; (B) grant to any directors, executive officers, employees or consultants of the Company, Company Subsidiaries or their respective ERISA Affiliates any severance or termination pay or increases thereof, except for the payment of severance required pursuant to the terms of the Company Severance and Change in Control Plan, which such amounts are set forth on Section 6.1(b)(v)(B) of the Company Disclosure Letter, or as required by applicable statutory Law outside of the United States; (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any directors, executive officers, employees or consultants of the Company, Company Subsidiaries or their respective ERISA Affiliates, except for bonuses, retention or incentive compensation pursuant to Contracts that are listed on Section 6.1(b)(v)(C) of the Company Disclosure Letter (all of which have been made available to Parent); (D) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan; (F) terminate the employment or service of any employee at the level of vice president or above or substantially dedicated to engineering or manufacturing activities, or any director or executive officer, of the Company, Company Subsidiaries or their respective ERISA Affiliates, other than for cause; (G) hire any new employees or consultants at the level of vice president or above, or directors or executive officers, of the Company, Company Subsidiaries or their respective ERISA Affiliates, other than to hire employees in order to replace any individual employed with the Company, Company Subsidiaries or their respective ERISA Affiliates as of the date hereof, whose employment terminates on or after the date hereof; (H) promote, demote, transfer, or change the title, job position, authority, responsibilities or pay grade of any directors, executive officers or employees or consultants of the Company,

Company Subsidiaries or their respective ERISA Affiliates; or (I) provide any funding for any rabbi trust or similar arrangement;

(vi) (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of (y) any equity interests in or assets of any Person or any business or division thereof or (z) any other assets over $500,000 individually or $1,000,000 in the aggregate, or (B) otherwise engage in any mergers, consolidations or business combinations, except for transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or acquisitions of supplies, inventory or equipment in the ordinary course of business consistent with past practice;

(vii) enter into any new line of business outside of its existing business;

(viii) take any actions or omit to take any actions that would or would be reasonably likely to (i) result in any of the conditions set forth in Article VIII not being satisfied, (ii) result in new or additional required approvals from any Governmental Entity in connection with the Transactions or (iii) materially delay or impair the ability of Parent, the Company or Merger Sub to consummate the Transactions in accordance with the terms of this Agreement or materially delay such consummation;

(ix) liquidate, dissolve, restructure, recapitalize or effect any other reorganization (including any reorganization or restructuring between or among any of the Company and/or any Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(x) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries or advances for reimbursable employee expenses, in each case, in the ordinary course of business;

(xi) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) for transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries and (C) in connection with any license of Company Intellectual Property incidental to the sale of Company Products in the ordinary course of business;

(xii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, or into any Contract that grants any license to any Person under any Company Technology or Company Intellectual Property or (B) (1) materially modify, materially amend, extend or terminate any Material Contract (or the intellectual property licensing provisions of any other Contract) or (2) waive, release or assign any rights or claims thereunder;

(xiii) make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiv) commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of claims, litigations, investigations or proceedings that are not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $1,500,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the Effective Time the Company and the Company Subsidiaries) and (C) does not provide for the license of any material Company Intellectual Property;

(xv) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi) amend or modify any Privacy Statement of the Company or any Company Subsidiary;

(xvii) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, (B) guarantees by the Company of Indebtedness of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company or any other Company Subsidiary, which Indebtedness is incurred in compliance with this clause (xix), (C) any amendment, supplement, restatement, or modification to the Existing Credit Agreement provided that such agreement remains terminable at the election of the Company, including any increase in the percentage of pledged shares pursuant to such Existing Credit Agreement, and (D) as may be required by the Convertible Senior Notes;

(xviii) enter into any transactions or Contracts with (A) any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC or (B) any Person who beneficially owns, directly or indirectly, more than five percent (5%) of the outstanding shares of Company Common Stock;

(xix) cancel the Company’s insurance policies or fail to pay the premiums on the Company’s insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain in the ordinary course the Company’s insurance policies;

(xx) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property, (B) modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder, (C) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business;

(xxi) convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxii) terminate or modify or waive in any material respect any right under any Company Permit;

(xxiii) otherwise grant to any Party any present, past or future license, covenant, waiver or other right under, or Lien in respect of, any Company Intellectual Property or Company Technology;

(xxiv) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxv) take any action that would result in an adjustment (other than an adjustment as a result of this Agreement or the transactions contemplated hereby) to the Conversion Rate (as defined in the Convertible Notes Indenture) from 157.5101 shares of Common Stock (as defined in the Convertible Notes Indenture) per $1,000 principal amount of Convertible Senior Notes; or

(xxvi) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 6.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, except as set forth in Section 6.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not directly or indirectly:

(a) amend the Parent Governing Documents in a manner that would be material and disproportionately adverse to the holders of Company Common Stock relative to the treatment of existing holders of Parent Common Stock, except as may be required by Law or the rules and regulations of the SEC or the NASDAQ;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (A) dividends and distributions paid or made in the ordinary course of business by the Parent Subsidiaries and (B) for transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(e) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock in a manner that would disproportionately affect a holder of Company Common Stock relative to a holder of Parent Common Stock, except for (i) any for any such transaction involving only wholly owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Offer Consideration and the Merger Consideration pursuant to Section 1.1(e) and Section 3.1(d), respectively, and for which the proper adjustment is made;

(d) adopt a plan of complete or partial liquidation or dissolution with respect to Parent; or

(e) agree or authorize, in writing or otherwise, to take any of the foregoing actions to the extent that such actions would be effective prior to the Effective Time.

Section 6.3. Solicitation by the Company.

(a) From and after the date hereof until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, the Company agrees that it and the Company Board of Directors (including any committee thereof) shall not, and the Company shall cause the Company’s controlled affiliates not to, and it shall not authorize or permit its and their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information relating to the Company or any Company Subsidiary in connection with an Acquisition Proposal, (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or commit or agree to take any such action, (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10) business days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) business day period (or, with respect to any material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five (5) business days prior to the then-scheduled expiration of the Offer, fail to take the actions referred to in this clause (v), with references to the applicable ten (10) business day period being replaced with three (3) business days), (vi) fail to include the Company Board Recommendation in the Schedule 14D-9, (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document relating to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.3) (a “Company Acquisition Agreement”) or (viii) commit or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii) and/or (viii) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi) or (vii)), a “Change of Recommendation”); provided, however, nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Representatives from stating to any Person that the Company is not currently permitted to participate in discussions with respect to an Acquisition Proposal). The Company and the Company Board of Directors (including any committee thereof) shall, and the Company shall cause the Company’s controlled affiliates to, and shall cause its and their respective Representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons (or provision of any nonpublic information to any persons) with respect to any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) business days following the date hereof), the Company shall (A) request in writing that each person (other than Parent) that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by any such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if the Company has not breached this Section 6.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.3. For purposes of this Section 6.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. For the avoidance of doubt, any violation of the restrictions set forth in this Section 6.3 by any of the Company’s controlled affiliates or any of their respective Representatives shall be a breach of this Section 6.3 by the Company. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, any notices required to be made to Parent pursuant to this Section 6.3 shall not, in and of themselves, be deemed to be a Change of Recommendation.

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company has not breached this Section 6.3 and receives, prior to the Acceptance Time, a bona fide written Acquisition Proposal, which the Company Board of Directors determines in good faith (i) after consultation with the Company’s outside legal counsel and financial advisors constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law, then the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal (and its Representatives), if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person or its Representatives, any non-public information furnished to such other person or its Representatives that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person and/or its Representatives with respect to such Acquisition Proposal (and its Representatives).

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of any receipt by any director or officer of the Company or by any of the Company’s controlled affiliates or its or their respective Representatives of any Acquisition Proposal or any proposals or inquiries that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or could reasonably be expected to make any Acquisition Proposal (or of becoming aware of any of its or their other affiliates having received any such Acquisition Proposal, proposal, inquiry or request). Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request (unless prohibited by the terms of an existing confidentiality agreement), and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, correspondence, proposals or offers, including proposed agreements received by the Company or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof (it being understood that the Company may withhold the identity of the person making the Acquisition Proposal if prohibited by the terms of an existing confidentiality agreement). Without limiting the Company’s other obligations under this Section 6.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and provide to Parent copies of all written materials received or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof (it being understood that the Company may withhold the identity of the person making the Acquisition Proposal if prohibited by the terms of an existing confidentiality agreement). Without limiting the Company’s other obligations under this Section 6.3, the Company shall promptly provide (and in any event within the earlier of (i) forty-eight (48) hours and (ii) one (1) business day) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). Unless this Agreement has been validly terminated pursuant to Section 9.1, the Company shall not take any action to exempt any person other than Parent or Purchaser from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3.

(d) Notwithstanding anything in this Section 6.3 to the contrary, but subject to Section 6.3(e), at any time prior to the Acceptance Time, if the Company has not breached this Section 6.3, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 6.3(a)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 9.1(g) in order to enter into a definitive agreement providing for an Acquisition Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors is a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 9.1(g). “Intervening Event” means any event, change or development first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall any of the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) changes in the market price or trading volume of the Company Common Stock, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof; (E) general changes or developments in any of the industries in which the Company or its Subsidiaries operate; (F) natural disasters or calamities; (G) any outbreak or escalation of armed hostilities, any acts of war or terrorism; (H) the announcement or pendency of this Agreement and the transactions contemplated hereby; or (I) any litigation brought by or on behalf of any current or former Company stockholder (in its capacity as such) arising from allegations of any breach of fiduciary duty relating to this Agreement, the Offer or the Merger or violation of securities Law related to the Offer Documents, the Schedule 14D-9 or any other document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Offer and the Merger.

(e) Prior to the Company taking any action permitted (i) under Section 6.3(d)(i), the Company shall provide Parent with five (5) business days’ prior written notice advising Parent it intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such five (5) business day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such five (5) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 6.3(d)(ii), the Company shall provide Parent with five (5) business days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such five (5) business day period, the Company shall cause its Representatives (including its executive officers) to be available to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such five (5) business day period the Company Board of Directors again makes the determination under Section 6.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 6.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall comply again with Section 6.3(e)(ii).

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided that any “stop, look and listen” statement, or any such similar statement, also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 6.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 6.3(d) and Section 6.3(e).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 9.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent all information (financial or otherwise) in existence concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 7.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from disclosure pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof that is still in effect, (ii) the disclosure of which would violate Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law) or (iii) the disclosure of which would violate or invalidate any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorney-client, attorney work product or other legal privilege; and provided, further, that such access and information shall be disclosed or granted, as applicable, to counsel for Parent to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form). Parent will use its commercially reasonable efforts to minimize to the extent reasonably practicable any unnecessary disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent and the Parent shall give prompt notice to the Company, as applicable, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Offer, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other Transactions, (ii) of any legal proceeding commenced or, to such Party’s knowledge, threatened against such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other Transaction, (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any such Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions and (iv) upon becoming aware of any Specified Employee communicating his or her intention to terminate, or providing notice of termination of, his or her employment with the Company, Company Subsidiaries, or their respective ERISA Affiliates; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies available hereunder to such Party.

Section 7.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Offer and the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Offer and the Merger, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.2, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within three (3) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (y) make an appropriate filing with Bundeskartellamt in the Federal Republic of Germany with respect to the Transactions as may be required and as promptly as practicable, and in any event within three (3) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties) and (z) make all other necessary filings as promptly as practicable after the date hereof and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under applicable Antitrust Laws as soon as practicable. Parent shall be responsible for paying all administrative filing fees due in connection with any filing, notification, or submission under the HSR Act and all other Antitrust Laws relating to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, none of Parent, Purchaser or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Purchaser or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 7.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2(b) as “Antitrust Counsel Only Material.”

(c) In connection with and without limiting the foregoing, the Company shall give any notices to third parties required under Contracts set forth in Section 7.2(c)(i) of the Company Disclosure Letter, and the Company shall use, and cause each of the Company Subsidiaries to use, its commercially reasonable efforts to obtain any contractual third party consents under Contracts set forth in Section 7.2(c)(i) of the Company Disclosure Letter that are necessary, proper or advisable to consummate the Transactions, including the Offer and the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents.

Section  7.3. Publicity. So long as this Agreement is in effect, neither the Company nor any of its Subsidiaries shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement without the prior written consent of Parent, unless the Company determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Offer, the Merger, the other Transactions or this Agreement, in which event the Company shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Parent to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (a) the Company shall not be required by this Section 7.3 to provide any such review or comment to the Parent in connection with the Company’s receipt (and the existence) of an Acquisition Proposal or a Change of Recommendation and matters directly related thereto and (b) the Company shall not be required by this Section 7.3 to provide any such review or comment to Parent to the extent that such release, announcement or disclosure relates to any dispute between the Parties relating to this Agreement; provided, further, that the Company and its Subsidiaries and Representatives may make statements that have been disclosed in previous press releases, public disclosures or public statements made by the Company in compliance with this Section 7.3.

Section 7.4. D&O Insurance and Indemnification.

(a) For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Subsidiary to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such persons in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Offer, the Merger or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred and fifty percent (250%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Acceptance Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any

Person, then, and, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 7.4. The rights and obligations under this Section 7.4 shall survive consummation of the Offer and the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 7.4, each of whom may enforce the provisions thereof.

Section 7.5. Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Offer, the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Offer, the Merger and the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Offer, the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Tender and Support Agreements).

Section 7.6. Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.7. Employee Matters.

(a) The Company shall terminate the Company’s 2005 Omnibus Equity Incentive Plan and 2013 Omnibus Equity Incentive Plan (together, the “Terminating Equity Plans”) with respect to future awards and any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (each, a “401(k) Plan”) effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In furtherance of the foregoing, the Company shall provide Parent with evidence reasonably satisfactory to Parent that the Terminating Equity Plans and such 401(k) Plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) business days prior to the day on which the Effective Time occurs; provided that prior to terminating the Terminating Equity Plans and the Company’s 401(k) Plans, the Company shall provide Parent with the form and substance of any applicable resolutions for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Prior to the 401(k) Termination Date, the Company shall take any and all actions with respect to the 401(k) Plans as Parent may reasonably request, including, without limitation, making any amendments to the 401(k) Plan(s) or any loan policy or other arrangements under the 401(k) Plan(s) to provide for and enable appropriate in-kind rollover of outstanding participant loans under the 401(k) Plans to Parent’s 401(k) plans.

(b) Nothing in this Agreement shall confer upon any employee of the Company or Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”) any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 7.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Purchaser or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

(c) Parent shall accept all immigration and visa obligations and liabilities with respect to any Continuing Employees. Such obligations may include filings, applications or permits with any Governmental Entity, including the United States Department of Labor, United States State Department, and the United States Customs and Immigration Service, and compliance with certain wage or compensation obligations required with respect to such filings, applications or permits. The Company agrees to provide Parent, no later than Closing, a list of the specific corporate entities responsible for processing or providing visas, applications for residency, U.S. work permits, and other governmental authorization to work in the United States to Continuing Employees, as well as a list of all Continuing Employees who are currently permitted to work for the Company pursuant to a visa and the specific type of visa each such Continuing Employee holds. The Company shall, and shall cause each Company Subsidiary, to assist Parent in obtaining the necessary information for Parent to comply with its obligations hereunder.

Section 7.8. Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.9. Stockholder Litigation. The Company shall provide Parent prompt notice of any litigation brought by any stockholder or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Offer, the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (it being understood that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its affiliates). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 7.9 and Section 6.1 or Section 7.2, the provisions of this Section 7.9 shall control.

Section  7.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 7.11. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 7.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.13. 14d-10 Matters. The Parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Company Benefit Plans (collectively, the “Arrangements”), to certain holders of Company Common Stock and holders of Company Equity Awards. The Compensation Committee of the Company Board of Directors (the “Company Compensation Committee”) (a) at a meeting to be held prior to the Acceptance Time, has duly adopted or will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (i) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (ii) the treatment of the Company Equity Awards, as applicable, in accordance with the terms set forth in this Agreement and (iii) the terms of Section 7.4 and Section 7.7 and (b) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company represents and warrants that each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

Section 7.14. Treatment of Convertible Notes and Other Outstanding Indebtedness.

(a) Within the time periods required by the terms of the Convertible Notes Indenture, the Company and the Company Subsidiaries shall take all actions required by the Convertible Notes Indenture to be performed by the Company or any of the Company Subsidiaries prior to the Effective Time as a result of the execution and delivery of this Agreement, the Merger, the Offer, and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time and the delivery to the trustee or the holders of any Convertible Senior Notes of any documents or instruments required to be delivered prior to the Effective Time to such trustee or the holders of any Convertible Senior Notes, in each case in connection with such transactions or as otherwise required pursuant to the Convertible Notes Indenture; provided that the Company shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to (i) execute and deliver (or cause to be executed and delivered, as applicable) at the Effective Time, (x) a supplemental indenture to the Convertible Notes Indenture pursuant to Sections 14.07(a) and 10.01(g) of the Convertible Notes Indenture and (y) an officer’s certificate, opinion of counsel and any other documentation required to be provided pursuant to the Convertible Notes Indenture in connection with such supplemental indenture, in each case, in form and substance reasonably acceptable to Parent and (ii) use its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute such supplemental indenture at the Effective Time.

(b) The Company and the Company Subsidiaries shall (i) obtain and deliver to Parent no later than five (5) business days prior to the Effective Time a draft of a customary payoff letter with respect to (x) the satisfaction and discharge of all of the Company’s and the Company Subsidiaries’ liabilities and obligations (other than contingent indemnification obligations and other obligations which survive termination pursuant to the terms thereof) under the Existing Credit Agreement and any documents related thereto (collectively, the “Credit Documents”), (y) the termination of the Credit Documents and (z) the release of all Liens granted by the Company and/or the Company Subsidiaries pursuant to or in connection with the Credit Documents, (ii) obtain and deliver to Parent no later than two (2) business days prior to the Effective Time an executed copy of such payoff letter, and (iii) take such actions that may be reasonably requested by Parent to ensure the release of all Liens granted by the Company and/or the Company Subsidiaries pursuant to or in connection with the Credit Documents upon the payment in full of all payoff amounts set forth in such payoff letter.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Purchase of Shares of Company Common Stock. Purchaser shall have accepted for payment all of the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated and the Offer, the Merger and the other Transactions may be abandoned, at any time before the Acceptance Time, as follows (with any termination by Parent also being an effective termination by Purchaser):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) (A) Parent and/or Purchaser shall have breached, failed to perform or violated in any material respect their respective covenants or agreements under this Agreement or (B) any of the representations and warranties of Parent or Purchaser set forth in this Agreement shall have become inaccurate, which inaccuracy (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would reasonably be expected to have a Parent Material Adverse Effect, and in each of clauses (A) and (B) such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Purchaser, as applicable, before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;

(c) by Parent, in the event that (i) neither Parent nor Purchaser is then in material breach of this Agreement and (ii) (A) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (B) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clauses (A) or (B) in a manner that would give rise to the right of Parent and Purchaser not to accept for payment and pay for any shares of Company Common Stock pursuant to clause (F)(1) or (F)(2) of Annex C (assuming the expiration of the Offer as of such time) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the business day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy;

(d) by either Parent or the Company (A) if the Offer shall have terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer pursuant to Section 1.1(f)(ii)) without Purchaser having accepted for payment any shares of Company Common Stock pursuant to the Offer; provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(A) shall not be available to Parent if Parent or Purchaser shall have failed to comply in any material respect with its obligations under Section 1.1(a) or Section 1.1(f)(ii) or (B) if the Acceptance Time has not occurred on or before the date that is five (5) months after the date hereof (the “Outside Date”); provided that, in the event that the Offer Date is a date later than February 22, 2019, then the Outside Date shall be automatically extended by the number of business days that equals the lesser of (x) six (6) and (y) the actual number of business days elapsed between February 22, 2019 and the Offer Date; provided further, that the right to terminate this Agreement pursuant to this Section 9.1(d)(B) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Acceptance Time to occur by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, if, prior to the Acceptance Time, (i) the Company’s Board of Directors shall have effected a Change of Recommendation or (ii) the Company has materially breached Section 6.3;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; or

(g) by the Company in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied with the terms of Section 6.3 (including Section 6.3(e)(ii) and the last sentence of Section 6.3(e)) and (ii) immediately prior to or substantially concurrently with (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b)(iii).

Section 9.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 9.2 and Section 10.3 through Section 10.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, “willful breach” shall mean an action taken or a failure to act that the breaching party intentionally takes (or fails to take) and has actual knowledge that such action or such failure to act would, or would reasonably be expected to, be or cause a material breach of this Agreement.

(b) Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 9.1(d), (B) after the date hereof and prior to the date of such termination, an Acquisition Proposal is made to the Company or the Company Stockholders or otherwise becomes publicly disclosed (whether by the Company or a third party) and is not withdrawn (and publicly withdrawn for any Acquisition Proposal that was publically disclosed) for at least three (3) business days prior to such termination, and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into, then, on the date that such Acquisition Proposal is consummated (even if such Acquisition Proposal is consummated after such twelve (12) month period), the Company shall pay to Parent a fee of $8,295,000 in cash (the “Termination Fee”). Solely for purposes of this Section 9.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii) If Parent terminates this Agreement pursuant to Section 9.1(e) within two (2) business days after such termination, the Company shall pay to Parent the Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 9.1(g), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(iv) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. Parent shall promptly provide wire transfer instructions in writing to the Company upon request (and in any event with sufficient time to allow the Company to pay or cause to be paid to Parent any Termination Fee payable hereunder within the time periods required by this Section 9.2(b)). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 9.2(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 9.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 9.2(c)) pursuant to this Section 9.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or willful breach (as defined in Section 9.2(a))

ARTICLE X

MISCELLANEOUS

Section 10.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Purchaser, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Purchaser or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section  10.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Purchaser, to:

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Attention: Brian Scelfo

Facsimile: (510) 795-1028

Attention: bscelfo@tesla.com

with a copy to:

Wilson Sonsini Goodrich & Rosati P.C.

One Market Plaza, Spear Tower, Suite 3300

San Francisco, California 94105

Email: mringler@wsgr.com

    dliu@wsgr.com

Facsimile: (415) 947-2011

Attention: Michael Ringler

         Derek Liu

if to the Company, to:

Maxwell Technologies, Inc.

3888 Calle Fortunada

San Diego, CA 92123

Email: ffink@Maxwell.com

Facsimile: (858) 503-3301

Attention: Dr. Franz J. Fink, CEO

with copies to:

DLA Piper LLP (US)

4365 Executive Drive Suite 1100

San Diego, California 92121-2133

Email: larry.nishnick@dlapiper.com

    david.clark@dlapiper.com

Facsimile: 858 638 5014

Attention: Larry W. Nishnick

         David M. Clark

Section 10.5. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available to Parent,” “delivered to Parent,” “provided to Parent” or similar phrases as used with reference to documents or other materials required to be delivered, provided or made available to Parent in this Agreement shall mean (unless context clearly indicates otherwise) that the subject documents were posted to the virtual data room at least one (1) business day prior to the date of this Agreement or were contained in, attached to or referenced by the Company SEC Documents. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6. Counterparts. This Agreement may be executed manually or by facsimile or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in ..PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section  10.7. Entire Agreement; Third-party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Parent and Purchaser shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 10.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer and the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 10.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the

State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.9(b) in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section  10.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article IX, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 10.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 10.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 10.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TESLA, INC.

By	/s/ Deepak Ahuja
Name: Deepak Ahuja
Title: Chief Financial Officer

CAMBRIA ACQUISITION CORP.

By	/s/ Brian Scelfo
Name: Brian Scelfo
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MAXWELL TECHNOLOGIES, INC.

By	/s/ Franz J. Fink
Name: Dr. Franz J. Fink
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a person (as defined in Section 6.3) (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Anti-Corruption Law” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, U.S. Travel Act, United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable United States or non-U.S. anti-corruption, anti-bribery, or money laundering laws or regulations.

“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

“business days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the amended and restated bylaws of the Company as in effect on the date hereof.

“Company Dry Electrode Technology” means all Company Technology related to or necessary for the development and manufacture of dry electrode technology.

“Company Certificate” means the Composite Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Equity Awards” means the Company Options and the Company RSUs.

“Company Equity Plans” means the Company’s 2005 Omnibus Equity Incentive Plan, 2013 Omnibus Equity Incentive Plan, and each stand-alone award agreement set forth on Section A-1 of the Company Disclosure Letter.

“Company ESPP” means the Company’s 2004 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Government Contract” means a Contract between the Company or a Company Subsidiary and any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such Contract.

“Company Intellectual Property” means all Company Intellectual Property Rights and Company Technology.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by (or claimed to be owned by), filed in the name of the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which the Company and the Company Subsidiaries operate, (c) any changes in general political conditions, including any prolonged federal government furlough, shutdown or lack of funding, (d) any changes after the date hereof in GAAP or the interpretation thereof, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of Parent, departures of officers or employees, changes in relationships with suppliers or customers or other business relations resulting from the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on the Company or any Company Subsidiary relative to other companies operating in the industry or industries in which the Company and the Company Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan.

“Company Product” means any product and service that is marketed, offered, sold, licensed, supported, provided or distributed by the Company or any Company Subsidiary.

“Company RSU” means each restricted stock unit award granted under any Company Equity Plan, whether vesting thereof is based on service, performance, stock performance or other conditions.

“Company Severance and Change in Control Plan” means the Maxwell Technologies, Inc. Severance and Change in Control Plan, effective November 4, 2015, as amended January 15, 2016.

“Company Subsidiaries” mean the Subsidiaries of the Company.

“Company Dry Electrode Technology” means all Company Technology related to or necessary for the development and manufacture of dry electrode technology.

“Company Technology” means all Technology owned by (or claimed to be owned by) the Company or any Company Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 14, 2018, between Parent and the Company, as may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Convertible Notes Indenture” means the Indenture, dated as of September 25, 2017, between Company and Wilmington Trust, National Association, a national banking association, currently in effect as of the date hereof.

“Convertible Senior Notes” means the 5.50% Convertible Senior Notes of the Company due 2022 issued pursuant to the Convertible Notes Indenture.

“Copyright” means copyrights (whether or not registered in any jurisdiction) and applications for registration of copyright and similar or equivalent rights in works of authorship, including mask work rights, arising anywhere in the world.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of

Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; compliance with any recycling, product take-back or product content requirements; or the health and safety of persons or property, including protection of the health and safety of employees, in each case, concerning the actual or alleged exposure to Hazardous Substances or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Amended and Restated Loan Agreement, dated as of May 8, 2018, by and between the Company and East West Bank, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Former Service Provider Award” means each Company Equity Award that (i) is outstanding, unexercised, and unexpired as of immediately prior to the Effective Time, (ii) either is vested as of immediately prior to the Effective Time or by its terms accelerates vesting as a result of the Transactions, and (iii) is held by a former service provider of the Company or Company Subsidiary as of immediately prior to the Effective Time. For the avoidance of doubt, in order to qualify as a Former Service Provider Award, a Company Equity Award must satisfy each of (i) through (iii) of the preceding sentence.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, and (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital lease obligations and all synthetic lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions, (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business), and (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Information Privacy and Security Laws” means any applicable Law issued by a Governmental Entity, all binding guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines (including PCI DSS) that the Company or a Company Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, processing, transfer, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) Patents and Patent Applications, (b) Trademarks, (c) Copyrights, (d) any other intellectual property rights in Software and any associated documentation, (e) trade secrets and other intellectual property rights in confidential and proprietary information (including rights in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data) and (f) rights of attribution and integrity and other moral rights of an author.

“Knowledge” or “knowledge” means, as the case may be, the actual knowledge of (a) any of the individuals identified on Section A-1 of the Parent Disclosure Letter, with respect to Parent or Purchaser, or (b) any of the individuals identified on Section A-2 of the Company Disclosure Letter, with respect to the Company.

“Law” means any law (including common law), treaty, statute, requirement, code, rule, regulation, order, ordinance, judgment or decree of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other grant of right or attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“NASDAQ” means the Nasdaq Stock Market.

“Non-Scheduled Licenses” means: (a) Contracts with customers and potential customers for the evaluation, sale, license, support or service of Company Products in the ordinary course of business consistent with past practice (other than Material Customer Agreements or Material Reseller Agreements), where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the customer’s use of the Company Products, (b) standard form Contracts granting the Company or a Company Subsidiary non-exclusive rights to use Technology made generally available on standard terms and conditions (including Technology offered on a SaaS, PaaS, or IaaS or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware purchased by the Company or any Company Subsidiary), (c) Open Source Licenses, (d) confidentiality agreements not containing any express license under any Company Intellectual Property, (e) Contracts with consultants, contractors or vendors where the only licenses or other rights granted by the Company or its Subsidiaries are non-exclusive rights granted in connection with the counterparty’s provision of products or services to the Company or its Subsidiaries, (f) Contracts between the Company and any Company Subsidiary or between Company Subsidiaries , and (g) intellectual property assignment and confidentiality agreements with employees, contractors and consultants substantially in the form of agreement made available to Parent or entered into in the ordinary course of business consistent with past practice.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software or database licensed thereunder, that other Software or database incorporated into, derived from or distributed with, such Software or database (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Offer Date” means the date on which Parent commences (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur: (a) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (b) any changes in general conditions in any industry or industries in which Parent and the Parent Subsidiaries operate, (c) any changes in general political conditions, including any prolonged federal government furlough, shutdown or lack of funding, (d) any changes after the date hereof in GAAP or the interpretation thereof, (e) any changes after the date hereof in applicable Law or the interpretation thereof, (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account), (g) any changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, (h) the execution and delivery of this Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, the identity of the Company, departures of officers or employees, changes in relationships with suppliers or customers or other business relations in each case only to the extent resulting from the execution and delivery of this

Agreement or the consummation of the Transactions, or the public announcement of this Agreement or the Transactions (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or to address the consequences of litigation), and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or any action expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse impact on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries in which Parent and the Parent Subsidiaries operate, then the incremental disproportionate adverse impact of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighed average of the daily volume weighted average of the trading price of one (1) share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) for the five (5) consecutive trading days ending on and including the second trading day immediately preceding the Acceptance Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Patent” means any domestic or foreign patent, utility model, design patent and other statutory invention registration, including reissues, divisions, divisionals, continuations, continuations-in-part, renewals, extensions, substitutions, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Patent Application” means any application or filing for a Patent, including, provisional patent applications and regular patent applications, and claims of priority for any patent or similar rights under any treaty or convention, anywhere in the world.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien for amounts not yet due and arising in the ordinary course of business consistent with past practice, (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof, (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements, (v) which is imposed on the underlying fee interest in real property subject to a real property lease and is not violated by the current use or occupancy of such real property or the operation of the business of the Company or any Company Subsidiary and (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified person, or any information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Information Privacy and Security Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ publicly posted privacy policies (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Personal Data.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, and (c) proprietary information, confidential intellectual property or confidential information.

“Registered Intellectual Property” means any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Entity (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark, registered Copyright, or any application for the registration or issuance of any of the foregoing.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form.

“Source Code” means computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code comprising such Software, in each case, which may be printed out or displayed in human readable form.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to one-hundred percent (100%) and zero percent (0%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.3)), provided that in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Company Board of Directors shall not be entitled to take into account the difference, in and of itself, of the form of consideration between Parent Common Stock and any cash offered in any such Acquisition Proposal, but may take into account the difference in value between Parent Common Stock and any cash offered in any such Acquisition Proposal).

“Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Technology” means all tangible or intangible embodiments of Intellectual Property Rights, including, to the extent subject to Intellectual Property Rights, (i) Software, (ii) data, documentation, databases, compilations, and other collections of data (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship (whether or not copyrightable), models, know-how, and inventions (whether or not patentable) in whatever form and on whatever medium, and (iv) hardware, computers, servers, phones, electronic tablets, components, interfaces, systems and any other electronic devices capable of storing, processing and/or transmitting electronic data.

“Trademark” means any trademark, service marks trade dress, logo, trade name, corporate name, Internet property (including any uniform resource locator, website address, corporate name and domain name), social media handle and other brand, product, or service identifier, and other indicia of source or origin, and including all common law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Warrants” means certain warrants to purchase shares of Parent Common Stock issued by Parent in March 2013 with a strike price of $90.40 per share of Parent Common Stock.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 7.7(c)
Acceptance Time	Section 1.1(f)
Adjusted RSU	Section 3.3(d)
Agreement	Annex C, Preamble
Arrangements	Section 7.13
Base Amount	Section 7.4(c)
Book-Entry Shares	Section 3.2(b)(ii)
Cancelled Shares	Section 3.1(b)
Certificate of Merger	Section 2.3
Certificates	Section 3.2(b)(i)
Change of Recommendation	Section 6.3(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Annex C, Preamble
Company Acquisition Agreement	Section 6.3(a)
Company Benefit Plan	Section 4.10(a)

Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 4.2(a)
Company Common Stock	Recitals
Company Compensation Committee	Section 7.13
Company Disclosure Letter	Article IV
Company Leases	Section 4.16
Company Permits	Section 4.9(b)
Company Preferred Stock	Section 4.2(a)
Company Registered Intellectual Property	Section 4.14(a)
Company SEC Documents	Section 4.5(a)
Company Stockholders	Recitals
Continuing Employees	Section 7.7(b)
Converted Shares	Section 3.1(b)
Current ESPP Offering Periods	Section 3.3(e)
DGCL	Recitals
DOJ	Section 7.2(b)
Effective Time	Section 2.3
Enforceability Limitations	Section 4.3(c)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Form S-4	Section 1.1(g)(ii)
Fractional Share Consideration	Section 3.1(a)
FTC	Section 7.2(b)
GAAP	Section 4.5(b)
Goldman Sachs	Section 4.22
ICT Infrastructure	36
Indemnified Parties	Section 7.4(a)
Intervening Event	Section 6.3(d)
IP Contracts	Section 4.14(h)
Material Contract	Section 4.17(a)
Material Customer	Section 4.19(a)
Material Customer Agreement	Section 4.19(a)
Material Reseller	Section 4.19(c)
Material Reseller Agreement	Section 4.19(c)Section 4.19(a)
Material Supplier	Section 4.19(a)
Material Supplier Agreement	Section 4.19(a)
Merger	Recitals
Merger Consideration	Section 3.1(a)
Minimum Condition	Section 1.1(a)(i)
OFAC	Section 4.9(e)
Offer	Recitals
Offer Documents	Section 1.1(g)(i)(A)
Offer to Purchase	Section 1.1(a)
Outside Date	Section 9.1(d)
Parent	Annex C, Preamble
Parent Capitalization Date	Section 5.2(a)
Parent Disclosure Letter	Article V
Parent Governing Documents	Section 5.1
Parent Preferred Stock	Section 5.2(a)
Parent SEC Documents	Section 5.5(a)
Parties	Preamble

Party	Preamble
PTO	33
Purchaser	Annex C, Preamble
Purchaser Shares	Section 3.1(c)
Restricted Parties	Section 4.9(g)
Sarbanes-Oxley Act	Section 4.5(a)
Schedule 14D-9	Section 1.2(b)
Schedule TO	Section 1.1(g)(i)(A)
Standards Body Agreements	36
Surviving Company	Section 2.1
Surviving Company Stock	Section 3.1(b)
Tender and Support Agreement	Recitals
Termination Fee	Section 9.2(b)(i)
Transactions	Recitals
willful breach	Section 9.2(a)

Annex B

Form of Tender and Support Agreement

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 3, 2019, is entered into by and among Tesla, Inc., a Delaware corporation (“Parent”), Cambria Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of the number of (i) shares of common stock (the “Company Common Stock”), (ii) Company Options and (iii) Company RSUs, in each case set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock, Company Options and Company RSUs set forth on Schedule A next to such Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by such Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Common Stock acquired or otherwise beneficially owned by such Stockholder upon the exercise of Company Options or vesting and settlement of Company RSUs after the date hereof (collectively “After-Acquired Shares”), but excluding for the avoidance of doubt any shares of Company Common Stock upon a Permitted Transfer (as defined below) of such shares, being referred to herein as such Stockholder’s “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Purchaser and Maxwell Technologies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Purchaser to commence the Offer and (ii) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving entity of the merger (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Purchaser to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to such Stockholder’s Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1.    Agreement to Tender. Subject to the terms of this Agreement, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2, each Stockholder agrees to validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares (other than (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest or pursuant to which the underlying shares otherwise are not issued to the Stockholder during the term of this Agreement) pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (as defined below) except for Permitted Encumbrances (as defined below). Without limiting the generality of the foregoing, as promptly as practicable, but in no event later than five

(5) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer, each Stockholder shall validly and irrevocably tender or cause to be validly and irrevocably tendered in the Offer all of such Stockholder’s Subject Shares free and clear of all Encumbrances except for Permitted Encumbrances, including by delivering pursuant to the terms of the Offer (a) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (b) a certificate representing all such Subject Shares that are certificated or, in the case of a book-entry share of any uncertificated Subject Shares, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) and (c) all other documents or instruments reasonably required to be delivered by other Company stockholders pursuant to the terms of the Offer (it being understood that this sentence shall not apply to (x) Company Options that are not exercised during the term of this Agreement and (y) Company RSUs that do not vest or pursuant to which the underlying shares otherwise are not issued to the Stockholder during the term of this Agreement). Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw such Subject Shares from the Offer, unless and until this Agreement shall have been validly terminated in accordance with Section 5.2. In the event this Agreement has been validly terminated in accordance with Section 5.2, Purchaser shall, and Parent shall cause Purchaser to, promptly return to the Stockholder all Subject Shares such Stockholder tendered in the Offer. At all times commencing with the date hereof and continuing until the valid termination of this Agreement in accordance with its terms, each Stockholder shall not tender any of such Stockholder’s Subject Shares into any tender or exchange offer commenced by a Person other than Parent, Purchaser or any other Subsidiary of Parent.

1.2.    Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, for so long as this Agreement has not been validly terminated in accordance with its terms, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case, to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (B) result in any of the conditions set forth in Article VIII or Annex C of the Merger Agreement not being satisfied on or before the Outside Date; (ii) against any change in the members of the Company Board of Directors that is not recommended by the Company Board of Directors; and (iii) against any Acquisition Proposal. Subject to the proxy granted under Section 1.3 below, each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those expressly set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s stockholders generally. For the avoidance of doubt, the foregoing commitments in Sections 1.1 and 1.2 apply to any Subject Shares held by any trust, limited partnership or other entity directly or indirectly holding Subject Shares over which the applicable Stockholder exercises direct or indirect voting control.

1.3.    Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, for so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholders’ voting rights with respect to all such Stockholders’ Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote, and to execute written consents with respect to, all such Stockholders’ Subject Shares solely on the matters described in Section 1.1, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with its terms. Parent may terminate this proxy with respect to a Stockholder at any time in its sole discretion by written notice provided to such Stockholder. Parent may not exercise this irrevocable proxy on any matter except as provided in Section 1.2 and, in any case, only in the event that Stockholder fails to vote the Subject Shares in accordance with Section 1.2. Stockholder may vote the Subject Shares on all other matters.

1.4.    No Obligation to Exercise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate any Stockholder to exercise any Company Option or any other right to acquire any shares of Company Common Stock or require Stockholder to purchase any shares of Company Common Stock, and nothing herein shall prohibit Stockholder from exercising any Company Option held by such Stockholder as of the date of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to Parent and Purchaser, as to such Stockholder with respect to his, her or its own account and with respect to its Subject Shares, on a several basis, that:

2.1.    Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations. If such Stockholder is married, and any of such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

2.2.    Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or any of such Stockholder’s Subject Shares may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (or if applicable, such Stockholder’s spouse) (other than one created by Parent or Purchaser) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which any of such Stockholder’s Subject Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.3.    Ownership of Subject Shares; Total Shares. Such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of Schedule A, all options, warrants, restricted stock units and other similar securities are included even if not exercisable within 60 days of the date hereof) of all of such Stockholder’s Subject Shares and has good and marketable title to all of such Stockholder’s Subject Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Governing Documents, and (iv) any applicable Company Equity Plan or agreements evidencing grants thereunder ((i) through (iv), collectively, “Permitted Encumbrances”). The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, Company Options, Company RSUs and any other securities of the Company beneficially owned by such Stockholder as of the date hereof.

2.4.    Voting Power. Except for the rights granted by such Stockholder to Parent as set forth in this Agreement, such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares (to the extent such Subject Shares have voting rights), and full power of disposition with respect to such Subject Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or Encumbrance with respect to the voting of such Subject Shares, except as expressly provided herein (including the Permitted Encumbrances).

2.5.    Reliance. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6.    Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any of such Stockholder’s Subject Shares) before or by any Governmental Entity that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to each Stockholder that:

3.1.    Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

3.2.    Authority for this Agreement. Each of Parent and Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser have been duly and validly authorized by all necessary entity action on the part of each of Parent and Purchaser, and no other entity proceedings on the part of Parent and Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder, from and after the date hereof, hereby covenants and agrees that until the termination of this Agreement:

4.1.    No Transfer; No Inconsistent Arrangements.

(a)    Such Stockholder shall not, directly or indirectly, take any action that would have the effect of preventing, materially delaying or materially impairing such Stockholder from performing any of its obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

(b)    Except as provided hereunder (which, for clarity, includes the tendering of such Stockholder’s Subject Shares into the Offer in accordance with the terms of this Agreement and the Merger Agreement), such Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than Permitted Encumbrances, on any of such Stockholder’s Subject Shares, (ii) transfer, sell, assign, gift, hedge, distribute, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer other than the Offer and, including, for the avoidance of doubt, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any legal or beneficial interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares or (v) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, any Stockholder may Transfer such Stockholder’s Subject Shares in connection with any Transfer not involving or relating to any Acquisition Proposal, to (i) if an entity, any wholly-owned Subsidiary or affiliate of such Stockholder or (ii) if a natural person, (A) immediate family members or a trust established for the benefit of such Stockholder and/or for the benefit of one or more members of such Stockholder’s immediate family, (B) charitable organizations or (C) upon the death of such Stockholder, (any such Transfer and any Transfer as Parent may agree pursuant to Section 4.1(d) below, a “Permitted Transfer”), provided, that a Transfer described in this sentence shall be a Permitted Transfer only if (x) all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct upon such Transfer and (y) the transferee of such Subject Shares, prior to the date of such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Subject Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement as a “Stockholder” for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, subject to applicable Law, take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with its terms.

(c)    Such Stockholder agrees that it shall not, and shall cause each of its controlled affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by this Agreement or the Merger Agreement.

(d)    Notwithstanding Section 4.1(b), such Stockholder may make Transfers of such Stockholder’s Subject Shares as Parent may agree in writing in its sole discretion.

4.2.    No Exercise of Appraisal Rights. Such Stockholder forever and irrevocably waives and agrees not to exercise any appraisal rights or dissenters’ rights pursuant to Section 262 of the DGCL or otherwise in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

4.3.    Documentation and Information. Such Stockholder shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Such Stockholder consents to and hereby authorizes Parent and Purchaser to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent or Purchaser reasonably determines to be necessary or advisable in connection with the Offer, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and such Stockholder acknowledges that Parent and Purchaser may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange. Such Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.4.    Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Stockholder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.5.    Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Purchaser, the Company, any of their respective affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Offer or the closing of the Merger) or (b) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.6.    No Solicitation. Unless and until this Agreement shall have been validly terminated in accordance with Section 5.2 , each Stockholder shall not, and shall cause its controlled affiliates not to, and shall not authorize or permit its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitute or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information regarding the Company or its Subsidiaries in connection with an actual or potential Acquisition Proposal, (iii) encourage or recommend any other holder of Company Common Stock to not tender shares of Company Common Stock into the Offer, (v) adopt, approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, support agreement or similar document, agreement, commitment or agreement in principle relating to or facilitating an Acquisition Proposal or (vi) agree to do any of the foregoing. Each Stockholder shall, and shall cause its controlled affiliates to, and shall direct its Representatives to, immediately cease any and all existing solicitation, discussions or negotiations with any Person or groups (other than Parent, its Subsidiaries, and their respective Representatives acting on their behalf) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. For purposes of this Section 4.6, Acquisition Proposal shall have the meaning ascribed to such term in the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by facsimile transmission or electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address, facsimile number or email address set forth (i) if to Parent or Purchaser, to the address, facsimile number or email address set forth in Section 10.4 of the Merger Agreement and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2.    Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, or (c) the mutual written consent of Parent and such Stockholder. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party from liability for fraud or any willful breach (as defined in the Merger Agreement) of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4.    Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger are consummated.

5.5.    Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent and Purchaser, in the case of an assignment by a Stockholder and (b) the Stockholders, in the case of an assignment by Parent or Purchaser; provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

5.6.    Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Purchaser, and the exercise by Parent or Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7.    Jurisdiction; Waiver of Jury Trial.

(a)    Each Stockholder hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Stockholder hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Stockholder agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Stockholder irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.7(a) in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of Parent or Purchaser to serve process in any other manner permitted by applicable Law.

(b)    EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF PARENT OR PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(b).

5.8.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

5.9.    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

5.12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

5.13.    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The words “it” or “its” shall refer to a natural person or any entity stockholder, as applicable. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

5.14.    Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments reasonably requested by Parent acting in good faith and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, as reasonably requested by Parent acting in good faith, to perform its obligations under this Agreement.

5.15.    Capacity as Stockholder. Each Stockholder signs this Agreement in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.16.    Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

5.17.    No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed and delivered by all parties thereto and (ii) this Agreement is executed by all parties hereto.

[Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause.

TESLA, INC.

By:	/s/ Deepak Ahuja
Name: Deepak Ahuja Title: Chief Financial Officer

CAMBRIA ACQUISITION CORP.

By:	/s/ Brian Scelfo
Name: Brian Scelfo
Title: President

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER I2BF ENERGY LIMITED

By:	/s/ Ilya Golubovich
Name: Ilya Golubovich
Title: Director

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Richard Bergman
Name: Richard Bergman

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Steven Bilodeau
Name: Steven Bilodeau

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Jörg Buchheim
Name: Jörg Buchheim

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Franz Fink
Name: Franz Fink

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Burkhard Göschel
Name: Burkhard Göschel

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Ilya Golubovich
Name: Ilya Golubovich

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s /John Mutch
Name: John Mutch

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ David Lyle
Name: David Lyle

[Signature Page to Tender and Support Agreement]

The parties are executing this Agreement on the date set forth in the introductory clause.

STOCKHOLDER

By:	/s/ Emily Lough
Name: Emily Lough

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Stockholder	Number of Shares of Common Stock	Number of Shares of Common Stock Subject to Company Options	Number of Shares of Common Stock Subject to Company RSUs
I2BF Energy Limited	1,390,204	10,000	64,708
Richard Bergman	27,995	10,000	50,206
Steven Bilodeau	16,569	10,000	19,785
Jörg Buchheim	534,870	98,167	921,001
Franz Fink	1,047,713	10,000	19,785
Burkhard Göschel	204,150	10,000	59,972
Ilya Golubovich	61,500	10,000	19,785
John Mutch	15,370	33,546	376,479
David Lyle	166,500	4,750	121,644
Emily Lough	11,674	14,136	184,578

[Schedule A to Tender and Support Agreement]

Annex C

Conditions to the Offer

Notwithstanding any other provisions of the Agreement (as defined below) or the Offer, and in addition to (and not in limitation of) Parent’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger, dated as of February 3, 2019 (the “Agreement”) by and among Telsa, Inc., a Delaware corporation (“Parent”), Cambria Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Purchaser”), and Maxwell Technologies, Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex C shall have the respective meanings ascribed thereto in the Agreement), and applicable Law, and in addition to (and not in limitation of) the obligations and rights of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A) the Minimum Condition shall not have been satisfied;

(B) (i) any waiting period (and extensions thereof) applicable to the Transactions under the HSR Act shall not have expired or been terminated or (ii) any other required approvals, consents or clearances under any Antitrust Laws shall not have been obtained or otherwise any applicable waiting period shall not have expired or been terminated;

(C) any Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer or (ii) issued or granted any orders or injunctions (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the expiration of the Offer, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(D) the Form S-4 shall not have become effective under the Securities Act or shall be the subject of any stop order or proceeding seeking a stop order;

(E) the shares of Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NASDAQ, subject to official notice of issuance (provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 7.12); or

(F) any of the following exist or shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) (A) the representations and warranties of the Company set forth in Section 4.1(a), Section 4.1(a), Section 4.1(c), Section 4.3, Section 4.22, Section 4.23 or Section 4.26 shall not be true and correct in all material respects as of the date hereof or shall not be true and correct in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.2(c), Section 4.2(d) or Section 4.2(e) shall not be true and correct other than for de minimis inaccuracies as of the date hereof or shall not be true and correct other than for de minimis inaccuracies as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 4.8(a) shall not be true and correct in all respects as of the date hereof or shall not be true and correct in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer; or (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall not be true and correct as of the date hereof or shall not be true and correct as of the expiration of the Offer as though made on and as of the expiration of the Offer (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(2) the Company shall not have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the expiration of the Offer;

(3) a Company Material Adverse Effect shall have occurred since the date of the Agreement and be continuing;

(4) Parent and Purchaser shall have failed to receive from the Company a certificate, dated the date of the expiration of the Offer and signed by its chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in clauses (1), (2) and (3) immediately above have been satisfied or validly waived; or

(5) the Agreement shall have been terminated in accordance with its terms.

Except as expressly set forth in the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex B

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

February 3, 2019

Board of Directors

Maxwell Technologies, Inc.

3888 Calle Fortunada

San Diego, CA 92123

Members of the Board of Directors:

We understand that Maxwell Technologies, Inc., a Delaware corporation (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Tesla, Inc., a Delaware corporation (“Parent”) pursuant to which a wholly owned subsidiary of Parent, Cambria Acquisition Corp., a Delaware corporation (“Purchaser”) shall commence an exchange offer (the “Offer”), subject to certain conditions specified in the Agreement (as hereinafter defined), to acquire each issued and outstanding share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) for a fractional share of Parent common stock (“Parent Common Stock”) equal to: (i) the quotient obtained by dividing $4.75 by the Parent Trading Price (as defined in the Agreement), rounded to four (4) decimal places, if the Parent Trading Price is greater than $245.90 (the “Floor Price”); and (ii) 0.0193 of a share of Parent Common Stock, if the Parent Trading Price is equal to or less than the Floor Price (collectively, the “Offer Consideration”). We further understand that, following consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and that at the Effective Time (as defined in the Agreement) of the Merger, each share of Company Common Stock (other than Cancelled Shares and Converted Shares (each, as defined in the Agreement)) issued and outstanding as of immediately prior to the Effective Time, will be converted into the right to receive the Offer Consideration. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among the Company, Parent and Purchaser (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to holders of Company Common Stock of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of the Company in the Proposed Transaction. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of February 3, 2019 and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its Annual Report on Form 10-K for the fiscal years ended December 31, 2016 and December 31, 2017 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the

Company’s common stock from January 31, 2016 to January 31, 2019; (5) a comparison of the historical financial results and present financial condition of the Company and certain multiples of financial metrics based on the financial metrics of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (7) the results of our efforts to solicit indications of interest from third parties with respect to a sale of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the: (i) prices at which shares of Company Common Stock would trade following the announcement of the Proposed Transaction or (ii) prices at which Parent Common Stock would trade following the announcement or consummation of the Proposed Transaction, including whether the price of the Parent Common Stock will trade at a level at or below the Floor Price or any adjustment to the Offer Consideration resulting therefrom. Our opinion should not be viewed as providing any assurance that the market value of the shares of Parent Common Stock to be held by the stockholders of the Company after the consummation of the Proposed Transaction will be in excess of the market value of Company Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of management of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Offer Consideration to be offered to the holders of Company Common Stock (other than holders of Cancelled Shares and Converted Shares (each, as defined in the Agreement)) pursuant to the Agreement is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) acted as bookrunner in connection with Parent’s offering of $1.0 billion convertible notes in March 2017; (ii) acted as an underwriter in connection with Parent’s $402.5 million follow-on offering in March 2017; (iii) acted as financial advisor in connection with the Company’s Defense Advisory Settlement entered into in April 2017; (iv) acted as joint bookrunner in connection with Parent’s inaugural high yield offering of $1.80 billion senior notes due 2025 in August 2017; (v) acted as an underwriter in connection with the Company’s $46.0 million senior unsecured convertible notes offering in October 2017; (vi) acted as an underwriter in connection with the Company’s $23.0 million follow-on offering in August 2018; and (vii) acted as financial advisor in connection with the Company’s divestiture of its high voltage capacitors business in December 2018. In addition, (i) we are currently engaged by the Company to advise on certain corporate defensive advisory matters should they arise and we would receive customary fees in connection therewith; (ii) an affiliate of Barclays Capital Inc. acts as a lender under Parent’s $1.2 billion revolving credit facility which expires in June 2020; (iii) in addition to the lending relationship with Parent specified in the preceding clause, an affiliate of Barclays Capital Inc. also acts as a lender in connection with two other facilities with different entities affiliated with Parent, both of which expire in August 2019; and (iv) we remain in contact with Parent concerning the possible future provision of investment banking and financial services.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

Annex C

DIRECTORS AND EXECUTIVE OFFICERS OF TESLA AND THE OFFEROR

Directors and Executive Officers of Tesla

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Tesla and the Offeror are set forth below. Unless otherwise indicated below, the current business address of each director and executive officer is c/o Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304. Unless otherwise indicated below, the current business telephone number of each director and executive officer is (650) 681-5000.

Other than as described in Tesla’s Annual Report on Form 10-K, as filed with the SEC on February 19, 2019, during the past five years, none of the directors and executive officers of Tesla or the Offeror listed below has (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each such person listed below is a citizen of the United States, except that Jerome Guillen is a citizen of France and Brad Buss is a citizen of Canada.

Directors and Executive Officers of Tesla:

Name	Title	Present Principal Occupation and Employment for Past Five Years
Elon Musk	Chief Executive Officer and Director	Elon Musk has served as Tesla’s Chief Executive Officer since October 2008 and as a member of the Board of Directors since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation since May 2002. Mr. Musk is also a founder of The Boring Company and Neuralink Corp.

Zachary Kirkhorn	Chief Financial Officer	Zachary Kirkhorn has served as Tesla’s Chief Financial Officer since March 2019. Mr. Kirkhorn first joined Tesla in March 2010 and has continuously served in various roles in its finance department, other than a two-year period between 2011 and 2013 during which he attended business school, including most recently as Vice President, Finance, Financial Planning and Business Operations from December 2018 to March 2019.

Jeffrey B. Straubel	Chief Technology Officer	Jeffrey B. Straubel has served as Tesla’s Chief Technology Officer since May 2005 and previously served as Tesla’s Principal Engineer, Drive Systems from March 2004 to May 2005.

Jerome Guillen	President, Automotive	Jerome Guillen has served as Tesla’s President of Automotive since September 2018 and previously served as Tesla’s Vice President, Trucks and Other Programs from January 2016 to September 2018, Vice President, Worldwide Sales & Service from April 2013 to August 2015 and Model S Program Director from November 2010 to April 2013.

Brad W. Buss	Director	Brad Buss has been a member of Tesla’s Board since November 2009. From August 2014 until his retirement in February 2016, Mr. Buss served as the Chief Financial Officer of SolarCity Corporation. Prior to this, from August 2005 to June 2014, Mr. Buss was the Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation.

Robyn Denholm	Director (Chair)	Robyn Denholm has been a member of Tesla’s Board since August 2014, including as the Chair of the Board since November 2018. Since October 2018, Ms. Denholm has been Chief Financial Officer and Head of Strategy of Telstra Corporation Limited, where she also served as its Chief Operations Officer from January 2017 to October 2018. Prior to Telstra, from August 2007 to February 2016, Ms. Denholm was with Juniper Networks, Inc., serving in executive roles including Executive Vice President, Chief Financial Officer and Chief Operations Officer.

Ira Ehrenpreis	Director	Ira Ehrenpreis has been a member of Tesla’s Board since May 2007. Mr. Ehrenpreis has been a venture capitalist since 1996. He founded DBL Partners in 2015, where he is managing partner, and previously led the Energy Innovation practice at Technology Partners.

Lawrence J. Ellison	Director	Lawrence J. Ellison has been a member of Tesla’s Board since December 2018. Mr. Ellison has been Oracle’s Chairman of the Board and CTO since September 2014. Mr. Ellison served as Oracle’s CEO from June 1977, when he founded Oracle, until September 2014. He previously served as Oracle’s Chairman of the Board from May 1995 to January 2004.

Antonio J. Gracias	Director	Antonio J. Gracias has been a member of Tesla’s Board since May 2007. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management Corp.

James Murdoch	Director	James Murdoch has been a member of Tesla’s Board since July 2017. Mr. Murdoch has held a number of leadership roles at Twenty-First Century Fox, Inc. over two decades, including its Chief Executive Officer since 2015, its Co-Chief Operating Officer from 2014 to 2015, its Deputy Chief Operating Officer and Chairman and Chief Executive Officer, International from 2011 to

2014 and its Chairman and Chief Executive, Europe and Asia from 2007 to 2011.
Kimbal Musk	Director	Kimbal Musk has been a member of Tesla’s Board since April 2004. Mr. Musk is a co-founder of The Kitchen and has also served as its CEO since its founding in 2004. In 2010, Mr. Musk became the Executive Director of Big Green (formerly The Kitchen Community). Mr. Musk also co-founded Square Roots in 2016.

Linda Johnson Rice	Director	Linda Johnson Rice has been a member of Tesla’s Board since July 2017. Ms. Rice is currently the Chairperson and Chief Executive Officer of Johnson Publishing Company, where she has served in one or both capacities continuously since 1988 after joining in 1980. Ms. Rice is also a director and Chair Emeritus of EBONY Media Holdings, the parent company of EBONY Media Operations, and also served as Chief Executive Officer of EBONY Media Operations from March 2017 to March 2018.

Kathleen Wilson-Thompson	Director	Kathleen Wilson-Thompson has been a member of Tesla’s Board since December 2018. Ms. Wilson-Thompson is Executive Vice President and Global Chief Human Resources Officer for Walgreens Boots Alliance, Inc. Prior to this, she was Senior Vice President and Chief Human Resources Officer for Walgreens since 2010.

Stephen T. Jurvetson	Director	Stephen T. Jurvetson has been a member of Tesla’s Board since June 2009. Mr. Jurvetson has been on a leave of absence from the Board since November 2017. Mr. Jurvetson is a Managing Director and founder of Future Ventures since November 2018. Prior to this, he was a Managing Director of Draper Fisher Jurvetson from 1995 to 2017.

Directors and Executive Officers of the Offeror:

Name	Title	Present Principal Occupation and Employment for Past Five Years
Brian Scelfo	President and Director	Brian Scelfo serves as the President and Director of Cambria Acquisition Corp. and has served as a Senior Director and head of Corporate Development and Mergers and Acquisitions at Tesla since 2016. Prior to this, Mr. Scelfo spent 5 years in the Corporate Development group at Apple, Inc.

Yaron Klein	Treasurer and Vice President	Yaron Klein serves as the Treasurer and Vice President of Cambria Acquisition Corp. and has served as Vice President and Treasurer of Tesla since March 2018. Mr. Klein first joined Tesla in February 2017 as Assistant Treasurer. Prior to this, Mr. Klein was the Vice President, Structured Finance of SolarCity Corporation from May 2015 to February 2017 and was a Partner at Pegasus Capital Advisors from November 2013 to May 2015.

Jonathan Chang	Secretary and Vice President	Jonathan Chang serves as the Secretary and Vice President of Cambria Acquisition Corp. and has served as General Counsel of Tesla since February 2019. Mr. Chang first joined the legal team at Tesla in April 2011, operating in various roles. Prior to becoming General Counsel, he was Vice President of Legal.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Tesla is incorporated in the State of Delaware. Section 102(b)(7) of the DGCL authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.

As permitted by the statute, Tesla has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to Tesla and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of certain other entities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that with respect to proceedings by or in the right of a corporation to procure a judgment in its favor, (a) a corporation may only indemnify such a person against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action and (b) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery, or such other court, shall deem proper. The Tesla bylaws provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law.

Tesla’s bylaws also empower Tesla to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Tesla has entered into agreements with its directors and its executive officers that require Tesla to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Tesla or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. Tesla intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference into this Item 21.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)

To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of the Registrant.	10-K	001-34756	3.1	March 1, 2017

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.	10-K	001-34756	3.2	March 1, 2017

3.3	Amended and Restated Bylaws of the Registrant.	8-K	001-34756	3.2	February 1, 2017

4.1	Specimen common stock certificate of the Registrant.	10-K	001-34756	4.1	March 1, 2017

4.2	Fifth Amended and Restated Investors’ Rights Agreement, dated as of August 31, 2009, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1	333-164593	4.2	January 29, 2010

4.3	Amendment to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 20, 2010, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-164593	4.2A	May 27, 2010

4.4	Amendment to Fifth Amended and Restated Investors’ Rights Agreement between Registrant, Toyota Motor Corporation and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-164593	4.2B	May 27, 2010

4.5	Amendment to Fifth Amended and Restated Investor’s Rights Agreement, dated as of June 14, 2010, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-164593	4.2C	June 15, 2010

4.6	Amendment to Fifth Amended and Restated Investor’s Rights Agreement, dated as of November 2, 2010, between Registrant and certain holders of the Registrant’s capital stock named therein.	8-K	001-34756	4.1	November 4, 2010

4.7	Waiver to Fifth Amended and Restated Investor’s Rights Agreement, dated as of May 22, 2011, between Registrant and certain holders of the Registrant’s capital stock named therein.	S-1/A	333-174466	4.2E	June 2, 2011

4.8	Amendment to Fifth Amended and Restated Investor’s Rights Agreement, dated as of May 30, 2011, between Registrant and certain holders of the Registrant’s capital stock named therein.	8-K	001-34756	4.1	June 1, 2011

4.9	Sixth Amendment to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 15, 2013 among the Registrant, the Elon Musk Revocable Trust dated July 22, 2003 and certain other holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	May 20, 2013

4.10	Waiver to Fifth Amended and Restated Investor’s Rights Agreement, dated as of May 14, 2013, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.2	May 20, 2013

4.11	Waiver to Fifth Amended and Restated Investor’s Rights Agreement, dated as of August 13, 2015, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	August 19, 2015

4.12	Waiver to Fifth Amended and Restated Investors’ Rights Agreement, dated as of May 18, 2016, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	May 24, 2016

4.13	Waiver to Fifth Amended and Restated Investors’ Rights Agreement, dated as of March 15, 2017, between the Registrant and certain holders of the capital stock of the Registrant named therein.	8-K	001-34756	4.1	March 17, 2017

4.14	Indenture, dated as of May 22, 2013, by and between the Registrant and U.S. Bank National Association.	8-K	001-34756	4.1	May 22, 2013

4.15	Second Supplemental Indenture, dated as of March 5, 2014, by and between the Registrant and U.S. Bank National Association.	8-K	001-34756	4.2	March 5, 2014

4.16	Form of 0.25% Convertible Senior Note Due March 1, 2019 (included in Exhibit 4.17).	8-K	001-34756	4.2	March 5, 2014

4.17	Third Supplemental Indenture, dated as of March 5, 2014, by and between the Registrant and U.S. Bank National Association.	8-K	001-34756	4.4	March 5, 2014

4.18	Form of 1.25% Convertible Senior Note Due March 1, 2021 (included in Exhibit 4.19).	8-K	001-34756	4.4	March 5, 2014

4.19	Fourth Supplemental Indenture, dated as of March 22, 2017, by and between the Registrant and U.S. Bank National Association.	8-K	001-34756	4.2	March 22, 2017

4.20	Form of 2.375% Convertible Senior Note Due March 15, 2022 (included in Exhibit 4.21).	8-K	001-34756	4.2	March 22, 2017

4.21	Indenture, dated as of August 18, 2017, by and among the Registrant, SolarCity, and U.S. Bank National Association, as trustee.	8-K	001-34756	4.1	August 23, 2017

4.22	Form of 5.30% Senior Note due August 15, 2025.	8-K	001-34756	4.2	August 23, 2017

4.23	Indenture, dated as of September 30, 2014, between SolarCity and Wells Fargo Bank, National Association	8-K(1)	001-35758	4.1	October 6, 2014

4.24	First Supplemental Indenture, dated as of November 21, 2016, between SolarCity and Wells Fargo Bank, National Association, as trustee to the Indenture, dated as of October 21, 2013, between SolarCity and Wells Fargo Bank, National Association, as trustee.	8-K	001-34756	4.2	November 21, 2016

4.25	Indenture, dated as of December 7, 2015, between SolarCity and Wells Fargo Bank, National Association	8-K(1)	001-35758	4.1	December 7, 2015

4.26	First Supplemental Indenture, dated as of November 21, 2016, between SolarCity and Wells Fargo Bank, National Association, as trustee to the Indenture, dated as of December 7, 2015, between SolarCity and Wells Fargo Bank, National Association, as trustee.	8-K	001-34756	4.3	November 21, 2016

4.27	Indenture, dated as of October 15, 2014, between SolarCity and U.S. Bank National Association, as trustee.	S-3ASR(1)	333-199321	4.1	October 15, 2014

4.28	Third Supplemental Indenture, dated as of October 15, 2014, by and between SolarCity and the Trustee, related to SolarCity’s 3.00% Solar Bonds, Series 2014/3-3.	8-K(1)	001-35758	4.4	October 15, 2014

4.29	Fourth Supplemental Indenture, dated as of October 15, 2014, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2014/4-7	8-K(1)	001-35758	4.5	October 15, 2014

4.30	Seventh Supplemental Indenture, dated as of January 29, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.00% Solar Bonds, Series 2015/3-3.	8-K(1)	001-35758	4.4	January 29, 2015

4.31	Eighth Supplemental Indenture, dated as of January 29, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2015/4-7.	8-K(1)	001-35758	4.5	January 29, 2015

4.32	Ninth Supplemental Indenture, dated as of March 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2015/5-5.	8-K(1)	001-35758	4.2	March 9, 2015

4.33	Tenth Supplemental Indenture, dated as of March 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.00% Solar Bonds, Series 2015/6-10.	8-K(1)	001-35758	4.3	March 9, 2015

4.34	Eleventh Supplemental Indenture, dated as of March 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.75% Solar Bonds, Series 2015/7-15.	8-K(1)	001-35758	4.4	March 9, 2015

4.35	Thirteenth Supplemental Indenture, dated as of March 19, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.60% Solar Bonds, Series 2015/C2-3.	8-K(1)	001-35758	4.3	March 19, 2015

4.36	Fourteenth Supplemental Indenture, dated as of March 19, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C3-5.	8-K(1)	001-35758	4.4	March 19, 2015

4.37	Fifteenth Supplemental Indenture, dated as of March 19, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C4-10.	8-K(1)	001-35758	4.5	March 19, 2015

4.38	Sixteenth Supplemental Indenture, dated as of March 19, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C5-15.	8-K(1)	001-35758	4.6	March 19, 2015

4.39	Eighteenth Supplemental Indenture, dated as of March 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C7-3.	8-K(1)	001-35758	4.3	March 26, 2015

4.40	Nineteenth Supplemental Indenture, dated as of March 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C8-5.	8-K(1)	001-35758	4.4	March 26, 2015

4.41	Twentieth Supplemental Indenture, dated as of March 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C9-10.	8-K(1)	001-35758	4.5	March 26, 2015

4.42	Twenty-First Supplemental Indenture, dated as of March 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C10-15.	8-K(1)	001-35758	4.6	March 26, 2015

4.43	Twenty-Fourth Supplemental Indenture, dated as of April 2, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C12-3.	8-K(1)	001-35758	4.3	April 2, 2015

4.44	Twenty-Fifth Supplemental Indenture, dated as of April 2, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C13-5.	8-K(1)	001-35758	4.4	April 2, 2015

4.45	Twenty-Sixth Supplemental Indenture, dated as of April 2, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C14-10.	8-K(1)	001-35758	4.5	April 2, 2015

4.46	Twenty-Eighth Supplemental Indenture, dated as of April 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C17-3.	8-K(1)	001-35758	4.3	April 9, 2015

4.47	Twenty-Ninth Supplemental Indenture, dated as of April 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C18-5.	8-K(1)	001-35758	4.4	April 9, 2015

4.48	Thirtieth Supplemental Indenture, dated as of April 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C19-10.	8-K(1)	001-35758	4.5	April 9, 2015

4.49	Thirty-First Supplemental Indenture, dated as of April 9, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C20-15.	8-K(1)	001-35758	4.6	April 9, 2015

4.50	Thirty-Third Supplemental Indenture, dated as of April 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C22-3.	8-K(1)	001-35758	4.3	April 14, 2015

4.51	Thirty-Fourth Supplemental Indenture, dated as of April 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C23-5.	8-K(1)	001-35758	4.4	April 14, 2015

4.52	Thirty-Fifth Supplemental Indenture, dated as of April 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C24-10.	8-K(1)	001-35758	4.5	April 14, 2015

4.53	Thirty-Sixth Supplemental Indenture, dated as of April 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C25-15.	8-K(1)	001-35758	4.6	April 14, 2015

4.54	Thirty-Eighth Supplemental Indenture, dated as of April 21, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C27-10.	8-K(1)	001-35758	4.3	April 21, 2015

4.55	Thirty-Ninth Supplemental Indenture, dated as of April 21, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C28-15.	8-K(1)	001-35758	4.4	April 21, 2015

4.56	Forty-First Supplemental Indenture, dated as of April 27, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C30-3.	8-K(1)	001-35758	4.3	April 27, 2015

4.57	Forty-Second Supplemental Indenture, dated as of April 27, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C31-5.	8-K(1)	001-35758	4.4	April 27, 2015

4.58	Forty-Third Supplemental Indenture, dated as of April 27, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C32-10.	8-K(1)	001-35758	4.5	April 27, 2015

4.59	Forty-Fourth Supplemental Indenture, dated as of April 27, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C33-15.	8-K(1)	001-35758	4.6	April 27, 2015

4.60	Forty-Sixth Supplemental Indenture, dated as of May 1, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.00% Solar Bonds, Series 2015/10-3.	8-K(1)	001-35758	4.3	May 1, 2015

4.61	Forty-Seventh Supplemental Indenture, dated as of May 1, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2015/11-5.	8-K(1)	001-35758	4.4	May 1, 2015

4.62	Forty-Eighth Supplemental Indenture, dated as of May 1, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.00% Solar Bonds, Series 2015/12-10.	8-K(1)	001-35758	4.5	May 1, 2015

4.63	Forty-Ninth Supplemental Indenture, dated as of May 1, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.75% Solar Bonds, Series 2015/13-15.	8-K(1)	001-35758	4.6	May 1, 2015

4.64	Fiftieth Supplemental Indenture, dated as of May 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C34-3.	8-K(1)	001-35758	4.2	May 11, 2015

4.65	Fifty-First Supplemental Indenture, dated as of May 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C35-5.	8-K(1)	001-35758	4.3	May 11, 2015

4.66	Fifty-Second Supplemental Indenture, dated as of May 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C36-10.	8-K(1)	001-35758	4.4	May 11, 2015

4.67	Fifty-Third Supplemental Indenture, dated as of May 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C37-15.	8-K(1)	001-35758	4.5	May 11, 2015

4.68	Fifty-Fourth Supplemental Indenture, dated as of May 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.50% Solar Bonds, Series 2015/14-2.	8-K(1)	001-35758	4.2	May 14, 2015

4.69	Fifty-Fifth Supplemental Indenture, dated as of May 18, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C38-3.	8-K(1)	001-35758	4.2	May 18, 2015

4.70	Fifty-Sixth Supplemental Indenture, dated as of May 18, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C39-5.	8-K(1)	001-35758	4.3	May 18, 2015

4.71	Fifty-Seventh Supplemental Indenture, dated as of May 18, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C40-10.	8-K(1)	001-35758	4.4	May 18, 2015

4.72	Fifty-Eighth Supplemental Indenture, dated as of May 18, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C41-15.	8-K(1)	001-35758	4.5	May 18, 2015

4.73	Fifty-Ninth Supplemental Indenture, dated as of May 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C42-3.	8-K(1)	001-35758	4.2	May 26, 2015

4.74	Sixtieth Supplemental Indenture, dated as of May 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C43-5.	8-K(1)	001-35758	4.3	May 26, 2015

4.75	Sixty-First Supplemental Indenture, dated as of May 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C44-10.	8-K(1)	001-35758	4.4	May 26, 2015

4.76	Sixty-Second Supplemental Indenture, dated as of May 26, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C45-15.	8-K(1)	001-35758	4.5	May 26, 2015

4.77	Sixty-Fourth Supplemental Indenture, dated as of June 8, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C46-3.	8-K(1)	001-35758	4.2	June 10, 2015

4.78	Sixty-Fifth Supplemental Indenture, dated as of June 8, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C47-5.	8-K(1)	001-35758	4.3	June 10, 2015

4.79	Sixty-Sixth Supplemental Indenture, dated as of June 8, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C48-10.	8-K(1)	001-35758	4.4	June 10, 2015

4.80	Sixty-Seventh Supplemental Indenture, dated as of June 8, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C49-15.	8-K(1)	001-35758	4.5	June 10, 2015

4.81	Sixty-Eighth Supplemental Indenture, dated as of June 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C50-3.	8-K(1)	001-35758	4.2	June 16, 2015

4.82	Sixty-Ninth Supplemental Indenture, dated as of June 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C51-5.	8-K(1)	001-35758	4.3	June 16, 2015

4.83	Seventieth Supplemental Indenture, dated as of June 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C52-10.	8-K(1)	001-35758	4.4	June 16, 2015

4.84	Seventy-First Supplemental Indenture, dated as of June 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C53-15.	8-K(1)	001-35758	4.5	June 16, 2015

4.85	Seventy-Second Supplemental Indenture, dated as of June 22, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C54-3.	8-K(1)	001-35758	4.2	June 23, 2015

4.86	Seventy-Third Supplemental Indenture, dated as of June 22, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C55-5.	8-K(1)	001-35758	4.3	June 23, 2015

4.87	Seventy-Fourth Supplemental Indenture, dated as of June 22, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C56-10.	8-K(1)	001-35758	4.4	June 23, 2015

4.88	Seventy-Fifth Supplemental Indenture, dated as of June 22, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C57-15.	8-K(1)	001-35758	4.5	June 23, 2015

4.89	Seventy-Eighth Supplemental Indenture, dated as of June 29, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C59-3.	8-K(1)	001-35758	4.3	June 29, 2015

4.90	Seventy-Ninth Supplemental Indenture, dated as of June 29, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C60-5.	8-K(1)	001-35758	4.4	June 29, 2015

4.91	Eightieth Supplemental Indenture, dated as of June 29, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C61-10.	8-K(1)	001-35758	4.5	June 29, 2015

4.92	Eighty-First Supplemental Indenture, dated as of June 29, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C62-15.	8-K(1)	001-35758	4.6	June 29, 2015

4.93	Eighty-Third Supplemental Indenture, dated as of July 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C64-3.	8-K(1)	001-35758	4.3	July 14, 2015

4.94	Eighty-Fourth Supplemental Indenture, dated as of July 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C65-5.	8-K(1)	001-35758	4.4	July 14, 2015

4.95	Eighty-Fifth Supplemental Indenture, dated as of July 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C66-10.	8-K(1)	001-35758	4.5	July 14, 2015

4.96	Eighty-Sixth Supplemental Indenture, dated as of July 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C67-15.	8-K(1)	001-35758	4.6	July 14, 2015

4.97	Eighty-Eighth Supplemental Indenture, dated as of July 20, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C69-3.	8-K(1)	001-35758	4.3	July 21, 2015

4.98	Eighty-Ninth Supplemental Indenture, dated as of July 20, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C70-5.	8-K(1)	001-35758	4.4	July 21, 2015

4.99	Ninetieth Supplemental Indenture, dated as of July 20, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C71-10.	8-K(1)	001-35758	4.5	July 21, 2015

4.100	Ninety-First Supplemental Indenture, dated as of July 20, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C72-15.	8-K(1)	001-35758	4.6	July 21, 2015

4.101	Ninety-Third Supplemental Indenture, dated as of July 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.00% Solar Bonds, Series 2015/18-3.	8-K(1)	001-35758	4.3	July 31, 2015

4.102	Ninety-Fourth Supplemental Indenture, dated as of July 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2015/19-5.	8-K(1)	001-35758	4.4	July 31, 2015

4.103	Ninety-Fifth Supplemental Indenture, dated as of July 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.00% Solar Bonds, Series 2015/20-10.	8-K(1)	001-35758	4.5	July 31, 2015

4.104	Ninety-Sixth Supplemental Indenture, dated as of July 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.75% Solar Bonds, Series 2015/21-15.	8-K(1)	001-35758	4.6	July 31, 2015

4.105	Ninety-Eighth Supplemental Indenture, dated as of August 3, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C74-3.	8-K(1)	001-35758	4.3	August 3, 2015

4.106	Ninety-Ninth Supplemental Indenture, dated as of August 3, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C75-5.	8-K(1)	001-35758	4.4	August 3, 2015

4.107	One Hundredth Supplemental Indenture, dated as of August 3, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C76-10.	8-K(1)	001-35758	4.5	August 3, 2015

4.108	One Hundred-and-First Supplemental Indenture, dated as of August 3, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C77-15.	8-K(1)	001-35758	4.6	August 3, 2015

4.109	One Hundred-and-Third Supplemental Indenture, dated as of August 10, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C79-3.	8-K(1)	001-35758	4.3	August 10, 2015

4.110	One Hundred-and-Fourth Supplemental Indenture, dated as of August 10, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C80-5.	8-K(1)	001-35758	4.4	August 10, 2015

4.111	One Hundred-and-Fifth Supplemental Indenture, dated as of August 10, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C81-10.	8-K(1)	001-35758	4.5	August 10, 2015

4.112	One Hundred-and-Sixth Supplemental Indenture, dated as of August 10, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C82-15.	8-K(1)	001-35758	4.6	August 10, 2015

4.113	One Hundred-and-Eighth Supplemental Indenture, dated as of August 17, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C84-3.	8-K(1)	001-35758	4.3	August 17, 2015

4.114	One Hundred-and-Ninth Supplemental Indenture, dated as of August 17, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C85-5.	8-K(1)	001-35758	4.4	August 17, 2015

4.115	One Hundred-and-Tenth Supplemental Indenture, dated as of August 17, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C86-10.	8-K(1)	001-35758	4.5	August 17, 2015

4.116	One Hundred-and-Eleventh Supplemental Indenture, dated as of August 17, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C87-15.	8-K(1)	001-35758	4.6	August 17, 2015

4.117	One Hundred-and-Thirteenth Supplemental Indenture, dated as of August 24, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C89-3.	8-K(1)	001-35758	4.3	August 24, 2015

4.118	One Hundred-and-Fourteenth Supplemental Indenture, dated as of August 24, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C90-5.	8-K(1)	001-35758	4.4	August 24, 2015

4.119	One Hundred-and-Fifteenth Supplemental Indenture, dated as of August 24, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C91-10.	8-K(1)	001-35758	4.5	August 24, 2015

4.120	One Hundred-and-Sixteenth Supplemental Indenture, dated as of August 24, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C92-15.	8-K(1)	001-35758	4.6	August 24, 2015

4.121	One Hundred-and-Eighteenth Supplemental Indenture, dated as of August 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C94-3.	8-K(1)	001-35758	4.3	August 31, 2015

4.122	One Hundred-and-Nineteenth Supplemental Indenture, dated as of August 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C95-5.	8-K(1)	001-35758	4.4	August 31, 2015

4.123	One Hundred-and-Twentieth Supplemental Indenture, dated as of August 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C96-10.	8-K(1)	001-35758	4.5	August 31, 2015

4.124	One Hundred-and-Twenty-First Supplemental Indenture, dated as of August 31, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C97-15.	8-K(1)	001-35758	4.6	August 31, 2015

4.125	One Hundred-and-Twenty-Second Supplemental Indenture, dated as of September 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s Solar Bonds, Series 2015/R1.	8-K(1)	001-35758	4.2	September 11, 2015

4.126	One Hundred-and-Twenty-Third Supplemental Indenture, dated as of September 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s Solar Bonds, Series 2015/R2.	8-K(1)	001-35758	4.3	September 11, 2015

4.127	One Hundred-and-Twenty-Fourth Supplemental Indenture, dated as of September 11, 2015, by and between SolarCity and the Trustee, related to SolarCity’s Solar Bonds, Series 2015/R3.	8-K(1)	001-35758	4.4	September 11, 2015

4.128	One Hundred-and-Twenty-Sixth Supplemental Indenture, dated as of September 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C99-3.	8-K(1)	001-35758	4.3	September 15, 2015

4.129	One Hundred-and-Twenty-Seventh Supplemental Indenture, dated as of September 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C100-5.	8-K(1)	001-35758	4.4	September 15, 2015

4.130	One Hundred-and-Twenty-Eighth Supplemental Indenture, dated as of September 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C101-10.	8-K(1)	001-35758	4.5	September 15, 2015

4.131	One Hundred-and-Twenty-Ninth Supplemental Indenture, dated as of September 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C102-15.	8-K(1)	001-35758	4.6	September 15, 2015

4.132	One Hundred-and-Thirty-First Supplemental Indenture, dated as of September 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C104-3.	8-K(1)	001-35758	4.3	September 29, 2015

4.133	One Hundred-and-Thirty-Second Supplemental Indenture, dated as of September 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C105-5.	8-K(1)	001-35758	4.4	September 29, 2015

4.134	One Hundred-and-Thirty-Third Supplemental Indenture, dated as of September 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C106-10.	8-K(1)	001-35758	4.5	September 29, 2015

4.135	One Hundred-and-Thirty-Fourth Supplemental Indenture, dated as of September 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C107-15.	8-K(1)	001-35758	4.6	September 29, 2015

4.136	One Hundred-and-Thirty-Sixth Supplemental Indenture, dated as of October 13, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C109-3.	8-K(1)	001-35758	4.3	October 13, 2015

4.137	One Hundred-and-Thirty-Seventh Supplemental Indenture, dated as of October 13, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C110-5.	8-K(1)	001-35758	4.4	October 13, 2015

4.138	One Hundred-and-Thirty-Eighth Supplemental Indenture, dated as of October 13, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C111-10.	8-K(1)	001-35758	4.5	October 13, 2015

4.139	One Hundred-and-Thirty-Ninth Supplemental Indenture, dated as of October 13, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C112-15.	8-K(1)	001-35758	4.6	October 13, 2015

4.140	One Hundred-and-Forty-First Supplemental Indenture, dated as of October 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.00% Solar Bonds, Series 2015/23-3.	8-K(1)	001-35758	4.3	October 30, 2015

4.141	One Hundred-and-Forty-Second Supplemental Indenture, dated as of October 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2015/24-5.	8-K(1)	001-35758	4.4	October 30, 2015

4.142	One Hundred-and-Forty-Third Supplemental Indenture, dated as of October 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.00% Solar Bonds, Series 2015/25-10.	8-K(1)	001-35758	4.5	October 30, 2015

4.143	One Hundred-and-Forty-Fourth Supplemental Indenture, dated as of October 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.75% Solar Bonds, Series 2015/26-15.	8-K(1)	001-35758	4.6	October 30, 2015

4.144	One Hundred-and-Forty-Sixth Supplemental Indenture, dated as of November 4, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C114-3.	8-K(1)	001-35758	4.3	November 4, 2015

4.145	One Hundred-and-Forty-Seventh Supplemental Indenture, dated as of November 4, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C115-5.	8-K(1)	001-35758	4.4	November 4, 2015

4.146	One Hundred-and-Forty-Eighth Supplemental Indenture, dated as of November 4, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C116-10.	8-K(1)	001-35758	4.5	November 4, 2015

4.147	One Hundred-and-Forty-Ninth Supplemental Indenture, dated as of November 4, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C117-15.	8-K(1)	001-35758	4.6	November 4, 2015

4.148	One Hundred-and-Fifty-First Supplemental Indenture, dated as of November 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C119-3.	8-K(1)	001-35758	4.3	November 17, 2015

4.149	One Hundred-and-Fifty-Second Supplemental Indenture, dated as of November 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C120-5.	8-K(1)	001-35758	4.4	November 17, 2015

4.150	One Hundred-and-Fifty-Third Supplemental Indenture, dated as of November 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C121-10.	8-K(1)	001-35758	4.5	November 17, 2015

4.151	One Hundred-and-Fifty-Fourth Supplemental Indenture, dated as of November 16, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C122-15.	8-K(1)	001-35758	4.6	November 17, 2015

4.152	One Hundred-and-Fifty-Sixth Supplemental Indenture, dated as of November 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C124-3.	8-K(1)	001-35758	4.3	November 30, 2015

4.153	One Hundred-and-Fifty-Seventh Supplemental Indenture, dated as of November 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C125-5.	8-K(1)	001-35758	4.4	November 30, 2015

4.154	One Hundred-and-Fifty-Eighth Supplemental Indenture, dated as of November 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C126-10.	8-K(1)	001-35758	4.5	November 30, 2015

4.155	One Hundred-and-Fifty-Ninth Supplemental Indenture, dated as of November 30, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C127-15.	8-K(1)	001-35758	4.6	November 30, 2015

4.156	One Hundred-and-Sixty-First Supplemental Indenture, dated as of December 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C129-3.	8-K(1)	001-35758	4.3	December 14, 2015

4.157	One Hundred-and-Sixty-Second Supplemental Indenture, dated as of December 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C130-5.	8-K(1)	001-35758	4.4	December 14, 2015

4.158	One Hundred-and-Sixty-Third Supplemental Indenture, dated as of December 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C131-10.	8-K(1)	001-35758	4.5	December 14, 2015

4.159	One Hundred-and-Sixty-Fourth Supplemental Indenture, dated as of December 14, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C132-15.	8-K(1)	001-35758	4.6	December 14, 2015

4.160	One Hundred-and-Sixty-Sixth Supplemental Indenture, dated as of December 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 2.65% Solar Bonds, Series 2015/C134-3.	8-K(1)	001-35758	4.3	December 28, 2015

4.161	One Hundred-and-Sixty-Seventh Supplemental Indenture, dated as of December 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 3.60% Solar Bonds, Series 2015/C135-5.	8-K(1)	001-35758	4.4	December 28, 2015

4.162	One Hundred-and-Sixty-Eighth Supplemental Indenture, dated as of December 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 4.70% Solar Bonds, Series 2015/C136-10.	8-K(1)	001-35758	4.5	December 28, 2015

4.163	One Hundred-and-Sixty-Ninth Supplemental Indenture, dated as of December 28, 2015, by and between SolarCity and the Trustee, related to SolarCity’s 5.45% Solar Bonds, Series 2015/C137-15.	8-K(1)	001-35758	4.6	December 28, 2015

4.164	One Hundred-and-Seventy-First Supplemental Indenture, dated as of January 29, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 3.00% Solar Bonds, Series 2016/2-3.	8-K(1)	001-35758	4.3	January 29, 2016

4.165	One Hundred-and-Seventy-Second Supplemental Indenture, dated as of January 29, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 4.00% Solar Bonds, Series 2016/3-5.	8-K(1)	001-35758	4.4	January 29, 2016

4.166	One Hundred-and-Seventy-Third Supplemental Indenture, dated as of January 29, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 5.00% Solar Bonds, Series 2016/4-10.	8-K(1)	001-35758	4.5	January 29, 2016

4.167	One Hundred-and-Seventy-Fourth Supplemental Indenture, dated as of January 29, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 5.75% Solar Bonds, Series 2016/5-15.	8-K(1)	001-35758	4.6	January 29, 2016

4.168	One Hundred-and-Seventy-Sixth Supplemental Indenture, dated as of February 26, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 4.50% Solar Bonds, Series 2016/7-3.	8-K(1)	001-35758	4.3	February 26, 2016

4.169	One Hundred-and-Seventy-Seventh Supplemental Indenture, dated as of February 26, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 5.25% Solar Bonds, Series 2016/8-5.	8-K(1)	001-35758	4.4	February 26, 2016

4.170	One Hundred-and-Seventy-Eighth Supplemental Indenture, dated as of March 21, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 4.40% Solar Bonds, Series 2016/9-1.	8-K(1)	001-35758	4.2	March 21, 2016

4.171	One Hundred-and-Seventy-Ninth Supplemental Indenture, dated as of March 21, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 5.25% Solar Bonds, Series 2016/10-5.	8-K(1)	001-35758	4.3	March 21, 2016

4.172	One Hundred-and-Eightieth Supplemental Indenture, dated as of June 10, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 4.40% Solar Bonds, Series 2016/11-1.	8-K(1)	001-35758	4.2	June 10, 2016

4.173	One Hundred-and-Eighty-First Supplemental Indenture, dated as of June 10, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 5.25% Solar Bonds, Series 2016/12-5.	8-K(1)	001-35758	4.3	June 10, 2016

4.174	One Hundred-and-Eighty-Second Supplemental Indenture, dated as of August 17, 2016, by and between SolarCity and the Trustee, related to SolarCity’s 6.50% Solar Bonds, Series 2016/13-18M.	8-K(1)	001-35758	4.2	August 17, 2016

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the validity of the securities.	S-4	333-229749	5.1	February 20, 2019

8.1	Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding tax matters.	S-4	333-229749	8.1	February 20, 2019

8.2	Form of Opinion of DLA Piper LLP (US) regarding tax matters.	S-4	333-229749	8.2	February 20, 2019

10.1**	Form of Indemnification Agreement between the Registrant and its directors and officers.	S-1/A	333-164593	10.1	June 15, 2010

10.2**	2003 Equity Incentive Plan.	S-1/A	333-164593	10.2	May 27, 2010

10.3**	Form of Stock Option Agreement under 2003 Equity Incentive Plan.	S-1	333-164593	10.3	January 29, 2010

10.4**	Amended and Restated 2010 Equity Incentive Plan.	10-K	001-34756	10.4	February 23, 2018

10.5**	Form of Stock Option Agreement under 2010 Equity Incentive Plan.	10-K	001-34756	10.6	March 1, 2017

10.6**	Form of Restricted Stock Unit Award Agreement under 2010 Equity Incentive Plan.	10-K	001-34756	10.7	March 1, 2017

10.7**	Amended and Restated 2010 Employee Stock Purchase Plan, effective as of February 1, 2017.	10-K	001-34756	10.8	March 1, 2017

10.8**	2007 SolarCity Stock Plan and form of agreements used thereunder.	S-1(1)	333-184317	10.2	October 5, 2012

10.9**	2012 SolarCity Equity Incentive Plan and form of agreements used thereunder.	S-1(1)	333-184317	10.3	October 5, 2012

10.10**	2010 Zep Solar, Inc. Equity Incentive Plan and form of agreements used thereunder.	S-8(1)	333-192996	4.5	December 20, 2013

10.11**	Offer Letter between the Registrant and Elon Musk dated October 13, 2008.	S-1	333-164593	10.9	January 29, 2010

10.12**	Performance Stock Option Agreement between the Registrant and Elon Musk dated January 21, 2018.	DEF 14A	001-34756	Appendix A	February 8, 2018

10.13**	Offer Letter between the Registrant and Jeffrey B. Straubel dated May 6, 2004.	S-1	333-164593	10.12	January 29, 2010

10.14**	Offer Letter between the Registrant and Deepak Ahuja dated February 21, 2017.	10-Q	001-34756	10.7	May 10, 2017

10.15	Indemnification Agreement, dated as of February 27, 2014, by and between the Registrant and J.P. Morgan Securities LLC.	8-K	001-34756	10.1	March 5, 2014

10.16	Form of Call Option Confirmation relating to 0.25% Convertible Senior Notes Due March 1, 2019.	8-K	001-34756	10.2	March 5, 2014

10.17	Form of Call Option Confirmation relating to 1.25% Convertible Senior Notes Due March 1, 2021.	8-K	001-34756	10.3	March 5, 2014

10.18	Form of Warrant Confirmation relating to 0.25% Convertible Senior Notes Due March 1, 2019.	8-K	001-34756	10.4	March 5, 2014

10.19	Form of Warrant Confirmation relating to 1.25% Convertible Senior Notes Due March 1, 2021.	8-K	001-34756	10.5	March 5, 2014

10.20	Form of Call Option Confirmation relating to 2.375% Convertible Notes due March 15, 2022.	8-K	001-34756	10.1	March 22, 2017

10.21	Form of Warrant Confirmation relating to 2.375% Convertible Notes due March 15, 2022.	8-K	001-34756	10.2	March 22, 2017

10.22†	Supply Agreement between Panasonic Corporation and the Registrant dated October 5, 2011.	10-K	-001-34756	10.50	February 27, 2012

10.23†	Amendment No. 1 to Supply Agreement between Panasonic Corporation and the Registrant dated October 29, 2013.	10-K	001-34756	10.35A	February 26, 2014

10.24	Agreement between Panasonic Corporation and the Registrant dated July 31, 2014.	10-Q	001-34756	10.1	November 7, 2014

10.25†	General Terms and Conditions between Panasonic Corporation and the Registrant dated October 1, 2014.	8-K	001-34756	10.2	October 11, 2016

10.26	Letter Agreement, dated as of February 24, 2015, regarding addition of co-party to General Terms and Conditions, Production Pricing Agreement and Investment Letter Agreement between Panasonic Corporation and the Registrant.	10-K	001-34756	10.25A	February 24, 2016

10.27†	Amendment to Gigafactory General Terms, dated March 1, 2016, by and among the Registrant, Panasonic Corporation and Panasonic Energy Corporation of North America.	8-K	001-34756	10.1	October 11, 2016

10.28†	Production Pricing Agreement between Panasonic Corporation and the Registrant dated October 1, 2014.	10-Q	001-34756	10.3	November 7, 2014

10.29†	Investment Letter Agreement between Panasonic Corporation and the Registrant dated October 1, 2014.	10-Q	001-34756	10.4	November 7, 2014

10.30	Amendment to Gigafactory Documents, dated April 5, 2016, by and among the Registrant, Panasonic Corporation, Panasonic Corporation of North America and Panasonic Energy Corporation of North America.	10-Q	001-34756	10.2	May 10, 2016

10.31	ABL Credit Agreement, dated as of June 10, 2015, by and among the Registrant, Tesla Motors Netherlands B.V., certain of the Registrant’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, Wells Fargo Bank, National Association, as documentation agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc. and Bank of America, N.A., as syndication agents, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.	8-K	001-34756	10.1	June 12, 2015

10.32	First Amendment, dated as of November 3, 2015, to ABL Credit Agreement, dated as of June 10, 2015, by and among the Registrant, Tesla Motors Netherlands B.V., certain of the Registrant’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, and the documentation agent, syndication agents, administrative agent, collateral agent and lenders from time to time party thereto.	10-Q	001-34756	10.1	November 5, 2015

10.33	Second Amendment, dated as of December 31, 2015, to ABL Credit Agreement, dated as of June 10, 2015, by and among the Registrant, Tesla Motors Netherlands B.V., certain of the Registrant’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, and the documentation agent, syndication agents, administrative agent, collateral agent and lenders from time to time party thereto.	10-K	001-34756	10.28B	February 24, 2016

10.34	Third Amendment, dated as of February 9, 2016, to ABL Credit Agreement, dated as of June 10, 2015, by and among the Registrant, Tesla Motors Netherlands B.V., certain of the Registrant’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, and the documentation agent, syndication agents, administrative agent, collateral agent and lenders from time to time party thereto.	10-K	001-34756	10.28C	February 24, 2016

10.35	Fourth Amendment to Credit Agreement, dated as of July 31, 2016, by and among the Registrant, Tesla Motors Netherlands B.V., the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.	8-K	001-34756	10.1	August 1, 2016

10.36	Fifth Amendment to Credit Agreement, dated as of December 15, 2016, among the Registrant, Tesla Motors Netherlands B.V., the lenders party thereto and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.	8-K	001-34756	10.1	December 20, 2016

10.37	Sixth Amendment to Credit Agreement, dated as of June 19, 2017, among the Registrant, Tesla Motors Netherlands B.V., the lenders party thereto and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent.	10-Q	001-34756	10.1	August 4, 2017

10.38	Seventh Amendment to the ABL Credit Agreement, dated as of August 11, 2017, by and among the Registrant, Tesla Motors Netherlands B.V., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other agents party thereto.	8-K	001-34756	10.2	August 23, 2017

10.39	Eighth Amendment to the ABL Credit Agreement, dated as of March 12, 2018, by and among the Registrant, Tesla Motors Netherlands B.V., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other agents party thereto.	10-Q	001-34756	10.2	May 7, 2018

10.40	Ninth Amendment to the ABL Credit Agreement, dated as of May 3, 2018, by and among the Registrant, Tesla Motors Netherlands B.V., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other agents party thereto.	10-Q	001-34756	10.3	May 7, 2018

10.41	Tenth Amendment to the ABL Credit Agreement, dated as of December 10, 2018, by and among the Registrant, Tesla Motors Netherlands B.V., Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the other agents party thereto.	10-K	001-34756	10.41	February 19, 2019

10.42†	Agreement for Tax Abatement and Incentives, dated as of May 7, 2015, by and between Tesla Motors, Inc. and the State of Nevada, acting by and through the Nevada Governor’s Office of Economic Development.	10-Q	001-34756	10.1	August 7, 2015

10.43†	Amended and Restated Loan and Security Agreement, dated as of August 17, 2017, by and among Tesla 2014 Warehouse SPV LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent.	10-Q	001-34756	10.3	November 3, 2017

10.44†	Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of October 18, 2017, by and among Tesla 2014 Warehouse SPV LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, and Deutsche Bank Trust Company Americas, as Paying Agent.	10-K	001-34756	10.44	February 23, 2018

10.45	Amendment No. 2 to Amended and Restated Loan and Security Agreement, dated as of March 23, 2018, by and among Tesla 2014 Warehouse SPV LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, and Deutsche Bank Trust Company Americas, as Paying Agent.	10-Q	001-34756	10.4	May 7, 2018

10.46	Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of May 4, 2018, by and among Tesla 2014 Warehouse SPV LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch as Administrative Agent, and Deutsche Bank Trust Company Americas, as Paying Agent.	10-Q	001-34756	10.1	November 2, 2018

10.47†	Amendment No. 4 to Amended and Restated Loan and Security Agreement, dated as of August 16, 2018, by and among Tesla 2014 Warehouse SPV LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch as Administrative Agent and Deutsche Bank Trust Company Americas, as Paying Agent.	10-Q	001-34756	10.3	November 2, 2018

10.48†	Amendment No. 5 to Amended and Restated Loan and Security Agreement, executed on December 28, 2018, by and among Tesla 2014 Warehouse SPV LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch as Administrative Agent and Deutsche Bank Trust Company Americas, as Paying Agent.	10-K	001-34756	10.48	February 19, 2019

10.49†	Loan and Security Agreement, dated as of August 17, 2017, by and among LML Warehouse SPV, LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent.	10-Q	001-34756	10.4	November 3, 2017

10.50†	Amendment No. 1 to Loan and Security Agreement, dated as of October 18, 2017, by and among LML Warehouse SPV, LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, and Deutsche Bank Trust Company Americas, as Paying Agent.	10-K	001-34756	10.46	February 23, 2018

10.51	Amendment No. 2 to Loan and Security Agreement, dated as of March 23, 2018, by and among LML Warehouse SPV, LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent, and Deutsche Bank Trust Company Americas, as Paying Agent.	10-Q	001-34756	10.5	May 7, 2018

10.52	Amendment No. 3 to Loan and Security Agreement, dated as of May 4, 2018, by and among LML Warehouse SPV, LLC, the Lenders and Group Agents from time to time party thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent.	10-Q	001-34756	10.2	November 2, 2018

10.53†	Amendment No. 4 to Loan and Security Agreement, dated as of August 16, 2018, by and among LML Warehouse SPV, LLC, the Lenders and Group Agents from time to time party thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent.	10-Q	001-34756	10.4	November 2, 2018

10.54†	Payoff and Termination Letter, executed on December 28, 2018, by and among LML Warehouse SPV, LLC, the Lenders and Group Agents from time to time party thereto, and Deutsche Bank AG, New York Branch, as Administrative Agent, relating to Loan and Security Agreement.	10-K	001-34756	10.54	February 19, 2019

10.55†	Loan and Security Agreement, executed on December 28, 2018, by and among LML 2018 Warehouse SPV, LLC, Tesla Finance LLC, the Lenders and Group Agents from time to time party thereto, Deutsche Bank Trust Company Americas, as Paying Agent, and Deutsche Bank AG, New York Branch, as Administrative Agent.	10-K	001-34756	10.55	February 19, 2019

10.56	Purchase Agreement, dated as of August 11, 2017, by and among the Registrant, SolarCity and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC as representatives of the several initial purchasers named therein.	8-K	001-34756	10.1	August 23, 2017

10.57	Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of September 2, 2014, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, Inc.	10-Q(1)	001-35758	10.16	November 6, 2014

10.58	First Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of October 31, 2014, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, Inc.	10-K(1)	001-35758	10.16a	February 24, 2015

10.59	Second Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of December 15, 2014, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, Inc.	10-K(1)	001-35758	10.16b	February 24, 2015

10.60	Third Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of February 12, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, Inc.	10-Q(1)	001-35758	10.16c	May 6, 2015

10.61	Fourth Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of March 30, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, Inc.	10-Q(1)	001-35758	10.16d	May 6, 2015

10.62	Fifth Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of June 30, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, LLC.	10-Q(1)	001-35758	10.16e	July 30, 2015

10.63	Sixth Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of September 1, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, LLC.	10-Q(1)	001-35758	10.16f	October 30, 2015

10.64	Seventh Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of October 9, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, LLC.	10-Q(1)	001-35758	10.16g	October 30, 2015

10.65	Eighth Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of October 26, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, LLC.	10-Q(1)	001-35758	10.16h	October 30, 2015

10.66	Ninth Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of December 9, 2015, by and between The Research Foundation For The State University of New York, on behalf of the College of Nanoscale Science and Engineering of the State University of New York, and Silevo, LLC.	10-K(1)	001-35758	10.16i	February 10, 2016

10.67	Tenth Amendment to Amended and Restated Agreement For Research & Development Alliance on Triex Module Technology, effective as of March 31, 2017, by and between The Research Foundation For The State University of New York, on behalf of the Colleges of Nanoscale Science and Engineering of the State University of New York, and Silevo, LLC.	10-Q	001-34756	10.8	May 10, 2017

10.68	Amendment and Restatement in respect of the ABL Credit Agreement, dated as of March 6, 2019, by and among certain of the Registrant’s and Tesla Motors Netherlands B.V.’s direct or indirect subsidiaries from time to time party thereto, as borrowers, Wells Fargo Bank, National Association, as documentation agent, JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, Morgan Stanley Senior Funding Inc. and Bank of America, N.A., as syndication agents, the lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.	—	—	—	—	X

10.69+	Syndication Loan Agreement, dated as of March 1, 2019, by and among Registrant, China Construction Bank Corporation (Shanghai Pudong Branch), Agricultural Bank of China Limited (Shanghai Changning Sub-branch), Industrial and Commercial Bank of China Limited (Shanghai Lingang Sub-branch) and Shanghai Pudong Development Bank Co., Ltd. (Shanghai Branch), as lenders (English translation).	—	—	—	—	X

21.1	List of Subsidiaries of the Registrant	10-K	001-34756	21.1	February 19, 2019

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	—	—	—	—	X

23.2	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm	—	—	—	—	X

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in the opinion as filed as Exhibit 5.1 and incorporated herein by reference)	S-4	333-229749	23.3	February 20, 2019

99.1	Consent of Barclays Capital Inc.	—	—	—	—	X

99.2	Form of Letter of Transmittal	S-4	333-229749	99.2	February 20, 2019

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	S-4	333-229749	99.3	February 20, 2019

99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	S-4	333-229749	99.4	February 20, 2019

99.5	Agreement and Plan of Merger, dated as of February 3, 2019, by and among the Registrant, Cambria Acquisition Corp. and Maxwell Technologies, Inc.	S-4	333-229749	99.5	February 20, 2019

99.6	Tender and Support Agreement, dated as of February 3, 2019, by and among the Registrant, Cambria Acquisition Corp., I2BF Energy Limited, Richard Bergman, Steven Bilodeau, Jörg Buchheim, Franz Fink, Burkhard Göschel, Ilya Golubovich, John Mutch, David Lyle and Emily Lough.	S-4	333-229749	99.6	February 20, 2019

99.7	Confidentiality Agreement, dated December 14, 2018, by and between the Registrant and Maxwell Technologies, Inc.	S-4	333-229749	99.7	February 20, 2019

99.8	Exclusivity and Non-Solicitation Agreement, dated January 22, 2019, by and between the Registrant and Maxwell Technologies, Inc.	S-4	333-229749	99.8	February 20, 2019

**	Indicates a management contract or compensatory plan or arrangement
†	Confidential treatment has been requested for portions of this exhibit
+	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)
(1)	Indicates a filing of SolarCity

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on April 2, 2019.

TESLA, INC.

By:	/s/ Zachary Kirkhorn
Zachary Kirkhorn
Chief Financial Officer (Principal Financial Officer and Duly Authorized Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on April 2, 2019.

Signature	Title	Date

* Elon Musk	Chief Executive Officer and Director (Principal Executive Officer)	April 2, 2019

/s/ Zachary Kirkhorn Zachary Kirkhorn	Chief Financial Officer (Principal Financial Officer)	April 2, 2019

/s/ Vaibhav Taneja Vaibhav Taneja	Chief Accounting Officer (Principal Accounting Officer)	April 2, 2019

* Brad W. Buss	Director	April 2, 2019

* Robyn Denholm	Director	April 2, 2019

* Ira Ehrenpreis	Director	April 2, 2019

* Lawrence J. Ellison	Director	April 2, 2019

* Antonio J. Gracias	Director	April 2, 2019

* James Murdoch	Director	April 2, 2019

* Kimbal Musk	Director	April 2, 2019

Signature	Title	Date

* Linda Johnson Rice	Director	April 2, 2019

* Kathleen Wilson-Thompson	Director	April 2, 2019

Stephen T. Jurvetson	Director

*By:	/s/ Zachary Kirkhorn
Name:	Zachary Kirkhorn
Title:	Attorney-in-Fact April 2, 2019